Exhibit 10.1

Schedules and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The omitted information is not material and, if publicly disclosed, would likely cause competitive harm to the registrant.

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 10, 2019,

among

TWIN RIVER WORLDWIDE HOLDINGS, INC.,
as Borrower,

THE SUBSIDIARIES OF BORROWER PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

THE L/C LENDERS PARTY HERETO,

CITIZENS BANK, N.A.,

as Administrative Agent and as Collateral Agent,

and

CITIZENS BANK, N.A., CREDIT SUISSE LOAN FUNDING LLC,
DEUTSCHE BANK SECURITIES INC., FIFTH THIRD BANK, GOLDMAN SACHS BANK USA, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND
SUNTRUST ROBINSON HUMPHREY, INC.,

as Lead Arrangers and Bookrunners

and

CREDIT SUISSE LOAN FUNDING LLC,

as Syndication Agent

-i-

-ii-

-iii-

-iv-

-v-

ANNEXES:

ANNEX A-1	-	Revolving Commitments
ANNEX A-2	-	Term B Facility Commitments
ANNEX B-1	-	Applicable Fee Percentage for Revolving Loans
ANNEX B-2	-	Applicable Margin for Revolving Loans and Swingline Loans

SCHEDULES:

[***]

EXHIBITS:

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Term B Facility Note
EXHIBIT A-3	-	Form of Swingline Note
EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Notice of Continuation/Conversion
EXHIBIT D	-	Forms of U.S. Tax Compliance Certificate
EXHIBIT E	-	[Reserved]
EXHIBIT F	-	[Reserved]
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of Security Agreement
EXHIBIT I	-	Form of Mortgage
EXHIBIT J	-	Form of Affiliated Lender Assignment and Assumption
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	Form of Letter of Credit Request
EXHIBIT M	-	Form of Joinder Agreement
EXHIBIT N	-	Form of Perfection Certificate
EXHIBIT O	-	Form of Auction Procedures
EXHIBIT P	-	Form of Open Market Assignment and Assumption Agreement
EXHIBIT Q	-	Form of Term Loan Extension Amendment
EXHIBIT R	-	Form of Revolving Extension Amendment
EXHIBIT S	-	Form of Pari Passu Intercreditor Agreement
EXHIBIT T	-	Form of Second Lien Intercreditor Agreement
EXHIBIT U	-	Form of Compliance Certificate
EXHIBIT V	-	[***]
EXHIBIT W	-	[***]
EXHIBIT X	-	[***]

-vi-

CREDIT AGREEMENT, dated as of May 10, 2019 (this “Agreement”), among TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (“Borrower”); the SUBSIDIARY GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; the L/C LENDERS from time to time party hereto; CITIZENS BANK, N.A., as swingline lender (in such capacity, together with its successors in such capacity, “Swingline Lender”); CITIZENS BANK, N.A., as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”); and CITIZENS BANK, N.A., as collateral agent (in such capacity, together with its successors in such capacity, “Collateral Agent”).

WHEREAS, Borrower has requested that the Lenders provide revolving credit and term loan facilities, and the Lenders have indicated their willingness to lend, and the L/C Lenders have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01.       Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“2019 Comfort Letter” shall mean that certain letter agreement among DBR, the Division, UTGR and Tiverton dated May 10, 2019.

“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Act” has the meaning set forth in Section 13.15.

“Additional Credit Party” has the meaning set forth in Section 9.11.

“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Affected Classes” has the meaning set forth in Section 13.04(b)(A).

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that as to any Credit Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Lenders as of the Closing Date and their respective Affiliates (determined as provided herein without regard to this proviso). “Control” shall mean the possession, directly or indirectly, of the power to (x) vote more than fifty percent (50%) (or, for purposes of (1) Section 10.07, ten percent (10%)) of the outstanding voting interests of a Person and (2) the definition of Twin River Permitted Assignee, fifteen percent (15%)) of the outstanding voting interests of a Person or (y) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” shall mean a Lender that is a Twin River Permitted Assignee other than any Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 13.05(e).

“Affiliated Lender Cap” has the meaning set forth in Section 13.05(e).

“Agent” shall mean any of Administrative Agent, Auction Manager, Collateral Agent, Syndication Agent and/or Lead Arrangers, as applicable.

“Agent Party” has the meaning set forth in Section 13.02(e).

“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates and the respective directors, officers, employees, agents, partners and advisors of the foregoing.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBO Rate floor (to the extent the LIBO Rate floor applicable to the applicable Indebtedness is greater than the LIBO Rate floor for the Term B Facility and is in excess of the three-month LIBO Rate at the time of incurrence of such Indebtedness) or Alternate Base Rate floor (to the extent the Alternate Base Rate floor applicable to the applicable Indebtedness is greater than the Alternate Base Rate floor for the Term B Facility and is in excess of the Alternate Base Rate at the time of incurrence of such Indebtedness) or otherwise, in each case, incurred or payable by Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting, amendment or other similar fees (regardless of whether paid or shared in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness; provided, further, that “All-In Yield” shall include any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination. For the purposes of determining the All-In Yield of any fixed-rate Indebtedness, at Borrower’s option, such Indebtedness may be swapped to a floating rate on a customary matched maturity basis.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, the LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day; provided, further, that (i) with respect to the Term B Facility Loans only, the Alternate Base Rate shall not be less than 1.0% and (ii) with respect to the Revolving Loans only, the Alternate Base Rate shall not be less than 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ECF Percentage” shall mean, for any fiscal year, commencing with the fiscal year ended December 31, 2020, (a) 50% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 4.00 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.00 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.50 to 1.00.

“Applicable Fee Percentage” shall mean, (i) with respect to any Unutilized R/C Commitments in respect of the Closing Date Revolving Facility, (a) prior to the Initial Financial Statement Delivery Date, the respective percentage per annum set forth at Level I as set forth on Annex B-1 and (b) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum as set forth on Annex B-1 set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B-1 determined as of the most recent Calculation Date and (ii) with respect to any other Tranche of Revolving Commitments, the applicable percentage per annum as set forth in the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment. After the Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Fee Percentage for the Closing Date Revolving Facility on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change. If (i) Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, or (ii) an Event of Default is continuing and the Required Tranche Lenders for the Closing Date Revolving Facility have directed the application of Level I for the Closing Date Revolving Facility, such ratio shall be deemed to be at Level I as set forth in Annex B-1 from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials in the case of clause (i) or the date of delivery of such direction in the case of clause (ii) until such Event of Default is no longer continuing or the Required Tranche Lenders for the Closing Date Revolving Facility have otherwise agreed that such Level I is no longer applicable, as applicable. In the event that any financial statement or certification delivered pursuant to Section 9.04 is shown to be inaccurate (an “Inaccuracy Determination”), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Fee Percentage for any period (an “Inaccurate Applicable Fee Percentage Period”) than the Applicable Fee Percentage applied for such Inaccurate Applicable Fee Percentage Period, then Borrower shall promptly (i) deliver to Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Fee Percentage Period, (ii) determine the Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period based upon the corrected Section 9.04 Financials and (iii) pay to Administrative Agent the accrued additional commitment fee owing as a result of such increased Applicable Fee Percentage for such Inaccurate Applicable Fee Percentage Period, which payment shall be promptly applied by Administrative Agent in accordance with Section 4.01. It is acknowledged and agreed that nothing contained herein shall limit the rights of Administrative Agent and the Lenders under the Credit Documents, including their rights under Article XI and their other respective rights under this Agreement.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annexes A-1 and A-2 hereof, (b) set forth on such Lender’s signature page to an Incremental Joinder Agreement for any Lender making any Incremental Commitment pursuant to Section 2.12, (c) set forth on such Lender’s signature page to any Refinancing Amendment for any Lender providing Credit Agreement Refinancing Indebtedness pursuant to Section 2.15, (d) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement or (e) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean:

(a)          (i) with respect to the Closing Date Revolving Facility, (A) prior to the Initial Financial Statement Delivery Date, the respective percentage per annum set forth at Level I as set forth on Annex B-2 for such Type and Class of Loan; and (B) on and after the Initial Financial Statement Delivery Date, the applicable percentage per annum as set forth on Annex B-2 for such Type and Class of Loan, set forth opposite the relevant Consolidated Total Net Leverage Ratio in Annex B-2 determined as of the most recent Calculation Date and (ii) with respect to any other Tranche of Loans or Commitments other than Term B Facility Loans, the applicable percentage per annum as set forth in the applicable Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment. After the Initial Financial Statement Delivery Date, any change in the Consolidated Total Net Leverage Ratio shall be effective to adjust the Applicable Margin for the Closing Date Revolving Facility on and as of the date of receipt by Administrative Agent of the Section 9.04 Financials resulting in such change until the date immediately preceding the next date of delivery of Section 9.04 Financials resulting in another such change. If (i) Borrower fails to deliver the Section 9.04 Financials within the times specified in Section 9.04(a) or 9.04(b), as applicable, or (ii) an Event of Default is continuing and the Required Tranche Lenders for the Closing Date Revolving Facility have directed the application of Level I for the Closing Date Revolving Facility, such ratio shall be deemed to be at Level I as set forth in Annex B-2 from the date of any such failure to deliver until Borrower delivers such Section 9.04 Financials in the case of clause (i) or the date of delivery of such direction in the case of clause (ii) until such Event of Default is no longer continuing or the Required Tranche Lenders for the Closing Date Revolving Facility have otherwise agreed that such Level I is no longer applicable, as applicable. In the event of an Inaccuracy Determination, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Inaccurate Applicable Margin Period”) than the Applicable Margin applied for such Inaccurate Applicable Margin Period, then Borrower shall promptly (i) deliver to Administrative Agent corrected Section 9.04 Financials for such Inaccurate Applicable Margin Period, (ii) determine the Applicable Margin for such Inaccurate Applicable Margin Period based upon the corrected Section 9.04 Financials and (iii) pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Inaccurate Applicable Margin Period, which payment shall be promptly applied by Administrative Agent in accordance with Section 4.01. It is acknowledged and agreed that nothing contained herein shall limit the rights of Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 3.02 and Article XI and their other respective rights under this Agreement; and

(b)          for each Term B Facility Loan, (i) 2.75% per annum, with respect to LIBOR Loans and (ii) 1.75% per annum, with respect to ABR Loans.

“Applicable Percentage” shall mean, as of the date of receipt by Borrower or any of its Restricted Subsidiaries of the applicable Net Available Proceeds, (i) if the Consolidated Total Net Leverage Ratio is greater than 3.00 to 1.00, 100%, (ii) if the Consolidated Total Net Leverage Ratio is less than or equal to 3.00 to 1.00, 50% and (iii) if the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00, 0%.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any Person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to Borrower or any other Restricted Subsidiary); provided that the following shall not constitute an “Asset Sale”: (v) any conveyance, sale, lease, transfer or other disposition of inventory, in any case in the ordinary course of business, (w) Real Property leases and other leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business and which do not materially interfere with the business of Borrower and the Restricted Subsidiaries taken as a whole, (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of the Credit Parties, (y) licenses of Intellectual Property entered into in the ordinary course of business and (z) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K hereto.

“Attributable Debt” shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Auction Amount” shall have the meaning provided in Exhibit O hereto.

“Auction Manager” shall mean Citizens, or another financial institution as shall be selected by Borrower in a written notice to Administrative Agent, in each case in its capacity as Auction Manager.

“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit O hereto or such other form as is reasonably acceptable to Auction Manager and Borrower so long as the same are consistent with the provisions hereof; provided, however, Auction Manager, with the prior written consent of Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Term Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.

“Auto-Extension Letter of Credit” shall have the meaning provided by Section 2.03(b).

“Available Amount” shall mean, on any date, an amount not less than zero, equal to:

(a)          the greater of $40,000,000 and 20% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date; plus

(b)          an amount (which amount shall not be less than zero) equal to the Cumulative Retained Excess Cash Flow Amount at such time; plus

(c)          in the event of (i) the Revocation of a Subsidiary that was designated as an Unrestricted Subsidiary, (ii) the merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into Borrower or a Restricted Subsidiary (where the surviving entity is Borrower or a Restricted Subsidiary) or (iii) the transfer or other conveyance of assets of an Unrestricted Subsidiary to, or liquidation of an Unrestricted Subsidiary into, Borrower or a Restricted Subsidiary, an amount equal to the sum of (x) the fair market value of the Investments deemed made by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary, plus (y) the amount of the Investments of Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made after such designation and prior to the time of such Revocation, merger, consolidation, amalgamation, conveyance or transfer (or of the assets transferred or conveyed, as applicable), other than, in the case of this clause (y), to the extent such Investments funded Investments by such Unrestricted Subsidiary into a Person that, after giving effect to the transaction described in clauses (i), (ii) or (iii) above, will be an Unrestricted Subsidiary, in each case, to the extent such Investments were made in reliance on the Available Amount; provided, that clauses (x) and (y) shall not be duplicative of any reductions in the amount of such Investments pursuant to the proviso to the definition of “Investments”; plus

(d)          an amount equal to the returns or refunds of Investments received by Borrower and its Restricted Subsidiaries from Persons other than Credit Parties after the Closing Date to the extent (i) such Investments were made using the Available Amount (and not to exceed the original amount of such Investments) and (i) such returns or refunds are not included in Consolidated Net Income; plus

(e)          the aggregate amount of Equity Issuance Proceeds (but excluding Excluded Contributions) received by Borrower from Permitted Equity Issuances (other than Permitted Equity Issuances pursuant to Section 11.03) after the Closing Date and on or prior to such date; plus

(f)           the aggregate fair market value of assets or Property acquired in exchange for Equity Interests (other than Disqualified Capital Stock) of Borrower (other than Excluded Contributions and Permitted Equity Issuances pursuant to Section 11.03) after the Closing Date and on or prior to such date; plus

(g)          the aggregate principal amount of debt instruments or Disqualified Capital Stock issued after the Closing Date that are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by Borrower after the Closing Date and on or prior to such date, together with the fair market value of any assets or Property received in such conversion or exchange; plus

(h)          the amount of any Declined Amounts; minus

(i)           the aggregate amount of any (i) Investments made pursuant to Section 10.04(l), (ii) Restricted Payments made pursuant to Section 10.06(j) and (iii) Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then-outstanding Available Amount) made since the Closing Date and on or prior to such date.

“Available Specified RP Cash” shall mean, as of any date of determination, an amount equal to the excess of (i) $260.0 million minus (ii) the aggregate amount of Restricted Payments made pursuant to Section 10.06(o) on or prior to such date; provided, that on any date prior to the Specified Restricted Payment End Date, Borrower may in its discretion elect by written notice to Administrative Agent that any portion of Available Specified RP Cash available as of such date and designated in such written notice may not be used to make Specified Restricted Payments from and after the date specified in such notice and Available Specified RP Cash shall be reduced by such amount from and after the date specified in such notice.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Biloxi Lease” shall mean that certain Lease and Air Rights Agreement, dated as of November 18, 2003, by and between City of Biloxi, Mississippi, as lessor, and Premier Entertainment, as lessee (together with any and all modifications, renewals, extensions, and substitutions of the foregoing) and recorded in Book 413, Page 202 with the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower Assignment Agreement” shall mean, with respect to any assignment to Borrower or one of its Subsidiaries pursuant to Section 13.05(d) consummated pursuant to the Auction Procedures, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Borrower Loan Purchase” shall mean any purchase of Term Loans by Borrower or one of its Subsidiaries pursuant to Section 13.05(d).

“Borrower Materials” has the meaning set forth in Section 9.04.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Calculation Date” shall mean the last day of the most recent Test Period.

“Capital Expenditures” shall mean, for any period, any expenditures by Borrower or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased simultaneously with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Term Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Borrower or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.

“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2018 and any similar lease entered into after December 31, 2018 may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2018 and any similar lease entered into after December 31, 2018 may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars or other credit support, in each case, at a location and pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent, (b) in the case of obligations owing to an L/C Lender, such L/C Lender, and (c) in the case of obligations owing to the Swingline Lender, Swingline Lender (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

“Cash Equivalents” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business; (i) such local currencies held by Borrower or any Restricted Subsidiary from time to time in the ordinary course of business; or (j) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (i) above.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (a) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Cash Management Agreement, an Agent, a Lender or an Affiliate of an Agent or a Lender and (b) any Person that is a party to a Cash Management Agreement with Borrower and/or any of its Restricted Subsidiaries that was in effect on the Closing Date, if such Person becomes an Agent, a Lender or an Affiliate of an Agent or a Lender within thirty (30) days of the Closing Date, and in the case of each of clauses (a) and (b), such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (i) appoints Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Section 12.03.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean any Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Subsidiaries of the Borrower that are CFCs or other CFC Holdcos.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if:

(a)          any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for Borrower (in a transaction where the Voting Stock of Borrower outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance)) and (ii) the Permitted Holders)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); or

(b)          there shall have occurred any “change of control” (or any comparable term) in any document pertaining to (x) the Senior Unsecured Notes, or (y) any other Indebtedness of Borrower or any Restricted Subsidiary constituting Material Indebtedness.

“Charges” has the meaning set forth in Section 13.19.

“Citizens” shall mean Citizens Bank, N.A.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” shall mean the date on which the initial extension of credit is made hereunder, which date is May 10, 2019.

“Closing Date Refinancing” shall mean the repayment and replacement of all loans and commitments under the Existing Credit Agreement.

“Closing Date Revolving Commitment” shall mean a Revolving Commitment established on the Closing Date and any Incremental Revolving Commitments of the same Tranche.

“Closing Date Revolving Facility” shall mean the credit facility comprising the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels (if any), all Property encumbered pursuant to Sections 9.08, 9.11 and 9.15, and all other Property of a Credit Party whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document. “Collateral” shall not include (i) any Excluded Property or (ii) any assets or Property that has been released (in accordance with the Credit Documents) from the Lien granted to Collateral Agent pursuant to the Security Documents, unless and until such time as such assets or Property are or are required by the Credit Documents to again become subject to a Lien in favor of Collateral Agent.

“Collateral Account” shall mean (a) a Deposit Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-104 of the UCC) or (b) a Securities Account (as defined in the UCC) of Borrower with respect to which Collateral Agent has “control” (as defined in Section 9-106 of the UCC).

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Colorado Subsidiaries” shall mean Mile High USA, Inc., Interstate Racing Association, Inc., Racing Associates of Colorado, Ltd. d/b/a Arapahoe Park, and each other subsidiary of Mile High USA, Inc. or any of its Subsidiaries.

“Comfort Letters” shall mean, collectively, (i) the letter agreement between the Division and UTGR dated May 10, 2013, (ii) the letter agreement between DBR and UTGR dated May 9, 2013, (iii) the letter agreement dated July 10, 2014, among DBR, the Division and UTGR, (iv) the letter agreement dated July 14, 2015 among DBR, the Division and PE II, (v) the Assignment, Assumption and Amendment of Regulatory Agreement dated as of October 31, 2018 among DBR, the Division, Borrower, TRMG, UTGR, PE II and Tiverton, (vi) the 2019 Comfort Letter and (vii) each other “comfort letter” among DBR, the Division and Borrower, UTGR, Tiverton or any other Company.

“Commitments” shall mean the Revolving Commitments, the Term Loan Commitments, the Swingline Commitment, any Other Commitments, any New Revolving Commitments and any New Term Loan Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) cash and Cash Equivalents and (y) the current portion of deferred income tax assets.

“Consolidated Current Liabilities” shall mean, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (w) the current portion of any Indebtedness, (x) the current portion of deferred income taxes, (y) current liabilities in respect of compensation charges arising from the grant of any stock, stock options or other equity based awards and (z) any liability consisting of the obligation to pay the State of Rhode Island monies held by the Credit Parties on behalf of, and payable to, the State of Rhode Island for video lottery terminal winnings and table game winnings consistent with the requirements of the VLT Contract, the Tiverton VLT Contract, the Regulatory Agreement and Gaming/Racing Laws.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(a)          in each case to the extent deducted in calculating such Consolidated Net Income:

(i)            provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes and for state taxes payable in lieu of income taxes, of Borrower and its Restricted Subsidiaries for such Test Period (in each case in this clause (i), other than gaming taxes under Title 29 of the Delaware Code or otherwise in effect in the State of Delaware);

(ii)           Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(iii)          any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(iv)          depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period);

(v)           any Pre-Opening Expenses;

(vi)          the amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(vii)         any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business) and non-recurring litigation expenses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(viii)        any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful;

(ix)           any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(x)            license fees paid by Borrower to the State of Delaware as described in Section 4819(d), Title 29 of the Delaware Code;

(xi)           any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(xii)          professional fees paid to consultants to assist the Credit Parties to preserve tax refunds resulting from prior net operating losses;

(xiii)         to the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for such Test Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period (other than amortization of a prepaid cash item that was paid in a prior period), (A) Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period pursuant to (b)(iv) below to such extent); minus

(b)          each of the following:

(i)            to the extent included in calculating such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such Test Period, other than (A) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(ii)           to the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(iii)          to the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Test Period; and

(iv)          to the extent not deducted in calculating such Consolidated Net Income, cash payments in such Test Period in respect of non-cash charges Borrower previously elected to add back pursuant to (a)(xiii) above; plus

(c)          the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during such Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of Borrower shall be delivered to Administrative Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions, other operating improvements and synergies and certifying that such savings, operating expense reductions, other operating improvements and synergies are reasonably expected to be realized within eighteen (18) months of the taking of such specified actions (or, in the case of a Specified Transaction, within eighteen (18) months of the closing date of such Specified Transaction) and are reasonably identifiable and factually supportable in the good faith judgment of Borrower, (ii) such actions are to be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (iii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.05(c) shall not (i) exceed 25.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (c) and Section 1.05(c)) or (ii) be duplicative of one another; plus

(d)          to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(iii) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(e)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted (without duplication):

(A)         to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary the designation of which as such is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B)          to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C)          in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D)         in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter); and

(E)          in the event of any new operations of Borrower or any Subsidiary that have been organically developed by Borrower or any Subsidiary (e.g., not a Permitted Acquisition, but self-developed or self-constructed) that were opened during such Test Period, by multiplying the Consolidated EBITDA attributable to such new organically developed operations (as determined by Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such organically developed operations by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such new organically developed operations during the quarter in which such new organically developed operations opened (unless such business opened on the first day of a fiscal quarter); and

(F)          in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Borrower and its Restricted Subsidiaries; and

(G)          to the extent that a Tax Reduction Event occurs during such Test Period, Consolidated EBITDA for such Test Period shall be calculated on a Pro Forma Basis as if such Tax Reduction Event (and the resultant reduction in gaming taxes payable to the State of Delaware) had occurred on the first day of such Test Period.

Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be (i) $52,500,000 for the fiscal quarter ended June 30, 2018, (ii) $47,500,000 for the fiscal quarter ended September 30, 2018, (iii) $43,200,000 for the fiscal quarter ended December 31, 2018 and (ii) $50,500,000 for the Fiscal Quarter ended March 31, 2019.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) net payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency fees paid to Administrative Agent and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.

“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a)          any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries shall be excluded;

(b)          any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(c)          the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(d)          the undistributed earnings of any Restricted Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Restricted Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Restricted Subsidiaries (or to the extent converted into cash);

(e)          any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(f)           any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(g)          the cumulative effect of a change in accounting principles shall be excluded;

(h)          any expenses or reserves for liabilities shall be excluded to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Borrower or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that Borrower or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (h));

(i)           losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(j)           gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(k)          the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

“Consolidated Net Indebtedness” shall mean, as at any date of determination, (a) the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below), minus (b) Unrestricted Cash, minus (c) Development Expenses (x) of the type described in clause (a) of the definition thereof and (y) to the extent paid using Unrestricted Cash or the proceeds of Indebtedness that was previously included in clause (a) of the definition thereof, of the type described in clause (b) in such definition thereof (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries, (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any Contingent Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amount of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

“Consolidated Secured Net Indebtedness” shall mean Consolidated Net Indebtedness minus the sum of the portion of Indebtedness of Borrower or any Restricted Subsidiary included in Consolidated Net Indebtedness that is not secured by any Lien on property or assets of Borrower or any Restricted Subsidiary.

“Consolidated Total Assets” shall mean, as at any date of determination with respect to any Person, the total amount of all assets of such Person in accordance with GAAP, as shown on the most recent Section 9.04 Financials.

“Consolidated Total Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of (i) determining whether Borrower is in compliance on a Pro Forma Basis under the Financial Maintenance Covenant pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii) and (ii) determining whether the maximum permitted Consolidated Total Net Leverage Ratio is satisfied pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Consolidated Total Secured Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Core Property” means, each of the following, individually: (i) the Twin River Casino, (ii) the Tiverton Casino Hotel, (iii) the Dover Downs Hotel & Casino and (iv) the Hard Rock Hotel and Casino Biloxi.

“Covered Taxes” shall mean all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans, Other Revolving Commitments and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then-existing Term Loans, Revolving Loans (and/or unused Revolving Commitments) and/or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) other than in the case of customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the following requirements), such Indebtedness has the same or a later maturity and, except in the case of any Indebtedness consisting of a revolving credit facility, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any arrangement fees, upfront fees and original issue discount), plus, any unutilized commitments thereunder, (iii) such Refinanced Debt shall be repaid, defeased, satisfied and discharged (or in the case of revolving commitments, permanently reduced) or extended or renewed on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) to the extent such Credit Agreement Refinancing Indebtedness consists of a revolving credit facility, the Revolving Commitments shall be reduced and/or terminated, as applicable, such that the Total Revolving Commitments (after giving effect to such Credit Agreement Refinancing Indebtedness and such reduction or termination) shall not exceed the Total Revolving Commitments immediately prior to the incurrence of such Credit Agreement Refinancing Indebtedness, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any arrangement fees, upfront fees and original issue discount), (v) the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Indebtedness are (as determined by Borrower in good faith) substantially identical to the terms of the Refinanced Debt as existing on the date of incurrence of such Credit Agreement Refinancing Indebtedness except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Credit Agreement Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any Credit Agreement Refinancing Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to Borrower (as reasonably determined by Borrower in good faith), when taken as a whole, than the terms of the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that any Credit Agreement Refinancing Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of a Credit Agreement Refinancing Indebtedness that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Credit Agreement Refinancing Indebtedness with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans or Revolving Facility or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class), (vi) Borrower shall be the sole borrower thereunder and no Subsidiary of Borrower shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) to the extent such Indebtedness is secured, such Indebtedness shall not be secured by any Liens on any assets, except Liens on the Collateral. For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the L/C Documents, (d) the Security Documents, (e) any Pari Passu Intercreditor Agreement, (f) any Second Lien Intercreditor Agreement, (g) any Incremental Joinder Agreement, (h) any Extension Amendment, (i) any Refinancing Amendment and (j) each other agreement entered into by any Credit Party with Administrative Agent, Collateral Agent and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations (other than the Engagement Letter), all as amended from time to time, but shall not include a Swap Contract or Cash Management Agreement.

“Credit Parties” shall mean Borrower and the Guarantors.

“Credit Swap Contracts” shall mean any Swap Contract between Borrower and/or any or all of the other Credit Parties and a Swap Provider (excluding any Swap Contract of the type described in the last sentence of the definition of Swap Contract).

“Creditor” shall mean each of (a) each Agent, (b) each L/C Lender and (c) each Lender.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date and prior to such date.

“Cure Expiration Date” has the meaning set forth in Section 11.03.

“DBR” shall mean the State of Rhode Island Department of Business Regulation.

“Debt Fund Affiliate” shall mean (i) any affiliate of Borrower that is a bona fide debt Fund or managed account or financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) any affiliate of Borrower that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and whose managers have fiduciary duties to the investors in such fund or other investment vehicle independent of, or in addition to, their duties to Borrower.

“Debt Issuance” shall mean the incurrence by Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.

“Declined Amounts” shall have the meaning provided in Section 2.10(b).

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Default Quarter” shall have the meaning provided in Section 11.03.

“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Loans from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding).

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that (i) has failed to (A) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), or (B) comply with its obligations under this Agreement to make a payment to the L/C Lender in respect of a L/C Liability, make a payment to Swingline Lender in respect of a Swingline Loan, and/or make a payment to a Lender of any amount required to be paid to it hereunder, in each case within two (2) Business Days of the date when due, (ii) has notified Borrower, Administrative Agent, a L/C Lender or the Swingline Lender in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, (iv) any Lender that has, for three or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation) or (v) becomes the subject of a Bail-In Action. Any determination of a Defaulting Lender under clauses (i) through (v) above will be conclusive and binding absent manifest error.

“Delaware Gaming Authorities” shall mean Delaware State Lottery Office through the powers delegated to the Director thereof, the Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning set forth in Section 9.12(a).

“Designation Amount” has the meaning set forth in Section 9.12(a)(ii).

“Development Expenses” shall mean, without duplication, the aggregate principal amount, not to exceed $75.0 million at any time, of (a) outstanding Indebtedness incurred after the Closing Date, the proceeds of which, at the time of determination, as certified by a Responsible Officer of Borrower, are pending application and are required or intended to be used to fund and (b) amounts spent after the Closing Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) Borrower or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming/Racing Licenses or authorizations by any Governmental Authority, so long as, in the case of any such Gaming/Racing Licenses or other governmental authorizations, Borrower or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming/Racing Licenses or authorizations by any Governmental Authority), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any Joint Ventures or Unrestricted Subsidiaries in which Borrower or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract and, in the case of a Joint Venture, in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos, “racinos,” full-service casino resorts or Persons that own casinos, “racinos” or full-service casino resorts (including casinos, “racinos” or full-service casino resorts in development or under construction that are not presently open or operating) with respect to which Borrower or any of its Restricted Subsidiaries will directly manage the development thereof or (directly or indirectly through Subsidiaries) Borrower or any of its Restricted Subsidiaries has entered into a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and such contract remains in full force and effect at the time of such Investment, though it may be subject to regulatory approvals, in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino, “racino” or full-service casino resort, as the case may be, to finance the purchase or other acquisition or construction of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, Unrestricted Subsidiary, casino, “racino” or full-service casino resort and assets ancillary or related thereto, or the construction and development of a casino, “racino,” full-service casino resort or assets ancillary or related thereto and including Pre-Opening Expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino, “racino” or full-service casino resort and other fees and payments to be made to such Joint Venture, Unrestricted Subsidiary or the owners of such casino, “racino” or full-service casino resort.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Discount Range” shall have the meaning provided in Exhibit O hereto.

“Disqualification” shall mean, with respect to any Person:

(a)           the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a lender to Borrower pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a lender to Borrower;

(b)          the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c)          any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a lender to Borrower, (ii) that such Person shall be “disqualified” as a lender to Borrower or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d)          such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on Borrower and/or any Restricted Subsidiary.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof, pursuant to a sinking fund or otherwise (other than solely (w) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (x) as a result of a redemption required by Gaming/Racing Law, (y) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement or (z) with respect to Equity Interests issued to any plan for the benefit of, or to, present or former directors, officers, consultants or employees that is required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations as a result of such director’s, officer’s, consultant’s, or employee’s termination, resignation, retirement, death or disability), or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Casino Competitor” shall have the meaning provided in the definition of “Disqualified Lenders”.

“Disqualified Lenders” shall mean (a) banks, financial institutions, other institutions or Persons identified in writing to the Lead Arrangers by Borrower on or prior to the date of the Engagement Letter as a disqualified lender, (b) any Person identified in writing by Borrower to the Lead Arrangers on or prior to the date of the Engagement Letter, or that is identified in writing by Borrower to the Lead Arrangers (or, after the Closing Date, to Administrative Agent) thereafter that, at the time, (i) owns or operates a casino or similar gaming establishment or is seeking a gaming license for a casino or similar gaming establishment, in each case, located within 125 miles of the Twin River Casino, the Tiverton Casino Hotel, the Dover Downs Hotel & Casino or the Hard Rock Hotel and Casino Biloxi or (ii) is a competitor of Borrower and its Subsidiaries, or (c) any Affiliate of a Person referred to in clause (b) that is (i) reasonably identifiable as such solely on the basis of their name (other than any bona fide (A) debt fund, (B) investment vehicle, (C) regulated bank entity or (D) non-regulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (“Bona Fide Debt Funds”)) or (ii) identified in writing by Borrower to the Lead Arrangers (or, after the Closing Date, to Administrative Agent) from time to time after the date of the Engagement Letter (other than any Bona Fide Debt Funds); provided, that (i) any subsequent designation of a Disqualified Lender pursuant to the foregoing clauses (b) and (c) after the date of the Engagement Letter will not become effective until three (3) Business Days after such designation is delivered pursuant to the terms of this definition, it being understood that no such subsequent designation shall apply to any entity that is currently a Lender or party to a pending trade and (ii) the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the facilities hereunder or acquired an assignment or participation interest in the facilities hereunder to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be)).

“Division” shall mean the Division of Lotteries of the State of Rhode Island Department of Revenue.

“Dollars” and “$” shall mean the lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized or formed in the United States, any state thereof or the District of Columbia.

“Dover Downs Hotel & Casino” shall mean the Dover Downs Hotel & Casino, located in Dover, Delaware.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D), (ii) solely for purposes of Borrower Loan Purchases, Borrower and its Restricted Subsidiaries, (iii) so long as in compliance with Section 13.05(e), Affiliated Lenders and (iv) so long as in compliance with Section 13.5(h), Debt Fund Affiliates; provided, however, that (x) other than as set forth in clauses (ii) and (iii) of this definition, neither Borrower nor any of Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Disqualified Lender as of the applicable Trade Date unless consented to in writing by Borrower and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender or subject to a Disqualification.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Engagement Letter” shall mean (i) the Amended and Restated Engagement Letter, dated as of April 17, 2019, among Borrower and the Lead Arrangers and (ii) each of the “Fee Letters” (as defined in such Engagement Letter).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, directive, order, litigation, judicial or administrative proceeding, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability or responsibility of Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Holder Disqualification” shall mean, with respect to any Person:

(a)          the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing;

(b)          the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c)          any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, (ii) that such Person shall be “disqualified” as a holder of any Equity Interests of Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d)          such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on Borrower and/or any Restricted Subsidiary.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed an issuance of Indebtedness and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith; provided that, with respect to any Equity Interests issued upon exercise of any Equity Rights, the Equity Issuance Proceeds with respect thereto shall be determined without duplication of any Equity Issuance Proceeds received in respect of such Equity Rights.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of the ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) (i) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or (iii) the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean Borrower and its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrowed Indebtedness” shall mean Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 11.01.

“Excess Cash Flow” shall mean, for any fiscal year of Borrower, an amount, if positive, equal to (without duplication):

(a)          Consolidated Net Income; plus

(b)          an amount equal to the amount of all non-cash charges or losses (including write-offs or write-downs, depreciation expense and amortization expense including amortization of goodwill and other intangibles) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and that did not reduce Excess Cash Flow at the time paid); plus

(c)          the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital); minus

(d)          all payments with respect to restricted stock units upon the Person to whom such restricted stock units were originally issued ceasing to be a director, officer, employee, consultant or advisor and net income or loss allocated to unvested participating restricted stock of Borrower; plus

(e)          any amounts received from the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(f)           the increase, if any, of Working Capital from the beginning of such period to the end of such period; minus

(g)          any amounts paid in connection with the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(h)          the amount of Capital Expenditures made in cash during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(i)           the amount of principal payments made in cash during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) of the Loans, Other Applicable Indebtedness and Other First Lien Indebtedness of Borrower and its Restricted Subsidiaries (excluding (i) repayments of Revolving Loans or Swingline Loans or other revolving indebtedness, except to the extent the Revolving Commitments or commitments in respect of such other revolving debt, as applicable, are permanently reduced in connection with such repayments, (ii) prepayments of Loans or other Indebtedness, in each case, that reduce the amount of Excess Cash Flow prepayment required to be made with respect to such fiscal year under Section 2.10(a)(iv)(y) (including as a result of Section 2.10(a)(vii)) and (iii) mandatory prepayments of Loans pursuant to Section 2.10(a)(i), 2.10(a)(ii) or 2.10(a)(iii), except to the extent the Net Available Proceeds from such Casualty Event or Asset Sale, as applicable, used to make such mandatory prepayments were included in the calculation of Consolidated Net Income), in each case, except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(j)           the amount of Investments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.04 (other than Sections 10.04(a) (to the extent outstanding on the Closing Date), (b), (c), (d), (e), (f) (except to the extent such amount increased Consolidated Net Income), (g) (except to the extent that the receipt of consideration described therein increased Consolidated Net Income), (h) (to the extent taken into account in arriving at Consolidated Net Income), (j), (l) (except to the extent made in reliance on clause (a) of the Available Amount), (o) (to the extent outstanding on the date of the applicable acquisition, merger or consolidation), (q), (r), (u), (v), (w), (bb) (to the extent taken into account in arriving at Consolidated Net Income) and (dd) (to the extent taken into account in arriving at Consolidated Net Income)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(k)          the amount of all non-cash gains to the extent included in arriving at such Consolidated Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash loss in any prior period); minus

(l)           the amount of all Restricted Payments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.06(e), 10.06(f), 10.06(g), 10.06(h), 10.06(j) (to the extent made in reliance on clause (a) of the Available Amount), 10.06(i), 10.06(l) (to the extent not taken into account in arriving at Consolidated Net Income) and 10.06(n), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(m)         the amount of all Junior Prepayments made during such period (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.09(a)(i), 10.09(a)(ii) (to the extent made in reliance on clause (a) of the Available Amount), 10.09(a)(iii), 10.09(a)(viii) or 10.09(xiii), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of Borrower or its Restricted Subsidiaries; minus

(n)          any expenses or reserves for liabilities to the extent that Borrower or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent Borrower has not received such indemnity or reimbursement payment, in each case, to the extent not taken into account in arriving at Consolidated Net Income; minus

(o)          the amount of cash Taxes actually paid by Borrower and its Restricted Subsidiaries to Governmental Authorities during such period; minus

(p)          the amount of income tax benefit included in determining Consolidated Net Income for such fiscal year (if any); minus

(q)          to the extent included in Consolidated Net Income, Specified 10.04(k) Investment Returns received during such fiscal year; minus

(r)           without duplication of amounts deducted from Excess Cash Flow in any other periods, the aggregate consideration required to be paid in cash by Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments permitted under this Agreement or Capital Expenditures in each case to the extent expected to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period (except, in each case, to the extent financed (or anticipated to be financed) with proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds do not (or are not anticipated to) increase Consolidated Net Income)); provided that to the extent the aggregate amount actually utilized in cash to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus

(s)          any other cash expenditure made during such period that does not reduce Consolidated Net Income.

“Excess Cash Flow Period” shall mean each fiscal year of Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2020.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” shall mean net cash proceeds received by Borrower from the sale (other than (i) to a Subsidiary of Borrower or (ii) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Borrower) of Equity Interests (other than Disqualified Capital Stock or any Permitted Equity Issuances pursuant to Section 11.03) of Borrower in each case (x) not including any amounts included in the Available Amount and (y) to the extent designated as Excluded Contributions by Borrower, pursuant to an officer’s certificate delivered to Administrative Agent, within one hundred and eighty (180) days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Information” shall have the meaning provided in Section 12.07(b).

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is a (i) Foreign Subsidiary, (ii) CFC Holdco, (iii) Subsidiary of a Foreign Subsidiary of the Borrower if such Foreign Subsidiary is a CFC or (iv) Subsidiary of a CFC Holdco, (d) any Subsidiary that is not a Wholly Owned Subsidiary, (e) any Subsidiary that is prohibited by applicable law, rule or regulation (including, without limitation, any Gaming/Racing Laws) or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations, and in each case, only for so long as such prohibition exists; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date and listed on Schedule 1.01(A) (or, with respect to a Subsidiary acquired after the Closing Date, as of the date of such acquisition) and (ii) was not entered into in connection with or anticipation of this provision, (f) any Subsidiary for which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming/Racing Authority), unless such consent, approval, license or authorization has been received and is in effect, (g) any Subsidiary that is a special purpose entity, (h) any not-for-profit Subsidiaries, (i) any captive insurance Subsidiaries and (j) any other Subsidiary with respect to which, in the reasonable judgment of Administrative Agent and Borrower, the cost or other consequences (including any material (as determined by Borrower in its reasonable discretion) adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean all of the following Taxes imposed on or with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or required to be deducted from a payment to such recipient, in each case, under any Credit Document, (a) Taxes imposed on or measured by such recipient’s net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment requested by the Borrower under Section 2.11(a)) or (ii) such Lender designates a new applicable lending office, except in each case to the extent that additional amounts with respect to such withholding Tax were payable pursuant to Section 5.06(a) either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it designated the new applicable lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.06(c), and (d) any withholding Tax imposed under FATCA. For purposes of subclause (b) of this definition, a Lender that acquires a participation pursuant to Section 4.07(b) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of July 10, 2014 (as amended and otherwise modified prior to the date hereof), among Borrower, as holdings, TRMG, as borrower, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the lenders party thereto and the other agents party thereto.

“Existing Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Existing Revolving Tranche” shall have the meaning provided in Section 2.13(b).

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.13(a).

“Existing Tranche” shall mean any Existing Term Loan Tranche or Existing Revolving Tranche.

“Expansion Capital Expenditures” shall mean any capital expenditure by Borrower or any of its Restricted Subsidiaries in respect of the purchase, construction or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of Borrower and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Available Proceeds of an Asset Sale or Casualty Event and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of Borrower and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Extended Revolving Commitments” shall have the meaning provided in Section 2.13(b).

“Extended Revolving Loans” shall have the meaning provided in Section 2.13(b).

“Extended Term Loans” shall have the meaning provided in Section 2.13(a).

“Extending Lender” shall have the meaning provided in Section 2.13(c).

“Extension Amendment” shall have the meaning provided in Section 2.13(d).

“Extension Date” shall mean any date on which any Existing Term Loan Tranche or Existing Revolving Tranche is modified to extend the related scheduled maturity date(s) in accordance with Section 2.13 (with respect to the Lenders under such Existing Term Loan Tranche or Existing Revolving Tranche which agree to such modification).

“Extension Election” shall have the meaning provided in Section 2.13(c).

“Extension Request” shall mean any Term Loan Extension Request or Revolving Extension Request.

“Extension Tranche” shall mean all Extended Term Loans of the same tranche or Extended Revolving Commitments of the same tranche that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Tranche).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Fair Share” has the meaning set forth in Section 6.10.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, further, that if the aforesaid rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Maturity Date” shall mean the latest of the latest R/C Maturity Date, the Term B Facility Maturity Date, the latest New Term Loan Maturity Date, the latest final maturity date applicable to any Extended Term Loans, the latest final maturity date applicable to any Extended Revolving Commitments, the latest final maturity date applicable to any Other Term Loans and the latest final maturity date applicable to any Other Revolving Loans.

“Financial Covenant Event of Default” has the meaning provided in Section 11.01(d).

“Financial Maintenance Covenant” shall mean the covenant set forth in Section 10.08.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Amounts” has the meaning set forth in Section 1.08(a).

“Fixed Charge Coverage Ratio” shall mean, on any date, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for the Test Period most recently ended as of such date to the Fixed Charges of such Person for the Test Period most recently ended as of such date.

“Fixed Charges” shall mean, on any date, with respect to any specified Person for any Test Period, the sum, without duplication, of:

(a)          the consolidated interest expense of such Person and its Restricted Subsidiaries for such Test Period, whether paid or accrued, including, without limitation, amortization of original issue discount or premium, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Swap Contracts in respect of interest rates but excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Transaction Activities associated with undertaking, or proposing to undertake, any Transaction Activity; plus

(b)          the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such Test Period; plus

(c)          any interest expense on Indebtedness of another Person during such Test Period that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)          the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Borrower (other than Disqualified Capital Stock) or to Borrower or a Restricted Subsidiary of Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined, federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case for such Test Period and determined on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements and any statutory plans) maintained or contributed to by, or entered into with, Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Credit Party” has the meaning set forth in Section 6.10.

“Funding Date” shall mean the date of the making of any extension of credit (whether the making of a Loan or the issuance of a Letter of Credit) hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gaming/Racing Authority” shall mean the applicable gaming and/or racing board, commission or other Governmental Authority responsible for the administration, execution and administrative enforcement of, or otherwise having licensing or regulatory authority with respect to, the Gaming/Racing Laws applicable to Borrower or any of its Restricted Subsidiaries, including, without limitation, the DBR, the Division, the Mississippi Gaming Commission, the Delaware Gaming Authorities and the Delaware Harness Racing Commission.

“Gaming/Racing Facility” shall mean, collectively, (i) each Core Property and (ii) any other casino or other gaming, wagering or racing establishment or operation owned, managed, leased or operated by Borrower or any of its Restricted Subsidiaries from time to time.

“Gaming/Racing Laws” shall mean, as clarified and supplemented by the Comfort Letters, as applicable, in respect of any Rhode Island Gaming/Racing Laws, all laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to Casino Gaming (as defined in R.I. Gen. Laws § 42-61.2-1(8)), casinos, dog racing, horse racing, simulcasting, video lottery terminal and/or any other gaming, gambling or wagering operations or activities with respect to Borrower or any of its Restricted Subsidiaries, as applicable, as in effect from time to time, including the policies, interpretations, orders, decisions, judgments, awards, decrees and administration thereof by any Gaming/Racing Authority, including, without limitation, R.I. Gen. Laws §§ 41-1-1, et seq., 41-2-1, et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17, 42-35-1, et seq., 42-61-1, et seq., 42-61.1-1, et seq., 42-61.2-1, et seq. and 42-61.3-1. et seq., as amended, the DBR’s rules and regulations and the Division’s rules and regulations promulgated by the respective directors of each pursuant to applicable Rhode Island laws, and the provisions of the Mississippi Gaming Control Act, as codified in Chapter 76 of Title 75 of the Mississippi Code of 1972, as amended, and the rules and regulations promulgated by the Mississippi Gaming Commission, as amended, and any consents, rulings, orders, directives or similar issuances of the Mississippi Gaming Commission pursuant thereto, and Title 29, Chapter 48 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Gaming Authorities pursuant thereto and Title 3, Chapter 100 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Harness Racing Commission pursuant thereto and the regulations promulgated pursuant thereto, and all amendments thereto.

“Gaming/Racing License” shall mean any licenses, permits, franchises, approvals, findings of suitability or other authorizations from any Gaming/Racing Authority or any other Governmental Authority required to own, develop, lease, manage, operate or host (directly or indirectly) any lottery, gambling, betting, wagering, racing, gaming or simulcasting operations conducted or hosted or proposed to be conducted or hosted by Borrower or any of its Restricted Subsidiaries or required by Gaming/Racing Laws (in the case of any Rhode Island Gaming/Racing License, as clarified and supplemented by the Comfort Letters to the extent applicable).

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming/Racing Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Guarantee” shall mean the guarantee of each Guarantor pursuant to Article VI.

“Guaranteed Obligations” has the meaning set forth in Section 6.01.

“Guarantors” shall mean each of the Persons listed on Schedule 1.01(B) attached hereto as of the Closing Date and each Restricted Subsidiary that may hereafter execute a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, Guarantors shall not include any Excluded Subsidiary or any Person that has been released as a Guarantor in accordance with the terms of the Credit Documents.

[***]

“Hard Rock Documents” shall mean, collectively, (i) the Hard Rock License Agreement, (ii) the Hard Rock Restaurant Lease, (iii) the Hard Rock Memorabilia Lease and (iv) the Hard Rock Retail Store Lease.

“Hard Rock Hotel and Casino Biloxi” shall mean the Hard Rock Hotel and Casino Biloxi, located in Biloxi, Mississippi.

“Hard Rock License Agreement” shall mean that certain License Agreement, dated May 15, 2003, by and between Premier Entertainment and Hard Rock Hotel Licensing, Inc., a Florida Corporation, as amended through the Closing Date, and as further amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Memorabilia Lease” shall mean that certain Memorabilia Lease, dated as of July 2, 2007, by and between Hard Rock Cafe and Premier Entertainment, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Restaurant Lease” shall mean that certain Lease Agreement (Café), dated as of December 30, 2003 by and between Premier Entertainment and Hard Rock Café International (STP), Inc., a New York Corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Retail Store Lease” shall mean that certain Lease Agreement (Retail Store), dated as of December 30, 2003 by and between Premier Entertainment and Hard Rock Café International (STP), Inc., a New York Corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

[***]

[***]

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum by-product or waste), asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides) subject to regulation under Environmental Law or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean (a) as of the Closing Date, those Subsidiaries of Borrower which are designated as such on Schedule 8.12(b), and (b) each additional Subsidiary of Borrower which is hereafter designated as such from time to time by written notice to Administrative Agent in a manner consistent with the provisions of Section 9.13; provided that no Person shall be so designated (or in the cases of clauses (i), (ii), (iii) and (iv) below, if already designated, remain), if, as of the date of its designation (or if already designated, as of any date following such designation) (i) (x) such Person’s (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 2.5% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 2.5% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis and (y) when such Person is taken together with all other Immaterial Subsidiaries as of such date, all such Immaterial Subsidiaries’ (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 10.0% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 10.0% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis, (ii) it owns, leases or operates any portion (other than de minimis assets) of any Core Property or owns any Equity Interests in any Guarantor, (iii) it owns any material assets which are used in connection with any Gaming/Racing Facility (other than a Gaming/Racing Facility with 200 gaming machines or less), (iv) it owns any Real Property which would be required to be a Mortgaged Real Property hereunder if such Subsidiary were not an Immaterial Subsidiary or (v) any Event of Default has occurred and remains continuing.

“Impacted Loans” has the meaning set forth in Section 5.02.

“Inaccuracy Determination” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Fee Percentage Period” has the meaning set forth in the definition of “Applicable Fee Percentage.”

“Inaccurate Applicable Margin Period” has the meaning set forth in the definition of “Applicable Margin.”

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Commitments” shall mean the Incremental Revolving Commitments and the Incremental Term Loan Commitments.

“Incremental Effective Date” has the meaning set forth in Section 2.12(b).

“Incremental Existing Tranche Revolving Commitments” shall have the meaning set forth in Section 2.12(a).

“Incremental Incurrence-Based Amount” has the meaning set forth in the definition of “Incremental Loan Amount”.

“Incremental Joinder Agreement” has the meaning set forth in Section 2.12(b).

“Incremental Loan Amount” shall mean, as of any date of determination:

(a)          the Shared Fixed Incremental Amount; plus

(b)          (x) in the case of an Incremental Commitment or Ratio Debt that serves to effectively extend the maturity of the Term Loans, the Revolving Commitments, Permitted First Priority Refinancing Debt and/or any Ratio Debt that is secured on a pari passu basis with the Obligations, an amount equal to the reductions in the Term Loans, Revolving Commitments, Permitted First Priority Refinancing Debt and/or such pari passu Ratio Debt to be replaced with such Incremental Commitment or Ratio Debt and (y) in the case of any Incremental Commitment or Ratio Debt that effectively replaces any commitment under the Revolving Facility terminated, or any Term Loan repaid, under Section 2.11, 13.04(b), 13.04(h) or 13.05(k), an amount equal to the portion of the relevant terminated commitments under the Revolving Facility or repaid Term Loans; plus

(c)          the aggregate amount of (i) any voluntary prepayment or repurchase of Term Loans, Permitted First Priority Refinancing Debt or Ratio Debt that is secured on a pari passu basis with the Obligations and (ii) any permanent reduction of Revolving Commitments, revolving commitments constituting Permitted First Priority Refinancing Debt and revolving commitments constituting Ratio Debt that are secured on a pari passu basis with the Obligations, in each case to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment of an Incremental Commitment or Ratio Debt originally incurred in reliance on clause (d) (or on clause (d) of the Ratio Debt Amount) (the amounts under clauses (b) and (c) together, the “Incremental Prepayment Amount”); minus the aggregate principal amount of all Indebtedness incurred or issued in reliance on the Ratio Prepayment Amount; plus

(d)          an unlimited amount so long as, in the case of this clause (d), the Consolidated Total Secured Net Leverage Ratio would not exceed 4.00:1.00, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for such purpose, (1) in the case of any Incremental Revolving Commitment, such calculation shall be made assuming a full drawing of such Incremental Revolving Commitment and (2) such calculation shall be made without netting the cash proceeds of any Borrowing under such Incremental Commitment (this clause (d), the “Incremental Incurrence-Based Amount”).

It is understood and agreed that (I) Borrower may elect to use the Incremental Incurrence-Based Amount prior to the Shared Fixed Incremental Amount or the Incremental Prepayment Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount or the Incremental Prepayment Amount, and if the Shared Fixed Incremental Amount, the Incremental Prepayment Amount and the Incremental Incurrence-Based Amount are each available and Borrower does not make an election, Borrower will be deemed to have elected to use the Incremental Incurrence-Based Amount; and (II) any portion of any Incremental Term Loan, Incremental Term Loan Commitment, Incremental Revolving Commitment or Ratio Debt incurred in reliance on the Shared Fixed Incremental Amount or the Incremental Prepayment Amount shall be reclassified as incurred under the Incremental Incurrence-Based Amount as Borrower may elect from time to time if Borrower meets the applicable Consolidated Total Secured Net Leverage Ratio under the Incremental Incurrence-Based Amount at such time on a Pro Forma Basis.

“Incremental Prepayment Amount” has the meaning set forth in the definition of “Incremental Loan Amount”.

“Incremental Revolving Commitments” shall mean Incremental Existing Tranche Revolving Commitments and New Revolving Commitments.

“Incremental Revolving Loans” shall mean any Revolving Loans made pursuant to Incremental Revolving Commitments.

“Incremental Term B Loan Commitments” shall have the meaning provided in Section 2.12(a).

“Incremental Term B Loans” shall have the meaning provided in Section 2.12(a).

“Incremental Term Loan Commitments” shall mean the Incremental Term B Loan Commitments and the New Term Loan Commitments.

“Incremental Term Loans” shall mean the Incremental Term B Loans and any New Term Loans.

“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.08(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof and such indemnification is not disputed or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. Operating leases shall not constitute Indebtedness hereunder regardless of whether required to be recharacterized as Capitalized Leases pursuant to GAAP.

“Indemnitee” has the meaning set forth in Section 13.03(b).

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.04 Financials are delivered to Administrative Agent under Section 9.04(a) or (b), as applicable, for the first full fiscal quarter ending after the Closing Date.

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Initial Restricted Payment Base Amount” shall mean, as of any date of determination, an amount equal to the greater of $50.0 million and 25% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (x) the amount of Investments made under Section 10.04(k)(ii) on or prior to such date, (y) the amount of Restricted Payments made under Section 10.06(i) on or prior to such date and (z) the amount of Junior Prepayments made under Section 10.09(a)(i) on or prior to such date.

“Intellectual Property” has the meaning set forth in Section 8.19.

“Interest Period” shall mean, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable, or such other period that is twelve months or less requested by Borrower and available to and consented to by all the applicable Lenders (and if less than one month, the consent of Administrative Agent shall also be required); provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period for a Class shall extend beyond the maturity date for such Class.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value of the assets of any Subsidiary of Borrower (net of any liabilities of such Subsidiary that will not constitute liabilities of any Credit Party or Restricted Subsidiary after such Designation) at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Closing Date and set forth on Schedule 9.12); provided, however, that upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (i), (k), (l), (m), (s), (t) or (x) of Section 10.04 at the time of such Revocation.

“IRS” shall mean the United States Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M hereto or such other form as is reasonably acceptable to Administrative Agent and each Joinder Agreement to be entered into pursuant to the Security Agreement.

“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Junior Financing” shall mean unsecured Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests) of Borrower or all or any Restricted Subsidiaries (a) (i) that is subordinated in right of payment to the Loans and contains subordination provisions that are customary in the good faith determination of Borrower for senior subordinated notes or subordinated notes issued under Rule 144A of the Securities Act (or other corporate issuers in private placements or public offerings of securities) or (ii) that contains subordination provisions reasonably satisfactory to Administrative Agent, (b) that shall not have a scheduled maturity date or any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control provisions and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would constitute Junior Financing) or Equity Issuances, and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements) and (c) the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of which are (as determined by Borrower in good faith), taken as a whole, no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement (other than, in the case of any customary “bridge” facility, covenants, defaults and remedy provisions customary for bridge financings).

“Junior Prepayments” shall have the meaning provided in Section 10.09.

“L/C Commitments” shall mean, with respect to each L/C Lender, the commitment of such L/C Lender to issue Letters of Credit pursuant to Section 2.03. The amount of each L/C Lender’s L/C Commitment as of the Closing Date is set forth on Annex A-1 under the caption “L/C Commitment.” The L/C Commitments are part of, and not in addition to, the Revolving Commitments.

“L/C Disbursements” shall mean a payment or disbursement made by any L/C Lender pursuant to a Letter of Credit.

“L/C Documents” shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended or modified and in effect from time to time.

“L/C Interest” shall mean, for each Revolving Lender, such Lender’s participation interest (or, in the case of each L/C Lender, such L/C Lender’s retained interest) in each L/C Lender’s liability under Letters of Credit and such Lender’s rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

“L/C Lender” shall mean, as the context may require, with respect to Letters of Credit, (i) Citizens or any of its Affiliates, in its capacity as issuer of Letters of Credit issued by it hereunder, together with its successors and assigns in such capacity; and/or (ii) any other Revolving Lender or Revolving Lenders selected by Borrower and reasonably acceptable to Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees to become an L/C Lender, in each case under this clause (ii) in its capacity as issuer of Letters of Credit issued by such Lender hereunder, together with its successors and assigns in such capacity.

“L/C Liability” shall mean, at any time, without duplication, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time in respect of all Letters of Credit. The L/C Liability of any Revolving Lender at any time shall mean such Revolving Lender’s participations and obligations in respect of outstanding Letters of Credit at such time.

“L/C Payment Notice” has the meaning provided in Section 2.03(d).

“L/C Sublimit” shall mean an amount equal to the lesser of (a) $20.0 million and (b) the Total Revolving Commitments then in effect. The L/C Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“LCT Election” shall have the meaning provided in Section 1.07.

“LCT Test Date” shall have the meaning provided in Section 1.07.

“Lead Arrangers” shall mean Citizens, Credit Suisse Loan Funding LLC, Deutsche Bank Securities Inc., Fifth Third Bank, Goldman Sachs Bank USA, Merrill Lynch, Pierce Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and joint bookrunners hereunder.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall mean (a) each Person listed on Annexes A-1 or A-2, (b) any Lender providing an Incremental Commitment pursuant to Section 2.12 and any Person that becomes a Lender from time to time party hereto pursuant to Section 2.15 and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement. Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lender and the L/C Lender.

“Letter of Credit Request” has the meaning provided in Section 2.03(b).

“Letters of Credit” shall have the meaning provided in Section 2.03(a).

“LIBO Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion) (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (for delivery on the first day of such Interest Period); provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Base Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided that to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate shall be consistent with market practice for LIBOR-based loans (and the application of such rate shall also be in accordance with market practice); provided, further that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent. Notwithstanding the foregoing, the LIBO Base Rate shall not be less than 0.00%.

“LIBO Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the LIBO Base Rate for such Loan for such Interest Period multiplied by the Statutory Reserve Rate for such Loan for such Interest Period. Notwithstanding the foregoing, (a) for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second Business Day preceding the date of determination), (b) the LIBO Rate for Term B Facility Loans shall not be less than 0.0% and (c) the LIBO Rate for Revolving Loans shall not be less than 0.00%.

“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate.”

“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 5.02(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of Administrative Agent and Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines in good faith that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Administrative Agent determines in consultation with Borrower).

“License Revocation” shall mean (a) the revocation, failure to renew or suspension of any Gaming/Racing License held by Borrower or any Restricted Subsidiary thereof, or (b) the appointment of a receiver, supervisor or similar official with respect to any Gaming/Racing Facility owned, leased, operated, managed or used by Borrower or any of its Restricted Subsidiaries.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof.

“Limited Condition Transaction” shall have the meaning provided in Section 1.07.

“Liquidated Subsidiary” has the meaning set forth in Section 6.08.

“Liquor Authority” shall mean, in any jurisdiction in which Borrower or any Restricted Subsidiary thereof sells and distributes liquor, the applicable alcoholic beverage board or commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” shall mean the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by Borrower or any Restricted Subsidiary thereof in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authority.

“Loans” shall mean the Revolving Loans, the Swingline Loans and the Term Loans.

“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented out-of-pocket costs or disbursements (including reasonable and documented fees and expenses of one primary counsel for the Secured Parties collectively, and any special gaming and local counsel reasonably required in any applicable material jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of Borrower and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions, (b) a material adverse effect on the ability of the Credit Parties to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party of any Credit Document to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Material Consents” shall mean (i) the 2019 Comfort Letter, (ii) the Hard Rock Collateral Assignment Consent and (iii) approval by the Mississippi Gaming Commission of (1) the negative pledges and restrictions on transfer of the Equity Interests in Premier Entertainment under the Credit Documents and (2) the pledge of the Equity Interests in Premier Entertainment under the Credit Documents.

“Material Gaming/Racing Agreements” shall mean (i) the VLT Contract, (ii) the Tiverton VLT Contract, (iii) the Regulatory Agreement, (iv) the Hard Rock Documents, (v) the Biloxi Lease, (vi) the Tidelands Lease and (vii) the Agreement dated as of October 4, 2017, by and between Dover Downs, Inc. and Delaware Standardbred Owners Association, Inc., in each case, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time as permitted by this Agreement and, in the case of the agreements identified in clauses (i), (ii) and (iii) of this definition, as such are clarified and supplemented by the Comfort Letters.

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $25.0 million.

“Material Real Property” shall mean any Real Property located in the United States with a fair market value in excess of $5.0 million at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by Borrower in good faith. For the avoidance of doubt, “Material Real Property” shall include each Real Property described on Schedule 1.01(C).

“Maximum Rate” has the meaning set forth in Section 13.19.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate un-reallocated portions of L/C Liabilities during the existence of a Defaulting Lender, an amount equal to 103% of the un-reallocated L/C Liabilities at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Sections 2.01(e), 2.03, 2.10(b)(ii), 2.10(c), 2.10(e), 2.16(a)(i), 2.16(a)(ii) or 11.01 or 11.02, an amount equal to 103% of the aggregate L/C Liability, and (iii) otherwise, an amount determined by Administrative Agent and the L/C Lenders in their reasonable discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Permitted Liens) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which shall be in substantially the form of Exhibit I hereto or such other form as is reasonably acceptable to Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to Administrative Agent.

“Mortgaged Real Property” shall mean (a) each Real Property listed on Schedule 1.01(C) as of the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 9.08, 9.11 or 9.15 (in each case, unless and until such Real Property is no longer subject to a Mortgage).

“Mortgaged Vessel” shall mean each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Vessel or Replacement Vessel is no longer subject to a Ship Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making, required to make or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made or been required to make contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i)          in the case of any Asset Sale pursuant to Sections 10.05(c) or 10.05(s), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that no such amounts shall constitute Net Available Proceeds under this clause (i) unless (x) the aggregate value of the Property sold in any single Asset Sale or related series of Asset Sales is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)) or (y) the aggregate value of all Property sold in Asset Sales in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)); provided, further, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;

(ii)         in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a result of such Casualty Event, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided, that no such amounts shall constitute Net Available Proceeds under this clause (ii) unless (x) the aggregate proceeds or other compensation in respect of any single Casualty Event is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)) or (y) the aggregate proceeds or other compensation in respect of all Casualty Events in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)); provided that, in the case of a Casualty Event with respect to property that is subject to a lease entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor or (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease); and

(iii)        in the case of any Debt Issuance (including, for purposes of Section 2.10(a)(ii), Credit Agreement Refinancing Indebtedness) or Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance or Equity Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“New Revolving Commitments” shall have the meaning set forth in Section 2.12(a).

“New Revolving Loans” shall have the meaning set forth in Section 2.12(a).

“New Term Loan Commitments” has the meaning set forth in Section 2.12(a).

“New Term Loan Facility” shall mean each credit facility comprising New Term Loan Commitments and New Term Loans of a particular Tranche, if any.

“New Term Loan Maturity Date” shall mean, with respect to any New Term Loans to be made pursuant to the related Incremental Joinder Agreement, the maturity date thereof as determined in accordance with Section 2.12(b).

“New Term Loan Notes” shall mean the promissory notes executed and delivered in connection with any New Term Loan Commitments and the related New Term Loans.

“New Term Loans” has the meaning set forth in Section 2.12(a).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided by Section 2.03(b).

“Non-Credit Party” and “Non-Credit Parties” shall mean any Subsidiary or Subsidiaries of Borrower that is not a Credit Party or are not Credit Parties.

“Non-Credit Party Cap” shall mean, at any time, an amount equal to (i) the greater of $40.0 million and 20% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period, in the aggregate minus (ii) the then outstanding aggregate principal amount of Indebtedness incurred (or being incurred concurrent with any determination of the Non-Credit Party Cap) by Non-Credit Parties pursuant to Sections 10.01(q), 10.01(t) and 10.01(v).

“Non-U.S. Lender” has the meaning set forth in Section 5.06(b)(ii).

“Notes” shall mean the Revolving Notes, the Swingline Note and the Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B hereto or such other form as is reasonably acceptable to Administrative Agent.

“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C hereto or such other form as is reasonably acceptable to Administrative Agent.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document, any Credit Swap Contract or any Secured Cash Management Agreement (including in each case interest, fees and expenses accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer, its treasurer or controller or its secretary or assistant secretary (in each case, or an equivalent officer) or any other officer reasonably acceptable to the Administrative Agent, in each case in their official (and not individual) capacities.

“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit P hereto or such other form as is reasonably acceptable to Administrative Agent.

“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Applicable Indebtedness” shall mean Indebtedness incurred pursuant to Section 10.01(b), 10.01(c), (h), (k), (n), (q), (u), (v) and (w).

“Other Commitments” shall mean the Other Term Loan Commitments and Other Revolving Commitments.

“Other Connection Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Debt” has the meaning set forth in the definition of “Repricing Transaction.”

“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted First Priority Refinancing Debt or Ratio Debt (or any Permitted Refinancing thereof).

“Other Junior Indebtedness” shall mean the Senior Unsecured Notes (and any Permitted Refinancing thereof), Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(q) or Ratio Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Junior Indebtedness Documentation” shall mean the documentation governing any Other Junior Indebtedness.

“Other Revolving Commitments” shall mean one or more Tranches of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning set forth in Section 5.06(b).

“Other Term Loan Commitments” shall mean one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loan Notes” shall mean the promissory notes (if any) executed and delivered in connection with any Other Term Loan Commitments and the related Other Term Loans.

“Other Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations (as defined in the Security Agreement), the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations (as defined in the Security Agreement), the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (except undrawn Letters of Credit and Unasserted Obligations), including principal, interest, fees, expenses, costs (including post-petition interest, fees, expenses, and costs even if such interest, fees, expenses and costs are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any), and the discharge or Cash Collateralization of all Letters of Credit outstanding in an amount equal to 103% of the greatest amount for which such Letters of Credit may be drawn (or receipt of backstop letters of credit reasonably satisfactory to the applicable L/C Lender and Administrative Agent). For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit S hereto or such other form as is reasonably acceptable to Administrative Agent.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“PE II” shall mean Premier Entertainment II, LLC, a Delaware limited liability company.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to, or is required to be contributed to, by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by Borrower on behalf of Borrower and each of the Guarantors existing on the initial Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit N hereto or such other form as is reasonably acceptable to Administrative Agent) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h)(ii).

“Permits” has the meaning set forth in Section 8.15.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or of more than 50% of the Equity Interests in, a Person or any division or line of business of a Person so long as (a) immediately after giving pro forma effect to such acquisition and related transactions, no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto, Borrower shall be in compliance with Section 10.11, (c) in the case of a Permitted Acquisition consisting of a purchase or acquisition of the Equity Interests in any Person that does not become a Guarantor hereunder (except to the extent becoming a Guarantor is prohibited by applicable Gaming/Racing Laws) or of an acquisition by a Person that is not Borrower or a Guarantor (and does not become a Guarantor) hereunder, the consideration (excluding Equity Interests in Borrower) paid in all such Permitted Acquisitions shall not exceed an aggregate amount equal to the sum of (i) $40.0 million during the term of this Agreement plus (ii) the amounts available for Investments set forth in Section 10.04(k) and (d) with respect to a Permitted Acquisition in excess of $50.0 million, Borrower has delivered to Administrative Agent an Officer's Certificate to the effect set forth in clauses (a), (b) and (c) above, together with all relevant financial information in Borrower’s possession or available to Borrower for the Person or assets to be acquired.

“Permitted Business” shall mean any business of the type in which Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto) and reasonable expansions and developments thereof.

“Permitted Business Assets” shall mean (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Borrower’s Board of Directors or a Responsible Officer or other management of Borrower or the Restricted Subsidiary acquiring such assets, in each case, in its good faith judgment.

“Permitted Equity Issuance” shall mean any issuance of Equity Interests (other than Disqualified Capital Stock) by Borrower.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (d) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.

“Permitted Holder” shall mean (a) (i) Standard General, L.P., (ii) its Affiliates and (iii) any funds or accounts managed or controlled by it or its Affiliates (clauses (i) through (iii), collectively, “Standard General Investors”) and (b) any Person with whom one or more of the Standard General Investors forms a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (b), the relevant Standard General Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of Borrower owned by such “group”.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (i) does not have a scheduled maturity date prior to the date that is 91 days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (ii) does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions (and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would satisfy the Permitted Junior Debt Conditions) or Equity Issuances), and customary asset sale provisions and excess cash flow prepayment provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Junior Financing) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (v) has terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by Borrower in good faith) substantially identical to the terms of the Revolving Commitments or the Term B Facility Loans, as applicable, as existing on the date of incurrence of such Indebtedness except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only to periods after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that any such Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments on a less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Indebtedness with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans or Revolving Facility or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that to the extent any financial maintenance covenant (together with any related “equity cure” provision) is added for the benefit of any such Indebtedness, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing facility). For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Permitted Liens” has the meaning set forth in Section 10.02.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (determined without giving effect to the impact of prepayments on amortization of term Indebtedness being refinanced), (ii) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be Borrower or the borrower of the indebtedness being refinanced and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to a Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) and (d) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Pledged Collateral” shall mean the “Pledged Collateral” as defined in the Security Agreement.

“Post-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Post-Refinancing Revolving Lenders” has the meaning set forth in Section 2.15(f).

“Pre-Increase Revolving Lenders” has the meaning set forth in Section 2.12(d).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period.

“Pre-Refinancing Revolving Lenders” has the meaning set forth in Section 2.15(f).

“Premier Entertainment” shall mean Premier Entertainment Biloxi LLC, a Delaware limited liability company.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Citizens as its prime rate in effect at its Principal Office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The parties hereto acknowledge that the rate announced publicly by Citizens as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 28 State Street, Boston, Massachusetts 02109, or such other office as may be designated in writing by Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage as such Schedule B may be amended from time to time to the reasonable satisfaction of Administrative Agent.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.05.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 9.04.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 270 days after such acquisition of such Property or the incurrence of such costs by such Person.

“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of casinos, “racinos”, full-service casino resorts or non-gaming resorts (and properties ancillary or related thereto (or owners of casinos, “racinos”, full-service casino resorts or non-gaming resorts)) with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management, development or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“R/C Maturity Date” shall mean, (a) with respect to the Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche and any Revolving Loans thereunder, the date that is the fifth anniversary of the Closing Date and (b) with respect to any other Tranche of Revolving Commitments and Revolving Loans, the maturity date set forth therefor in the applicable Extension Amendment or Refinancing Amendment.

“R/C Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitments at such time; provided, however, that if the R/C Percentage of any Revolving Lender is to be determined after the Total Revolving Commitments have been terminated, then the R/C Percentage of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination but after giving effect to any assignments after termination of the Revolving Commitments.

“Ratio Debt” has the meaning set forth in Section 10.01(t).

“Ratio Debt Amount” shall mean, as of any date of determination:

(a)          the Shared Fixed Incremental Amount; plus

(b)          (x) in the case of Indebtedness incurred under Section 10.01(t) or an Incremental Commitment that serves to effectively extend the maturity of the Term Loans, the Revolving Commitments, Permitted First Priority Refinancing Debt and/or any Ratio Debt that is secured on a pari passu basis with the Obligations, an amount equal to the reductions in the Term Loans, Revolving Commitments, Permitted First Priority Refinancing Debt and/or such pari passu Ratio Debt to be replaced with such Indebtedness and (y) in the case of any Indebtedness incurred under Section 10.01(t) or an Incremental Commitment that effectively replaces any commitment under the Revolving Facility terminated, or any Term Loan repaid, under Section 2.11, 13.04(b), 13.04(h) or 13.05(k), an amount equal to the portion of the relevant terminated commitments under the Revolving Facility or repaid Term Loans; plus

(c)          the aggregate amount of (i) any voluntary prepayment or repurchase of Term Loans, Permitted First Priority Refinancing Debt or Ratio Debt that is secured on a pari passu basis with the Obligations and (ii) any permanent reduction of Revolving Commitments, revolving commitments constituting Permitted First Priority Refinancing Debt and revolving commitments constituting Ratio Debt that are secured on a pari passu basis with the Obligations, in each case to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment of any Indebtedness originally incurred in reliance on clause (d) (or on clause (d) of the Incremental Loan Amount) (the amounts under clauses (b) and (c) together, the “Ratio Prepayment Amount”); minus the aggregate principal amount of all Incremental Commitments incurred or issued in reliance on the Incremental Prepayment Amount; plus

(d)          an unlimited amount so long as, in the case of this clause (d), (A) (i) if such Indebtedness is secured, the Consolidated Total Secured Net Leverage Ratio would not exceed 4.00:1.00, and (ii) if such Indebtedness is unsecured, the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period and (B) Borrower would be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant as of the last day of the most recently ended Test Period; provided that, for purposes of this clause (d), (1) in the case of any revolving Indebtedness incurred in reliance on this clause (d), such calculation shall be made assuming a full drawing of such revolving Indebtedness and (2) such calculation shall be made without netting the cash proceeds of any such Indebtedness (this clause (d), the “Ratio Incurrence-Based Amount”).

It is understood and agreed that (I) Borrower may elect to use the Ratio Incurrence-Based Amount prior to the Shared Fixed Incremental Amount or the Ratio Prepayment Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount or the Ratio Prepayment Amount, and if the Shared Fixed Incremental Amount, the Ratio Prepayment Amount and the Ratio Incurrence-Based Amount are each available and Borrower does not make an election, Borrower will be deemed to have elected to use the Ratio Incurrence-Based Amount; and (II) any portion of any Indebtedness incurred in reliance on the Shared Fixed Incremental Amount or the Ratio Prepayment Amount shall be reclassified as incurred under the Ratio Incurrence-Based Amount as Borrower may elect from time to time if Borrower meets the applicable Consolidated Total Secured Net Leverage Ratio or Fixed Charge Coverage Ratio, as applicable, under the Ratio Incurrence-Based Amount at such time on a pro forma basis.

“Ratio Incurrence-Based Amount” has the meaning set forth in the definition of “Ratio Debt Amount”.

“Ratio Prepayment Amount” has the meaning set forth in the definition of “Ratio Debt Amount”.

“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds (it being understood that for purposes of Schedule 8.23(a), Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedule).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“refinance” shall mean refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower executed by each of (a) Borrower, (b) Administrative Agent, (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Register” has the meaning set forth in Section 2.08(c).

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Agreement” shall mean that certain Regulatory Agreement effective as of July 1, 2016, among DBR, the Division, TRMG, the Borrower, UTGR and PE II, as supplemented and clarified by that certain letter agreement effective July 1, 2016 by and among DBR, the Division, TRMG, the Borrower, UTGR and PE II, as amended by that certain Amendment No. 1 to Regulatory Agreement dated as of September 13, 2017 and by that certain Assignment, Assumption and Amendment of Regulatory Agreement dated as of October 31, 2018, and as may be further amended, amended and restated, replaced, modified or supplemented, as permitted by this Agreement.

“Reimbursement Obligations” shall mean the obligations of Borrower to reimburse L/C Disbursements in respect of any Letter of Credit.

“Related Indemnified Person” has the meaning set forth in Section 13.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Lender” has the meaning set forth in Section 2.11(a).

“Replacement Lender” has the meaning set forth in Section 2.11(a).

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Repricing Transaction” shall mean (i) the incurrence by Borrower of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term B Facility Loans into any such new tranche of replacement term loans) (x) having an All-In Yield for the respective Type of such replacement term loan that is less than the All-In Yield for Term B Facility Loans of the respective Type (excluding any such loans incurred in connection with a Change of Control or a Significant Acquisition and any such loan that is not made for the primary purposes of reducing overall yield) and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Facility Loans (it being understood that a conversion of Term B Facility Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term B Facility Loans), (ii) any amendment, waiver or other modification to this Agreement the primary purpose of which would have the effect of reducing the All-In Yield for Term B Facility Loans, excluding any such amendment, waiver or modification entered into in connection with a Change of Control or a Significant Acquisition and/or (iii) the incurrence by Borrower or any of its Subsidiaries of (x) any Incremental Term Loans, (y) any other term loans (which, for the avoidance of doubt, does not include bonds) other than under this Agreement or (z) any other bank debt other than under this Agreement (such other term loans referred to in clause (y) above in this clause (iii) and such other bank debt referred to in clause (z) above in this clause (iii) are individually referred to as “Other Debt”), the proceeds of which are used in whole or in part to prepay outstanding Term B Facility Loans (except to the extent any such Incremental Term Loans or Other Debt is incurred in connection with a Change of Control or a Significant Acquisition or such Incremental Term Loans or Other Debt are not incurred for the primary purposes of reducing overall yield) if such Incremental Term Loans or Other Debt has an All-In Yield for the respective Type of such replacement term loan that is less than the All-In Yield for Term B Facility Loans at the time of the prepayment thereof. Any such determination by Administrative Agent as contemplated by preceding clauses (i)(x), (ii) and (iii) shall be conclusive and binding on all Lenders holding or Term B Facility Loans.

“Required Lenders” shall mean, as of any date of determination, Non-Defaulting Lenders the sum of whose outstanding Term Loans, unutilized Term Loan Commitments, Revolving Loans, Unutilized R/C Commitments, Swingline Exposure and L/C Liabilities then outstanding represents more than 50% of the aggregate sum (without duplication) of (i) all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Loan Commitments of all Non-Defaulting Lenders, (ii) all outstanding Revolving Loans of all Non-Defaulting Lenders, (iii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iv) the Swingline Exposure of all Non-Defaulting Lenders and (v) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Revolving Lenders” shall mean, as of any date of determination, Non-Defaulting Lenders holding more than 50% of the aggregate sum of (without duplication) (i) the aggregate principal amount of outstanding Revolving Loans of all Non-Defaulting Lenders, (ii) the aggregate Unutilized R/C Commitments of all Non-Defaulting Lenders, (iii) the Swingline Exposure of all Non-Defaulting Lenders, and (iv) the L/C Liabilities of all Non-Defaulting Lenders.

“Required Tranche Lenders” shall mean: (a) with respect to Lenders having Revolving Commitments or Revolving Loans of any particular Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Unutilized R/C Commitments, Revolving Loans, Swingline Exposure and L/C Liabilities, in each case, of Non-Defaulting Lenders in respect of such Tranche and then outstanding; (b) with respect to Lenders having Term B Facility Loans, Term B Facility Commitments or Incremental Term B Loan Commitments, Non-Defaulting Lenders having more than 50% of the aggregate sum of the Term B Facility Loans, unutilized Term B Facility Commitments and unutilized Incremental Term B Loan Commitments of Non-Defaulting Lenders then outstanding; (c) for each New Term Loan Facility, if applicable, with respect to Lenders having New Term Loans or New Term Loan Commitments, in each case, in respect of such New Term Loan Facility, Non-Defaulting Lenders having more than 50% of the aggregate sum of such New Term Loans and unutilized New Term Loan Commitments of Non-Defaulting Lenders then outstanding; (d) for each Extension Tranche, if applicable, with respect to Lenders having Extended Revolving Loans or Extended Revolving Commitments or Extended Term Loans or commitments in respect of Extended Term Loans, in each case, in respect of such Extension Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Extended Revolving Loans and Extended Revolving Commitments or Extended Term Loans and commitments in respect thereof, as applicable, of Non-Defaulting Lenders then outstanding; and (e) for each Tranche of Other Term Loans, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Other Term Loans and unutilized Other Term Loan Commitments of Non-Defaulting Lenders then outstanding.

“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address or remediate any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies, investigations, and monitoring in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean (i) the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer, the chief accounting officer or treasurer of Borrower, the secretary or assistant secretary of Borrower or, with respect to financial matters, the chief financial officer, the chief accounting officer, senior financial officer or treasurer of Borrower and (ii) as to any document delivered by a Subsidiary, any Person authorized by all necessary corporate, limited liability company and/or other action of such Subsidiary to act on behalf of such Subsidiary.

“Restricted Amount” has the meaning set forth in Section 2.10(a).

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in Borrower or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock in Borrower or any of its Restricted Subsidiaries; provided that any Qualified Capital Stock so issued is pledged to Collateral Agent to secure the Obligations in accordance with the Collateral Documents.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of Borrower other than the Unrestricted Subsidiaries.

“Retained Percentage” shall mean, with respect to an Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility from trust or other similar arrangement to Borrower or any of its Restricted Subsidiaries from time to time.

“Revocation” has the meaning set forth in Section 9.12(b).

“Revolving Availability Period” shall mean, (i) with respect to the Revolving Commitments under the Closing Date Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the applicable R/C Maturity Date and the date of termination of such Revolving Commitments, and (ii) with respect to any other Tranche of Revolving Commitments, the period from and including the date such Tranche of Revolving Commitments is established to but excluding the earlier of the applicable R/C Maturity Date and the date of termination of such Tranche of Revolving Commitments. Unless the context otherwise requires, references in this Agreement to the Revolving Availability Period shall mean with respect to each Tranche of Revolving Commitments, the Revolving Availability Period applicable to such Tranche.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, for each Revolving Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on Annex A-1 under the caption “Revolving Commitment,” or in the Assignment Agreement pursuant to which such Lender assumed its Revolving Commitment or in any Incremental Joinder Agreement or Refinancing Amendment, as applicable, as the same may be (a) changed pursuant to Section 13.05(b), (b) reduced or terminated from time to time pursuant to Sections 2.04 and/or 11.01, as applicable, or (c) increased or otherwise adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12 and Section 2.15; it being understood that a Revolving Lender’s Revolving Commitment shall include any Incremental Revolving Commitments, Extended Revolving Commitments and Other Revolving Commitments of such Revolving Lender.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Extension Request” shall have the meaning provided in Section 2.13(b).

“Revolving Facility” shall mean each credit facility comprising Revolving Commitments of a particular Tranche.

“Revolving Lenders” shall mean (a) on the Closing Date, the Lenders having a Revolving Commitment on Annex A-1 hereof and (b) thereafter, the Lenders from time to time holding Revolving Loans and/or a Revolving Commitment as in effect from time to time.

“Revolving Loans” has the meaning set forth in Section 2.01(a).

“Revolving Notes” shall mean the promissory notes substantially in the form of Exhibit A-1 hereto.

“Revolving Tranche Exposure” shall mean with respect to any Lender and Tranche of Revolving Commitments at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Tranche of such Lender, plus the aggregate amount at such time of such Lender’s L/C Liability under its Revolving Commitment of such Tranche, plus the aggregate amount at such time of such Lender’s Swingline Exposure under its Revolving Commitment of such Tranche.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“Sanction(s)” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom or (c) other relevant sanctions authority.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 5.02(b).

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit T hereto or such other form as is reasonably acceptable to Administrative Agent.

“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of Borrower delivered, or required to be delivered, pursuant to Section 9.04(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Borrower and/or any or all of the other Credit Parties and any Cash Management Bank.

“Secured Parties” shall mean the Agents, the Lenders, any Swap Provider that is party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Agreement” shall mean a security agreement substantially in the form of Exhibit H hereto among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and hereof.

“Security Documents” shall mean the Security Agreement, the Hard Rock SNDA (Restaurant Lease), the Hard Rock SNDA (Retail Store Lease), the Hard Rock Collateral Assignment Consent, the Mortgages, the Ship Mortgages and each other security document or pledge agreement, instrument or other document executed and delivered by a Credit Party to grant, pledge or perfect a security interest in any Property acquired or developed that is of the kind and nature that would be required to constitute Collateral as security for the Obligations.

“Senior Unsecured Notes” shall mean Borrower’s 6.75% senior unsecured notes due 2027 in an aggregate principal amount of $400.0 million.

“Shared Fixed Incremental Amount” shall mean, as of any date of determination, (a) the greater of (i) $195,000,000 and (ii) 100% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (b)(i) the aggregate principal amount of all Incremental Commitments incurred or issued in reliance on the Shared Fixed Incremental Amount and (ii) the aggregate principal amount of all Indebtedness incurred or issued in reliance on Section 10.01(t) in reliance on the Shared Fixed Incremental Amount.

“Ship Mortgage” shall mean a Ship Mortgage in form reasonably acceptable to Administrative Agent and Borrower made by the applicable Credit Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel(s) covered thereby, subject only to Permitted Liens.

“Significant Acquisitions” shall mean acquisitions that, individually or in the aggregate, (a) are not permitted by the Credit Documents immediately prior to the consummation of such acquisitions, or (b) would result in Consolidated EBITDA, determined on a Pro Forma Basis after giving effect to such acquisitions, being equal to or greater than 135% of Consolidated EBITDA immediately prior to the consummation of such acquisitions.

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified Acquisition” shall mean the Acquisition by TRMG of all of the Equity Interests of Black Hawk, LLC, a Colorado limited liability company.

“Specified 10.04(k) Investment Returns” shall mean the amounts received by Borrower and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(k) (including with respect to contracts related to such Investments and including principal, dividends, interest, distributions, sale proceeds, payments under contracts relating to such Investments, repayments or other amounts) that are designated by Borrower as Specified 10.04(k) Investment Returns in the Compliance Certificate delivered to Administrative Agent in respect of the fiscal quarter (or fiscal year) in which such amounts were received.

“Specified Representations” mean the representations and warranties of the Credit Parties set forth in Sections 8.01(a)(i) (but only with respect to Credit Parties), 8.04(a)(i)(x), 8.05 (but only as it relates to the Credit Documents), 8.09, 8.11(b), 8.14 (but only as it relates to security interests that may be perfected through the filing of UCC financing statements, filing of intellectual property security agreements with the United States Patent and Trademark Office or United States Copyright Office or delivery of stock or equivalent certificates representing Equity Interests in material Subsidiaries that are not Foreign Subsidiaries (other than Equity Interests in any such Subsidiaries for which prior approval of Liens is required under applicable Gaming/Racing Laws but has not been obtained))), 8.17 and 8.27 (as it relates to the use of proceeds of the Loans on the Closing Date).

“Specified Restricted Payment End Date” shall mean, if Borrower elects in its sole discretion to designate such a date, the date determined by Borrower and set forth in a written notice delivered by Borrower to Administrative Agent after which Borrower shall no longer be permitted to make Restricted Payments pursuant to Section 10.06(o).

“Specified Restricted Payments” shall have the meaning given thereto in Section 10.06(o).

“Specified Transaction” shall mean (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale or designation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of Borrower or redesignation of an Unrestricted Subsidiary that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject with respect to the LIBO Base Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Subsidiary” shall mean, at any time of determination, a Subsidiary that (i) is an Immaterial Subsidiary, (ii) its Consolidated EBITDA for the then most recently ended Test Period is not in excess of 2.5% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries or (iii) its Consolidated Total Assets as of the last day of the then most recently ended Test Period is not in excess of 2.5% of the Consolidated Total Assets of Borrower and its Restricted Subsidiaries on a consolidated basis.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” shall mean any agreement (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement). For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by Borrower or its Restricted Subsidiaries.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” shall mean any Person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Swap Contract, a Lender or Agent or Affiliate of a Lender or Agent, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.01(e). The Swingline Commitment is part of, and not in addition to, the Revolving Commitments.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its R/C Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.01(e).

“Swingline Note” shall mean the promissory note substantially in the form of Exhibit A-3 hereto.

“Swingline Sublimit” shall mean the lesser of (a) $10.0 million and (b) the Total Revolving Commitments then in effect. The Swingline Sublimit is part of, not in addition to, the Total Revolving Commitments.

“Syndication Agent” shall mean Credit Suisse Loan Funding LLC, in its capacity as syndication agent hereunder.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Reduction Event” shall mean Borrower or its applicable Restricted Subsidiaries have achieved the requirements as outlined in Section 4815(b)(3)a.1., Title 29 of the Delaware Code to qualify for the reduction in video lottery proceeds required to be returned to the State of Delaware as described in such Section of the Delaware Code and such reduction has become effective.

“Tax Returns” has the meaning set forth in Section 8.08.

“Tax Sharing Agreement” shall mean that certain Amended and Restated Tax Sharing Agreement, dated as of May 10, 2019, by and among Borrower and its Subsidiaries, as amended.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Facility” shall mean the credit facility comprising the Term B Facility Commitments, any Incremental Term B Loan Commitments and the Term B Facility Loans.

“Term B Facility Commitment” shall mean, for each Term B Facility Lender, the obligation of such Lender, if any, to make a Term B Facility Loan to Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Term B Facility Commitment” on Annex A-2, or in the Assignment Agreement pursuant to which such Lender assumed its Term B Facility Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01. The aggregate principal amount of the Term B Facility Commitments of all Term B Facility Lenders on the Closing Date is $300.0 million.

“Term B Facility Lender” shall mean (a) on the Closing Date, the Lenders having Term B Facility Commitments on Annex A-2 hereof and (b) thereafter, the Lenders from time to time holding any Incremental Term B Loan Commitments and/or Term B Facility Loans, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Term B Facility Loans” shall mean (a) the term loans made pursuant to Section 2.01(c) and (b) term loans made pursuant to any Incremental Term B Loan Commitments.

“Term B Facility Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.

“Term B Facility Notes” shall mean the promissory notes substantially in the form of Exhibit A-2 hereto.

“Term Facilities” shall mean, collectively, the credit facilities comprising the Term B Facility, any New Term Loan Facilities, the credit facilities comprising the Extended Term Loans, if any, and the credit facilities comprising Other Term Loans, if any.

“Term Loan Commitments” shall mean, collectively, (a) the Term B Facility Commitments, (b) any Incremental Term Loan Commitments and (c) any Other Term Loan Commitments.

“Term Loan Extension Request” shall have the meaning provided in Section 2.13(a).

“Term Loan Notes” shall mean, collectively, the Term B Facility Notes, any Other Term Loan Notes and any New Term Loan Notes.

“Term Loans” shall mean, collectively, the Term B Facility Loans, any Extended Term Loans, any Other Term Loans and any New Term Loans.

“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC.

“Tidelands Lease” shall mean that certain Public Trust Tidelands Lease, dated as of October 27, 2003, by and between the State of Mississippi, as lessor, and Premier Entertainment (as successor in interest by merger with Premier Entertainment LLC), as lessee, as amended by that certain Amendment to Public Trust Tidelands Lease, dated as of February 5, 2009, and recorded as Instrument #2009-2344D-J2 (together with any and all modifications, renewals, extensions, and substitutions of the foregoing), and recorded in Book 410, Page 107 with the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

“Tiverton” shall mean Twin River-Tiverton LLC, a Delaware limited liability company.

“Tiverton Casino Hotel” shall mean the Tiverton Casino Hotel, located in Tiverton, Rhode Island

“Tiverton VLT Contract” means that certain Master Video Lottery Terminal Contract by and between the Division and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC), dated November 23, 2005, as amended through the Closing Date, and as assigned to Tiverton, and as may be further amended from time to time as permitted by this Agreement.

“Total Revolving Commitments” shall mean, at any time, the Revolving Commitments of all the Revolving Lenders at such time. The Total Revolving Commitments on the Closing Date are $250.0 million.

“Trade Date” shall have the meaning provided in Section 13.05(k)(i).

“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) Lenders having such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, (c) Lenders having Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (d) Lenders having such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Revolving Loans incurred pursuant to the Closing Date Revolving Commitment or any Incremental Existing Tranche Revolving Commitments of the same Tranche or Closing Date Revolving Commitments and any Incremental Existing Tranche Revolving Commitments of the same Tranche, (b) such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment, (c) Term B Facility Loans or Term B Facility Commitments and Incremental Term B Loan Commitments and (d) such other Tranche of Term Loans or Term Loan Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment.

“Transaction Activity” shall mean any of the following (and, in each case, whether or not successful): (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by Borrower or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the stated maturity thereof or any Equity Interests (including any premium, penalty, commissions or fees), (c) the termination of any Swap Contracts or other derivative instruments or any fees paid to enter into any Swap Contracts or other derivative instruments or (d) any acquisition or disposition of any Person, property or assets permitted pursuant to the terms of this Agreement.

“Transactions” shall mean, collectively, (a) the Closing Date Refinancing, (b) the Specified Restricted Payments, (c) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder on the Closing Date, (d) the issuance of the Senior Unsecured Notes and (e) the payment of fees and expenses in connection with the foregoing.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming/Racing Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming/Racing Facility.

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or other similar arrangement required by any Gaming/Racing Authority from time to time.

“TRMG” shall mean Twin River Management Group, Inc., a Delaware corporation.

“Twin River Casino” shall mean the Twin River Casino, located in Lincoln, Rhode Island.

“Twin River Permitted Assignees” shall mean any Affiliate of any Credit Party (other than Borrower and its Subsidiaries).

“Type” has the meaning set forth in Section 1.03.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“un-reallocated portion” has the meaning set forth in Section 2.14(a).

“United States” shall mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(e).

“Unrestricted Cash” shall mean, as of any date of determination, the excess of (i) the sum of (x) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries (regardless of whether held in a Collateral Account) plus (y) cash and Cash Equivalents of Borrower and its Restricted Subsidiaries that are restricted in favor of the Obligations (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral) over (ii) the sum of (a) $50 million and (b) if such date of determination is on or prior to the Specified Restricted Payment End Date, the Available Specified RP Cash; provided, however, that in no event shall “Unrestricted Cash” be less than zero.

“Unrestricted Subsidiaries” shall mean (a) as of the Closing Date, the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of Borrower or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement); provided that, each Unrestricted Subsidiary under this Agreement shall also have been designated as an Unrestricted Subsidiary under the Senior Unsecured Notes.

“Unutilized R/C Commitment” shall mean, for any Revolving Lender, at any time, the excess of such Revolving Lender’s Revolving Commitment at such time over the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender, (ii) such Revolving Lender’s L/C Liability at such time and (iii) such Revolving Lender’s Swingline Exposure at such time.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.06(c)(ii).

“UTGR” shall mean UTGR, Inc., a Delaware corporation.

“Venue Documents” has the meaning set forth in Section 10.05(o).

“Venue Easements” has the meaning set forth in Section 10.05(o).

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon.

“VLT Contract” shall mean that certain Master Video Lottery Terminal Contract, dated as of July 18, 2005, by and between the Division and UTGR, as amended through the Closing Date, and as may be further amended from time to time as permitted by this Agreement.

“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of any Indebtedness (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Working Capital, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities. For purposes of calculating Working Capital (i) for any period in which a Permitted Acquisition or other Acquisition, or the opening of a Development Project or Expansion Capital Expenditure, occurs (other than with respect to any Unrestricted Subsidiary) or the designation of any Unrestricted Subsidiary as such is revoked and such Unrestricted Subsidiary is converted into a Restricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so acquired, of any Person that owns or leases such Development Project or Expansion Capital Expenditure (to the extent related to such Development Project or Expansion Capital Expenditure), or of any Unrestricted Subsidiary so revoked, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded and (ii) for any period in which any Person, property, business or asset (other than an Unrestricted Subsidiary) is sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any Restricted Subsidiary or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified as discontinued operations or Restricted Subsidiary so designated, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.      Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld).

SECTION 1.03.       Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type.” The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Loan of any particular Tranche, a Term B Facility Loan, a New Term Loan of any particular Tranche, or a Term Loan of any particular Tranche of Term Loans created pursuant to an Extension Amendment or a Refinancing Amendment or a Swingline Loan, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

SECTION 1.04.       Rules of Construction.

(a)          In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day in New York, New York; (vi) Obligations (other than L/C Liabilities) shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b)          In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all Property; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.

(c)          In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d)          Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by the Credit Documents; (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, and (iii) for the avoidance of doubt, any reference herein to “the date hereof” or words of similar import shall refer to the date that the Credit Agreement was initially entered into (May 10, 2019).

(e)          This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or the Lenders’ involvement in their preparation.

(f)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.05.       Pro Forma Calculations.

(a)          Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.05; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.05, when calculating the Consolidated Total Net Leverage Ratio, for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with any covenant pursuant to Section 10.08, the events described in this Section 1.05 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)          For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.05, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.05.

(c)          Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within eighteen (18) months of the closing date of such Specified Transaction (in the good faith determination of Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions, other operating improvements and synergies, the limitations and requirements set forth in clause (c) of the definition of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed 25.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.

(d)          In the event that Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility without a corresponding permanent reduction in the commitments with respect thereto), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Total Net Leverage Ratio and the Consolidated Total Secured Net Leverage Ratio and (B) on the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Borrower may designate.

SECTION 1.06.       Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.07.       Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Credit Document which requires the calculation of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or the Fixed Charge Coverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement or any other Credit Document (including baskets measured as a percentage of Consolidated EBITDA or of Consolidated Total Assets), in each case, in connection with a Limited Condition Transaction (a “Limited Condition Transaction” shall be defined as any Permitted Acquisition or other acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other acquisition), permitted Investment or unconditional repayment or redemption of, or offer to purchase, any Indebtedness, and, in each case, the incurrence of Indebtedness and Liens in connection therewith), at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Agreement and the other Credit Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, with respect to the incurrence of Indebtedness and Liens, the Limited Condition Transaction for which the proceeds will be used) (the “LCT Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, absence of default or event of default, ratio or basket, such representation, warranty, absence of Default or Event of Default, ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Borrower or the Person subject to such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (a) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (b) in the case of any such ratio or basket related to Restricted Payments or prepayments of Other Junior Indebtedness, without giving effect to such Limited Condition Transaction and other transactions in connection therewith. Notwithstanding the foregoing, the amount of (i) any Incremental Commitments that may be incurred under the Incremental Incurrence-Based Amount and (ii) any Indebtedness that may be incurred under the Ratio Incurrence-Based Amount, in each case, determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of Borrower, at the time of funding.

SECTION 1.08.       Ratio Calculations; Negative Covenant Reclassification.

(a)          With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Credit Document that does not require compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) (any such amounts (which will include any related “grower” component), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Credit Document that requires compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) which may include any “builder” or “grower” amount (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts. For the avoidance of doubt, all Indebtedness substantially contemporaneously incurred will be included for purposes of determining compliance with incurrence-based ratio tests outside of the debt and liens covenants. For example, if Borrower incurs Indebtedness under clause (a), (b) or (c) of the definition of “Incremental Loan Amount” on the same date that it incurs Indebtedness under clause (d) of the definition of “Incremental Loan Amount”, then the Consolidated Total Secured Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under clause (d) of the definition of “Incremental Loan Amount” without regard to any incurrence of Indebtedness under clause (a), (b) or (c) of the definition of “Incremental Loan Amount”. If Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Credit Document on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

(b)          Notwithstanding anything in this Agreement or any other Credit Document to the contrary, (i) unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Credit Documents may be used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (ii) any action or event permitted by this Agreement or the other Credit Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Credit Documents. For purposes of determining compliance with Article X, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article X, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by Borrower in its sole discretion at such time and thereafter may be reclassified or divided (as if incurred at such later time) by Borrower in any manner not expressly prohibited by this Agreement, and such Lien, Investment, Indebtedness, Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, Indebtedness, Asset Sales, dispositions, fundamental changes, Restricted Payments, Affiliate transactions, contractual requirements or payments or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions.

ARTICLE II.

CREDITS

SECTION 2.01.       Loans.

(a)          Revolving Loans. Each Revolving Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make revolving loans (the “Revolving Loans”) to Borrower in Dollars from time to time, on any Business Day during, with respect to any Revolving Commitment of such Revolving Lender, the Revolving Availability Period applicable to such Revolving Commitment, in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Commitment of such Revolving Lender as in effect from time to time; provided, however, that, after giving effect to any Borrowing of Revolving Loans, (i) the sum of the aggregate principal amount of (without duplication) all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time, (ii) the Revolving Exposure of such Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitments in effect at such time, (iii) the Revolving Tranche Exposure of such Revolving Lender in respect of each Tranche of Revolving Commitments of such Lender shall not exceed such Revolving Lender’s Revolving Commitment of such Tranche in effect at such time and (iv) the Revolving Tranche Exposure of all Revolving Lenders in respect of each Tranche of Revolving Commitments shall not exceed the aggregate Revolving Commitments of such Tranche in effect at such time. Subject to the terms and conditions of this Agreement, during the applicable Revolving Availability Period, Borrower may borrow, repay and re-borrow the amount of the Revolving Commitments by means of ABR Loans and LIBOR Loans.

(b)          [Reserved].

(c)          Term B Facility Loans. Each Lender with a Term B Facility Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Term B Facility Loan to Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term B Facility Commitment of such Lender. Term B Facility Loans that are repaid or prepaid may not be reborrowed.

(d)          Limit on LIBOR Loans. No more than eight (8) separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time in the aggregate under all of the facilities.

(e)          Swingline Loans.

(i)          Swingline Commitment. Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.01(e), the Swingline Lender at the request of Borrower may, in the Swingline Lender’s sole discretion, make Swingline Loans to Borrower in Dollars from time to time during any Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (y) (1) the sum of the total Revolving Exposures exceeding the Total Revolving Commitments or (2) the Revolving Exposure of any Revolving Lender exceeding the Revolving Commitments of such Lender then in effect; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and re-borrow Swingline Loans. Notwithstanding anything to the contrary contained in this Section 2.01(e) or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Lender is a Defaulting Lender if such Defaulting Lender’s participation in Swingline Loans cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the Swingline Lender and Borrower have been made to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by Cash Collateralizing in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swingline Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Commitment percentage of outstanding Swingline Loans.

(ii)         Swingline Loans. To request a Swingline Loan, Borrower shall notify Administrative Agent of such request by telephone (promptly confirmed in writing in the form of a Notice of Borrowing by facsimile or electronic mail), not later than 1:00 p.m., New York time, on the day of a proposed Swingline Loan (which day shall be a Business Day). Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. Unless the Swingline Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first sentence of Section 2.01(e)(i) or (B) that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender shall make each Swingline Loan available to Borrower by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with the Swingline Lender, by crediting the same to) the account of Borrower as directed by Borrower in the applicable Notice of Borrowing for such Swingline Loan by 4:00 p.m., New York time, on the requested date of such Swingline Loan. Swingline Loans shall only be incurred and maintained as ABR Loans. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to such request a Default or an Event of Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $250,000 above such amount. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s R/C Percentage of such Swingline Loan.

(iii)        Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, and without any penalty or premium, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to Administrative Agent before 12:00 p.m. (Noon), New York time, on the date of repayment at the Swingline Lender’s office as the Swingline Lender may from time to time specify to Borrower and Administrative Agent.

(iv)        Refinancing; Participations.

(A)         The Swingline Lender at any time in its sole discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a ABR Loan in an amount equal to such Lender’s R/C Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in this Agreement for the principal amount of ABR Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 7.02. The Swingline Lender shall furnish Borrower with a copy of the applicable notice promptly after delivering such notice to Administrative Agent. Each Revolving Lender shall make an amount equal to its R/C Percentage of the amount specified in such notice available to Administrative Agent in immediately available funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such notice, whereupon, subject to Section 2.01(e)(iv)(B), each Revolving Lender that so makes funds available shall be deemed to have made a ABR Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to the Swingline Lender.

(B)         If for any reason any Swingline Loan cannot be refinanced by such a Borrowing in accordance with Section 2.01(e)(iv)(A), the request for ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to Administrative Agent for the account of the Swingline Lender pursuant to Section 2.01(e)(iv)(A) shall be deemed payment in respect of such participation.

(C)         If any Revolving Lender fails to make available to Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to Section 2.01(e)(iv)(A) or (B) by the time specified in such Section, the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender, at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than any such interest or fees) shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D)         Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.01(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.01(e)(iv) is subject to the conditions set forth in Section 7.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swingline Loans, together with interest as provided herein.

(E)         The Swingline Lender shall be responsible for invoicing Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.01(e) to refinance such Revolving Lender’s R/C Percentage of any Swingline Loan, interest in respect of such R/C Percentage shall be solely for the account of the Swingline Lender.

SECTION 2.02.      Borrowings. Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing. Unless otherwise agreed to by Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon), New York time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower. Each borrowing of Revolving Loans shall be made by each Revolving Lender pro rata based on its R/C Percentage. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York time, on the actual applicable Funding Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.

SECTION 2.03.       Letters of Credit.

(a)          Subject to the terms and conditions hereof, the Revolving Commitments may be utilized, upon the request of Borrower, in addition to the Revolving Loans provided for by Section 2.01(a), for standby letters of credit (herein collectively called “Letters of Credit”) issued by the applicable L/C Lender (which L/C Lenders agree to the terms and provisions of this Section 2.03 in reliance upon the agreements of the other Lenders set forth herein) for the account of Borrower or its Subsidiaries; provided, however, that in no event shall

(i)          the aggregate amount of all L/C Liabilities, plus the aggregate principal amount of all the Revolving Loans and Swingline Loans then outstanding, exceed at any time the Total Revolving Commitments as in effect at such time,

(ii)         the sum of the aggregate principal amount of all Revolving Loans of any Revolving Lender then outstanding, plus such Revolving Lender’s L/C Liability plus such Revolving Lender’s Swingline Exposure exceed at any time such Revolving Lender’s Revolving Commitment as in effect at such time,

(iii)        (x) the outstanding aggregate amount of all L/C Liabilities exceed the L/C Sublimit or (y) unless the applicable L/C Lender consents, the Stated Amount of all Letters of Credit issued by such L/C Lender plus the aggregate amount of all L/C Disbursements of such L/C Lender that have not yet been reimbursed in respect of all Letters of Credit issued by such L/C Lender exceed such L/C Lender’s L/C Commitment,

(iv)        the Stated Amount of any Letter of Credit be less than $100,000 or such lesser amount as is acceptable to the L/C Lender,

(v)         the expiration date of any Letter of Credit extend beyond the earlier of (x) the fifth Business Day preceding the latest R/C Maturity Date then in effect and (y) the date twelve (12) months following the date of such issuance, unless in the case of this clause (y) the Required Revolving Lenders have approved such expiry date in writing (but never beyond the fifth Business Day prior to the latest R/C Maturity Date then in effect), except for any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and Administrative Agent’s reasonable satisfaction, on or prior to the fifth Business Day preceding the latest R/C Maturity Date then in effect, subject to the ability of Borrower to request Auto-Extension Letters of Credit in accordance with Section 2.03(b); provided that in the case of any such Letter of Credit that is so Cash Collateralized, the obligations of the Revolving Lenders to participate in such Letters of Credit pursuant to Section 2.03(f) shall terminate on the fifth Business Day preceding the latest R/C Maturity Date then in effect,

(vi)        any L/C Lender issue any Letter of Credit after it has received notice from Borrower or the Required Revolving Lenders stating that a Default exists until such time as such L/C Lender shall have received written notice of (x) rescission of such notice from the Required Revolving Lenders, (y) waiver or cure of such Default in accordance with this Agreement or (z) Administrative Agent’s good faith determination that such Default has ceased to exist,

(vii)       any Letter of Credit be issued in a currency other than Dollars nor at a tenor other than sight; or

(viii)      the L/C Lender be obligated to issue any Letter of Credit, amend or modify any outstanding Letter of Credit or extend the expiry date of any outstanding Letter of Credit at any time when a Revolving Lender is a Defaulting Lender if such Defaulting Lender’s L/C Liability cannot be reallocated to Non-Defaulting Lenders pursuant to Section 2.14(a) unless arrangements reasonably satisfactory to the L/C Lender and Borrower have been made to eliminate the L/C Lender’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by Cash Collateralizing in an amount equal to the Minimum Collateral Amount, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Lender to support, each such Defaulting Lender’s L/C Liability.

(b)          Whenever Borrower requires the issuance of a Letter of Credit it shall give the applicable L/C Lender and Administrative Agent at least three (3) Business Days written notice (or such shorter period of notice acceptable to the L/C Lender). Such Letter of Credit application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system agreed to by the applicable L/C Lender, by personal delivery or by any other means acceptable to the applicable L/C Lender. Each notice shall be in the form of Exhibit L hereto or such other form as is reasonably acceptable to the applicable L/C Lender appropriately completed (each a “Letter of Credit Request”) and shall specify a date of issuance not beyond the fifth Business Day prior to the latest R/C Maturity Date then in effect. Each Letter of Credit Request must be accompanied by documentation describing in reasonable detail the proposed terms, conditions and format of the Letter of Credit to be issued. If requested by the L/C Lender, the Borrower also shall submit a letter of credit application on the L/C Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. If Borrower so requests in any applicable Letter of Credit Request, the applicable L/C Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Lender to decline any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Lender at the time of the original issuance or automatic extension of a Letter of Credit, Borrower shall not be required to make a specific request to the L/C Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the fifth Business Day preceding the latest R/C Maturity Date then in effect (provided, that such five (5) Business Day limitation shall not apply to any Letter of Credit that Borrower has agreed to Cash Collateralize in an amount equal to the Minimum Collateral Amount or otherwise backstop (with a letter of credit on customary terms) to the applicable L/C Lender’s and Administrative Agent’s reasonable satisfaction) (provided that in the case of any such Letter of Credit that is so Cash Collateralized, the obligations of the Revolving Lenders to participate in such Letters of Credit pursuant to Section 2.03(f) shall terminate on the fifth Business Day preceding the latest R/C Maturity Date then in effect); provided, however, that the L/C Lender shall not permit any such extension if (A) the L/C Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, and in each such case directing the L/C Lender not to permit such extension. If there is any conflict between the terms and conditions of this Agreement and the terms and condition of any application, the terms and conditions of this Agreement shall govern. Each Lender hereby authorizes each L/C Lender to issue and perform its obligations with respect to Letters of Credit and each Letter of Credit shall be issued in accordance with the customary procedures of such L/C Lender. Borrower acknowledges and agrees that the failure of any L/C Lender to require an application at any time and from time to time shall not restrict or impair such L/C Lender’s right to require such an application or agreement as a condition to the issuance of any subsequent Letter of Credit.

(c)          On each day during the period commencing with the issuance by the applicable L/C Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s R/C Percentage of the then Stated Amount of such Letter of Credit plus the amount of any unreimbursed drawings thereunder. Each Revolving Lender (other than the applicable L/C Lender) severally agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire from the L/C Lender that issued such Letter of Credit, without recourse, a participation in such L/C Lender’s obligation to fund drawings and rights under such Letter of Credit in an amount equal to such Lender’s R/C Percentage of such obligation and rights, and each Revolving Lender (other than such L/C Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such L/C Lender to pay and discharge when due, its R/C Percentage of such L/C Lender’s obligation to fund drawings under such Letter of Credit. Such L/C Lender shall be deemed to hold an L/C Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Revolving Lenders other than such L/C Lender of their participation interests.

(d)          In the event that any L/C Lender has determined to honor a drawing under a Letter of Credit, such L/C Lender shall promptly notify (the “L/C Payment Notice”) Administrative Agent and Borrower of the amount paid by such L/C Lender and the date on which payment is to be made to such beneficiary. Borrower hereby unconditionally agrees to pay and reimburse such L/C Lender, through Administrative Agent, for the amount of payment under such Letter of Credit in Dollars, together with interest thereon at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin applicable to Revolving Loans that are maintained as ABR Loans as are in effect from time to time (determined based on a weighted average if multiple Tranches of Revolving Commitments are then outstanding) from the date payment was made to such beneficiary to the date on which payment is due, such payment to be made not later than the first Business Day after the date on which Borrower receives the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day). Any such payment due from Borrower and not paid on the required date shall thereafter bear interest at rates specified in Section 3.02(b) until paid. Promptly upon receipt of the amount paid by Borrower pursuant to the immediately prior sentence, the applicable L/C Lender shall notify Administrative Agent of such payment and whether or not such payment constitutes payment in full of the Reimbursement Obligation under the applicable Letter of Credit.

(e)          Promptly upon its receipt of a L/C Payment Notice referred to in Section 2.03(d), Borrower shall advise the applicable L/C Lender and Administrative Agent whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse such L/C Lender for the amount of the related demand for payment under the applicable Letter of Credit and, if it does so intend, submit a Notice of Borrowing for such borrowing to Administrative Agent as provided in Section 4.05. In the event that Borrower fails to reimburse any L/C Lender, through Administrative Agent, for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time on a Business Day), such L/C Lender shall promptly notify Administrative Agent of such failure by Borrower to so reimburse and of the amount of the demand for payment. In the event that Borrower fails to either submit a Notice of Borrowing to Administrative Agent as provided above or reimburse such L/C Lender, through Administrative Agent, for a demand for payment under a Letter of Credit by the first Business Day after the date of the applicable L/C Payment Notice (or the second Business Day thereafter if such L/C Payment Notice is received on a date that is not a Business Day or after 1:00 p.m., New York time, on a Business Day), Administrative Agent shall give each Revolving Lender prompt notice of the amount of the demand for payment including the interest therein owed by Borrower (the “Unreimbursed Amount”), specifying such Lender’s R/C Percentage thereof and requesting payment of such amount.

(f)           Each Revolving Lender (other than the applicable L/C Lender) shall pay to Administrative Agent for account of the applicable L/C Lender at the Principal Office in Dollars and in immediately available funds, an amount equal to such Revolving Lender’s R/C Percentage of the Unreimbursed Amount upon not less than one Business Day’s actual notice by Administrative Agent as described in Section 2.03(e) to such Revolving Lender requesting such payment and specifying such amount. Administrative Agent will promptly remit the funds so received to the applicable L/C Lender in Dollars. Each such Revolving Lender’s obligation to make such payments to Administrative Agent for the account of L/C Lender under this Section 2.03(f), and the applicable L/C Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Revolving Lender to make its payment under this Section 2.03(f), (ii) the financial condition of Borrower or the existence of any Default or (iii) the termination of the Commitments. Each such payment to any L/C Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(g)          Upon the making of each payment by a Revolving Lender, through Administrative Agent, to an L/C Lender pursuant to Section 2.03(f) in respect of any Letter of Credit, such Revolving Lender shall, automatically and without any further action on the part of Administrative Agent, such L/C Lender or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such L/C Lender by Borrower hereunder and under the L/C Documents relating to such Letter of Credit and (ii) a participation equal to such Revolving Lender’s R/C Percentage in any interest or other amounts (other than cost reimbursements) payable by Borrower hereunder and under such L/C Documents in respect of such Reimbursement Obligation. If any L/C Lender receives directly from or for the account of Borrower any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security), such L/C Lender shall promptly pay to Administrative Agent for the account of each Revolving Lender which has satisfied its obligations under Section 2.03(f), such Revolving Lender’s R/C Percentage of such payment, each such payment by such L/C Lender to be made in Dollars. In the event any payment received by such L/C Lender and so paid to the Revolving Lenders hereunder is rescinded or must otherwise be returned by such L/C Lender, each Revolving Lender shall, upon the request of such L/C Lender (through Administrative Agent), repay to such L/C Lender (through Administrative Agent) the amount of such payment paid to such Revolving Lender, with interest at the rate specified in Section 2.03(j).

(h)          Borrower shall pay to Administrative Agent, for the account of each Revolving Lender, and with respect to each Tranche of Revolving Commitments, in respect of each Letter of Credit and each Tranche of Revolving Commitments for which such Revolving Lender has a L/C Liability, a letter of credit commission equal to (x) the rate per annum equal to the Applicable Margin for Revolving Loans of such Tranche made by such Revolving Lender that are LIBOR Loans in effect from time to time, multiplied by (y) the daily Stated Amount of such Letter of Credit allocable to such Revolving Lender’s Revolving Commitments of such Tranche for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to and excluding the date such Letter of Credit is drawn in full or is terminated. Such commission will be non-refundable and is to be paid (1) quarterly in arrears on each Quarterly Date and (2) on each R/C Maturity Date. In addition, Borrower shall pay to each L/C Lender, for such L/C Lender's account a fronting fee with respect to each Letter of Credit, at the rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on each Quarterly Date in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the latest R/C Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition Borrower agrees to pay to each L/C Lender all charges, costs and expenses in the amounts customarily charged by such L/C Lender, from time to time in like circumstances, with respect to the issuance, amendment, transfer, payment of drawings, and other transactions relating thereto.

(i)           Upon the issuance of or amendment or modification to a Letter of Credit, the applicable L/C Lender shall promptly deliver to Administrative Agent and Borrower a written notice of such issuance, amendment or modification and such notice shall be accompanied by a copy of such Letter of Credit or the respective amendment or modification thereto, as the case may be. Promptly upon receipt of such notice, Administrative Agent shall deliver to each Revolving Lender a written notice regarding such issuance, amendment or modification, as the case may be, and, if so requested by a Revolving Lender, Administrative Agent shall deliver to such Revolving Lender a copy of such Letter of Credit or amendment or modification, as the case may be.

(j)           If and to the extent that any Revolving Lender fails to pay an amount required to be paid pursuant to Section 2.03(f) or 2.03(g) on the due date therefor, such Revolving Lender shall pay to the applicable L/C Lender (through Administrative Agent) interest on such amount with respect to each Tranche of Revolving Commitments held by such Revolving Lender for each day from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate (as in effect from time to time) for the first three days and at the interest rate (in effect from time to time) applicable to Revolving Loans under such Tranche made by such Revolving Lender that are maintained as ABR Loans for each date thereafter. If any Revolving Lender holds Revolving Commitments of more than one Tranche and such Revolving Lender makes a partial payment of amounts due by it under Section 2.03(f) or 2.03(g), such partial payment shall be allocated pro rata to each Tranche based on the amount of Revolving Commitments of each Tranche held by such Revolving Lender.

(k)          The issuance by any L/C Lender of any amendment or modification to any Letter of Credit hereunder that would extend the expiry date or increase the Stated Amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such amendment or modification shall be issued hereunder (i) unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended or modified form or (y) the Required Revolving Lenders (or other specified Revolving Lenders to the extent required by Section 13.04) shall have consented thereto or (ii) if the beneficiary of the Letter of Credit does not accept the proposed terms of the Letter of Credit.

(l)           Notwithstanding the foregoing, no L/C Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Lender from issuing the Letter of Credit, or any Law applicable to such L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Lender shall prohibit, or request that such L/C Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Lender in good faith deems material to it or (ii) the issuance of the Letter of Credit would violate one or more policies of such L/C Lender applicable to letters of credit generally.

(m)         The obligations of Borrower under this Agreement and any L/C Document to reimburse any L/C Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Revolving Loans or Swingline Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C Document under all circumstances, including the following:

(i)          any lack of validity or enforceability of this Agreement, any Credit Document or any L/C Document;

(ii)         the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing;

(iv)        waiver by a L/C Lender of any requirement that exists for the L/C Lender’s protection and not the protection of Borrower or any waiver by the L/C Lender which does not in fact materially prejudice Borrower;

(v)         honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)        any payment made by a L/C Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)       any payment by a L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by a L/C Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Guarantor.

To the extent that any provision of any L/C Document is inconsistent with the provisions of this Section 2.03, the provisions of this Section 2.03 shall control.

(n)          On the last Business Day of each month, each L/C Lender shall provide to Administrative Agent such information regarding the outstanding Letters of Credit as Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent (and in such standard electronic format as Administrative Agent shall reasonably specify), for purposes of Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit. Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by the L/C Lenders pursuant to this Section 2.03(n), and such record of Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder. Notwithstanding the foregoing, if and to the extent Administrative Agent determines that there are one or more discrepancies between information provided by any L/C Lender hereunder, Administrative Agent will notify such L/C Lender thereof and such L/C Lender shall endeavor to reconcile any such discrepancy.

(o)          Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Lenders, Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of any L/C Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Lenders, Administrative Agent, any of their respective Affiliates, directors, officers, employees, agents and advisors nor any correspondent, participant or assignee of the L/C Lenders shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(m); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against a L/C Lender, and a L/C Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Lender’s willful misconduct, bad faith or gross negligence or material breach of any Credit Document or such L/C Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment. In furtherance and not in limitation of the foregoing, the L/C Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Lenders shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Lenders may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(p)          Unless otherwise expressly agreed by the applicable L/C Lender and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Lenders shall not be responsible to Borrower for, and the L/C Lenders’ rights and remedies against Borrower shall not be impaired by, any action or inaction of the L/C Lenders required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such L/C Lender or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(q)          Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the applicable L/C Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(r)          A Revolving Lender may become an additional L/C Lender hereunder with the approval of Administrative Agent (such approval not to be unreasonably withheld or delayed), Borrower and such Revolving Lender, pursuant to an agreement with, and in form and substance reasonably satisfactory to, Administrative Agent, Borrower and such Revolving Lender. Administrative Agent shall notify the Revolving Lenders of any such additional L/C Lender.

SECTION 2.04.          Termination and Reductions of Commitment.

(a)          (1) In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Term B Facility Commitments shall be automatically and permanently reduced to zero at 5:00 p.m., New York time, on the Closing Date (after giving effect to the making of the Term B Facility Loans on such date).

(i)          In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of any Incremental Term Loan Commitments of any Tranche shall be automatically and permanently reduced by the amount of Incremental Term Loans of such Tranche made in respect thereof from time to time.

(ii)         The aggregate amount of the Revolving Commitments of any Tranche shall be automatically and permanently reduced to zero on the R/C Maturity Date applicable to such Tranche, and the L/C Commitments and the Swingline Commitment shall be automatically and permanently reduced to zero on the last R/C Maturity Date.

(b)          Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any) pursuant to Section 5.05) (i) so long as no Revolving Loans, Swingline Loans or L/C Liabilities will be outstanding as of the date specified for termination (after giving effect to all transactions occurring on such date), to terminate the Revolving Commitments in their entirety and (ii) so long as the remaining Total Revolving Commitments will equal or exceed the aggregate amount of outstanding Revolving Loans, Swingline Exposure and L/C Liabilities, to reduce the aggregate amount of the Revolving Commitments (which shall be pro rata among the Revolving Lenders); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05, and (y) each partial reduction shall be in an aggregate amount at least equal to $5.0 million (or any whole multiple of $1.0 million in excess thereof) or, if less, the remaining Unutilized R/C Commitments.

(c)          Any Commitment once terminated or reduced may not be reinstated.

(d)          Each reduction or termination of any of the Commitments applicable to any Tranche pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

SECTION 2.05.       Fees.

(a)          Borrower shall pay to Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender), with respect to such Revolving Lender’s Revolving Commitments of each Tranche, a commitment fee for the period from and including the Closing Date (or, following the conversion of such Revolving Commitment into another Tranche, the applicable Extension Date) to but not including the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment, in each case, computed at a rate per annum equal to the Applicable Fee Percentage in respect of such Tranche in effect from time to time during such period on the actual daily amount of such Revolving Lender’s Unutilized R/C Commitment in respect of such Tranche. Notwithstanding anything to the contrary in the definition of “Unutilized R/C Commitments,” for purposes of determining Unutilized R/C Commitments in connection with computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and L/C Liability of such Revolving Lender (and the Swingline Exposure of such Revolving Lender shall be disregarded for such purpose). Any accrued commitment fee under this Section 2.05(a) in respect of any Revolving Commitment shall be payable in arrears on each Quarterly Date and on the earlier of (i) the date such Revolving Commitment is terminated or expires (or is modified to constitute another Tranche) and (ii) the R/C Maturity Date applicable to such Revolving Commitment.

(b)          Borrower shall pay to Administrative Agent for its own account the administrative fee separately agreed to.

(c)          At the time of the effectiveness of a Repricing Transaction prior to the date that is six (6) months after the Closing Date, Borrower agrees to pay to Administrative Agent, for the ratable account of each Lender with outstanding Term B Facility Loans (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender or is repaid under Section 2.11 or 13.04(b), as the case may be), a fee in an amount equal to 1.00% of the aggregate principal amount of Term B Facility Loans that are refinanced, converted, replaced, amended, modified or otherwise repriced in such Repricing Transaction. Such fee shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(d)          Borrower shall pay to Auction Manager for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between Borrower and Auction Manager.

(e)          Borrower shall pay to each Term B Facility Lender, on the Closing Date, an upfront fee equal to 0.50% of such Term B Facility Lender’s Term B Facility Loan funded on the Closing Date.

SECTION 2.06.       Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07.       Several Obligations of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. No Revolving Lender will be responsible for failure of any other Lender to fund its participation in Letters of Credit.

SECTION 2.08.       Notes; Register.

(a)          At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibits A-1, A-2 and A-3 hereto of such Lender’s Revolving Loans, Term B Facility Loans and Swingline Loans, respectively; provided that any promissory notes issued in respect of New Term Loans, Other Term Loans, Extended Term Loans or New Revolving Loans, Other Revolving Loans or Extended Revolving Loans shall be in such form as mutually agreed by Borrower and Administrative Agent.

(b)          The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c)          Borrower hereby designates Administrative Agent to serve as its nonfiduciary agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders (and the related interest thereon) and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans. The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register; provided, however, that Administrative Agent agrees to record in the Register any assignment entered into pursuant to the term hereof promptly after the effectiveness of such assignment.

SECTION 2.09.       Optional Prepayments and Conversions or Continuations of Loans.

(a)          Subject to Section 4.04, Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(c)), or to convert Loans of one Type into Loans of another Type or to continue Loans of one Type as Loans of the same Type, at any time or from time to time. Borrower shall give Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests). Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C hereto. If LIBOR Loans are prepaid or converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to convert any Loan into a LIBOR Loan, or to continue any Loan as a LIBOR Loan, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans. Swingline Loans may not be converted or continued.

(b)          The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.

(c)          Any prepayment of Term B Facility Loans pursuant to this Section 2.09 or Section 13.04(b) made prior to the date that is six (6) months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

SECTION 2.10.       Mandatory Prepayments.

(a)          Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):

(i)          Casualty Events. Within five (5) Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l) (or notice of collection by Administrative Agent of the same), in an aggregate principal amount equal to the Applicable Percentage of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x)           if no Event of Default is then continuing or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any Company, or repair, replace or restore the Property or other Property used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any Company (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable), in each case within (A) twelve (12) months following receipt of such Net Available Proceeds or (B) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Available Proceeds (provided that Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of a Casualty Event to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the applicable Casualty Event), and

(y)           if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

(ii)         Debt Issuance. Within five (5) Business Days after any Debt Issuance (including, for purposes of this Section 2.10(a)(ii), Credit Agreement Refinancing Indebtedness) on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance; provided, that notwithstanding anything to the contrary in Section 2.10(a) or (b) regarding the application of mandatory prepayments, the Net Available Proceeds of Credit Agreement Refinancing Indebtedness shall be applied to the repayment of the applicable Refinanced Debt.

(iii)        Asset Sales. Within five (5) Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) or, to the extent required thereby, Section 10.05(s), in an aggregate principal amount equal to the Applicable Percentage of the Net Available Proceeds from such Asset Sale or other disposition (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however, that:

(x)           an amount equal to the Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) shall not be required to be applied as provided above on such date if (1) no Event of Default is then continuing; or would arise therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party, and (B) if such Asset Sale was effected by any other Company, any Company, in each case within (x) twelve (12) months following receipt of such Net Available Proceeds or (y) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (A) one hundred and eighty (180) days following the date of such legally binding commitment and (B) twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) (provided that Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an Asset Sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such Asset Sale and the consummation of such Asset Sale); and

(y)          if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

(iv)        Excess Cash Flow. For each fiscal year (commencing with the fiscal year ending December 31, 2020), not later than five (5) Business Days after the date on which the financial statements of Borrower referred to in Section 9.04(b) for such fiscal year are required to be delivered to Administrative Agent, Borrower shall prepay, in accordance with subsection (b) below, the principal amount of the Loans in an amount equal to (x) the Applicable ECF Percentage of Excess Cash Flow for such fiscal year to extent in excess of $5.0 million, minus (y) the principal amount of (i) Term Loans voluntarily prepaid pursuant to Section 2.09, 2.11, 13.04(b), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k) during such fiscal year (or, at Borrower’s election, after such fiscal year and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) plus (ii) Revolving Loans voluntarily prepaid pursuant to Section 2.09, 2.11, 13.04(b), 13.04(h), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k) to the extent accompanied by an equivalent permanent reduction of the Total Revolving Commitments during such fiscal year (or, at Borrower’s election, after such fiscal year and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), plus (iii) Other First Lien Indebtedness voluntarily prepaid (and, to the extent consisting of revolving loans, so long as accompanied by a permanent reduction of the underlying commitments) during such fiscal year (or, at Borrower’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) to the extent the amount of such Other First Lien Indebtedness so prepaid is not proportionally larger than the amount of Term Loans so prepaid according to the respective principal amounts of Other First Lien Indebtedness and Term Loans as of the beginning of the applicable fiscal year plus the principal amount of any additional Other First Lien Indebtedness or Term Loans incurred during the applicable fiscal year or other applicable period, in each case, except to the extent financed with the proceeds of Indebtedness (other than revolving Indebtedness) of Borrower or its Restricted Subsidiaries.

(v)         [reserved].

(vi)        Prepayments Not Required. Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10(a) so long as applicable local law does not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, (x) an amount equal to such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) an amount equal to such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation. To the extent Borrower determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries would result in a material (as determined by Borrower in its reasonable discretion) adverse Tax liability to Borrower or any of its Subsidiaries (including any material (as determined by Borrower in its reasonable discretion) adverse withholding Tax), the applicable mandatory prepayment shall be reduced by the Net Available Proceeds or Excess Cash Flow so affected (the “Restricted Amount”) until such time as Borrower determines in good faith that repatriation of the Restricted Amount may occur without incurring such material Tax liability, at which time, (x) an amount equal to any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation, and (y) an amount equal to any such Excess Cash Flow shall be applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation.

(vii)       Prepayments of Other First Lien Indebtedness. Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii), (iv) or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance or Asset Sale and any such Excess Cash Flow otherwise required to be applied to prepay the Loans may, at Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Casualty Event, Debt Issuance, Asset Sale or Excess Cash Flow is required under the terms of such Other First Lien Indebtedness (with any remaining Net Available Proceeds or Excess Cash Flow, as applicable, applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other First Lien Indebtedness at such time) of such Net Available Proceeds or Excess Cash Flow, as applicable, relative to Lenders, in which case such Net Available Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Available Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Available Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Available Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding). Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(b)          Application. The amount of any mandatory prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i)          First, to the outstanding Term Loans in order of amortization, in amounts and to Tranches, all as directed by Borrower; provided that mandatory prepayments may not be directed to a later maturing Class of Term Loans without at least pro rata repayment of any related earlier maturing Class of Term Loans;

(ii)         Second, after such time as no Term Loans or Permitted First Priority Refinancing Debt in respect of Term Loans remain outstanding, (x) to repay all outstanding Swingline Loans, (y) after such time as no Swingline Loans are outstanding, to prepay all outstanding Revolving Loans (in each case, with a corresponding permanent reduction in the Revolving Commitments) and (z) after such time as no Revolving Loans are outstanding, to Cash Collateralize all outstanding Letters of Credit in an amount equal to the Minimum Collateral Amount; and

(iii)        Third, after application of prepayments in accordance with clauses (i) and (ii) above, Borrower shall be permitted to retain any such remaining excess;

provided, that the Net Available Proceeds of any Credit Agreement Refinancing Indebtedness shall be applied to the applicable Refinanced Debt.

Notwithstanding the foregoing, any Lender holding Term Loans may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10(a)(i), (iii) or (iv) (the “Declined Amounts”).

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c)          Revolving Credit Extension Reductions. Until the final R/C Maturity Date, Borrower shall from time to time immediately prepay the Revolving Loans (and/or provide Cash Collateral in an amount equal to the Minimum Collateral Amount for, or otherwise backstop (with a letter of credit on customary terms reasonably acceptable to the applicable L/C Lender and Administrative Agent), outstanding L/C Liabilities) in such amounts as shall be necessary so that at all times (a) the aggregate outstanding amount of the Revolving Loans and the Swingline Loans, plus, the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments as in effect at such time and (b) the aggregate outstanding amount of the Revolving Loans of any Tranche and Swingline Loans allocable to such Tranche, plus the aggregate outstanding L/C Liabilities under such Tranche shall not exceed the aggregate Revolving Commitments of such Tranche as in effect at such time.

(d)          Prepayment of Term B Facility Loans. Any prepayment of Term B Facility Loans pursuant to Section 2.10(a)(ii) made prior to the date that is six (6) months after the Closing Date in connection with any Repricing Transaction shall be subject to the fee described in Section 2.05(c).

(e)          Outstanding Letters of Credit. If any Letter of Credit is outstanding on the 30th day prior to the next succeeding R/C Maturity Date which has an expiry date later than the fifth Business Day preceding such R/C Maturity Date (or which, pursuant to its terms, may be extended to a date later than the fifth Business Day preceding such R/C Maturity Date), then (i) if one or more Tranches of Revolving Commitments with a R/C Maturity Date after such R/C Maturity Date are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders with Revolving Commitments to purchase participations therein and to make Revolving Loans and payments in respect thereof and the commissions applicable thereto), effective as of such R/C Maturity Date, solely under (and ratably participated by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Tranches of Revolving Commitments, if any, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time, and (ii) to the extent not capable of being reallocated pursuant to clause (i) above, Borrower shall, on such 30th day (or on such later day as such Letters of Credit become incapable of being reallocated pursuant to clause (i) above due to the termination, reduction or utilization of any relevant Revolving Commitments), either (x) Cash Collateralize all such Letters of Credit in an amount not less than the Minimum Collateral Amount with respect to such Letters of Credit (it being understood that such Cash Collateral shall be released to the extent that the aggregate Stated Amount of such Letters of Credit is reduced upon the expiration or termination of such Letters of Credit, so that the Cash Collateral shall not exceed the Minimum Collateral Amount with respect to such Letters of Credit outstanding at any particular time) or (y) deliver to the applicable L/C Lender a standby letter of credit (other than a Letter of Credit) in favor of such L/C Lender in a stated amount not less than the Minimum Collateral Amount with respect to such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to such L/C Lender and Administrative Agent. Except to the extent of reallocations of participations pursuant to clause (i) above, the occurrence of a R/C Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders of the relevant Tranche in any Letter of Credit issued before such R/C Maturity Date. For the avoidance of doubt, the parties hereto agree that upon the occurrence of any reallocations of participations pursuant to clause (i) above and, if necessary, the taking of the actions in described clause (ii) above, all participations in Letters of Credit under the terminated Revolving Commitments shall terminate.

SECTION 2.11.       Replacement of Lenders.

(a)          Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or requires Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) such Lender is subject to a Disqualification; provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or if the Replaced Lender is being replaced as a result of being a Defaulting Lender, then the Replacement Lender shall acquire all Revolving Commitments, Revolving Loans and L/C Interests of such Replaced Lender under one or more Tranches of Revolving Commitments or, at the option of Borrower and such Replacement Lender, all other Loans and Commitments held by such Defaulting Lender), (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender), (B) all Reimbursement Obligations owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days (or such shorter period as is acceptable to Administrative Agent) after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.

(b)          If Borrower receives a notice from any applicable Gaming/Racing Authority or otherwise reasonably determines that any Lender is subject to a Disqualification (and such Lender is notified by Borrower and Administrative Agent in writing of such Disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary). Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender (and in any event shall not be deemed to be a Repricing Transaction). Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law and/or any Gaming/Racing License), as the case may be, and shall be accompanied by evidence demonstrating that such Lender is subject to a Disqualification or such transfer or redemption is otherwise required pursuant to Gaming/Racing Laws and/or any Gaming/Racing License. Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law and/or any Gaming/Racing License). Further, if the transfer or prepayment is triggered by notice from a Gaming/Racing Authority that the Lender is subject to a Disqualification, commencing on the date such Gaming/Racing Authority serves the notice of Disqualification upon Borrower, to the extent prohibited by any Requirement of Law and/or by any Gaming/Racing License: (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

SECTION 2.12.       Incremental Loan Commitments.

(a)          Borrower Request. Borrower may, at any time, by written notice to Administrative Agent, request (i) the establishment of one or more new Tranches of Revolving Commitments (“New Revolving Commitments” and the related Revolving Loans, “New Revolving Loans”), (ii) an increase to the Closing Date Revolving Commitments (“Incremental Existing Tranche Revolving Commitments”), (iii) the establishment of additional Term B Facility Loans with terms and conditions identical to the terms and conditions of existing Term B Facility Loans hereunder (“Incremental Term B Loans” and the related commitments, “Incremental Term B Loan Commitments”), and/or (iv) the establishment of one or more new Tranches of term loans (“New Term Loans” and the related commitments, “New Term Loan Commitments”); provided, however, that (x) the aggregate amount of New Revolving Commitments, Incremental Existing Tranche Revolving Commitments, New Term Loans and Incremental Term B Loans incurred on such date shall not exceed the Incremental Loan Amount as of such date and (y) any such request for Incremental Commitments shall be in a minimum amount of $25.0 million and integral multiples of $1.0 million above such amount. Borrower may request Incremental Commitments from existing Lenders and from Eligible Assignees; provided, however, that (A) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Commitments offered to it and (B) any potential Lender that is not an existing Lender and agrees to make available an Incremental Commitment shall be required to be an Eligible Assignee and shall require approval by Administrative Agent (such approval not to be unreasonably withheld or delayed).

(b)          Incremental Effective Date. The Incremental Commitments shall be effected by a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) executed by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.12. The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.12. Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Effective Date”) of any Incremental Commitments and the final allocation of such Incremental Commitments. The effectiveness of any such Incremental Commitments shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent:

(i)          Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Commitments;

(ii)         an Incremental Joinder Agreement shall have been duly executed and delivered by Borrower, Administrative Agent and each Lender making or providing such Incremental Commitment;

(iii)        no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Incremental Commitments; provided that, if the proceeds of Incremental Term B Loan Commitments or New Term Loan Commitments are being used in connection with a Limited Condition Transaction substantially concurrently upon the receipt thereof, the Lenders providing such Incremental Term B Loan Commitments or New Term Loan Commitments may waive such condition (other than an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower);

(iv)        the representations and warranties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Incremental Effective Date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such dates; provided, further, that, with respect to any Incremental Term B Loan Commitments or New Term Loan Commitments the proceeds of which are used primarily to fund a Limited Condition Transaction substantially concurrently upon the receipt thereof, the only representations and warranties the making of which shall be a condition to the effectiveness of such Incremental Term B Loan Commitments or New Term Loan Commitments and the funding thereof shall be (except as otherwise agreed by Borrower and the Lenders providing such Incremental Term B Loan Commitments or New Term Loan Commitments) (x) the Specified Representations and (y) if applicable, the representations and warranties contained in the acquisition agreement relating to such Permitted Acquisition or other Acquisition as are material to the interests of the Lenders, but only to the extent that Borrower or any of its Affiliates have the right to terminate its or their obligations under such acquisition agreement as a result of a breach of such representations and warranties in such acquisition agreement;

(v)         [reserved];

(vi)        [reserved];

(vii)       without the written consent of the Required Tranche Lenders with respect to any Tranches of then-existing Revolving Commitments that have a maturity date after the proposed maturity date of any New Revolving Commitments, the final stated maturity of any New Revolving Commitments shall not be earlier than the then-existing latest R/C Maturity Date with respect to the then-existing Tranches of Revolving Commitments;

(viii)      other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (viii)), (x) the final stated maturity of any New Term Loans shall not be earlier than the then-existing Final Maturity Date with respect to any then-existing Tranche of Term Loans, and (y) the Weighted Average Life to Maturity of any New Term Loans shall be no shorter than the Weighted Average Life to Maturity of any then-existing Tranche of Term Loans (without giving effect to the effect of prepayments made under any existing Tranche of Term Loans on amortization); it being understood that, subject to the foregoing, the amortization schedule applicable to such New Term Loans shall be determined by Borrower and the lenders of such New Term Loans and set forth in the applicable Incremental Joinder Agreement;

(ix)         the yields and interest rate margins and, except as set forth in clauses (vii) and (viii) of this Section 2.12(b), amortization schedule, applicable to any New Revolving Commitments and New Term Loans shall be as determined by Borrower and the holders of such Indebtedness;

(x)          except as set forth in Section 2.12(a) and in clauses (i) – (ix) of this Section 2.12(b), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any New Revolving Commitments or New Term Loans shall be (as determined by Borrower in good faith) substantially identical to the terms of the Revolving Commitments or the Term B Facility Loans, as applicable, as existing on the date of incurrence of such New Revolving Commitments or New Term Loans except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any New Revolving Commitments or New Term Loans, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class) or (2) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness)) (it being understood that any New Revolving Commitments or New Term Loans may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such New Revolving Commitments or New Term Loans with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans or Revolving Facility, as applicable or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness);

(xi)         any Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall have terms substantially identical to the terms of the existing Term Loans (and the existing Term Loan Commitments) of the relevant Tranche hereunder; provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Incremental Term B Loans as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Term B Loans (and the corresponding Incremental Term Loan Commitments) shall be as provided in this Section 2.12; provided, further, that the applicable Incremental Joinder Agreement shall make appropriate adjustments to Section 3.01(c) to address such Incremental Term B Loans, as applicable, including such adjustments as are necessary to provide for the “fungibility” of such Incremental Term B Loans with the existing Term B Facility Loans; and

(xii)        any Incremental Existing Tranche Revolving Commitments shall have terms substantially identical to the terms of the existing Revolving Commitments of the relevant Tranche hereunder; provided, however, that upfront fees may be paid to Lenders providing such Incremental Existing Tranche Revolving Commitments as agreed by such Lenders and Borrower, and the conditions applicable to the incurrence of such Incremental Existing Tranche Revolving Commitments shall be as provided in this Section 2.12.

Upon the effectiveness of any Incremental Commitment pursuant to this Section 2.12, any Person providing an Incremental Commitment that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Commitments, and (i) in the case of Incremental Revolving Commitments, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Incremental Revolving Commitments, (ii) any New Revolving Loans shall be deemed to be additional Revolving Loans hereunder, (iii) any Revolving Loans made under Incremental Existing Tranche Revolving Commitments shall be deemed to be Revolving Loans of the relevant Tranche hereunder, (iv) any Incremental Term B Loans (to the extent funded) shall be deemed to be Term B Facility Loans hereunder and (v) any New Term Loans shall be deemed to be additional Term Loans hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.12. Such amendments may include provisions allowing any Incremental Term B Loans or New Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments. In connection with the incurrence of any Incremental Term B Loans, Borrower shall be permitted to terminate any Interest Period applicable to Term B Facility Loans on the date such Incremental Term B Loans are incurred. In connection with the incurrence of any Incremental Existing Tranche Revolving Commitments and related Revolving Loans, Borrower shall be permitted to terminate any Interest Period applicable to Revolving Loans under the applicable existing Tranche of Revolving Commitments on the date such Revolving Loans are first incurred under such Incremental Existing Tranche Revolving Commitments.

Notwithstanding anything to the contrary in this Section 2.12 or this Agreement, if the proceeds of any Incremental Commitments are being used to finance a Limited Condition Transaction or similar Investment permitted hereunder and the Incremental Lenders providing such Incremental Commitments so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality; provided, that the amount of any Incremental Commitments under the Incremental Incurrence-Based Amount determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of Borrower, at the time of funding.

(c)          Terms of Incremental Commitments and Loans. Except as set forth herein, the yield applicable to the Incremental Revolving Commitments and Incremental Term Loans shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Joinder Agreement; provided, however, that in the case of any Incremental Term B Loans or New Term Loans incurred prior to the date that is twelve (12) months after the Closing Date (excluding any such Incremental Term B Loans or New Term Loans (i) incurred primarily for the purpose of funding a Permitted Acquisition or (ii) that have a maturity date no earlier than 12 months after the Term B Facility Maturity Date then in effect), if the All-In Yield applicable to such Incremental Term B Loans or New Term Loans is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased (pursuant to the applicable Incremental Joinder Agreement) so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to the Incremental Term B Loans or New Term Loans, minus 50 basis points; provided, however, that any increase in All-In Yield due to such Incremental Term Loans having a higher LIBO Rate floor or Alternate Base Rate floor shall, as the election of Borrower, be reflected solely as an increase to the applicable LIBO Rate floor or Alternate Base Rate floor, as applicable, for the Term B Facility.

(d)          Adjustment of Revolving Loans. To the extent the Revolving Commitments are being increased on the relevant Incremental Effective Date (whether through New Revolving Commitments or through Incremental Existing Tranche Revolving Commitments), then each of the Revolving Lenders having a Revolving Commitment prior to such Incremental Effective Date (such Revolving Lenders the “Pre-Increase Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Incremental Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each such Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such Incremental Revolving Commitments (and after giving effect to any Revolving Loans made on the relevant Incremental Effective Date). Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05. For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased (or re-allocated) pursuant to this Section 2.12(d) shall, upon receipt thereof by the relevant Post-Increase Revolving Lenders, be deemed to be Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant new or additional Revolving Commitments acquired by such Post-Increase Revolving Lenders on the relevant Incremental Effective Date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly. In addition, the L/C Sublimit may be increased by an amount not to exceed the amount of any increase in Revolving Commitments with the consent of the applicable L/C Lenders that agreed to provide Letters of Credit under such increase in the L/C Sublimit and the holders of Incremental Revolving Commitments providing such increase in Revolving Commitments.

(e)          Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.12 shall (i) constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, (ii) without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, (iii) rank pari passu in right of payment and/or with respect to security with the then-existing Tranche of Term Loans and then-existing tranche of Revolving Loans, (iv) not be secured by any assets other than the Collateral; and (v) not be guaranteed by any person other than a Guarantor. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Commitments or the funding of Loans thereunder, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent.

(f)           Incremental Joinder Agreements. An Incremental Joinder Agreement may, subject to Section 2.12(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.12 (including, without limitation, (A) amendments to Section 2.04(b)(ii) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to another Tranche of Revolving Commitments without a concurrent reduction of such other Tranche of Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)).

(g)          Supersede. This Section 2.12 shall supersede any provisions in Section 13.04 to the contrary.

SECTION 2.13.       Extensions of Loans and Commitments.

(a)          Borrower may, at any time request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13. In order to establish any Extended Term Loans, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment and the amortization shall be as set forth in the Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Term Loans may be higher or lower than the Applicable Margins for the Term Loans of such Existing Term Loan Tranche and/or (B) additional or reduced fees (including prepayment or termination premiums) may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased or decreased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any Extended Term Loans may participate on a pro rata basis, a less than pro rata basis or a greater than a pro rata basis in any optional prepayments or prepayment and on a pro rata or a less than pro rata basis (but no greater than a pro rata basis) in any mandatory prepayments or prepayment of Term Loans hereunder in each case as specified in the respective Term Loan Extension Request, (iv) the final maturity date and the scheduled amortization applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche (determined without giving effect to the impact of prepayments on amortization of such Existing Term Loans Tranche) and (v) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the latest R/C Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04). Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Term Loans, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Tranche shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.

(b)          Borrower may, at any time request that all or a portion of the Revolving Commitments of any Tranche (an “Existing Revolving Tranche” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.13. In order to establish any Extended Revolving Commitments, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Tranche) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Tranche from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the Applicable Margins with respect to the Extended Revolving Loans may be higher or lower than the Applicable Margins for the Revolving Loans of such Existing Revolving Tranche and/or (B) additional or reduced fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased or decreased Applicable Margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Fee Percentage with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Fee Percentage for the Revolving Commitments of such Existing Revolving Tranche, (iv) the covenants set forth in Section 10.08 may be modified in a manner acceptable to Borrower, Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the latest R/C Maturity Date in effect immediately prior to giving effect to such Extension Amendment and (v) the L/C Commitments of any L/C Lender that is providing such Extended Revolving Commitments may be extended and the L/C Sublimit may be increased, subject to clause (d) below (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04). Except as provided above, each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Sections 2.09(b) and 2.10(b) applicable to existing Revolving Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Revolving Commitments, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to Administrative Agent. No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Tranche modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments of any Extension Tranche shall constitute a separate Tranche and Class of Revolving Commitments from the Existing Revolving Tranche from which they were modified. If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Tranche, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Tranche.

(c)          Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Tranche are requested to respond (or such shorter period as is agreed to by Administrative Agent in its sole discretion). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Tranche that it has elected to modify to constitute Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections. Borrower shall have the right to withdraw any Extension Request upon written notice to Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Tranche subject to such Extension Request is less than the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to such Election Request.

(d)          Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit Q or Exhibit R to this Agreement, as applicable, or, in each case, such other form as is reasonably acceptable to Administrative Agent). Each Extension Amendment shall be executed by Borrower, Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than (A) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (B) with respect to any extension of the Revolving Commitments that results in an extension of an L/C Lender’s obligations with respect to Letters of Credit, the consent of such L/C Lender and (C) with respect to any extension of the Revolving Commitments that results in an extension of the Swingline Lender’s obligations with respect to Swingline Loans, the Swingline Lender). An Extension Amendment may, subject to Sections 2.13(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.13 (including, without limitation, (A) amendments to Section 2.04(b)(ii) and Section 2.09(b)(i) to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to a Tranche of Extended Revolving Commitments without a concurrent reduction of such Tranche of Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Extended Term Loans or Extended Revolving Commitments, as applicable).

SECTION 2.14.       Defaulting Lender Provisions.

(a)          Notwithstanding anything to the contrary in this Agreement, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i)          the L/C Liabilities and the participations in outstanding Swingline Loans of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (i) the sum of each Non-Defaulting Lender’s total Revolving Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (ii) subject to Section 13.21, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim Borrower, Administrative Agent, any L/C Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender and (iii) the conditions set forth in Section 7.02(a) are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii)         to the extent that any portion (the “un-reallocated portion”) of the Defaulting Lender’s L/C Liabilities and participations in outstanding Swingline Loans cannot be so reallocated, whether by reason of the first proviso in clause (a) above or otherwise, Borrower will, not later than three (3) Business Days after demand by Administrative Agent (at the direction of any L/C Lender and/or the Swingline Lender, as the case may be), (i) Cash Collateralize the obligations of Borrower to the L/C Lender and the Swingline Lender in respect of such L/C Liabilities or participations in outstanding Swingline Loans, as the case may be, in an amount at least equal to the aggregate amount of the un-reallocated portion of such L/C Liabilities or participations in any outstanding Swingline Loans, or (ii) in the case of such participations in any outstanding Swingline Loans, prepay (subject to clause (c) below) and/or Cash Collateralize in full the un-reallocated portion thereof, or (iii) make other arrangements satisfactory to Administrative Agent, and to the applicable L/C Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

(iii)        Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(a); and

(iv)        any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Lender or Swingline Lender hereunder; third, if so determined by Administrative Agent or requested by the applicable L/C Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or any Swingline Loan, as applicable; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Lender or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Liabilities owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(iv) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)          Cure. If Borrower, Administrative Agent, each L/C Lender and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), (x) such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as Administrative Agent may determine to be necessary to cause the Revolving Exposure, L/C Liabilities and participations in any outstanding Swingline Loans of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (y) all Cash Collateral provided pursuant to Section 2.14(a)(ii) shall thereafter be promptly returned to Borrower.

(c)          Certain Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.05 or Section 2.03(h) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the L/C Liability or the participations in outstanding Swingline Loans of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent that all or any portion of such L/C Liability or participations in any outstanding Swingline Loans cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Lender and the Swingline Lender, as applicable, except to the extent of any un-reallocated portion that is Cash Collateralized (and the pro rata payment provisions of Section 4.02 will automatically be deemed adjusted to reflect the provisions of this Section 2.14(c)).

SECTION 2.15.       Refinancing Amendments.

(a)          At any time after the Closing Date, Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Incremental Term Loans, Extended Term Loans, Other Revolving Loans, Other Revolving Commitments, Extended Revolving Loans or Incremental Revolving Loans), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments or any other Tranche of Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) or Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments (subject to clause (2) below), (2) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any Class with an earlier maturity date on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to other Revolving Commitments and Revolving Loans. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.

(b)          The effectiveness of any such Credit Agreement Refinancing Indebtedness shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of Administrative Agent: (i) any Credit Agreement Refinancing Indebtedness in respect of Revolving Commitments or Other Revolving Commitments will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced; (ii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (b)), any Credit Agreement Refinancing Indebtedness in respect of Term Loans will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced); (iii) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iv) to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent and the Lenders of customary legal opinions and other documents; (v) to the extent reasonably requested by Administrative Agent, execution of amendments to the Mortgages by the applicable Credit Parties and Collateral Agent, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent; (vi) to the extent reasonably requested by Administrative Agent, delivery to Administrative Agent of title insurance endorsements reasonably satisfactory to Administrative Agent; and (vii) execution of a Refinancing Amendment by the Credit Parties, Administrative Agent and Lenders providing such Credit Agreement Refinancing Indebtedness.

(c)          The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.

(d)          Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Credit Agreement Refinancing Indebtedness that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. Administrative Agent shall promptly notify each Lender as to the effectiveness of such Refinancing Amendment, and (i) in the case of any Other Revolving Commitments resulting from such Refinancing Amendment, the Total Revolving Commitments under, and for all purpose of this Agreement, shall be increased by the aggregate amount of such Other Revolving Commitments (net of any existing Revolving Commitments being refinanced by such Refinancing Amendment), (ii) any Other Revolving Loans resulting from such Refinancing Amendment shall be deemed to be additional Revolving Loans hereunder, (iii) any Other Term Loans resulting from such Refinancing Amendment shall be deemed to be Term Loans hereunder (to the extent funded) and (iv) any Other Term Loan Commitments resulting from such Refinancing Amendment shall be deemed to be Term Loan Commitments hereunder. Notwithstanding anything to the contrary contained herein, Borrower, Collateral Agent and Administrative Agent may (and each of Collateral Agent and Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15. Such amendments may include provisions allowing any Other Term Loans to be treated on the same basis as Term B Facility Loans in connection with declining prepayments.

(e)          Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Loan Commitments, Other Revolving Loans and/or Other Revolving Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.15. This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.

(f)           To the extent the Revolving Commitments are being refinanced on the effective date of any Refinancing Amendment, then each of the Revolving Lenders having a Revolving Commitment prior to the effective date of such Refinancing Amendment (such Revolving Lenders the “Pre-Refinancing Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring an Other Revolving Commitment on the effective date of such amendment (the “Post-Refinancing Revolving Lenders”), and such Post-Refinancing Revolving Lenders shall purchase from each such Pre-Refinancing Revolving Lender, at the principal amount thereof, such interests in Revolving Loans and participation interests in L/C Liabilities and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on the effective date of such Refinancing Amendment as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in L/C Liabilities and Swingline Loans will be held by Pre-Refinancing Revolving Lenders and Post-Refinancing Revolving Lenders ratably in accordance with their Revolving Commitments and Other Revolving Commitments, as applicable, after giving effect to such Refinancing Amendment (and after giving effect to any Revolving Loans made on the effective date of such Refinancing Amendment). Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by Administrative Agent and shall not be required to be effectuated in accordance with Section 13.05. For the avoidance of doubt, Revolving Loans and participation interests in L/C Liabilities and Swingline Loans assigned or transferred and purchased pursuant to this Section 2.15(f) shall, upon receipt thereof by the relevant Post-Refinancing Revolving Lenders, be deemed to be Other Revolving Loans and participation interests in L/C Liabilities and Swingline Loans in respect of the relevant Other Revolving Commitments acquired by such Post-Increase Revolving Lenders on the relevant amendment effective date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.

SECTION 2.16.        Cash Collateral.

(a)          Certain Credit Support Events. Without limiting any other requirements herein to provide Cash Collateral, if (i) any L/C Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit hereunder which has not been refinanced as a Revolving Loan or reimbursed, in each case, in accordance with Section 2.03(d) or (ii) Borrower shall be required to provide Cash Collateral pursuant to Section 11.01, Borrower shall, within one (1) Business Day (in the case of clause (i) above) or immediately (in the case of clause (ii) above) following any request by Administrative Agent or the applicable L/C Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)          Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral (including Cash Collateral provided in accordance with Sections 2.01(e), 2.03, 2.10(b)(ii), 2.10(c), 2.10(e), 2.14, 2.16 or 11.01) may be applied pursuant to Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person prior to the right or claim of Administrative Agent or the L/C Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lenders). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent or as otherwise agreed to by Administrative Agent. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral in accordance with the account agreement governing such deposit account.

(c)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.01(e), 2.03, 2.10(c), 2.10(e), 2.14 or 11.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), participations in Swingline Loans and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)          Release. Cash Collateral (or the appropriate portion thereof) provided to reduce un-reallocated portions or to secure other obligations shall, so long as no Event of Default then exists, be released promptly following (i) the elimination of the applicable un-reallocated portion or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, the assignment of such Defaulting Lender’s Loans and Commitments to a Replacement Lender)) or (ii) the determination by Administrative Agent and the L/C Lenders that there exists excess Cash Collateral (which, in any event, shall exist at any time that the aggregate amount of Cash Collateral exceeds the Minimum Collateral Amount); provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) Borrower and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated un-reallocated portions or other obligations.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.       Repayment of Loans.

(a)          Revolving Loans and Swingline Loans. Borrower hereby promises to pay (i) to Administrative Agent for the account of each applicable Revolving Lender on each R/C Maturity Date, the entire outstanding principal amount of such Revolving Lender’s Revolving Loans of the applicable Tranche, and each such Revolving Loan shall mature on the R/C Maturity Date applicable to such Tranche and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the first R/C Maturity Date after such Swingline Loan is made and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)          Term B Facility Loans. Borrower hereby promises to pay to Administrative Agent for the account of the Lenders with Term B Facility Loans in repayment of the principal of such Term B Facility Loans, (i) on the last Business Day of each fiscal quarter (commencing with the fiscal quarter ending September 30, 2019), an aggregate amount equal to 0.25% of the aggregate principal amount of all Term B Facility Loans outstanding on the Closing Date (subject to adjustment for any prepayments made under Section 2.09 or Section 2.10 or Section 2.11(b) or Section 13.04(b)(B) or as provided in Section 2.12, in Section 2.13 or in Section 2.15) and (ii) the remaining principal amount of Term B Facility Loans on the Term B Facility Maturity Date.

(c)          New Term Loans; Extended Term Loans; Other Term Loans. New Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such New Term Loans were made, subject, however, to Section 2.12(b). Extended Term Loans shall mature in installments as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a). Other Term Loans shall mature in installments as specified in the applicable Refinancing Amendment pursuant to which such Other Term Loans were established, subject, however, to Section 2.15(a).

SECTION 3.02.        Interest.

(a)          Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i)          during such periods as such Loan (including each Swingline Loan) is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and

(ii)         during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.

(b)          To the extent permitted by Law, upon the occurrence and during the continuance of an Event of Default under Section 11.01(b), 11.01(c), 11.01(g) or Section 11.01(h), all overdue Obligations shall automatically and without any action by any Person, bear interest at the Default Rate.

Interest which accrues under this paragraph shall be payable on demand.

(c)          Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan (including Swingline Loans), (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (or of any Swingline Loan) (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01.       Payments.

(a)          All payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of Administrative Agent, be deemed to have been made on the next succeeding Business Day). Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)          Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) or, in the case of Swingline Loans, to the Swingline Lender, the Class and Type of Loans, Reimbursement Obligations or other amounts payable by Borrower hereunder to which such payment is to be applied.

(c)          Except to the extent otherwise provided in the third sentence of Section 2.03(h), each payment received by Administrative Agent or by any L/C Lender (directly or through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, prior to 12:00 p.m. (Noon), New York time on any day, on such day and (y) if the payment was actually received by Administrative Agent or by such L/C Lender (directly or through Administrative Agent), as the case may be, after 12:00 p.m. (Noon), New York time, on any day, by 1:00 p.m., New York time, on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by such L/C Lender (through Administrative Agent), as the case may be, Administrative Agent or such Lender (through Administrative Agent), as applicable, shall pay to such Lender, upon demand, interest at the Federal Funds Effective Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent or such L/C Lender (through Administrative Agent), as applicable, pays such Lender the full amount).

(d)          If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02.       Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, each payment of commitment fees under Section 2.05 in respect of Commitments of a particular Class shall be made for the account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Loans and Term Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of any Class of Revolving Loans or of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.12, Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Revolving Loans and Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03.      Computations. Interest on LIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

SECTION 4.04.      Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, and Borrowings made to pay Reimbursement Obligations, each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to (a) in the case of Term Loans, $5.0 million with respect to ABR Loans and $5.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans and (b) in the case of Revolving Loans and Swingline Loans, $1.0 million with respect to ABR Loans and $1.0 million with respect to LIBOR Loans and in multiples of $100,000 in excess thereof (borrowings, conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period) or, if less, the remaining Revolving Loans. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05.       Certain Notices. Notices by Borrower to Administrative Agent (or, in the case of repayment of the Swingline Loans, to the Swingline Lender) of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (or, in the case of Swingline Loans, the Swingline Lender) by telephone not later than 1:00 p.m. (or in the case of a request for a same-day borrowing of, or conversion into, ABR Loans, 10:00 a.m.), New York time (promptly followed by written notice via facsimile or electronic mail), on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by Administrative Agent in its sole discretion), provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests.

NOTICE PERIODS

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing of, or conversions into, ABR Loans	same day

Optional prepayment of ABR Loans	1

Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, LIBOR Loans	3

Borrowing or repayment of Swingline Loans	same day

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of Borrowing, conversion, continuation or prepayment shall specify the Class of Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan. In the event that Borrower has elected to borrow or convert Loans into LIBOR Loans but fails to select the duration of any Interest Period for any LIBOR Loans within the time period and otherwise as provided in this Section 4.05, such LIBOR Loan shall have an Interest Period of one month.

SECTION 4.06.        Non-Receipt of Funds by Administrative Agent.

(a)          Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Effective Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)          Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Effective Rate. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

SECTION 4.07.        Right of Setoff, Sharing of Payments; Etc.

(a)          If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), subject to obtaining the prior written consent of Administrative Agent, to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.

(b)          Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.09(b), Section 2.10(b), Section 2.11, Section 2.12, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or as otherwise specifically provided herein or in the Engagement Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower consents to the foregoing arrangements.

(c)          Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)          Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

(e)          Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, each L/C Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01.        Increased Costs.

(a)          If any Change in Law shall:

(i)          subject any Lender to any Tax (except for any (A) Covered Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Note, any Letter of Credit or any Lender’s participation therein, any L/C Document or any Loan made by it, any deposits, reserves, other liabilities or capital attributable thereto;

(ii)         impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender, in each case, that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to materially increase the cost to such Lender or L/C Lender of making, converting into, continuing or maintaining LIBOR Loans (or of maintaining its obligation to make any LIBOR Loans) or issuing, maintaining or participating in Letters of Credit (or maintaining its obligation to participate in or to issue any Letter of Credit), then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender or L/C Lender any additional amounts necessary to compensate such Lender or L/C Lender for such increased cost; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements. If any Lender or L/C Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.

(b)          A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender or L/C Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(c)          In the event that any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender, the Loans made by, or participations in Letters of Credit and Swingline Loans held by such Lender, or the Letters of Credit issued by such L/C Lender, to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender to Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs incurred or reductions suffered and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02.       Inability To Determine Interest Rate.

(a)          If prior to the first day of any Interest Period:

(i)          Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period; or

(ii)         Administrative Agent shall have received notice from the Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in the London interbank market; or

(iii)        the Required Lenders determine in good faith that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loans (in each case, “Impacted Loans”), then Administrative Agent shall give electronic mail or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereof. If such notice is given, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans, or if Borrower does not make such revocation, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by Administrative Agent (which Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further LIBOR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, LIBOR Loans.

(b)          Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if Administrative Agent and Borrower determine (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined) that:

(i)          adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBO Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBO Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent and the Borrower or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 13.04, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders do not accept such amendment. In no event shall the LIBOR Successor Rate be less than 0.0%.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods). Upon receipt of such notice, Borrower may revoke any pending request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 5.03.       Illegality. Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, LIBOR Loans or issue Letters of Credit shall be suspended until such time as such Lender or L/C Lender may again make and maintain LIBOR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04.      Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Loans or to continue, or to convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s LIBOR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:

(i)          to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and

(ii)         all Loans which would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into LIBOR Loans shall remain as ABR Loans.

If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05.       Compensation.

(a)          Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided that no such amounts under this Section 5.05(a) shall be payable by Borrower in connection with any termination in accordance with Section 2.12(b) of any Interest Period of one month or shorter.

(b)          For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Base Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

SECTION 5.06.        Net Payments.

(a)          All payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax in respect of any such payment by Administrative Agent, a Credit Party or any other applicable withholding agent, then (i) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Covered Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions are made (including withholding or deductions applicable to additional sums payable under this Section 5.06), the applicable Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made. Borrower shall furnish to Administrative Agent within 45 days after the date the payment of any Taxes by a Credit Party pursuant to this Section 5.06 documentation reasonably satisfactory to Administrative Agent evidencing such payment by the applicable Credit Party. The Credit Parties shall jointly and severally indemnify and hold harmless Administrative Agent and each Lender, and reimburse Administrative Agent or such Lender (as applicable) upon its written request, for the amount of any Covered Taxes payable or paid by such Lender or Administrative Agent (including Covered Taxes imposed or asserted on amounts payable under this Section 5.06) and for any other reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Covered Taxes were correctly or legally imposed. Such written request shall include a certificate of such Lender or Administrative Agent setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b)          In addition, Borrower agrees to (and shall timely) pay all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under or from the execution, delivery, performance, enforcement, filing, recordation or registration of, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.11(a)) (Taxes payable pursuant to this Section 5.06(b) hereinafter referred to as “Other Taxes”).

(c)          (i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times prescribed by applicable Laws and at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)          Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) agrees to the extent it is legally eligible to do so to deliver to Borrower and Administrative Agent on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of Borrower or Administrative Agent, whichever of the following is applicable: (1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax; (2) two executed original copies of IRS Form W-8ECI; (3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit D-1 hereto to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to Borrower as described in Section 881(c)(3)(C) of the Code and that no interest payments in connection with any Credit Documents are effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (4) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or D-3 hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 hereto on behalf of each such direct and indirect partner. Any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made, if any.

(iii)         Each Lender that is a U.S. Person shall deliver at the time(s) and in the manner(s) prescribed by applicable Law, to Borrower and Administrative Agent (as applicable), a properly completed and duly executed IRS Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding.

(iv)         If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount to deduct and withhold, if any, from such payment. For purposes of this Section 5.06(c)(iv), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(v)          Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify Borrower and Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 5.06(c), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to Administrative Agent pursuant to this Section 5.06(c).

(d)          On or before the date Administrative Agent becomes a party to this Agreement, if Administrative Agent is a U.S. Person, it shall deliver to Borrower two executed originals of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding. Otherwise, Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of Lenders are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Credit Parties to be treated as a U.S. Person with respect to such payments (and the Credit Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments). Notwithstanding anything to the contrary in this Section 5.06(d), Administrative Agent shall not be required to provide any documentation that Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(e)          Any Lender requiring Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, the making of such change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be otherwise disadvantageous to such Lender.

(f)           If Administrative Agent or any Lender receives a cash refund in respect of an overpayment of Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Taxes actually paid to or on behalf of Administrative Agent or such Lender by Borrower or any other Credit Party, then Administrative Agent or such Lender shall notify Borrower of such refund and forward the proceeds of such refund (or relevant portion thereof) to Borrower as reduced by any reasonable expense or liability incurred by Administrative Agent or such Lender in connection with obtaining such refund (including any Taxes imposed with respect to such refund); provided, however, that Borrower, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.06(f) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person. Notwithstanding anything to the contrary in this Section 5.06(f), in no event will Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.06(f) the payment of which would place Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)          Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(h)          For the avoidance of doubt, for purposes of this Section 5.06, the term “Lender” includes any Swingline Lender and any L/C Issuer and the term “applicable Law” includes FATCA.

ARTICLE VI.

GUARANTEES

SECTION 6.01.       The Guarantees. Each (a) Guarantor, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest and fees (including any interest, fees, costs, expenses, or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) on the Loans and Commitments made by the Lenders to, and the Notes held by each Lender of, Borrower, and (b) Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest, fees and all other amounts (including any interest, fees, costs, expenses or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) of all other Obligations from time to time owing to the Secured Parties by any other Credit Party under any Credit Document, any Credit Swap Contract entered into with a Swap Provider or any Secured Cash Management Agreement entered into with a Cash Management Bank, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof; provided, that (i) the obligations guaranteed shall exclude obligations under any Swap Contract or Cash Management Agreements with respect to which the applicable Swap Provider or Cash Management Bank, as applicable, provides notice to Borrower that it does not want such Swap Contract or Cash Management Agreement, as applicable, to be secured, and (ii) as to each Guarantor the obligations guaranteed by such Guarantor hereunder shall not include any Excluded Swap Obligations in respect of such Guarantor (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that the Guaranteed Obligations of Borrower shall be limited to those referred to in clause (b) above and the Guaranteed Obligations of each other Guarantor shall not include any Obligations with respect to which such Guarantor is the primary obligor)). Each Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02.      Obligations Unconditional. The obligations of the Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for Payment in Full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)          at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)         the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii)        the release of any other Credit Party pursuant to Section 6.08;

(iv)        any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;

(v)         any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(vi)        any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vii)       the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(viii)      any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Credit Party would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Credit Party hereby expressly waives any and all benefits which might otherwise be available to such Credit Party as a surety under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433, and in the event that Nevada law applies to this Agreement or any portion hereof, Guarantors, and each of them, hereby waive the provisions of Section 40.430 of the Nevada Revised Statutes; or

(ix)         any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party as a guarantor of the Guaranteed Obligations, or of such Credit Party under the guarantee contained in this Article 6 or of any security interest granted by any Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.

The Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement, the Notes, the Credit Swap Contracts or the Secured Cash Management Agreements or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Credit Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.

SECTION 6.03.       Reinstatement. The obligations of the Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or avoided or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Credit Parties jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission, avoidance or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Secured Party.

SECTION 6.04.      Subrogation; Subordination. Each Credit Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Credit Party by reason of any payment by such Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior Payment in Full in cash of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Credit Party until the Obligations shall have been Paid in Full in cash. If an Event of Default has occurred and is continuing, and any amounts are paid to the Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Credit Party under the other provisions of the guaranty contained herein.

SECTION 6.05.       Remedies. The Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the other Credit Parties for purposes of Section 6.01.

SECTION 6.06.       Continuing Guarantee. The guarantee in this Article VI is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07.       General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Credit Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 6.08.       Release of Guarantors. If, in compliance with the terms and provisions of the Credit Documents, (i) the Equity Interests of any Guarantor are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Restricted Subsidiary, (ii) any Restricted Subsidiary is designated as or becomes an Excluded Subsidiary or (iii) any Restricted Subsidiary that is a Guarantor is merged, consolidated, liquidated or dissolved in accordance with Section 10.05 and is not the surviving entity of such transaction (a “Liquidated Subsidiary”), such Transferred Guarantor, Excluded Subsidiary or Liquidated Subsidiary, as applicable, upon the consummation of such sale, transfer, designation or such Person becoming an Excluded Subsidiary or merger, consolidation, dissolution or liquidation, as applicable, shall (without limiting the obligations of any surviving or successor entity to any Liquidated Subsidiary to become or remain a Guarantor) be automatically released from its obligations under this Agreement (including under Section 13.03 hereof) and the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement.

SECTION 6.09.       Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09, or otherwise under the Guarantee, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Payment in Full of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6.10.       Right of Contribution. Each Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment. Each Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04. The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Credit Party to the Secured Parties, and each Credit Party shall remain liable to the Secured Parties for the full amount guaranteed by such Credit Party hereunder. “Fair Share” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations. “Adjusted Maximum Amount” means, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.       Conditions to Initial Extensions of Credit.

The obligations of Lenders to make any initial extension of credit hereunder (whether by making a Loan or issuing a replacement and/or new Letter of Credit) are subject to the satisfaction of the following:

(a)          Corporate Documents. Administrative Agent shall have received copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of each Credit Party (or the member or manager or general partner of such Credit Party, as applicable).

(b)          Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 7.01(r) and 7.02 have been satisfied.

(c)          Opinions of Counsel. Administrative Agent shall have received the following opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the Closing Date and covering such matters as Administrative Agent shall reasonably request in a manner customary for transactions of this type:

(i)          an opinion of Jones Day, special counsel to the Credit Parties; and

(ii)         opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule 7.01.

(d)          Notes. Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.

(e)          Credit Agreement. Administrative Agent shall have received this Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Person that is a Lender on the Closing Date.

(f)           Filings and Lien Searches. Administrative Agent shall have received (i) UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Credit Party, (ii) results of lien searches conducted in the jurisdictions in which the Credit Parties are organized and (iii) security agreements or other agreements in appropriate form for filing in the United States Patent and Trademark Office and United States Copyright Office with respect to intellectual property of the Credit Parties to the extent required pursuant to the Security Agreement.

(g)          Security Documents. (i) Administrative Agent shall have received the Security Agreement, the Hard Rock Collateral Assignment Consent and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and (ii) Collateral Agent shall have received, to the extent required pursuant to the Security Agreement and not prohibited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws and/or any Gaming/Racing Licenses), (1) original certificates representing the certificated Pledged Securities (as defined in the Security Agreement) required to be delivered to Collateral Agent pursuant to the Security Agreement, accompanied by original undated stock powers executed in blank (except as set forth on Schedule 9.15), and (2) the promissory notes, intercompany notes, instruments, and chattel paper identified under the name of such Credit Parties in Schedule 6 to the Initial Perfection Certificate (other than such certificates, promissory notes, intercompany notes, instruments and chattel paper that constitute “Excluded Property” (as such term is defined in the Security Agreement)), accompanied by undated notations or instruments of assignment executed in blank, and all of the foregoing shall be reasonably satisfactory to Administrative Agent in form and substance (in each case to the extent required to be delivered to Collateral Agent pursuant to the terms of the Security Agreement).

(h)          Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing duly executed by Borrower.

(i)           Financial Statements. Administrative Agent shall have received (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Borrower and its Subsidiaries for each of the three most recently completed fiscal years of Borrower ended at least 90 days before the Closing Date and (ii) the unaudited consolidated balance sheets and related statements of operations and cash flows of Borrower and its Subsidiaries for each fiscal quarter of Borrower ended after December 31, 2018 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days before the Closing Date.

(j)           Senior Unsecured Notes. Prior to or substantially simultaneously with the initial extensions of credit hereunder, Borrower shall have received the proceeds of the Senior Unsecured Notes.

(k)          Insurance; Flood Insurance. Administrative Agent shall have received (i) evidence of insurance complying with the requirements of Sections 9.02(a) and (b) and certificates naming Collateral Agent as an additional insured and/or loss payee to the extent required pursuant to such Sections and (ii) with respect to each Mortgaged Real Property, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Real Property, and if such Mortgaged Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto together with evidence of insurance as required pursuant to Section 9.02(c).

(l)           Material Consents. All Material Consents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Lead Arrangers, restrains, prevents or imposes materially adverse conditions upon, the Transaction. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by this Agreement.

(m)         Repayment of Indebtedness. Borrower and its Restricted Subsidiaries shall have effected (or will, on the Closing Date, effect) the repayment in full of all obligations and indebtedness of Borrower and its Restricted Subsidiaries in respect of the Existing Credit Agreement, including, without limitation, the termination of all outstanding commitments in effect under the Existing Credit Agreement, on customary terms and conditions and pursuant to documentation reasonably satisfactory to Administrative Agent. All Liens and guarantees in respect of such obligations shall have been terminated or released (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made), and Administrative Agent shall have received (or will, on the Closing Date, receive) evidence thereof reasonably satisfactory to Administrative Agent and a “pay-off” letter or letters reasonably satisfactory to Administrative Agent with respect to such obligations and such UCC termination statements, mortgage releases and other instruments, in each case in proper form for recording, as Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such obligations (or arrangements for such termination or release reasonably satisfactory to Administrative Agent shall have been made).

(n)          Solvency. Administrative Agent shall have received a certificate in the form of Exhibit G hereto from the chief financial officer or other equivalent officer of Borrower with respect to the Solvency of Borrower (on a consolidated basis with its Subsidiaries), immediately after giving effect to the consummation of the Transactions.

(o)          Payment of Fees and Expenses. To the extent invoiced at least two (2) Business Days prior to the Closing Date (unless otherwise agreed by Borrower), all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Latham & Watkins LLP, and of special gaming and local counsel in any applicable jurisdiction, if any) of Administrative Agent, Lead Arrangers and (in the case of fees only) the Lenders required to be paid by this Agreement or by the Engagement Letter, in each case, payable to Administrative Agent, Lead Arrangers and/or Lenders in respect of the Transactions, shall have been, or shall substantially concurrently with the initial extension of credit hereunder be, paid to the extent due.

(p)          Patriot Act. On or prior to the Closing Date, Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by Administrative Agent that Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(q)          Beneficial Ownership Certification. Administrative Agent shall have received, at least two (2) Business Days prior to the Closing Date (or such later date as agreed to by the Administrative Agent), a Beneficial Ownership Certification in relation to Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the extent requested not less than ten (10) Business Days prior to the Closing Date.

(r)          Material Adverse Changes. Since December 31, 2018, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect.

SECTION 7.02.       Conditions to All Extensions of Credit. Subject to the limitations set forth in Section 2.12 and the applicable Incremental Joinder Agreement, the obligations of the Lenders to make any Loan or otherwise extend any credit to Borrower upon the occasion of each Borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder (including the initial borrowing) after the Closing Date is subject to the conditions precedent that:

(a)          No Default or Event of Default; Representations and Warranties True. Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(i)          no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply to any extensions of credit pursuant to an Incremental Commitment to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement);

(ii)         each of the representations and warranties made by the Credit Parties in Article VIII or by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date) (provided that this clause (ii) shall not apply to any extensions of credit pursuant to an Incremental Commitment to the extent provided in Section 2.12 and the applicable Incremental Joinder Agreement); and

(iii)        the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding L/C Liabilities shall not exceed the Total Revolving Commitments then in effect.

(b)          Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing and/or Letter of Credit Request, as applicable, duly completed and complying with Section 4.05. Each Notice of Borrowing or Letter of Credit Request delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and immediately after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the applicable conditions in Section 7.02 have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents for itself and on behalf of its Restricted Subsidiaries and warrants to Administrative Agent, Collateral Agent and Lenders that, at and as of each Funding Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date:

SECTION 8.01.       Corporate Existence; Compliance with Law.

(a)          Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii)(1) has all requisite corporate or other power and authority, and (2) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (ii)(2) and (iii) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)          Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, Gaming/Racing Laws, the Act and any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

(c)          Neither Borrower nor any Guarantor is an EEA Financial Institution.

SECTION 8.02.       Financial Condition; Etc. Borrower has delivered to Administrative Agent or made publically available (a) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Borrower and its Subsidiaries for each of the three most recently completed fiscal years of Borrower, ended at least 90 days before the Closing Date and (b) the unaudited consolidated balance sheets and related statements of operations and cash flows of Borrower and its Subsidiaries for each fiscal quarter ending after December 31, 2018 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days prior to the Closing Date. All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries, as of the date of said balance sheets and the results of their operations for the periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03.       Litigation. Except as set forth on Schedule 8.03, there is no Proceeding (other than any normal overseeing reviews of any Gaming/Racing Authority) pending against, or to the knowledge of any Responsible Officer of Borrower, threatened in writing against, Borrower or any of the Restricted Subsidiaries or any of their respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04.       No Breach; No Default.

(a)          None of the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party or result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.

(b)          After giving effect to the Transactions to be consummated on the Closing Date, none of Borrower or any Restricted Subsidiary is in default in any material respect under any Material Gaming/Racing Agreement or any Gaming/Racing License.

(c)          No Default or Event of Default has occurred and is continuing.

SECTION 8.05.     Action. Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of each Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Credit Documents to which it is a party when executed and delivered by such Credit Party will constitute, its legal, valid and binding obligation, enforceable against each Credit Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 8.06.       Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Borrower or any Restricted Subsidiary of the Credit Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the filings referred to in Section 8.14, (iv) waiver by the Gaming/Racing Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (v) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (vi) any required approvals (including prior approvals) of the requisite Gaming/Racing Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming/Racing Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13).

SECTION 8.07.       ERISA, Foreign Employee Benefit Matters and Labor Matters.

(a)          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.07, as of the Closing Date, no ERISA Entity maintains or contributes to any Pension Plan. Each Company is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). Using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, the aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan that precedes the Closing Date, would not reasonably be expected to result in a Material Adverse Effect.

(b)          Each Foreign Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan, other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of Borrower, threatened against Borrower or any of its Restricted Subsidiaries with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

(c)          Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes or other labor disputes against Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Borrower, threatened and (ii) the hours worked by and payments made to employees of Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable loan dealing with such matters.

SECTION 8.08.       Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, Borrower and each of the Restricted Subsidiaries have been timely filed in accordance with all applicable Laws and each Tax Return is accurate and complete; and (ii) Borrower and each of the Restricted Subsidiaries has timely paid all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (including in its capacity as a withholding agent), other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Neither Borrower nor any of the Restricted Subsidiaries has received written notice of any proposed or pending Tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Credit Party is party to any tax sharing agreement (other than the Tax Sharing Agreement).

SECTION 8.09.      Investment Company Act. Neither Borrower nor any of the Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.

SECTION 8.10.       Environmental Matters. Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each of Borrower and the Restricted Subsidiaries and each of their businesses, operations and Real Property is in compliance with, and each has no liability under any Environmental Law; (ii) each of Borrower and the Restricted Subsidiaries has obtained, maintained and complied with all Permits required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of Borrower and the Restricted Subsidiaries, no expenditures or operational adjustments are currently reasonably expected to be required in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, used for waste disposal by Borrower or any of the Restricted Subsidiaries, or any of their respective predecessors in interest that, in any of these situations, would reasonably be expected to result in liability to Borrower or any of the Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, threatened, against Borrower or any of the Restricted Subsidiaries, including any Environmental Action relating either to the operations of the Borrower or the Restricted Subsidiaries or to real property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, used for waste disposal by Borrower or any of the Restricted Subsidiaries; (v) none of Borrower or any of the Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower or any of the Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against Borrower or any of the Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law and (vii) no Lien has been recorded or, to the knowledge of any Responsible Officer of Borrower or any of the Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Borrower or any of the Restricted Subsidiaries.

SECTION 8.11.       Use of Proceeds.

(a)          Borrower will use the proceeds of:

(i)          Term B Facility Loans made on the Closing Date to finance a portion of the Transactions and for general corporate purposes; and

(ii)         Revolving Loans (including Incremental Revolving Loans) made on and after the Closing Date and Term Loans (including Incremental Term Loans) made after the Closing Date for working capital, capital expenditures, Permitted Acquisitions (and other Acquisitions not prohibited hereunder), permitted Investments and general corporate purposes and for any other purposes not prohibited by this Agreement.

(b)          Neither Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. The pledge of any Equity Interests by any Credit Party pursuant to the Security Agreement does not violate such regulations.

SECTION 8.12.       Subsidiaries.

(a)          Schedule 8.12(a) sets forth a true and complete list of the following: (i) all the Subsidiaries of Borrower as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by Borrower and its respective Subsidiaries as of the Closing Date.

(b)          Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c)          Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

SECTION 8.13.       Ownership of Property; Liens. (a) Borrower and each of the Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property and Vessels) leasehold interest in (or subleasehold interest in or other right to occupy), all material assets and Property (including Mortgaged Real Property and Mortgaged Vessels) (tangible and intangible) owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), except for minor defects in title that do not interfere in any material respect with the ability of Borrower or any Restricted Subsidiary to conduct its business as currently conducted or to utilize such assets and Properties for their intended purposes and (b) all such assets and Property are subject to no Liens other than Permitted Liens. All of the assets and Property owned by, leased to or used by Borrower and each of the Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.14.       Security Interest; Absence of Financing Statements; Etc.

(a)          Subject to applicable Gaming/Racing Laws, the Security Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and upon (i) filing of financing statements in the offices of the Secretaries of State of each Credit Party’s jurisdiction of organization or formation or recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes) and (ii) the taking of possession or control by Collateral Agent of the Pledged Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the Security Agreement, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

(b)          Each Ship Mortgage, once executed and delivered, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage upon the applicable Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Liens.

Notwithstanding anything herein (including this Section 8.14) or in any other Credit Document to the contrary, neither Borrower nor any other Credit Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement or any other Credit Document.

SECTION 8.15.      Licenses and Permits. Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, franchises, certificates, waivers, authorizations, consents and approvals (including Gaming/Racing Licenses) necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date in a manner that would reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming/Racing Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

SECTION 8.16.       Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Secured Party prior to the Closing Date in connection with this Agreement and the other Credit Documents, but in each case excluding all projections and general industry or economic data, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The pro forma financial information furnished pursuant to Section 7.01(i)(iii) was prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.

SECTION 8.17.      Solvency. As of the Closing Date, immediately prior to and immediately following the consummation of the Transactions occurring on the Closing Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).

SECTION 8.18.       Senior Obligations. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Priority Lien Debt,” or “Senior Secured Financing” (or any comparable term) under, and as defined in, and entitled to the subordination and/or intercreditor, as applicable, provisions of any Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and Ratio Debt that is purported to be subordinated to the Obligations.

SECTION 8.19.       Intellectual Property. Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.20.      Gaming/Racing Agreements. As of the Closing Date, a true, correct and complete copy (including any amendments, modifications, supplements or waivers) of each of the Material Gaming/Racing Agreements has been furnished to Administrative Agent and all such Contractual Obligations are in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Credit Party or any of their Restricted Subsidiaries are in default under any Material Gaming/Racing Agreement, and (ii) to Borrower’s knowledge, no other party to any such Contractual Obligation is in default thereunder.

SECTION 8.21.       [Reserved].

SECTION 8.22.       Insurance. Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms. Borrower and each of its Restricted Subsidiaries maintain all insurance required by Flood Insurance Laws (but shall not, for the avoidance of doubt, be required to obtain insurance with respect to wind and flood damage unless and to the extent required by such Flood Insurance Laws).

SECTION 8.23.       Real Estate.

(a)          Schedule 8.23(a) sets forth a true, complete and correct list of all Material Real Property owned and all Material Real Property leased by Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name. Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases.

(b)          Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of knowledge of any Responsible Officer of Borrower no Taking has been commenced or is contemplated with respect to all or any portion of the Material Real Property or for the relocation of roadways providing access to such Material Real Property that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 8.24.       Leases.

(a)          [Reserved].

(b)          Borrower and its Restricted Subsidiaries have paid all payments required to be made by it under all leases of Material Real Property where any of the Collateral is or may be located from time to time (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent), except where failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

(c)          Except as would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date and thereafter, each of the leases of Material Real Property is in full force and effect and will be or is, as applicable, the legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, in each case, except as such enforceability may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)          None of the leases of Material Real Property have been amended, modified or assigned in any manner that would reasonably be expected to result in a Material Adverse Effect. Borrower has not received written notice of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of Borrower, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party to any of the leases of Material Real Property that would reasonably be expected to have a Material Adverse Effect.

SECTION 8.25.       Mortgaged Real Property. Except as set forth on Schedule 8.25(a) or as would not reasonably be expected to have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of Borrower has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to Borrower’s knowledge only.

SECTION 8.26.       Material Adverse Effect. Since December 31, 2018, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 8.27.       Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and, to the knowledge of Borrower or its Subsidiaries, their respective officers, directors and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower or its Subsidiaries being designated as a Sanctioned Person. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 9.01.        Existence; Business Properties.

(a)          Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of Borrower, in the United States), except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)          Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, approvals, patents, copyrights, trademarks and trade names (including Gaming/Racing Licenses) material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming/Racing Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, Permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful or necessary to its business.

(c)          Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 9.02.       Insurance.

(a)          Borrower and its Restricted Subsidiaries shall maintain with financially sound and reputable insurers (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and furnish to Administrative Agent, promptly upon written request (but not more than one time in any fiscal year unless an Event of Default has occurred and is continuing or upon the expiration or replacement (other than any expiration or replacement in connection with annual renewals) of any individual policy), information as to the insurance carried; provided that Borrower and its Restricted Subsidiaries shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law. Subject to Section 9.15, Collateral Agent shall be named as an additional insured on all third-party liability insurance policies of Borrower and each of its Restricted Subsidiaries (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and Collateral Agent shall be named as mortgagee/loss payee on all property insurance policies of each such Person.

(b)          Borrower and each of its Restricted Subsidiaries shall deliver to Administrative Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation of a material policy or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $25.0 million with respect to any property and casualty insurance policy maintained by Borrower or any of its Restricted Subsidiaries.

(c)          If any portion of any Mortgaged Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Borrower shall, or shall cause the applicable Credit Party to (i) to the extent required pursuant to the Flood Insurance Laws, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws and (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent.

(d)          In the event that the proceeds of any insurance claim are paid after Collateral Agent has exercised its right to foreclose after an Event of Default has occurred and is continuing, such proceeds shall be paid to Collateral Agent to satisfy any deficiency remaining after such foreclosure. Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03.       Taxes; Performance of Obligations.

Borrower and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 9.04.       Financial Statements, Etc. Borrower shall deliver to Administrative Agent for distribution by Administrative Agent to the Lenders (unless a Lender expressly declines in writing to accept):

(a)          Quarterly Financials. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Borrower beginning with the fiscal quarter ended June 30, 2019 (other than the last fiscal quarter in any fiscal year), (x) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (y) management’s discussion and analysis of the important operational and financial developments of Borrower and the Subsidiaries during such fiscal quarter;

(b)          Annual Financials. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower beginning with the fiscal year ended December 31, 2019, (x) consolidated balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and, in the case of each such consolidated financial statements, audited and accompanied by a report and opinion of either Deloitte or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than resulting from (I) an upcoming maturity date within twelve (12) months under any Indebtedness, or (II) any prospective or actual default of any financial covenant or event of default under Section 10.08 or any other financial covenant with respect to the credit facilities hereunder or any other Indebtedness, and (y) management’s discussion and analysis of the important operational and financial developments of Borrower and the Subsidiaries during such fiscal year;

(c)          Auditor’s Certificates; Compliance Certificate. (i) Concurrently with the delivery of the financial statements referred to in Section 9.04(b), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines or to the extent not available on commercially reasonable terms as determined in consultation with Administrative Agent) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenant, if applicable, except as specified in such certificate; and (ii) at the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of Borrower in the form of Exhibit U hereto (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with Section 10.08 as of the end of the respective fiscal quarter or fiscal year, if applicable, and, if such Compliance Certificate demonstrates an Event of Default under Section 10.08, Borrower may deliver, together with such Compliance Certificate, notice of its intent to cure such Event of Default pursuant to Section 11.03;

(d)          Notice of Default. Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

(e)          Environmental Matters. Written notice of any Environmental Action, Release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)           Annual Budgets. As soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), which shall be accompanied by a certificate of a Responsible Officer stating that such projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

(g)          Auditors’ Reports. Promptly upon receipt thereof, copies of all annual, interim or special reports issued to Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to Administrative Agent and to those Lenders who request such reports through Administrative Agent;

(h)          Lien Matters; Casualty and Damage to Collateral.

(i)          Promptly upon Borrower obtaining knowledge thereof, prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(ii)         Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 2, 3(a), 3(b), 4, 5, 6, 7, 8(a), 8(b), 8(c), 9, 10, and 11 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h)(ii);

(i)           Notice of Material Adverse Effect. Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(j)           ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(k)          Litigation. Promptly after Borrower’s knowledge thereof, notice of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against Borrower or any of its Restricted Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect;

(l)           Gaming/Racing Regulatory Matters. Promptly, and in any event within five Business Days after (i) receipt by any officer of any Credit Party of any written notice or communication of any Gaming/Racing Authority that could reasonably be interpreted (as determined by Borrower in its good faith judgment) to cast doubt on whether a required Gaming/Racing License may be obtained when required or, with respect to issued Gaming/Racing Licenses, that states that such Gaming/Racing Authority is considering revoking or modifying such Gaming/Racing License (in whole or in part) in any respect materially adverse to the Lenders or (ii) a Responsible Officer of Borrower having obtained knowledge that any party to any Material Gaming/Racing Agreement (other than Borrower or any of its Subsidiaries) is in default thereunder in a manner that could reasonably be expected to result in a Material Adverse Effect, written notice thereof.

(m)         Beneficial Ownership Certification. If prior to delivery of any financial statements pursuant to Section 9.04(b) Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, concurrently with delivery of such financial statements Borrower shall deliver a Beneficial Ownership Certification or notice of any change in the information provided in the Beneficial Ownership Certification most recently provided pursuant to this Section 9.04(m) that would result in a change to the list of beneficial owners identified therein.

(n)          Patriot Act. Promptly following Administrative Agent’s or any Lender’s request therefor, all documentation and other information that Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(o)          Miscellaneous. Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request; provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

Notwithstanding the foregoing, the obligations in Section 9.04(a) and 9.04(b) may be satisfied with respect to financial information of Borrower and the Subsidiaries by furnishing Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that in the case of Section 9.04(b), such Form 10-K is furnished together with an auditor’s report and opinion satisfying the requirements of Section 9.04(b).

Concurrently with the delivery of Section 9.04 Financials, in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 10.0% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the last day of the period covered by such financial statements, Borrower shall provide revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness and cash and Cash Equivalents on hand of (x) Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries).

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that: Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide the compliance certificate required by Section 9.04(c)(ii) to Administrative Agent in the form of an original paper copy or a .pdf or facsimile copy of the original paper copy.

Borrower hereby acknowledges that (a)  Administrative Agent will make available to the Lenders and the L/C Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the L/C Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 9.05.      Maintaining Records; Access to Properties and Inspections. Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made. Borrower and its Restricted Subsidiaries will, subject to applicable Gaming/Racing Laws, permit any representatives designated by Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by such representatives (on behalf of Administrative Agent and/or any Lender) shall be permitted in any fiscal year (and such inspection shall be at Administrative Agent and/or such Lenders’ expense, as applicable). Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06.       Use of Proceeds. Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11. Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 9.07.        Compliance with Environmental Law.

(a)          Borrower and its Restricted Subsidiaries shall (i) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens imposed under Environmental Law; (ii) make an appropriate response to any Environmental Action involving or affecting Borrower and its Restricted Subsidiaries; and (iii) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, any action required pursuant to Environmental Law to mitigate and eliminate such condition, except in the case of each of the foregoing clauses (i) through (iii) where the failure to take such action could not reasonably be expected to have a Material Adverse Effect, provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP;

(b)          At the written request of Administrative Agent, in its reasonable discretion, Borrower and its Restricted Subsidiaries shall provide, at no cost or expense to Administrative Agent, Collateral Agent or any Lender, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Credit Party and approved by Administrative Agent in its reasonable discretion indicating the presence or absence of Hazardous Material on, at under or emanating from such Real Property or noncompliance with Environmental Law and the potential cost of any required action in connection therewith; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) the Administrative Agent has a reasonable belief that circumstances exist that present an imminent risk to human health or the environment or has reasonably determined that circumstances may exist that could be expected to form the basis of a material Environmental Action against Borrower or any Restricted Subsidiary or any Real Property of Borrower or any of its Restricted Subsidiaries; if Borrower or any of its Restricted Subsidiaries fails to provide the same within sixty (60) days after such request was made (or in such longer period as may be approved by Administrative Agent, in its reasonable discretion), Administrative Agent may but is under no obligation to conduct the same, and Borrower or its Restricted Subsidiary shall grant and hereby grants to Administrative Agent and its agents, advisors and consultants access at reasonable times, and upon reasonable notice to Borrower, to such Real Property, subject to the rights of tenants, to undertake such an assessment, all at Borrower’s cost and expense. Administrative Agent will take commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide Borrower with all documents relating to such assessment.

SECTION 9.08.       Pledge or Mortgage of Real Property and Vessels.

(a)          Subject to compliance with applicable Gaming/Racing Laws, if, after the Closing Date any Credit Party shall acquire any Property (other than any Real Property, any Vessel or Replacement Vessel (other than leasehold interests in any Vessel or Replacement Vessel) or any Property that is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Property and to the extent such prohibition is not superseded by the applicable provisions of the UCC), including, without limitation, pursuant to any Permitted Acquisition, or as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Security Documents are intended to cover, such Credit Party shall (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Pledged Collateral) promptly (i) execute and deliver to Collateral Agent such amendments to the Security Documents or such other documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)), subject to no Liens other than Permitted Liens, in each case, to the extent such actions are required by the Security Agreement; provided, that notwithstanding the foregoing, (x) the Credit Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the date hereof which leasehold interest has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) of less than $20.0 million and (y) the Credit Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the Closing Date that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the lessor under such lease has not consented to the granting of a Lien to secure the Obligations, except that such actions shall be required with respect to any such leasehold interest in any Vessel or Replacement Vessel that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Credit Party involving a Vessel or Replacement Vessel that constituted Collateral immediately prior to such sale and leaseback transaction or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust.

(b)          If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee or leasehold interest in Real Property located in the United States which Real Property (or, in the case of a leasehold, such leasehold interest or estate) has a fair market value in excess of $20.0 million or (y) develops a Gaming/Racing Facility or any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility or other improvements thereon on any fee or leasehold interest in Real Property located in the United States which Real Property (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon) has a fair market value in excess of $20.0 million, determined on an as-developed basis, in each case, with respect to which a Mortgage was not previously entered into in favor of Collateral Agent (in each case, other than to the extent such Real Property is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Real Property), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within sixty (60) days of such request (in each case, or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Liens, including the following:

(1)         A Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to Collateral Agent and shall be effective to create in favor of Collateral Agent for the benefit of the Secured Parties a valid, perfected, Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Liens; and

(2)         with respect to each Mortgage and each Mortgaged Real Property, (x) for further delivery to each Lender, each of the items set forth in Section 7.01(k)(ii) at least 7 Business Days prior to the date of delivery of such Mortgage and, (y) in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, each of the items set forth in Sections 9.15(a)(i)(2) through 9.15(a)(i)(5);

provided, that notwithstanding the foregoing, the Credit Parties shall not be required to grant a Mortgage on any leasehold interest in any Real Property entered into after the date hereof that would otherwise be required to be subject to a leasehold mortgage pursuant to clause (b) of this Section 9.08 if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord under such lease has not consented to the granting of a Mortgage, except that leasehold Mortgages shall be required on any such leasehold interest in Real Property that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Credit Party involving Real Property that constituted Collateral immediately prior to such sale and leaseback transaction or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust; provided further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(b) shall not be required prior to the date that is in the case of Real Property owned or leased by a Credit Party on the Closing Date, ninety (90) days after the Closing Date (or such later date as agreed by Administrative Agent).

(c)          If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any Vessel or a Replacement Vessel with a fair market value in excess of $20.0 million located or otherwise maintained in the United States and registered with the United States Coast Guard or (y) develops a Gaming/Racing Facility or any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility, or other improvements thereon, with a fair market value in excess of $20.0 million, determined on an as-developed basis, on any such Vessel or a Replacement Vessel, located or otherwise maintained in the United States and registered with the United States Coast Guard, in each case, with respect to which a Ship Mortgage or other similar instrument was not previously entered into in favor of Collateral Agent (other than to the extent such Vessel or Replacement Vessel is subject to a Lien permitted under Section 10.02(i) or 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Vessel or Replacement Vessel), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or Collateral Agent, within sixty (60) days of such request (or such longer period that is reasonably acceptable to Administrative Agent), (i) take such actions and execute such documents as Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage or other similar instrument, if applicable, or to create a new Ship Mortgage or other similar instrument on such Vessel or Replacement Vessel and (ii) cause to be delivered to Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code (if applicable thereto) subject only to Permitted Liens, including the following:

(1)         a Ship Mortgage or other similar instrument reasonably satisfactory to Collateral Agent, granting in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage on each such Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code subject only to Permitted Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Vessel or Replacement Vessel; and

(2)         with respect to each Ship Mortgage or other similar instrument and each such Vessel or Replacement Vessel, in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, certificates of insurance as required by each Ship Mortgage or other similar instrument, if applicable, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage or other similar instrument;

provided, that notwithstanding the foregoing, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date that is in the case of Vessels or Replacement Vessels owned by a Credit Party on the Closing Date, ninety (90) days after the Closing Date (or such later date as agreed by Administrative Agent).

(d)          Notwithstanding anything contained in Sections 9.08(a), 9.08(b) and 9.08(c) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by the applicable Gaming/Racing Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals.

(e)          With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired (or leased) by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as Borrower reasonably believes such prohibition no longer exists, Borrower shall (and with respect to any items requiring approval from Gaming/Racing Authorities, Borrower shall use commercially reasonable efforts to seek the approval from the applicable Gaming/Racing Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained), comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

SECTION 9.09.       Security Interests; Further Assurances. Each Credit Party shall, promptly, upon the reasonable request of Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming/Racing Law or, if necessary, is approved by the applicable Gaming/Racing Authority (which Borrower hereby agrees to use commercially reasonable efforts to obtain), at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Collateral Agent reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth herein and in the Security Agreement with respect to limitations on grant of security interests in certain types of Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and any applicable Requirements of Law including, without limitation, any Gaming/Racing Laws) subject to no Liens other than Permitted Liens; provided that, notwithstanding anything to the contrary herein or in any other Credit Document, in no event shall any Company be required to enter into control agreements with respect to its deposit accounts, securities accounts or commodity accounts. In the case of the exercise by Collateral Agent or the Lenders or any other Secured Party of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Collateral Agent or the Lenders may be so required to obtain. If Collateral Agent reasonably determines that it is required by applicable Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 9.10.        Gaming/Racing Agreements.

(a)          Borrower shall, or shall cause another Credit Party or Restricted Subsidiary to, provide to Administrative Agent (i) notice of its intention to execute and deliver any renewal, amendment, modification, replacement or supplement of or to any Material Gaming/Racing Agreement, in each case, that would materially adversely affect the interests of the Lenders, at least five days prior to entering into any such renewal, amendment, modification, replacement or supplement (or such later time as agreed to by Administrative Agent) (enclosing in such notice a copy of the then current drafts of all documentation related to such Material Gaming/Racing Agreement renewal, amendment, modification, replacement or supplement), (ii) copies of any other renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement promptly after execution thereof and (iii) upon and after such notice, such information regarding such renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement as Administrative Agent shall reasonably request.

(b)          Borrower and each Restricted Subsidiary shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under each Material Gaming/Racing Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify Administrative Agent in writing of the giving of any notice of any default or termination by any party under any Material Gaming/Racing Agreement of which it is aware and (iii) use commercially reasonable efforts to exercise their rights and remedies under each Material Gaming/Racing Agreement in order to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the other party under each Material Gaming/Racing Agreement, except in the case of each of clauses (i) and (iii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 9.11.       Additional Credit Parties. Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (ii) any Restricted Subsidiary of a Credit Party ceasing to be an Excluded Subsidiary or (iii) any Revocation that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary (other than any Excluded Subsidiary) of a Credit Party (such Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming/Racing Law or assuming and to the extent it obtains the approval of the Gaming/Racing Authority to the extent such approval is required by applicable Gaming/Racing Laws (which Borrower hereby agrees to use commercially reasonable efforts to obtain), (A) cause each such Restricted Subsidiary to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its sole discretion), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements, any amendments to the Credit Documents and a Perfection Certificate)) as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor and (B) promptly (I) execute and deliver to Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Restricted Subsidiary which are owned by any Credit Party and required to be pledged pursuant to the Security Agreement, (II) deliver to Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement) to grant to Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth herein and in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Pledged Collateral and limitations or exclusions from the requirement to perfect Liens on such Pledged Collateral and excluding acts with respect to perfection of security interests and Liens not required under, or excluded from the requirements under, this Agreement and the Security Agreement) the Security Agreement and all other Property (limited, in the case of any Subsidiary that is a CFC or CFC Holdco, to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Subsidiary) of such Restricted Subsidiary in accordance with the provisions of Section 9.08 hereof with respect to such new Restricted Subsidiary, or by law or as may be reasonably requested by Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested by Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided, however, that Borrower shall use its commercially reasonable efforts to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Restricted Subsidiary and for the Guarantee of such Restricted Subsidiary as soon as reasonably practicable; and provided further, any Mortgages or Ship Mortgages required to be delivered pursuant to this Section 9.11 shall be delivered within sixty (60) days (or such later date as Administrative Agent may agree to in its sole discretion) after the later of acquisition thereof or receipt of applicable approvals. All of the foregoing actions shall be at the sole cost and expense of the Credit Parties.

Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in the paragraph above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited by the applicable Gaming/Racing Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that Borrower has used its commercially reasonable efforts to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee.

SECTION 9.12.        Limitation on Designations of Unrestricted Subsidiaries.

(a)          Borrower may, on or after the Closing Date, designate any Subsidiary of Borrower (other than any Subsidiary that owns, leases or operates any portion (other than de minimis assets) of a Core Property) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i)          no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(ii)         Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the fair market value of the assets of such Subsidiary (net of any liabilities of such Subsidiary that will not constitute liabilities of any Credit Party or Restricted Subsidiary after such Designation) owned by Borrower and/or any of the Restricted Subsidiaries on such date;

(iii)        after giving effect to such Designation, Borrower shall be in compliance with the Financial Maintenance Covenant (regardless of whether then applicable) on a Pro Forma Basis as of the most recent Calculation Date; and

(iv)        such Subsidiary shall also have been designated as an “Unrestricted Subsidiary” under the Senior Unsecured Notes.

Upon any such Designation after the Closing Date, Borrower and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the Designation Amount.

(b)          Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(i)          all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement; and

(ii)         any designation of such Subsidiary as an “Unrestricted Subsidiary” shall have been revoked under the Senior Unsecured Notes.

(c)          All Designations and Revocations occurring after the Closing Date must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d)          If Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by Administrative Agent or Collateral Agent. At Borrower’s request, Administrative Agent and Collateral Agent will execute and deliver any instrument evidencing such termination and Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). Any such foregoing actions taken by Administrative Agent and/or Collateral Agent shall be at the sole cost and expense of Borrower.

SECTION 9.13.        Limitation on Designation of Immaterial Subsidiaries.

(a)          At Borrower’s election, Borrower may at any time, designate a Restricted Subsidiary as an Immaterial Subsidiary, but only to the extent that such designation is consistent with the definition of “Immaterial Subsidiary”. Upon any Immaterial Subsidiary’s (whether designated as such on the Closing Date or thereafter pursuant to the preceding sentence) ceasing to satisfy any of the requirements set forth in the definition of such term, Borrower shall notify Administrative Agent thereof and shall take the actions required pursuant to Section 9.11 (or 9.12, if such Subsidiary, upon ceasing to be an Immaterial Subsidiary, shall be designated as an Unrestricted Subsidiary in accordance with Section 9.12) and the applicable Subsidiary shall cease to be an Immaterial Subsidiary.

(b)          Any designation of a Subsidiary as an Immaterial Subsidiary, or revocation of any such designation, must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.13(a).

SECTION 9.14.       Ratings. Borrower shall use commercially reasonable efforts to obtain and maintain at all times on and after the Closing Date (i) a public corporate family rating of Borrower and a rating of the Term Loans, in each case from Moody’s, and (ii) a public corporate credit rating of Borrower and a rating of the Term Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by Borrower of customary rating agency fees, cooperation with information and data requests by Moody’s and S&P in connection with their ratings process and the participation by senior management of Borrower in a ratings presentation to Moody’s and S&P).

SECTION 9.15.       Post-Closing Matters. Borrower will cause to be delivered or performed, as applicable, each of the following:

(a)          Mortgage Matters. On or before the date that is ninety (90) days after the Closing Date (or such later date as is permitted by Administrative Agent in its sole discretion):

(i)          Mortgaged Real Property. Administrative Agent shall have received with respect to each Mortgaged Real Property identified on Schedule 1.01(C): (1) a Mortgage reasonably satisfactory to Administrative Agent and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected first priority Lien (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)) on such Mortgaged Real Property subordinate to no Liens other than Permitted Liens, (2) with respect to each Mortgage, legal opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the effective date of such Mortgage and covering such matters as Administrative Agent shall reasonably request, including, but not limited to, the enforceability of such Mortgage and the due authorization, execution and delivery of such Mortgage, in a manner customary for transactions of this type and otherwise in form and substance reasonably satisfactory to Administrative Agent, (3) with respect to each Mortgage, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien on the Mortgaged Real Property described therein, free of any other Liens except Permitted Liens, in amounts and in form and substance reasonably acceptable to Administrative Agent, together with such endorsements, coinsurance and reinsurance as Administrative Agent may reasonably request, (4) such surveys (including existing surveys together with affidavits of no-change) sufficient for the title company to remove all standard survey exceptions from the mortgage title policy relating to such Mortgaged Real Property and issue the survey-related endorsements otherwise in form and substance reasonably satisfactory to Administrative Agent and (5) with respect to each Mortgage and/or each Mortgaged Real Property, such fixture filings, insurance certificates, consents, estoppels, memoranda of lease, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents as shall be deemed reasonably necessary by Administrative Agent, in each case, in form and substance reasonably acceptable to Administrative Agent).

(b)          Additional Post-Closing Deliverables. Each of the documents and other agreements set forth on Schedule 9.15 shall be delivered or performed, as applicable, within the respective time frames specified therein (or, in each case, such later date as is permitted by Administrative Agent in its sole discretion)

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent, Collateral Agent and Lenders (or in the case of Section 10.08, with the Revolving Lenders) that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 10.01.     Indebtedness. Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a)          Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)          Indebtedness outstanding on the Closing Date and listed on Schedule 10.01, and any Permitted Refinancings thereof;

(c)          Indebtedness under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes;

(d)          intercompany Indebtedness of Borrower and the Restricted Subsidiaries to Borrower or other Restricted Subsidiaries to the extent permitted pursuant to Section 10.04;

(e)          Indebtedness representing deferred compensation to employees of Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(f)           Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds, completion guarantees and letters of credit provided by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming/Racing Licenses or for the purposes referenced in this clause (f));

(g)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h)          Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, the greater of $50.0 million and 25% of Consolidated EBITDA at the time of determination for the Test Period most recently ended and, without duplication, Permitted Refinancings thereof;

(i)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)           guarantees by Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Borrower or any Restricted Subsidiary under this Section 10.01;

(k)          Indebtedness of a Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l)           Indebtedness that has been Discharged;

(m)         Escrowed Indebtedness;

(n)          unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness” so long as, in the case of any such Indebtedness other than earn-out obligations, at the time of incurrence thereof, (i) no Event of Default shall have occurred and be continuing after giving effect thereto and (ii) Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Maintenance Covenant (regardless of whether then applicable) on a Pro Forma Basis as of the most recent Calculation Date;

(o)          Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(p)          Indebtedness of Joint Ventures in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, at any time outstanding, exceed the greater of $10.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, and, without duplication, any Permitted Refinancings thereof;

(q)          Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount outstanding at any time not to exceed the greater of $50.0 million and 25% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (provided, that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(q) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(r)           Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s)          Investments under Section 10.04(k), 10.04(l) and 10.04(m), in each case, consisting of guarantees;

(t)           (A)         Indebtedness of Borrower or any Restricted Subsidiaries in respect of one or more series of senior unsecured notes or loans, senior secured first lien notes or loans, senior secured junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a pari passu or junior basis with the Obligations, as applicable, that are issued or made pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (other than pursuant to this Agreement) (any such Indebtedness, “Ratio Debt”); provided that (i) the aggregate principal amount of Ratio Debt issued or incurred pursuant to this Section 10.01(t) on such date shall not exceed the Ratio Debt Amount as of such date; (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Ratio Debt; provided that, if the proceeds of such Ratio Debt are primarily being used to finance a Limited Condition Transaction substantially concurrently upon the receipt thereof, the lenders or other Persons providing such Ratio Debt may waive such condition (other than an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower); (iii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (iii)), if such Ratio Debt is (x) secured on a pari passu basis with the Obligations, such Ratio Debt shall have a maturity date and Weighted Average Life to Maturity (without giving effect to prepayments that reduce scheduled amortization) no shorter than any then-existing Tranche of Term Loans or (y) secured on a second lien (or other junior lien) basis or is unsecured, such Ratio Debt shall satisfy the definition of Permitted Junior Debt Conditions; (iv) if such Ratio Debt is secured (x) on pari passu basis with the Obligations, the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement or (y) on a second lien (or other junior lien) basis to the Obligations, the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with Administrative Agent; (v) any Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(t) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof; (vi) except as set forth in clauses (i) – (v) of this paragraph (t), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any Ratio Debt shall be (as determined by Borrower in good faith) substantially identical to the terms of the Revolving Commitments or the Term B Facility Loans, as applicable, as existing on the date of incurrence of such Ratio Debt except, to the extent such terms (x) at the option of Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Ratio Debt, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Ratio Debt, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to Borrower (as determined by Borrower in good faith), when taken as a whole, than the terms of the Term B Facility Loans or the Revolving Facility, as the case may be (except for covenants or other provisions applicable only to periods after the Final Maturity Date applicable to the Term B Facility Loans or the Revolving Facility, as applicable) (it being understood that any Ratio Debt may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of Ratio Debt that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Ratio Debt with the proceeds of permitted refinancing Indebtedness), or (y) are (1) added to the Term B Facility Loans or Revolving Facility, as applicable, or (2) applicable only after the Final Maturity Date (in the case of term Indebtedness) or the latest R/C Maturity Date (in the case of revolving Indebtedness) (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Ratio Debt, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class); and (vii) if such Ratio Debt is secured on pari passu basis with the Obligations, is in the form of term loan debt incurred prior to the date that is twelve (12) months after the Closing Date (excluding any such Ratio Debt (i) incurred primarily for the purpose of funding a Permitted Acquisition or (ii) that has a maturity date no earlier than twelve (12) months after the Term B Facility Maturity Date then in effect), then if the All-In Yield applicable to such Ratio Debt is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Facility Loans, plus 50 basis points per annum, then the interest rate with respect to the Term B Facility Loans shall be increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Facility Loans to equal the All-In Yield then applicable to such Ratio Debt, minus 50 basis points; provided, however, that any increase in All-In Yield due to such Ratio Debt having a higher “LIBO Rate floor” or “Alternate Base Rate floor” shall, as the election of Borrower, be reflected solely as an increase to the applicable LIBO Rate floor or Alternate Base Rate floor, as applicable, for the Term B Facility; and (B) any Permitted Refinancing in respect thereof that satisfies clause (A)(iv) and (A)(vi) above;

(u)          Indebtedness constituting (or the proceeds of which constitute) Development Expenses in an aggregate principal amount not to exceed $75.0 million at any time outstanding so long as no Event of Default shall have occurred and be continuing immediately after giving effect thereto and, without duplication, Permitted Refinancings thereof;

(v)          Indebtedness of Restricted Subsidiaries that are Non-Credit Parties in an aggregate amount not to exceed the greater of $20.0 million and 10% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such time, so long as such Indebtedness is not guaranteed by any Credit Party (provided, that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(v) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(w)         Indebtedness consisting of promissory notes issued by Borrower to recent or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) to finance the purchase or redemption of Equity Interests of Borrower permitted by Section 10.06(f); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to Administrative Agent (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Event of Default has occurred and is continuing) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by Borrower in respect of such notes, when combined with the aggregate amount of Restricted Payments made pursuant to Section 10.06(f), shall not exceed $7.5 million in any fiscal year of Borrower;

(x)           Indebtedness incurred by Borrower or the Restricted Subsidiaries in (i) a Permitted Acquisition, (ii) any other Investment expressly permitted hereunder or (iii) any Asset Sale, in the case of each of the foregoing clauses (i), (ii) and (iii), constituting customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments;

(y)          Indebtedness in an amount equal to 100% of the Net Available Proceeds of any issuance or sale of Equity Interests or capital contribution (other than in connection with any Permitted Equity Issuances pursuant to Section 11.03) received by Borrower to the extent not otherwise utilized in this Article X;

(z)          the Senior Unsecured Notes and Permitted Refinancings thereof; and

(aa)        all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (z) above.

For purposes of determining compliance with this Section 10.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 10.01 and the calculation of the Incremental Loan Amount and Ratio Debt Amount, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such refinancing pursuant to procedures reasonably agreed with Administrative Agent. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

SECTION 10.02.     Liens. Neither Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a)          Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)          Liens in respect of property of Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of sixty (60) days or (ii) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;

(c)          Liens securing Indebtedness incurred pursuant to Section 10.01(b) and listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof, and (ii) the amount of Indebtedness secured by such Liens does not increase, except as contemplated by Section 10.01(b);

(d)          easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, sub-division maps, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole; provided that upon request by Borrower, Administrative Agent shall, in its reasonable discretion, direct Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on any related Real Property to such easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions, sub-division maps, leases, reciprocal easement agreements and other similar charges or encumbrances in such form as is reasonably satisfactory to Administrative Agent and Borrower;

(e)          Liens arising out of judgments or awards not resulting in an Event of Default;

(f)           Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure Borrower’s or any of its Subsidiaries’ Gaming/Racing License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g)          Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the Leases entered into after the date hereof with respect to Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole; provided that upon the request of Borrower, Collateral Agent shall enter into a customary subordination and non-disturbance and attornment agreement in connection with any such Lease;

(h)          Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business and (ii) that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Credit Party in the ordinary course of business, but in the case of this clause (ii) not to exceed $1.0 million in the aggregate at any one time;

(i)           Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, any Increased Amounts) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time and individual financings provided by one lender may be cross-collateralized to other financings provided by such lender);

(j)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)          Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l)           in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens at any time outstanding shall not exceed the greater of $50.0 million and 25% of Consolidated EBITDA at the time of determination for the Test Period most recently ended;

(m)         licenses or sublicenses of Intellectual Property granted by Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(n)          Liens pursuant to the Credit Documents, including, without limitation, Liens related to Cash Collateralizations;

(o)          Permitted Vessel Liens;

(p)          Liens arising under or imposed by applicable Gaming/Racing Laws and/or Gaming/Racing Authorities; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q)          (i) Liens pursuant to leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord, (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (iii) in the case of any Real Property that constitutes a leasehold interest, any mortgages, Liens, security interest, restrictions, encumbrances or any other matters of record to which the fee simple interest (or any superior leasehold interest) is subject (and with respect to which none of the Credit Parties shall have any obligation whatsoever);

(r)           Liens to secure Indebtedness incurred pursuant to Section 10.01(v); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than any Non-Credit Party and any Equity Interests in any Non-Credit Party;

(s)          Prior Mortgage Liens with respect to the applicable Mortgaged Real Property so long as such Liens do not secure Indebtedness;

(t)           Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid and on any cash and Cash Equivalents held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(u)          Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(v)          Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt and subject to the Pari Passu Intercreditor Agreement and (ii) Permitted Second Priority Refinancing Debt and subject to the Second Lien Intercreditor Agreement (as “Second Priority Liens”);

(w)         Liens securing Ratio Debt, and Permitted Refinancings thereof, in each case, permitted under Section 10.01(t) and subject to the Pari Passu Intercreditor Agreement or the Second Lien Intercreditor Agreement (in the case of Liens intended to be subordinated to the Liens securing the Obligations, as “Second Priority Liens”), as and to the extent applicable;

(x)           Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;

(y)          in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z)           Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa)         licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(bb)        any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc)        Liens created by the applicable Transfer Agreement;

(dd)        Liens arising pursuant to Indebtedness incurred pursuant to Section 10.01(u); provided that such Liens do not encumber any Property of Borrower or any Restricted Subsidiary other than the Property financed by the Indebtedness incurred pursuant to Section 10.01(u) and proceeds and products thereof;

(ee)        Liens to secure Indebtedness incurred pursuant to Section 10.01(p); provided that such Liens do not encumber any Property other than the Property of any Joint Venture and the Equity Interests in the applicable Joint Venture;

(ff)          (i) Liens on Property of any Restricted Subsidiary that is not a Credit Party and in the Equity Interests of any applicable Non-Credit Party which Liens secure Indebtedness of Non-Credit Parties permitted under Section 10.01 and (ii) without limiting the foregoing, so long as Mile High USA, Inc. and its Subsidiaries are not Credit Parties, Liens on the direct Equity Interests in Mile High USA, Inc. and its Subsidiaries to secure Indebtedness of Mile High USA, Inc. and its Subsidiaries, so long as the holders of such Indebtedness have no recourse to any Credit Parties or Restricted Subsidiaries with respect to such Indebtedness other than (x) recourse to the Equity Interests in Mile High USA, Inc. and its Subsidiaries so pledged and (y) Guarantees of such Indebtedness to the extent constituting Investments permitted under Section 10.04;

(gg)        rights of first refusal under the Hard Rock Licensing Agreement (as in effect on the date hereof);

(hh)        without duplication, Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (hh) with Liens ranking pari passu to the Liens securing the Obligations.

In connection with the granting of Liens of the types described in clauses (c), (d), (g), (i), (k), (l), (m), (o), (p), (q), (r), (s), (t), (v), (w), (aa), (bb), (dd), (ee), (ff) and (hh) of this Section 10.02 by Borrower of any of its Restricted Subsidiaries, Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate lien subordination, non-disturbance, attornment or intercreditor agreements).

In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 10.03.     [Reserved].

SECTION 10.04.     Investments, Loans and Advances. Neither Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a)          Investments and commitments to make Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b)          Investments in cash and Cash Equivalents;

(c)          Borrower may enter into Swap Contracts to the extent permitted by Section 10.01(c);

(d)          Investments (i) by Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in Borrower and (iii) by a Restricted Subsidiary in another Restricted Subsidiary (provided that Investments pursuant to clauses (i) and (iii) by Credit Parties in Non-Credit Parties shall not exceed (x) $20.0 million in the aggregate outstanding at any time plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment); provided that, in each case, any intercompany loan (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $10.0 million individually shall be evidenced by a promissory note and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party to Collateral Agent on behalf of the Secured Parties;

(e)          Borrower and its Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f)           Investments in securities of trade creditors or customers or suppliers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or suppliers or in settlement of delinquent or overdue accounts in the ordinary course of business or Investments acquired by Borrower as a result of a foreclosure by Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(g)          Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 10.05;

(h)          Investments consisting of (i) moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors, managers and employees in the ordinary course of business, (ii) loans or advances to officers, directors, managers and employees in connection with such Persons’ purchase of Equity Interests of Borrower (provided that the amount of such loans and advances described in this clause (h)(ii) shall be contributed to Borrower in cash as common equity) and (iii) other loans or advances to officers, directors, managers and employees for any other purpose not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under the foregoing clauses (ii) and (iii) shall not exceed $10.0 million in the aggregate at any time outstanding;

(i)           Permitted Acquisitions;

(j)           extensions of trade credit (including to gaming customers) and prepayments of expenses in the ordinary course of business;

(k)          in addition to Investments otherwise permitted by this Section 10.04, other Investments by Borrower or any of its Restricted Subsidiaries in an amount not to exceed the sum of (i) the greater of $100.0 million and 50% of Consolidated EBITDA at the time of determination for the Test Period most recently ended during the term of this Agreement plus (ii) the Initial Restricted Payment Base Amount as of such date plus (iii) the Specified 10.04(k) Investment Returns received on or prior to such date plus (iv) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(l)           in addition to Investments otherwise permitted by this Section 10.04, Investments by Borrower or any of its Restricted Subsidiaries; provided that (i) the amount of such Investments to be made pursuant to this Section 10.04(l) do not exceed the Available Amount determined at the time such Investment is made, (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing and (iii) except for Investments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date;

(m)         additional Investments so long as, at the time such Investment is made and after giving effect thereto, (x) no Event of Default has occurred and is continuing, (y) the Consolidated Total Net Leverage Ratio is less than or equal to 3.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date and (z) immediately after giving effect to such Investment Borrower shall be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date;

(n)          payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(o)          Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into Borrower or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence (or were committed) on the date of such acquisition, merger or consolidation;

(p)          Investments in the nature of pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) under Sections 10.02(f), (j), (t) or (x);

(q)          advances of payroll payments to employees of Borrower and the Restricted Subsidiaries in the ordinary course of business;

(r)           the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;

(s)          Investments in Joint Ventures or other non-Wholly Owned Subsidiaries of Borrower or any of its Restricted Subsidiaries taken together with all other Investments made pursuant to this clause (s) that are at that time outstanding not to exceed the sum of (i) the greater of $10.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(t)           Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding not to exceed the sum of (i) the greater of $10.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(u)          Guarantees by Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;

(v)         Investments to the extent that payment for such Investments is made with Equity Interests in Borrower (other than Disqualified Capital Stock);

(w)         any Investment (i) deemed to exist as a result of a Restricted Subsidiary that is not a Credit Party distributing a note or other intercompany debt to a parent of such Restricted Subsidiary that is a Credit Party (to the extent there is no cash consideration or services rendered for such note) and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Borrower and the Restricted Subsidiaries;

(x)          Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any Property of Borrower and its Restricted Subsidiaries (as reasonably determined by Borrower) (provided that Investments pursuant to this clause (x) shall not exceed (i) $10.0 million in the aggregate outstanding at any time, plus (ii) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment);

(y)          Restricted Payments permitted by Section 10.06 and Junior Prepayments permitted by Section 10.09;

(z)          Investments in connection with the Transactions;

(aa)        Investments consisting of the Specified Acquisition;

(bb)        Investments consisting of purchases and acquisitions of inventory, supplies, materials, equipment, contract rights or licenses of intellectual property, in each case in this Section 10.04(bb) in the ordinary course of business;

(cc)        Investments not to exceed $25.0 million in the aggregate at any one time outstanding consisting of letters of credit (including Letters of Credit) issued to support completion guarantees for construction loans provided to the Colorado Subsidiaries (including, for the avoidance of doubt, drawings by the beneficiaries under such letters of credit); and

(dd)        Investments required by a Gaming/Racing Authority or made in lieu of payment of a tax or in consideration of a reduction in tax.

Any Investment in any person other than a Credit Party that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Restricted Subsidiaries that are not Credit Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

SECTION 10.05.     Mergers, Consolidations and Sales of Assets. Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the Security Agreement)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:

(a)          expenditures to make Capital Expenditures, Expansion Capital Expenditures and expenditures of Development Expenses by Borrower and the Restricted Subsidiaries;

(b)          Sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer used or useful in the business of Borrower by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect; and sales or transfers of inventory in the ordinary course of business;

(c)          Asset Sales by Borrower or any Restricted Subsidiary (other than any Asset Sales of (1) any interest (other than de minimis assets and other assets that are not material and do not consist of owned or leased Real Property of the Twin River Casino, Gaming/Racing Licenses that are necessary for the ownership, lease or operation of the Twin River Casino or any other asset integral or material to, or necessary for, the operation of the Twin River Casino) in any fee or leasehold interest in, or the operations of, Twin River Casino or (2) the Equity Interests in any Person that directly or indirectly owns any of the Property referred to in the foregoing clause (1)); provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom, (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $30.0 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d)          Liens permitted by Section 10.02, Investments may be made to the extent permitted by Sections 10.04, Restricted Payments may be made to the extent permitted by Section 10.06 and Junior Prepayments may be made to the extent permitted by Section 10.09;

(e)          Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f)           Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;

(g)          licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;

(h)          (A) Borrower or any Restricted Subsidiary may transfer or lease Property to or acquire or lease Property from Borrower or any Restricted Subsidiary; provided that the sum of (x) the aggregate fair market value of all Property transferred by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower under this clause (A) plus (y) all lease payments made by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries to Foreign Subsidiaries of Borrower in respect of leasing of property by Borrower and Domestic Subsidiaries of Borrower that are Restricted Subsidiaries from Foreign Subsidiaries shall not exceed $10.0 million in any fiscal year of Borrower; (B) any Restricted Subsidiary may merge or consolidate with or into Borrower (as long as Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Borrower or any other Restricted Subsidiary or any other owner of Equity Interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A), (B) and (C) of this Section 10.05(h) (other than in the case of a transfer to a Foreign Subsidiary permitted under clause (A) above), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i)           voluntary terminations of Swap Contracts and other assets or contracts in the ordinary course of business;

(j)           conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k)          any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;

(l)           Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;

(m)         Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)          any transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility in connection with the occurrence of a Trigger Event;

(o)          (i) the lease, sublease or license of any portion of any Property to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of Borrower and the Restricted Subsidiaries taken as a whole; provided further that upon request by Borrower, Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement in form reasonably satisfactory to Collateral Agent and the applicable Credit Party;

(p)          the dedication of space or other dispositions of Property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of Borrower and the Restricted Subsidiaries;

(q)          dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by Borrower or the Restricted Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of Borrower and the Restricted Subsidiaries; provided that upon request by Borrower, Administrative Agent shall, in its reasonable discretion, direct Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement in such form as is reasonably satisfactory to Administrative Agent and Borrower;

(r)           any disposition of Equity Interests in a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than Borrower and the Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(s)          dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted Investment; provided, that (i) the amount of non-core assets that are disposed of in connection with any such Permitted Acquisition or other permitted Investment pursuant to this Section 10.05(s) does not exceed 25% of the aggregate purchase price for such Permitted Acquisition or other permitted Investment and (ii) to the extent that any such Permitted Acquisition or other permitted Investment is financed with the proceeds of Indebtedness of Borrower or its Restricted Subsidiaries, then any proceeds from such Permitted Acquisition or other permitted Investment shall be used to prepay such Indebtedness (to the extent otherwise permitted hereunder) or the Loans in accordance with Section 2.10 hereof;

(t)           other dispositions of assets with a fair market value of not more than the greater of $10.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended; and

(u)          the Transactions.

To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 (including, for the avoidance of doubt, pursuant to any transaction permitted by or referred to in Section 10.04(d)) or in connection with a transaction approved by the Required Lenders, in each case, to a Person other than a Credit Party, such Collateral shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred, distributed, contributed or otherwise disposed of free and clear of the Liens created by the Security Documents, and Collateral Agent shall take all actions reasonably requested by Borrower in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). To the extent any such sale, transfer, contribution, distribution or other disposition results in a Guarantor no longer constituting a Subsidiary of Borrower, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are requested by Borrower in connection with such termination.

SECTION 10.06.     Restricted Payments. Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication:

(a)           [reserved];

(b)          any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary;

(c)          any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof);

(d)          Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.05;

(e)          Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof;

(f)           Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan, employment agreement, severance agreement or like agreement; provided, however, that the aggregate amount of payments under this clause (f) shall not exceed in any fiscal year of Borrower the greater of $10.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(g)          Borrower and its Restricted Subsidiaries may (i) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

(h)          Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law;

(i)           Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of the date of such Restricted Payment;

(j)           so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) except for Restricted Payments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii) except for Restricted Payments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.00 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount determined at the time such Restricted Payment is made;

(k)          so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 3.25 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make additional Restricted Payments;

(l)           to the extent constituting Restricted Payments, Borrower may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt;

(m)         Borrower and the Restricted Subsidiaries may make Restricted Payments that are made in an amount equal to the amount of Excluded Contributions previously received and that Borrower elects to apply under this clause (m) and do not increase the Available Amount;

(n)          Borrower and the Restricted Subsidiaries may make payments of amounts necessary to repurchase or retire Equity Interests of Borrower or any Subsidiary in the event of an Equity Holder Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase or retirement of Equity Interests of Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, Borrower or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming/Racing Authority and Borrower was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority; and

(o)          on or prior to the Specified Restricted Payment End Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may make additional Restricted Payments in an amount not to exceed the amount of Available Specified RP Cash on the date such Restricted Payment is made (such Restricted Payments, the “Specified Restricted Payments”); provided that the Specified Restricted Payments may not be made using the proceeds from any Incremental Commitment, Ratio Debt or the Revolving Facility.

SECTION 10.07.    Transactions with Affiliates. Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction involving aggregate consideration in excess of $5.0 million, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Restricted Subsidiary); provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries:

(a)           may enter into indemnification and employment and severance agreements and arrangements with directors, officers and employees (including employee compensation, benefit plans or arrangements and health, disability or similar insurance plans) and may pay customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, board managers and employees of Borrower and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Borrower and its Restricted Subsidiaries;

(b)          may enter into the Transactions and the transactions described in Borrower’s SEC filings prior to the Closing Date or listed on Schedule 10.07 hereto as in effect on the Closing Date or any amendment thereto so long as such amendment is not adverse to the Lenders in any material respect;

(c)          may make Investments and Restricted Payments permitted hereunder;

(d)          may enter into the transactions contemplated by each applicable Transfer Agreement;

(e)          may enter into customary expense sharing and tax sharing arrangements entered into between Borrower, the Restricted Subsidiaries and Unrestricted Subsidiaries in the ordinary course of business pursuant to which such Unrestricted Subsidiaries shall reimburse Borrower or the applicable Restricted Subsidiaries for certain shared expenses and taxes;

(f)           may enter into transactions upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that with respect to any transaction (or series of related transactions) involving consideration of more than $20.0 million, such transaction shall be approved by the majority of the directors of Borrower;

(g)          may enter into any transactions between or among Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) and Joint Ventures that are entered into in the ordinary course of business of Borrower and its Subsidiaries and Joint Ventures and, in the good faith judgment of Borrower are necessary or advisable in connection with the ownership or operation of the business of Borrower and its Subsidiaries and Joint Ventures, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements;

(h)          may enter into transactions with Persons who have entered into an agreement, contract or arrangement with Borrower or any of its Restricted Subsidiaries to manage, own or operate a Gaming/Racing Facility because Borrower and its Restricted Subsidiaries have not received the requisite Gaming/Racing Licenses or are otherwise not permitted to manage, own or operate such Gaming/Racing Facility under applicable Gaming/Racing Laws; provided that such transactions shall have been approved by a majority of the directors of Borrower;

(i)           may enter into transactions with any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director or directors of Borrower;

(j)           may enter into transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(k)          may enter into transactions pursuant to the Tax Sharing Agreement; and

(l)           may issue Equity Interests in Borrower to any Person.

SECTION 10.08.     Financial Covenant. Solely for the benefit of the Lenders under the Revolving Facility, without the consent of the Required Revolving Lenders, Borrower shall not permit the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter of Borrower commencing with (i) the first complete fiscal quarter ending after the Closing Date through the fiscal quarter ending December 31, 2020 to exceed 5.50 to 1.00, (ii) the fiscal quarter ending March 31, 2021 through the fiscal quarter ending December 31, 2021 to exceed 5.25: 1.00; and (iii) the fiscal quarter ending March 31, 2022 and each fiscal quarter thereafter to exceed 5.00:1.00; provided that the provisions of this Section 10.08 shall not be applicable to any such fiscal quarter if on the last day of such fiscal quarter the aggregate principal amount of Revolving Loans, Swingline Loans and Letters of Credit (excluding up to $2.5 million of issued and outstanding undrawn Letters of Credit) that are issued and/or outstanding is equal to or less than 30% of the Total Revolving Commitments.

For the avoidance of doubt, only the consent of the Required Revolving Lenders shall be required to (and only the Required Revolving Lenders, shall have the ability to) amend, waive or modify the covenants set forth in this Section 10.08 (including any amendment or modification of any defined terms as used in this Section 10.08).

SECTION 10.09.     Certain Payments of Indebtedness; Amendments to Certain Agreements.

(a)          None of Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Indebtedness under the Senior Unsecured Notes, any Disqualified Capital Stock or Other Junior Indebtedness or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except:

(i)          Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of the date of such Junior Prepayments;

(ii)         so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) except for Junior Prepayments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii) except for Junior Prepayments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.00 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Available Amount determined at the time such Junior Prepayment is made;

(iii)        so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) immediately after giving effect thereto Borrower will be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (regardless of whether then applicable) as of the most recent Calculation Date and (iii) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 3.25 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, Borrower and its Restricted Subsidiaries may make additional Junior Prepayments;

(iv)        a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions);

(v)         the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of Borrower or any direct or indirect parent of Borrower (other than Disqualified Capital Stock);

(vi)        with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof;

(vii)       exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers;

(viii)      prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisitions or Investments (including any other Acquisition) not prohibited by this Agreement;

(ix)         [reserved];

(x)          Junior Prepayments in respect of intercompany Indebtedness owing to Borrower or its Restricted Subsidiaries will be permitted to the extent consistent with the subordination terms of any applicable intercompany subordinated promissory note documenting such intercompany Indebtedness;

(xi)         prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder;

(xii)        Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed an amount equal to the amount of Excluded Contributions previously received and that Borrower elects to apply under this clause (xii) and do not increase the Available Amount; and

(xiii)       Borrower and the Restricted Subsidiaries may make payments of amounts necessary to repurchase, repay or retire Indebtedness of Borrower or any Subsidiary in the event of a Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase, repayment or retirement of Indebtedness of Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, Borrower or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser or assignee for such Indebtedness and no suitable purchaser or assignee acceptable to the applicable Gaming/Racing Authority and Borrower was willing to purchase or acquire such Indebtedness on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority.

(b)          Borrower shall not, and shall not permit any Restricted Subsidiary to amend, modify or change (X) in any manner materially adverse to the interests of the Lenders (i) its certificate of incorporation, by-laws, operating, management or partnership agreement or other Organizational Documents or the Tax Sharing Agreement or (ii) any term or condition of any Other Junior Indebtedness Documentation unless in the case of any Other Junior Indebtedness Documentation, such amendment, modification or change would qualify as a Permitted Refinancing of such Other Junior Indebtedness or (Y) any Material Gaming/Racing Agreement or Comfort Letter if any such amendment, modification or change would (i) be materially less favorable to the interests of Borrower or its Restricted Subsidiaries, as determined by Borrower in its good faith judgment or (ii) materially adversely affect the rights, remedies or eligibility of the Secured Parties under the Credit Documents.

SECTION 10.10.    Limitation on Certain Restrictions Affecting Subsidiaries. None of Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than any Foreign Subsidiary or Immaterial Subsidiary) of Borrower to (i) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to Borrower or any of its Restricted Subsidiaries, (ii) make Investments in or to Borrower or any of its Restricted Subsidiaries, (iii) transfer any of its Property to Borrower or any of its Restricted Subsidiaries or (iv) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Credit Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted:

(a)          any such encumbrances or restrictions existing under or by reason of (x) applicable Law (including any Gaming/Racing Law and any regulations, order or decrees of any Gaming/Racing Authority or other applicable Governmental Authority) or the Regulatory Agreement (as clarified and supplemented by the Comfort Letters and in effect on the Closing Date or as amended thereafter as permitted under this Agreement), (y) the Credit Documents or (z) the Senior Unsecured Notes and any Permitted Refinancing thereof (so long as the restrictions in any such Permitted Refinancing, taken as a whole, are no more restrictive in any material respect to Borrower and its Restricted Subsidiaries than those in the Senior Unsecured Notes on the Closing Date);

(b)          restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens;

(c)          customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company;

(d)          restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement;

(e)          restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced;

(f)           restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced, and any restrictions referred to in this clause (f) are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets;

(g)          with respect to clauses (i), (ii) and (iii) above, restrictions contained in any Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement;

(h)          customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable;

(i)           customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts;

(j)           restrictions contained in Indebtedness of Foreign Subsidiaries incurred pursuant to Section 10.01 and Permitted Refinancings thereof; provided that such restrictions apply only to the Foreign Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof and Equity Interests in such Foreign Subsidiaries);

(k)          restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness; and

(l)           restrictions contained in subordination provisions applicable to intercompany debt owed by the Credit Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination of such intercompany debt to any other obligations.

SECTION 10.11.     Limitation on Lines of Business. Neither Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

SECTION 10.12.    Limitation on Changes to Fiscal Year. Neither Borrower nor any Restricted Subsidiary shall change its fiscal year end to a date other than December 31 of each year (provided that any Restricted Subsidiary acquired or formed, or Person designated as an Unrestricted Subsidiary, in each case, after the Closing Date may change its fiscal year to match the fiscal year of Borrower).

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.     Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)          any representation or warranty made or deemed made by or on behalf of Borrower or any other Credit Party pursuant to any Credit Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty or statement of fact made or deemed made by or on behalf of Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;

(b)          default shall be made in the payment of (i) any principal of any Loan or the reimbursement with respect to any Reimbursement Obligation when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of five (5) Business Days;

(c)          default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)          default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 9.01(a) (with respect to Borrower only) or 9.04(d) or in Article X (subject to, in the case of the financial covenant in Section 10.08, the cure rights contained in Section 11.03); provided that any default under Section 10.08 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Loans and/or any Revolving Commitments, until the date on which the Revolving Loans have been accelerated, and the Revolving Commitments have been terminated, in each case, by the Required Revolving Lenders pursuant to this Section 11.01; provided further, that in the event of a Financial Covenant Event of Default, upon Administrative Agent’s receipt of a written notice from Borrower that Borrower intends to exercise the cure right contained in Section 11.03 until the Cure Expiration Date, neither the Lenders nor Administrative Agent nor Collateral Agent shall exercise any rights or remedies under this Section 11.01 available during the continuance of a Financial Covenant Event of Default;

(e)          default shall be made in the due observance or performance by Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from Administrative Agent to Borrower and (ii) a Responsible Officer of Borrower obtaining knowledge thereof;

(f)           Borrower or any of the Restricted Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this paragraph (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $25.0 million at any one time;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary), or of a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); or (iii) the winding-up or liquidation of Borrower or of any of the Restricted Subsidiaries (other than any Subject Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i)           one or more judgments for the payment of money in an aggregate amount in excess of $25.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of the Restricted Subsidiaries to enforce any such judgment;

(j)           an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k)          with respect to any material Collateral, any security interest or Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted in writing by any Credit Party or any Affiliate thereof not to be a valid, perfected security interest in or Lien on the Collateral covered thereby, in each case, except (x) to the extent that any such perfection or priority is not required pursuant to this Agreement or the Security Documents or any loss thereof results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and (y) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(l)           any Guarantee shall cease to be in full force and effect or any of the Guarantors or Affiliates thereof repudiates in writing, or attempts in writing to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Sections 9.12 or 10.05);

(m)         any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny in writing that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document;

(n)          there shall have occurred a Change of Control;

(o)          there shall have occurred a License Revocation by any Gaming/Racing Authority in one or more jurisdictions in which Borrower or any of its Restricted Subsidiaries owns or operates Gaming/Racing Facilities, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of Borrower and/or the Restricted Subsidiaries that in the most recent Test Period accounted for ten percent (10%) or more of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries (it being agreed that any License Revocation by a Rhode Island Gaming/Racing Authority shall be deemed to relate to operations accounting for greater than the 10% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries); provided, however, that such License Revocation continues for at least forty-five (45) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of Borrower, nor any of its Restricted Subsidiaries nor the Lenders receive the net cash flows generated by any such operations; or

(p)          the provisions of any Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement shall, in whole or in part, following such Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement being entered into, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms;

then, and in every such event (other than (i) an event described in Section 11.01(g) or 11.01(h) with respect to Borrower and (ii) a Financial Covenant Event of Default unless the Revolving Loans have been accelerated, and the Revolving Commitments have been terminated, in each case, by the Required Revolving Lenders pursuant to the final paragraph of this Section 11.01), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document (other than Credit Swap Contracts and Secured Cash Management Agreements), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document (other than Credit Swap Contracts and Secured Cash Management Agreements) to the contrary notwithstanding; (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity and (iv) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower, to pay) to Collateral Agent at the Principal Office such additional amounts of cash, to be held as security by Collateral Agent for L/C Liabilities then outstanding, equal to the aggregate L/C Liabilities then outstanding; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

Notwithstanding the foregoing, during any period during which a Financial Covenant Event of Default has occurred and is continuing, Administrative Agent may with the consent of, and shall at the request of, the Required Revolving Lenders take any of the foregoing actions described in the immediately preceding paragraph solely as they relate to the Revolving Lenders (versus the Lenders), the Revolving Commitments (versus the Commitments), the Revolving Loans and/or the Swingline Loans (versus the Loans), and the Letters of Credit.

SECTION 11.02.    Application of Proceeds. The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies, or otherwise received after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a)          First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Administrative Agent and Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent or Collateral Agent in connection therewith and all amounts for which Administrative Agent or Collateral Agent, as applicable is entitled to indemnification pursuant to the provisions of any Credit Document;

(b)          Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c)          Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations;

(d)          Fourth, to Administrative Agent for the account of the L/C Lenders, to Cash Collateralize that portion of L/C Liabilities comprised of the aggregate undrawn amount of Letters of Credit; and

(e)          Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be. Each Cash Management Bank or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent and Collateral Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 11.03.    Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 11.01, in the event of any Event of Default under any covenant set forth in Section 10.08 and until the expiration of the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder (the “Cure Expiration Date”), Borrower may engage in a Permitted Equity Issuance and Borrower may apply the amount of the Equity Issuance Proceeds thereof to increase Consolidated EBITDA with respect to such applicable fiscal quarter (such fiscal quarter, a “Default Quarter”); provided that such Equity Issuance Proceeds (i) are actually received by Borrower from and after the first day of the Default Quarter and no later than the Cure Expiration Date, and (ii) do not exceed the aggregate amount necessary to cause Borrower to be in compliance with Section 10.08 for the applicable period; provided further, that Borrower shall not be permitted to engage in any more than (A) two Permitted Equity Issuances pursuant to this Section 11.03 in any period of four consecutive fiscal quarters or (B) five Permitted Equity Issuances pursuant to this Section 11.03 during the term of this Agreement. The parties hereby acknowledge that (i) this Section 11.03 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 10.08 and shall not result in any adjustment to Consolidated EBITDA other than for purposes of compliance with Section 10.08 on the last day of a given Test Period (and not, for avoidance of doubt, for purposes of determining pricing, any basket sizes, the permissibility of any transaction or compliance on a Pro Forma Basis with Section 10.08 for any other purposes of this Agreement), (ii) there shall be no pro forma or other reduction of the amount of Indebtedness (or cash netting) by the amount of any Permitted Equity Issuance made pursuant to this Section 11.03 for purposes of determining compliance with the Financial Maintenance Covenant for the Default Quarter and (iii) no Revolving Lender, Swingline Lender or L/C Lender shall be required to fund any Revolving Loan or Swingline Loan or issue any Letter of Credit, as applicable, during the period from delivery of written notice of Borrower’s intention to exercise its cure rights under this Section 11.03 for a Default Quarter until the date Borrower exercises such right for such Default Quarter.

ARTICLE XII.

AGENTS

SECTION 12.01.     Appointment. Each of the Lenders hereby irrevocably appoints Citizens to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents (including as “trustee” or “mortgage trustee” under the Ship Mortgages), and authorizes Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent or Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, in accordance with regulatory requirements of any Gaming/Racing Authority consistent with the intents and purposes of this Agreement and the other Credit Documents. Citizens is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to Administrative Agent, and any such replacement shall also be so authorized to act in such capacity. Each Lender agrees that the Auction Manager shall have solely the obligations in its capacity as the Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of Article XII, as applicable. Each of the Lenders hereby irrevocably authorize each of the Agents (other than Administrative Agent, Collateral Agent and the Auction Manager) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01, Section 12.06 and Section 12.07(b). It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each reference in this Article XII to Collateral Agent shall include Collateral Agent in its capacity as “trustee” or “mortgage trustee” under the Ship Mortgages.

SECTION 12.02.     Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.03.     Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a)          shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;

(b)          shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given in writing to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

Each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) acknowledges that Administrative Agent and/or Collateral Agent may act as the representative of other classes of indebtedness under the Pari Passu Intercreditor Agreement and the Second Lien Intercreditor Agreement.

SECTION 12.04.    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.05.    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 12.06.     Resignation of Administrative Agent and Collateral Agent

(a)          Administrative Agent and Collateral Agent may at any time give notice of their resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clause (iii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and Collateral Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d)          Any resignation by Citizens as Administrative Agent and Collateral Agent pursuant to this Section shall also constitute its resignation as L/C Lender and Swingline Lender. If Citizens resigns as an L/C Lender, it shall retain all the rights, powers, privileges and duties of an L/C Lender hereunder with respect to all of its Letters of Credit outstanding as of the effective date of its resignation as L/C Lender and all L/C Liability with respect thereto, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Sections 2.03(e) and (f). If any Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.01(e)(iv). Upon the appointment by Borrower of a successor L/C Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Lender or Swingline Lender, as applicable, (b) the retiring L/C Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Lender shall issue letters of credit in substitution for the Letters of Credit of the retiring L/C Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Lender to effectively assume the obligations of the retiring L/C Lender with respect to such Letters of Credit.

(e)          To the extent required by applicable Gaming/Racing Laws or the conditions of any Gaming/Racing License, Administrative Agent and Collateral Agent shall notify the applicable Gaming/Racing Authorities of any change in the Administrative Agent or Collateral Agent. Borrower shall provide advice and assistance to Administrative Agent and Collateral Agent in making such notifications.

SECTION 12.07.     Nonreliance on Agents and Other Lenders.

(a)          Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)          Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) Borrower may purchase or acquire Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) Borrower currently may have, and later may come into possession of, information regarding such Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement. Each Lender further acknowledges that the Excluded Information may not be available to Administrative Agent, Auction Manager or the other Lenders hereunder.

SECTION 12.08.    Indemnification. The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting from the gross negligence, or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Engagement Letter. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.08 shall survive the payment of all Obligations.

SECTION 12.09.    No Other Duties. Anything herein to the contrary notwithstanding, none of Administrative Agent, Collateral Agent, Lead Arrangers or Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, an L/C Lender, the Swingline Lender, the Auction Manager or a Lender hereunder.

SECTION 12.10.    Holders. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.03, 2.05 and 13.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and each Secured Party by accepting the benefits of the Collateral) to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.03, 2.05 and 13.03.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

SECTION 12.12.     Collateral Matters.

(a)          Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties. Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The Lenders hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12.

(b)          Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.13.     Withholding Tax. To the extent required by any applicable Requirement of Law, an Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.06, each Lender shall indemnify the relevant Agent, and shall make payable in respect thereof within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder. For the avoidance of doubt, for purposes of this Section 12.13, the term “Lender” includes any Swingline Lender and any L/C Issuer.

SECTION 12.14.    Secured Cash Management Agreements and Credit Swap Contracts. Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Swap Provider that obtains the benefits of Section 11.02, Article VI or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article XII to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.

SECTION 12.15.     ERISA.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)         the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)        such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Credit Documents or any documents related hereto or thereto).

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01.     Waiver. No failure on the part of Administrative Agent, Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

SECTION 13.02.     Notices.

(a)          General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to any Credit Party, any Agent, L/C Lender, and the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii)         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Change of Address, Etc. Each Credit Party, each Agent, each L/C Lender and the Swingline Lender may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, each L/C Lender and the Swingline Lender.

(d)          Reliance by Agents and Lenders. Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document) and believed by such Indemnitee in good faith to be genuine. All telephonic notices to and other communications with Administrative Agent or Collateral Agent may be recorded by Administrative Agent or Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.

(e)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Lender, any L/C Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 13.03.     Expenses, Indemnification, Etc.

(a)          The Credit Parties, jointly and severally, agree to pay or reimburse:

(i)          Agents for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and disbursements of Latham & Watkins LLP, counsel to the Administrative Agent and Collateral Agent, and one special gaming and local counsel in each of Rhode Island, Mississippi and Delaware) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii)         each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable and documented fees, expenses and disbursements of one primary legal counsel for Lenders and Agents taken as a whole selected by Administrative Agent and of one special gaming and local counsel in each applicable material jurisdiction reasonably deemed necessary by Agents (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties)) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, and (3) the enforcement of this Section 13.03; and

(iii)        Administrative Agent or Collateral Agent, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable and documented fees and disbursements of one counsel in each applicable material jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by Borrower under this Section 13.03(a).

(b)          The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates and their and their respective Affiliates’, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or, the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding (i) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company or any of their respective Affiliates (other than any claims against Administrative Agent, Collateral Agent, any Lead Arranger, any other agent or bookrunner named on the cover page hereto, Swingline Lender or any L/C Lender, in each case, acting in such capacities or fulfilling such roles); provided, however, this Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, trustees, partners or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents or advisors of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to (A) the parties’ relationship under the Credit Documents (including the exercise or remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any presence, Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to (A) the parties’ relationship under the Credit Documents (including the exercise or remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Agent or Lender shall be in possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any Law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

SECTION 13.04.    Amendments and Waiver.

(a)          Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by each of the Credit Parties that is party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (vii) of this Section 13.04(a) shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):

(i)          extend the date for any scheduled payment of principal on any Loan or Note or extend the stated maturity of any Letter of Credit beyond any R/C Maturity Date (unless such Letter of Credit is required to be cash collateralized or otherwise backstopped (with a letter of credit on customary terms) to Administrative Agent’s and applicable L/C Lender’s reasonable satisfaction (and the obligations of the Revolving Lenders to participate in such Letters of Credit pursuant to Section 2.03(f) are terminated upon the fifth Business Day preceding the applicable R/C Maturity Date) or the participations therein are required to be assumed by Revolving Lenders that have Revolving Commitments which extend beyond such R/C Maturity Date (and the other Revolving Lenders are released from their obligations under such participations)) or extend the termination date of any of the Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any Default or Event of Default or of any mandatory prepayment of the Loans or mandatory reduction in Commitments shall not constitute a postponement of any date scheduled for the payment of principal or interest or an extension or increase of any Commitment and any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);

(ii)         release (x) all or substantially all of the Collateral (except as provided in this Agreement or the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Guarantees (except as expressly provided in this Agreement), without the consent of each Lender;

(iii)        amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders or all affected Lenders is required, without the consent of each Lender directly and adversely affected thereby or (z) any provision of any Credit Document that expressly provides that the consent of the Required Tranche Lenders of a particular Tranche or Required Revolving Lenders is required, without the consent of the Required Tranche Lenders of each applicable Tranche or the Required Revolving Lenders, as the case may be (in each case, except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable);

(iv)        (x) reduce the percentage specified in the definition of Required Lenders or Required Tranche Lenders or otherwise amend the definition of Required Lenders or Required Tranche Lenders without the consent of each Lender or (y) reduce the percentage specified in the definition of Required Revolving Lenders or otherwise amend the definition of Required Revolving Lenders without the consent of each Revolving Lender (provided that, (x) no such consent shall be required for technical amendments with respect to additional extensions of credit (including Extended Term Loans and Extended Revolving Loans) pursuant to this Agreement, and (y) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Required Tranche Lenders and/or Required Revolving Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);

(v)         amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly and adversely affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans or Extended Revolving Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and/or the Revolving Commitments and Revolving Loans, as applicable);

(vi)        impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Lenders for such Tranche; or

(vii)       (A) amend, modify or waive any provision of Section 10.08 (and related definitions as used in such Section, but not as used in other Sections of this Agreement), (B) amend, modify or waive any Default or Event of Default resulting from a breach of Section 10.08, (C) amend, modify or waive any provision of the last paragraph of Section 11.01 or (D) amend, modify or waive the provisions of Section 7.02 solely as they relate to the Revolving Loans and Letters of Credit, without the written consent of the Required Revolving Lenders and, notwithstanding anything to the contrary set forth in this Section 13.04, only the written consent of such Lenders shall be necessary to permit any such amendment, modification or waiver; provided, however, that the consent of the Required Lenders shall be required to waive, amend or modify the requirement to be in compliance on a Pro Forma Basis with the Financial Maintenance Covenant (and Section 10.08 and related definitions as used for such purpose) for purposes of Sections 9.12(a)(iii), 10.01(n)(ii), 10.04(l), 10.04(m), 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii);

provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or Total Revolving Commitments or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), (B) without the consent of each L/C Lender, amend, modify, change or waive any provision of Section 2.03 or alter such L/C Lender’s rights or obligations with respect to Letters of Credit, (C) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (D) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent or (E) amend, modify, change or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans or Extended Revolving Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans or Revolving Loans, as applicable); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender (other than in the case of a consent by Administrative Agent to permit Borrower and its Subsidiaries to purchase Revolving Commitments (and Revolving Loans made pursuant thereto) of Defaulting Lenders in excess of the amount permitted pursuant to Section 13.04(h)).

In addition, notwithstanding the foregoing, the Engagement Letter may only be amended or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

(b)          If, (x) in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Lenders holding a majority of the Loans and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, or (y) any Lender declines to consent to an extension of its Loans or Commitments under Section 2.13, Borrower shall have the right, to either:

(A)        replace each such non-consenting Lender or Lenders (or, at the option of Borrower, if such non-consenting Lender’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Loans (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Loans of such non-consenting Lender with respect to which such Lender’s individual consent is required, or requested, as applicable (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver; provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case L/C Interests of, the Replaced Lender (or, at the option of Borrower if the respective Lender’s consent is required with respect to less than all Classes or Tranches of Loans (or related Commitments), the Commitments, outstanding Loans and L/C Interests of the Affected Classes), (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender), (B) all Reimbursement Obligations owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being acquired and (C) all accrued, but theretofore unpaid, fees and other amounts owing to the Lender with respect to the Loans being so assigned and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans, Commitments and L/C Interests of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within one (1) Business Day (or such shorter period as is acceptable to Administrative Agent) after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or

(B)         terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender (or, if such non-consenting Lender’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Loans, the Commitment and Loans of the Affected Class) and, if applicable, Cash Collateralize its applicable R/C Percentage of the L/C Liability, in either case, upon one (1) Business Day’s (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders). Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or if the applicable consent requires approval of all Lenders of a particular Class or Tranche but not all Lenders, then Borrower shall terminate all Commitments and/or repay all Loans, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) under such Class or Tranche), so long as in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 13.04(b)(B), (A) the Revolving Commitment of such Lender is terminated concurrently with such repayment and (B) such Lender’s R/C Percentage of all outstanding Letters of Credit is Cash Collateralized or backstopped by Borrower in a manner reasonably satisfactory to Administrative Agent and the L/C Lenders. Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(b)(B), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

(c)          Administrative Agent and Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Revolving Commitments, Incremental Term Loans, Other Term Loans, Other Revolving Commitments, Extended Term Loans and Extended Revolving Commitments. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document. In addition, upon the effectiveness of any Refinancing Amendment, Administrative Agent, Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Loan Commitments). Administrative Agent and Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the terms of any Refinancing Amendment. Administrative Agent and Collateral Agent may enter into (i) amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Sections 2.12 or 2.15, (ii) such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.12 or Section 2.15 and (iii) such technical amendments as may be necessary to establish separate tranches or sub-tranches if the terms of a portion (but not all) of an existing Tranche is amended in accordance with Section 13.04(a).

(d)          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (i) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof in the case of additional Term Loans) and the Revolving Loans and Revolving Commitments (or any Tranche of Revolving Loans and Revolving Commitments in the case of additional Revolving Loans or Revolving Commitments) and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Tranche Lenders and/or Required Revolving Lenders, as applicable.

(e)          Notwithstanding anything to the contrary herein, (i) upon five (5) Business Days’ prior written notice to the Lenders, any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender, unless any Lender shall have objected within such five (5) Business Day period) solely to effect administrative changes or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming/Racing Authorities or Gaming/Racing Laws and (iii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies). Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) Collateral Agent shall (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to) enter into the Pari Passu Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted First Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi))), and (C) Collateral Agent shall (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to) enter into the Second Lien Intercreditor Agreement upon the request of Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi), as applicable (or any amendments or supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt, or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi). Each Lender agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and the Second Lien Intercreditor Agreement, from and after the effectiveness thereof, as if directly a party thereto.

(f)          Notwithstanding anything to the contrary herein, the applicable Credit Party or Credit Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g)          Notwithstanding anything to the contrary herein, Administrative Agent and Collateral Agent shall (A) release any Lien granted to or held by Administrative Agent or Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations (other than (x) obligations under any Swap Contracts as to which acceptable arrangements have been made to the satisfaction of the relevant counterparties and (y) Cash Management Agreements not yet due and payable), (ii) upon the sale, transfer, distribution, contribution or other disposition of Collateral to the extent required pursuant to the last paragraph in Section 10.05 (and Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any Person other than a Credit Party, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary, (vi) subject to Liens permitted under Sections 10.02(i) or 10.02(k), in each case, to the extent the documents governing such Liens do not permit such Collateral to secure the Obligations, or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by Borrower with respect to leases entered into by Borrower and its Restricted Subsidiaries, to the extent requested by Borrower and not materially adverse to the interests of the Lenders (including, without limitation, the Hard Rock SNDA (Retail Lease) and the Hard Rock SNDA (Restaurant Lease)).

(h)          If any Lender is a Defaulting Lender, Borrower shall have the right to terminate such Defaulting Lender’s Revolving Commitment and repay the Loans related thereto as provided below so long as Borrower Cash Collateralizes or backstops such Defaulting Lender’s applicable R/C Percentage of the L/C Liability to the reasonable satisfaction of the L/C Issuer and Administrative Agent; provided that such terminations of Revolving Commitments shall not exceed 20% of the sum of (x) the initial aggregate principal amount of the Revolving Commitments on the Closing Date plus (y) the initial aggregate principal amount of all Incremental Revolving Commitments incurred after the Closing Date and prior to such date of determination; provided, further, that Borrower and its Subsidiaries may terminate additional Revolving Commitments and repay the Loans related thereto pursuant to this Section 13.04(h) with the consent of Administrative Agent. At the time of any such termination and/or repayment, and as a condition thereto, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender provided pursuant to such Revolving Commitments, (B) all Reimbursement Obligations owing to such Lender, together with all then unpaid interest with respect thereto at such time, in the event Revolving Loans or Revolving Commitments owing to such Lender are being repaid and terminated or acquired, as the case may be, and (C) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being so repaid, as the case may be and all other obligations of Borrower owing to such Replaced Lender (other than those relating to Loans or Commitments not being terminated or repaid) shall be paid in full to such Defaulting Lender concurrently with such termination. At such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 4.02, 5.01, 5.03, 5.05, 5.06 and 13.03), which shall survive as to such repaid Lender. Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(h), such Loans repaid pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

SECTION 13.05.    Benefit of Agreement; Assignments; Participations.

(a)          This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (x) to a natural person, (y) to a Person that is a Disqualified Lender as of the applicable Trade Date (unless consented to by Borrower) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document; provided that such participation may provide that such Lender will not, without the consent of the participant, agree to any amendment, waiver or other modification described in Sections 13.04(a)(i) or (a)(ii) that directly affects such participant. In the case of any such participation, except as described below, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01, and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(c) (it being understood that the documentation required under Section 5.06(c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05, provided that such participant (A) shall be subject to the provisions of Section 2.11 as if it were an assignee under paragraph (b) of this Section 13.05; and (B) shall not be entitled to receive any greater payment under Section 5.01 or 5.06, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b)          No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of (x) Administrative Agent, (y) so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, Borrower and (z) in the case of an assignment of Revolving Loans or Revolving Commitments, the consent of the Swingline Lender and each L/C Lender (each such consent not to be unreasonably withheld or delayed); provided that (1) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than (i) in the case of Revolving Commitments or Revolving Loans, $5.0 million, and (ii) in the case of Term Loan Commitments or Term Loans, $250,000; (2) no such consent of Borrower shall be necessary in the case of (i) an assignment of Revolving Loans or Revolving Commitments by a Revolving Lender to another Revolving Lender or a lending Affiliate thereof that is engaged in providing revolving loan financing in the ordinary course of business, or (ii) an assignment of Term Loans by a Lender to another Lender or an Affiliate or Approved Fund of a Lender and (3) Borrower shall be deemed to have consented to any such assignment with respect to a Term Loan unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations. To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment). At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally eligible to do so, provide to Borrower and Administrative Agent the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) as described in Section 5.06(c), as applicable.

(c)          Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority. No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

(d)          Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, Borrower and its Subsidiaries may, but shall not be required to, purchase outstanding Term Loans pursuant to (x) the Auction Procedures established for each such purchase in an auction managed by Auction Manager and (y) through open market purchases, subject solely to the following conditions:

(i)          (x) with respect to any Borrower Loan Purchase pursuant to the Auction Procedures, at the time of the applicable Purchase Notice (as defined in Exhibit O hereto), no Event of Default has occurred and is continuing or would result therefrom, and (y) with respect to any Borrower Loan Purchase consummated through an open market purchase, at the Trade Date of the applicable assignment, no Event of Default has occurred and is continuing or would result therefrom;

(ii)         immediately upon any Borrower Loan Purchase, the Term Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document;

(iii)        with respect to each Borrower Loan Purchase, Administrative Agent shall receive (x) if such Borrower Loan Purchase is consummated pursuant to the Auction Procedures, a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof, and (y) if such Borrower Loan Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof;

(iv)        Borrower may not use the proceeds of any Revolving Loan to fund the purchase of outstanding Term Loans pursuant to this Section 13.05(d); and

(v)         neither Borrower nor any of its Subsidiaries will be required to represent or warrant that they are not in possession of non-public information with respect to Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any purchase permitted by this Section 13.05(d).

The assignment fee set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).

(e)          Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i)          the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”);

(ii)         Affiliated Lenders will not (i) receive information provided solely to Lenders by Administrative Agent or any Lender and will not be permitted to receive notice nor attend or participate in conference calls or meetings attended solely by the Lenders and Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders or (ii) challenge Administrative Agent and the Lenders’ attorney client privilege;

(iii)        the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (determined after giving effect to any substantially simultaneous cancellations thereof) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iv)        as a condition to each assignment pursuant to this clause (e), Administrative Agent shall have been provided a notice in the form of Exhibit J to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against Administrative Agent, in its capacity as such;

(v)        Affiliated Lenders will not be required to represent or warrant that they are not in possession of non-public information with respect to Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 13.05(e); and

(vi)        any Term Loans acquired by any Affiliated Lender may (but shall not be required to), with the consent of Borrower, be contributed to Borrower or any of its Restricted Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Tranche shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Tranche pursuant to Section 3.01 shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.

(f)          Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” or “Required Tranche Lenders,” to the contrary, for purposes of determining whether the Required Lenders or the Required Tranche Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) subject to Section 13.05(g), consented (or not consented) to any plan of reorganization pursuant to the Bankruptcy Code, (iii) otherwise acted on any matter related to any Credit Document, or (iv) directed or required Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require Administrative Agent, Collateral Agent or any Lender to take (or refrain from taking) any such action and:

(i)          all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the Required Tranche Lenders have taken any actions; and

(ii)         all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders;

provided that, notwithstanding the foregoing, in respect of this Section 13.05(f), such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document that (1) requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be or (2) would affect any Affiliated Lender (in its capacity as a Lender) in a manner disproportionate to the effect on any Lender of the same Tranche that is not an Affiliated Lender or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, provided, further, that no amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document shall (i) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to the other Lenders of the same Tranche that are not Affiliated Lenders, (ii) increase the Commitments or obligations of any Affiliated Lender, (iii) extend the due dates for payments of interest and scheduled amortization (including at maturity) of any Term Loans owed to any Affiliated Lender, (iv) reduce the amounts owing to any Affiliated Lender or (v) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder in each case without the consent of such Affiliated Lender.

(g)          Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against Borrower or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in Administrative Agent’s sole discretion, unless Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(h)          Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” to the contrary, any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case, provided that, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 13.04.

(i)           [reserved].

(j)           [reserved].

(k)          (i) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply, and nothing in this subsection (k) shall limit any rights or remedies available to the Credit Parties at law or in equity with respect to any Disqualified Lender and any Person that makes an assignment or participation to a Disqualified Lender in violation of this clause (k)(i).

(ii)         If any assignment or participation is made to any Disqualified Lender without Borrower’s prior written consent in violation of clause (k)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Lender does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)        Administrative Agent shall have the right, and Borrower hereby expressly authorizes Administrative Agent, to provide the list of Disqualified Lenders to each Lender specifically requesting the same.

SECTION 13.06.    Survival. The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.19, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or L/C Interest (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07.    Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08.    Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Engagement Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein). This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.09.    Governing Law; Submission to Jurisdiction; Waivers; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

(b)         SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.10.    Confidentiality. Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s Affiliates and its and its Affiliates’ respective employees, representatives, directors, partners, attorneys, auditors, agents, professional advisors or trustees who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 13.10) (it being understood that the disclosing Agent or Lender shall be responsible for such Person’s compliance with this paragraph), (b) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 13.10 or (y) presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited or impracticable) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission or self-regulatory organization (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 or by provisions at least as restrictive as the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document, (g) to any other party hereto or (h) with Borrower’s prior written consent.

SECTION 13.11.    Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13.    Gaming/Racing Laws and Liquor Laws.

(a)         Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming/Racing Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”). Without limiting the foregoing, Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming/Racing Authority or any Liquor Authority, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming/Racing Facilities (including hosting lottery, betting, wagering, or other gaming activities thereon), the possession or control of gaming equipment, alcoholic beverages, a Gaming/Racing License, a Liquor License and receipt of payments based on earnings, profits or receipts from gaming, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming/Racing Laws, Material Gaming/Racing Agreements with Governmental Authorities, and Liquor Laws and only to the extent that required approvals, including prior approvals, are obtained from the requisite Governmental Authorities.

(b)         Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming/Racing Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming/Racing Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Borrower and its Subsidiaries or to the Credit Documents. Further, each Credit Party hereby expressly authorizes the Administrative Agent, the Collateral Agent, each other Agent, each Lender and each participant to cooperate with the applicable Gaming/Racing Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including, without limitation, to the extent not inconsistent with the internal policies of such Agent, Lender or participant and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such applicable Gaming/Racing Authorities and Liquor Authorities relating to the Agents, Lenders, participants or Borrower or any Subsidiary thereof, or the Credit Documents. The parties hereto acknowledge that the provisions of this subsection (b) shall not be for the benefit of any Credit Party or any other Person other than the Agents, the Lenders and the participants.

(c)         If during the continuance of an Event of Default under this Agreement or any of the Credit Documents it shall become necessary, or in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found suitable under any Gaming/Racing Laws as a condition to receiving the benefit of any Collateral encumbered by the Credit Documents or otherwise to enforce the rights of the Agents and the Lenders under the Credit Documents, Borrower and the other Credit Parties hereby agree to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

(d)         Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent any provision of this Agreement or any other Credit Document excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of Collateral Agent or any other Secured Party in the Pledged Collateral, the representations, warranties and covenants made by Borrower or any Restricted Subsidiary in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article VIII of this Agreement) shall be deemed not to apply to such assets.

(e)         No use of the term “operate” in this Agreement or any other Credit Document is intended to imply that any Person other than the State of Rhode Island (acting through the Division) operates the lotteries as provided in Section 15 of Article VI of the Rhode Island Constitution.

SECTION 13.14.    Hard Rock License Agreement Matters.

(a)         Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, until such time as Collateral Agent institutes an action to foreclose its Lien on the Hard Rock License Agreement in accordance with the terms of the Hard Rock License Agreement or Borrower or Premier Entertainment becomes (either voluntarily or involuntarily) subject to a bankruptcy, revenues from operation of the Hard Rock Hotel and Casino Biloxi shall be used first to satisfy the obligations of Premier Entertainment under the Hard Rock License Agreement to Hard Rock Hotel Licensing, Inc. before payment of any other obligation (including any obligation to the Secured Parties) of Premier Entertainment.

(b)         Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, in the event of an Event of Default, a receiver may be appointed for Premier Entertainment and such receiver shall be authorized to cure all defaults of Premier Entertainment under the Hard Rock License Agreement. The receiver shall be subject to the approval of Hard Rock Hotel Licensing, Inc., which approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 13.15.    USA Patriot Act and Beneficial Ownership Regulation. Each Lender that is subject to the Act (as hereinafter defined) or the Beneficial Ownership Regulation to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name and address of Borrower and the Guarantors and other information that will allow such Lender to identify Borrower and the Guarantors in accordance with the Act and/or the Beneficial Ownership Regulation, and Borrower and the Guarantors agree to provide such information from time to time to any Lender.

SECTION 13.16.    Waiver of Claims. Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assignor in a Borrower Loan Purchase, including in the standard terms and conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.

SECTION 13.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person (except as expressly set forth in any commitment letters or engagement letters between Administrative Agent, Collateral Agent, such Lead Arranger, the Syndication Agent or such Lender and Borrower or such Credit Party or Affiliate thereof) and (B) neither Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent or any Lender on one hand and Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of Borrower, the other Credit Parties and their respective Affiliates, and neither Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent, nor any Lender has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent and the Lenders, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against Administrative Agent, Collateral Agent, the Lead Arrangers, the Syndication Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in any commitment letter or engagement letter referenced in clause (ii)(A)).

SECTION 13.18.    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents or the Swap Contracts or (with respect to the exercise of rights against the collateral) Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of Administrative Agent. The provisions of this Section 13.18 are for the sole benefit of the Agents and Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

SECTION 13.19.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 13.20.    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent, any L/C Lender or any Lender, or any Agent, any L/C Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’, the L/C Lender’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent or L/C Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by Administrative Agent, the L/C Lenders and the Lenders to effect such reinstatement.

SECTION 13.21.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Senior Vice President, General Counsel
and Secretary

Address for Notices for Borrower and each Subsidiary
Guarantor:

Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
Attention: General Counsel
Facsimile No.: (401) 727-4770

[Signature Page to Twin River Credit Agreement]

SUBSIDIARY GUARANTORS:

TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Senior Vice President, General Counsel
and Secretary

UTGR, INC.

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Senior Vice President, General Counsel
and Secretary

PREMIER ENTERTAINMENT BILOXI LLC

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Senior Vice President, General Counsel
and Secretary

PREMIER FINANCE BILOXI CORP.

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Senior Vice President, General Counsel
and Secretary

JAMLAND, LLC

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Senior Vice President, General Counsel
and Secretary

[Signature Page to Twin River Credit Agreement]

TWIN RIVER-TIVERTON, LLC

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Senior Vice President, General Counsel
and Secretary

PREMIER ENTERTAINMENT III, LLC

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Executive Vice President, General Counsel
and Secretary

DOVER DOWNS, INC.

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Executive Vice President, General Counsel
and Secretary

DOVER DOWNS GAMING MANAGEMENT CORP.

By:	/s/ Craig L. Eaton
	Name:	Craig L. Eaton
	Title:	Executive Vice President, General Counsel
and Secretary

[Signature Page to Twin River Credit Agreement]

CITIZENS BANK, N.A., as Administrative Agent

By:	/s/ Sean McWhinnie
	Name:	Sean McWhinnie
	Title:	Director

Address for Notices:

Citizens Bank, N.A.
Attn: Harriette Batson
CML Agency Services Specialist
28 State Street, MS 1500
Boston, MA, 02109
Facsimile: 855-212-7546
Phone: 617-994-7062
harriette.m.batson@citizensbank.com

[Signature Page to Twin River Credit Agreement]

CITIZENS BANK, N.A., as Collateral Agent

By:	/s/ Sean McWhinnie
	Name:	Sean McWhinnie
	Title:	Director

Address for Notices:

Citizens Bank, N.A.
Attn: Harriette Batson
CML Agency Services Specialist
28 State Street, MS 1500
Boston, MA, 02109
Facsimile: 855-212-7546
Phone: 617-994-7062
harriette.m.batson@citizensbank.com

[Signature Page to Twin River Credit Agreement]

CITIZENS BANK, N.A., as Swingline Lender

By:	/s/ Sean McWhinnie
	Name:	Sean McWhinnie
	Title:	Director

Address for Notices:

Citizens Bank, N.A.
Attn: Harriette Batson
CML Agency Services Specialist
28 State Street, MS 1500
Boston, MA, 02109
Facsimile: 855-212-7546
Phone: 617-994-7062
harriette.m.batson@citizensbank.com

[Signature Page to Twin River Credit Agreement]

CITIZENS BANK, N.A., as a L/C Lender and a Lender

By:	/s/ Sean McWhinnie
	Name:	Sean McWhinnie
	Title:	Director

Address for Notices:

Citizens Bank, N.A.
Attn: Harriette Batson
CML Agency Services Specialist
28 State Street, MS 1500
Boston, MA, 02109
Facsimile: 855-212-7546
Phone: 617-994-7062
harriette.m.batson@citizensbank.com

[Signature Page to Twin River Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Whitney Gaston
	Name:	Whitney Gaston
	Title:	Authorized Signatory

By:	/s/ Komal Shah
	Name:	Komal Shah
	Title:	Authorized Signatory

Address for Notices:

Credit Suisse AG, Cayman Islands Branch
Attn: Agency Manager
Eleven Madison Avenue
New York, NY 10010
Facsimile No.: (212) 322-2291
Telephone No.:(212) 325-2000
Email: agency.loanops@credit-suisse.com

[Signature Page to Twin River Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Knight D. Kieffer
	Name:	Knight D. Kieffer
	Title:	Managing Director

Fifth Third Bank
5050 Kingsley Drive
Cincinnati, OH 45227

Contact Person: DeShone Hope
Facsimile No.: 513-358-3480
Telephone No.: 513-358-1871
Email: deshone.hope@53.com

[Signature Page to Twin River Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Brian D. Corum
	Name:	Brian D. Corum
	Title:	Managing Director

Address for Notices:

901 Main Street, 64th floor
Dallas, TX 75202

Contact Person: Brian Corum
Facsimile No.: 214-530-3179
Telephone No.: 214-209-0921
Email: brian.corum@baml.com

[Signature Page to Twin River Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian D. Corum
	Name:	Brian D. Corum
	Title:	Managing Director

Address for Notices:

901 Main Street, 64th floor
Dallas, TX 75202

Contact Person: Brian Corum
Facsimile No.: 214-530-3179
Telephone No.: 214-209-0921
Email: brian.corum@baml.com

[Signature Page to Twin River Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Strobel
	Name:	Michael Strobel
	Title:	Vice President

By:	/s/ Yumi Okabe
	Name:	Yumi Okabe
	Title:	Vice President

[Signature Page to Twin River Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas M. Manning
	Name:	Thomas M. Manning
	Title:	Authorized Signatory

[Signature Page to Twin River Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ J. Haynes Gentry III
	Name:	J. Haynes Gentry III
	Title:	Director

Address for Notices:

3333 Peachtree Rd, NE, 6th Floor
Atlanta, GA 30326
Contact Person: Twin River Portfolio Manager Facsimile No.: 404-439-7327
Telephone No.: 404-439-7325
Email: tesha.winslow@suntrust.com

[Signature Page to Twin River Credit Agreement]

THE WASHINGTON TRUST COMPANY, as a Lender

By:	/s/ Robert J. O’Neill
	Name:	Robert J. O’Neill
	Title:	Vice President

Address for Notices:

The Washington Trust Company
23 Broad Street
Westerly, RI 02891

Contact Person: Robert O’Neill
Facsimile No.: 401-782-9562
Telephone No.: 401-348-1442
Email: rjoneill@washtrust.com

[Signature Page to Twin River Credit Agreement]

ANNEX A-1

REVOLVING COMMITMENTS

Lender	Revolving Commitment	L/C Commitment
Citizens Bank, N.A.	$37,500,000	$20,000,000
Credit Suisse AG, Cayman Islands Branch	$37,500,000	n/a
Deutsche Bank AG New York Branch	$25,000,000	n/a
Fifth Third Bank	$25,000,000	n/a
Goldman Sachs Bank USA	$25,000,000	n/a
Bank of America, N.A.	$25,000,000	n/a
SunTrust Bank	$25,000,000	n/a
Capital One, National Association	$25,000,000	n/a
The Washington Trust Company	$25,000,000	n/a
Total Revolving Commitments:	$250,000,000	$20,000,000

ANNEX A-2

TERM B FACILITY COMMITMENTS

Lender	Term B Facility Commitment
Citizens Bank, N.A.	$300,000,000
Total Term B Facility Commitments:	$300,000,000

ANNEX B-1

Applicable Fee Percentage FOR REVOLVING LOANS

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Fee Percentage
Level I	Greater than or equal to 3.00 to 1.00	0.50%
Level II	Less than 3.00 to 1.00	0.375%

ANNEX B-2

Applicable Margin for Revolving Loans and
Swingline Loans

		Applicable Margin
Pricing	Consolidated Total Net	Revolving Loans and Swingline Loans
Level	Net Leverage Ratio	LIBOR	ABR
Level I	Greater than or equal to 3.00 to 1.00	2.75%	1.75%
Level II	Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	2.50%	1.50%
Level III	Less than 2.50 to 1.00	2.25%	1.25%

EXHIBIT A-1

FORM OF REVOLVING NOTE

THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN). THIS REVOLVING NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT.

REVOLVING NOTE

$[ • ]	[Date]
New York, New York

FOR VALUE RECEIVED, TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (“Borrower”), hereby promises to pay to [ • ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement, at the Principal Office of Administrative Agent, the principal sum of [ • ] Dollars ($[ • ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the [ • ]1 Revolving Loans (the “Applicable Tranche Revolving Loans”) made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Applicable Tranche Revolving Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Applicable Tranche Revolving Loan until, but excluding, the date on which such Applicable Tranche Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Applicable Tranche Revolving Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Revolving Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto, and evidences Revolving Loans made by Lender thereunder. Terms used but not defined in this Revolving Note have the respective meanings assigned to them in the Credit Agreement.

1 Identify applicable Tranche.

Exhibit A-1 -1

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events, for prepayments of the Applicable Tranche Revolving Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Except as permitted by Section 13.05 of the Credit Agreement, this Revolving Note may not be assigned by Lender to any other Person.

This Revolving Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Revolving Note in respect thereof.

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS REVOLVING NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit A-1 -2

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit A-1 -3

SCHEDULE OF REVOLVING LOANS

This Revolving Note evidences Applicable Tranche Revolving Loans made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit A-1 -4

EXHIBIT A-2

FORM OF TERM B FACILITY NOTE

THIS TERM B FACILITY NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN). THIS TERM B FACILITY NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT.

TERM B FACILITY NOTE

$[ • ]	[Date]
New York, New York

FOR VALUE RECEIVED, TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (“Borrower”), hereby promises to pay to [ • ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement, at the Principal Office of Administrative Agent, the principal sum of [ • ] Dollars ($[ • ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Term B Facility Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Term B Facility Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Term B Facility Loan until, but excluding, the date on which such Term B Facility Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Term B Facility Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Term B Facility Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Term B Facility Note is one of the Term B Facility Notes referred to in the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto, and evidences Term B Facility Loans made by Lender thereunder. Terms used but not defined in this Term B Facility Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Term B Facility Note upon the occurrence of certain events, for prepayments of Term B Facility Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Exhibit A-2 - 1

Except as permitted by Section 13.05 of the Credit Agreement, this Term B Facility Note may not be assigned by Lender to any other Person.

This Term B Facility Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Term B Facility Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Term B Facility Note in respect thereof.

THIS TERM B FACILITY NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS TERM B FACILITY NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit A-2 - 2

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit A-2 - 3

SCHEDULE OF TERM B FACILITY LOANS

This Term B Facility Note evidences the Term B Facility Loans made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit A-2 - 4

EXHIBIT A-3

FORM OF SWINGLINE NOTE

THIS SWINGLINE NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN). THIS SWINGLINE NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT.

SWINGLINE NOTE

$[ • ]	[Date]
New York, New York

FOR VALUE RECEIVED, TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (“Borrower”), hereby promises to pay to [ • ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement, at the Principal Office of Administrative Agent, the principal sum of [ • ] Dollars ($[ • ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Swingline Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Swingline Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until, but excluding, the date on which such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Swingline Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Swingline Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Swingline Note is the Swingline Note referred to in the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto, and evidences Swingline Loans made by Lender thereunder. Terms used but not defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events, for prepayments of the Swingline Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Exhibit A-3 - 1

Except as permitted by Sections 12.06 and 13.05 of the Credit Agreement, this Swingline Note may not be assigned by Lender to any other Person.

This Swingline Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Swingline Loans evidenced hereby were made and are to be repaid and a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Swingline Note in respect thereof.

THIS SWINGLINE NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS SWINGLINE NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit A-3 - 2

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit A-3 - 3

SCHEDULE OF SWINGLINE LOANS

This Swingline Note evidences the Swingline Loans made by Lender under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Exhibit A-3 - 4

EXHIBIT B

FORM OF NOTICE OF BORROWING

Date: [ • ]

To:	Administrative Agent under the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

Ladies and Gentlemen:

The undersigned Borrower, referring to the Credit Agreement (the terms defined therein, being used herein as defined therein), hereby gives you [irrevocable]1 notice pursuant to Sections [2.01(e)]2, 2.02, [2.03(e)]3 and 4.05 of the Credit Agreement that Borrower desires to make a borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in connection therewith sets forth below the information relating to the Proposed Borrowing:

(A)	Proposed Borrowing:

(i)	The Business Day of the Proposed Borrowing is [ • ];

(ii)	The aggregate amount of the Proposed Borrowing is $[ • ];

(iii)	The Proposed Borrowing shall consist of:

[a $[ • ]4 Revolving Loan, which shall initially be [an ABR Loan][a LIBOR Loan]; [The amount of Revolving Loans that are requested to be LIBOR Loans are requested to have the following Interest Period(s): [ • ]]5

[a $[ • ] Term B Facility Loan, which shall initially be [an ABR Loan][a LIBOR Loan], [The amount of such Term B Facility Loans that are requested to be LIBOR Loans are requested to have the following Interest Period(s): [ • ]],6

[1]	To be included unless notice is conditioned on the occurrence of another transaction, including an acquisition, sale, incurrence of indebtedness or issuance of equity interests.

[2]	To be included for borrowings of Swingline Loans only.

[3]	To be included for borrowings in respect of Letter of Credit reimbursement only.

[4]	Borrowings of Revolving Loans shall be made pro rata across all outstanding Tranches of Revolving Commitments.

[5]	To be a period of one, two, three or six months as selected by the Borrower herein, or such other period that is twelve months or less, as requested by the Borrower herein and available to and consented by all applicable Lenders.

[6]	To be a period of one, two, three or six months as selected by the Borrower herein, or such other period that is twelve months or less, as requested by the Borrower herein and available to and consented by all applicable Lenders.

Exhibit B - 1

[a $[ • ] Swingline Loan, which shall be an ABR Loan]; and

(iv)       The proceeds of the Proposed Borrowing are to be deposited into [the account or accounts described in the letter attached hereto and in the respective amounts set forth therein][the following account:

Bank:	[__________________________]

Account Name:	[__________________________]

Account #:	[__________________________]

ABA:	[__________________________]]

(B)       Borrower hereby represents and warrants that both immediately before and immediately after giving effect to the Proposed Borrowing and the intended use thereof:

(i)       [Each of the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement and by each Credit Party in each of the other Credit Documents to which it is a party is true and correct in all material respects on and as of the date of the making of such Proposed Borrowing with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date is true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the applicable date);]7

(ii)       [No Default or Event of Default has occurred and is continuing; and]8

(iii)       The sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans, plus the aggregate outstanding L/C Liabilities does not exceed the Total Revolving Commitments then in effect.

[(C)      This Notice of Borrowing is conditioned upon [ • ].]9

[Signature Page Follows]

[7]	This clause shall not apply to any extensions of credit pursuant to an Incremental Commitment to the extent provided by Section 2.12 of the Credit Agreement and the applicable Incremental Joinder Agreement.

[8]	This clause shall not apply to any extensions of credit pursuant to an Incremental Commitment to the extent provided by Section 2.12 of the Credit Agreement and the applicable Incremental Joinder Agreement.

[9]	Describe the applicable other transaction, including acquisition, sale, incurrence of indebtedness or issuance of equity interests.

Exhibit B - 2

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit B - 3

EXHIBIT C

FORM OF NOTICE OF CONTINUATION/CONVERSION

Date: [ • ]

To: Administrative Agent under the Credit Agreement referred to below.

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

Borrower hereby gives notice pursuant to Sections 2.09(a) and 4.05 of the Credit Agreement that it requests a continuation or conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made:

(A)	Date of [continuation] [conversion][1]	[ • ]

(B)	Aggregate Amount of [LIBOR]
[ABR] Loans of
[identify applicable Tranche of Loans]
	to be [continued] [converted]	[ • ]

(C)	The [LIBOR] [ABR] Loans are to be [continued as] [converted into] [ABR] [LIBOR] Loans.

(D)	[The duration of the Interest Period for the LIBOR Loans being continued is a [ • ] period.][2]

(E)	[The duration of the Interest Period for such LIBOR Loans being converted is a [ • ] period.][3]

Borrower hereby certifies that no Event of Default has occurred and is continuing, or would result from the [conversion] [continuation].

[1]	Must be a Business Day.

[2]	Applicable if this is a Continuation of the Interest Period of outstanding LIBOR Loans.

[3]	Applicable if this is a Conversion to a LIBOR Loan.

Exhibit C - 1

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit C - 2

EXHIBIT D

FORMS OF U.S. TAX COMPLIANCE CERTIFICATE

[See attached]

Exhibit D

EXHIBIT D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent (“Administrative Agent”), Citizens Bank, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments in connection with any Credit Documents are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent in writing, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: [   ]

Exhibit D-1 - 1

EXHIBIT D-2

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent (“Administrative Agent”), Citizens Bank, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments in connection with any Credit Documents are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: [   ]

Exhibit D-2 - 1

EXHIBIT D-3

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent (“Administrative Agent”), Citizens Bank, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments in connection with any Credit Documents are effectively connected with its or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: [   ]

Exhibit D-3 - 1

EXHIBIT D-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent (“Administrative Agent”), Citizens Bank, N.A., as Collateral Agent, and the other parties party thereto.

Pursuant to the provisions of Section 5.06(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments in connection with any Credit Documents are effectively connected with its or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent in writing, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: [   ]

Exhibit D-4 - 1

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[ • ],

This Solvency Certificate is being executed and delivered pursuant to Section 7.01(n) of that certain Credit Agreement, dated as of May 10, 2019 (the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto; the terms defined therein being used herein as therein defined.

I, [ • ], the [chief financial officer/equivalent officer] of Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of Borrower and that I am generally familiar with the businesses and assets of Borrower and its Subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the consummation of the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of Borrower and its Subsidiaries, taken as a whole, does not exceed the fair salable value (on a going concern basis) of the assets of Borrower and its Subsidiaries, taken as a whole; (ii) the capital of Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

[Signature Page Follows]

Exhibit G - 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit G - 2

EXHIBIT H

SECURITY AGREEMENT

made by

TWIN RIVER WORLDWIDE HOLDINGS, INC.,

and

THE GUARANTORS PARTY HERETO,
as Pledgors,

in favor of

CITIZENS BANK, N.A.,
as Collateral Agent
______________________

Dated as of May 10, 2019

Exhibit H - 1

Exhibit H - 2

SCHEDULE 1	Certificated Securities
EXHIBIT 1	Form of Issuers Acknowledgment
EXHIBIT 2	Form of Security Agreement Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement

Exhibit H - 3

SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of May 10, 2019, made by TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation, having an office at 100 Twin River Road, Lincoln, RI 02865 (“Borrower”), and THE SUBSIDIARIES OF BORROWER FROM TIME TO TIME PARTY HERETO (collectively, the “Guarantors” and, together with Borrower, the “Pledgors,” and each, a “Pledgor”), in favor of CITIZENS BANK, N.A., having an office at 28 State Street, Boston, MA 02109, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined) (in such capacity and together with any successors and assigns in such capacity, “Collateral Agent”).

RECITALS:

A.           Borrower, the Guarantors from time to time party thereto, the Lenders (as defined in the Credit Agreement) from time to time party thereto, Citizens Bank, N.A., in its capacity as administrative agent, Collateral Agent and the other parties party thereto have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.           Each Guarantor has, or will have, as the case may be, among other things, fully and unconditionally guaranteed the obligations of Borrower under the Credit Agreement and of the Credit Parties (other than the obligations of such Guarantor) under the Credit Swap Contracts and Secured Cash Management Agreements (other than any Excluded Swap Obligations with respect to such Guarantor).

C.           Each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations of (i) Borrower under the Credit Agreement and the other Credit Documents and (ii) the Credit Parties under the Credit Swap Contracts and Secured Cash Management Agreements and is, therefore, willing to enter into this Agreement.

D.           Collateral Agent has been authorized and directed to enter into this Agreement pursuant to the Credit Agreement.

E.           It is a condition precedent to (i) the obligations of the Lenders to make Loans under the Credit Agreement, (ii) the obligations of the L/C Lenders to issue Letters of Credit under the Credit Agreement, (iii) the obligations of the applicable Swap Providers to provide financial accommodations under the Credit Swap Contracts and (iv) the obligations of the applicable Cash Management Banks to provide financial accommodations under the Secured Cash Management Agreements that each Pledgor execute and deliver the applicable Credit Documents, including this Agreement.

F.           This Agreement is made by each Pledgor in favor of Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and Collateral Agent hereby agrees as follows:

Exhibit H - 4

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1           Definitions.

(a)          Unless otherwise defined herein or in the Credit Agreement, terms used herein that are defined in the UCC (as hereinafter defined) shall have the meanings assigned to them in the UCC, including the following that are capitalized herein:

“Accounts”; “Bank”; “Chattel Paper”; “Certificated Security”; “Commercial Tort Claim”; “Documents”; “Electronic Chattel Paper”; “Equipment”; “Fixtures”; “Goods”; “Inventory”; “Letter-of-Credit Rights”; “Money”; “Payment Intangibles”; “Proceeds”; “Records”; “Securities Account”; “State”; “Supporting Obligations”; and “Tangible Chattel Paper”.

(b)          Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)          The following terms shall have the following meanings:

“Agreement” shall have the meaning assigned to such term in the preamble hereof.

“Borrower” shall have the meaning assigned to such term in the preamble hereof.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law) against, all or any portion of the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts” shall mean, collectively, with respect to each Pledgor, all contracts and agreements, including, without limitation, all sale, service, performance, equipment or property lease contracts and agreements, to which such Pledgor is a party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyright License” shall mean any agreement, whether written or oral, providing for the grant by or to any Pledgor of any right to use any Copyright, including without limitation, any of the foregoing referred to in Schedule 8(c) to the applicable Perfection Certificate.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 8(c) to the applicable Perfection Certificate), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

Exhibit H - 5

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, all “deposit accounts” as such term is defined in Article 9 of the UCC and shall also include any sub-accounts relating to any of the foregoing deposit accounts.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Property” shall mean, with respect to any Pledgor:

(i)           Letter-of-Credit Rights, other than Supporting Obligations, having a value of less than $5.0 million (as reasonably determined by the Borrower), to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement;

(ii)          motor vehicles and other assets subject to certificates of title, in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement;

(iii)         any permit, lease, license, contract, franchises or other agreement to which such Pledgor is a party, including, without limitation, the Gaming/Racing Licenses to the extent and for so long as the grant of a security interest hereunder (a) is prohibited by or is a violation of any applicable Law, rule or regulation (including, without limitation, any Gaming/Racing Laws); (b) requires consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming/Racing Authority) or, to the extent party to such permit, lease, license, contract, franchise or other agreement, any other Person (other than Borrower or any of its Restricted Subsidiaries) unless such consent, approval, license or authorization has been received and is in effect; or (c) shall constitute or would result in (1) the abandonment, invalidation or unenforceability of any right, title or interest of such Pledgor therein or (2) a breach or termination pursuant to the terms of, or a default under, any such permit, lease, license, contract, franchise or agreement (in each case in this clause (iii), other than (x) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, (y) any such prohibition, restriction or third party consent requirement that was created in contemplation hereof or (z) proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such restriction); provided, however, that such security interest shall attach immediately at such time as the legal or contractual provisions referred to above shall no longer be applicable or the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such permit, lease, license, contract, franchise property rights or agreement that does not result in any of the consequences specified in clauses (a) through (d) above (unless such permit, lease, license, contract, property right or agreement otherwise independently constitutes Excluded Property);

(iv)        any lease, license or other agreement or any property or rights of such Pledgor subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Documents, if and for so long as the agreement pursuant to which such Lien is granted (or the document providing such capital lease or similar arrangements) prohibits, restricts, triggers any material adverse consequence as a result of, or requires the consent of any Person (other than Borrower or any of its Restricted Subsidiaries) as a condition to, the creation of any other Lien with respect to such lease, license, other agreement, property or rights unless such consent has been received and is in effect or, in the case of any prohibition or restriction, such prohibition or restriction was created solely in contemplation hereof or rendered ineffective pursuant to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), as applicable (other than the proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such restriction);

Exhibit H - 6

(v)         any United States applications for trademarks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the trademark in interstate commerce is submitted to the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

(vi)        any Equity Interests or any other right or interest in any limited partnership, general partnership, limited liability company, corporation or joint venture (in each case, that is not a Wholly-Owned Subsidiary) as to which such Pledgor is a partner, member, stockholder or the equivalent to the extent and for so long as the grant of a security interest therein hereunder is prohibited by, or creating an enforceable right of termination in favor of, any Person (other than Borrower or any of its Restricted Subsidiaries), under the terms of any applicable Organizational Documents, joint venture agreement, shareholders’ agreement or other applicable agreement (including any financing agreement) with any equity holder or any third party, without the consent of any Person (other than Borrower or any of its Restricted Subsidiaries), in each case, unless such consent has been obtained or such prohibition, restriction or right of termination has been rendered ineffective pursuant to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity;

(vii)        the voting Equity Interests in any Foreign Subsidiary or in any CFC Holdco, in each case, in excess of 65% of the issued and outstanding Equity Interests in such Foreign Subsidiary or CFC Holdco, as applicable, entitled to vote in the election of directors (or similar governing body of such Foreign Subsidiary or CFC Holdco, as applicable);

(viii)       the Equity Interests in any Excluded Subsidiary described in clauses (g), (h) or (i) of the definition thereof in the Credit Agreement, Unrestricted Subsidiary or Immaterial Subsidiary;

(ix)          if (and only to the extent that and for so long as) the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming/Racing Laws) or regulation, permit, order or decree of any Governmental Authority (including any Gaming/Racing Authority), (A) all cash on hand (i.e. cage cash and similar amounts that are not held in deposit accounts or other bank accounts) of such Pledgor, (B) all withholding tax, fiduciary and other deposit accounts of such Pledgor required to be maintained by applicable Gaming/Racing Laws, but only so long as the funds on deposit therein or credited thereto are not greater than the amount required by applicable Gaming/Racing Laws, (C) any Gaming/Racing License issued to such Pledgor and (D) with respect to the Dover Downs Hotel & Casino, funds required to be transferred and payments to be made under Section 4815 of the Lottery Law (by way of example and not in limitation (1) to a Delaware designated state lottery account under the direction of the lottery director, (2) for payment of purses and related administrative and other expenses under the direction of the Delaware Harness Racing Commission and (3) to fund a Delaware Standardbred breeder’s program and make required payments thereunder);

(x)          any proceeds, property or assets (including any books and records or customer lists relating to any gaming operation) to the extent, and for so long as, the granting of a Lien on such property or assets is not permitted under any Requirement of Law (including any Gaming/Racing Law) or regulation, permit, order or decree of any Governmental Authority (including any Gaming/Racing Authority), including as a result of  interpretations of Gaming/Racing Laws by the applicable Gaming/Racing Authorities in any applicable jurisdiction;

Exhibit H - 7

(xi)         all monies and other funds held on behalf of customers, including, without limitation, front money deposits and safekeeping deposits held in any casino cage;

(xii)        any assets or Indebtedness of any Excluded Subsidiary;

(xiii)       Deposit Accounts exclusively used for payroll, withholding and trust accounts for the benefit of third parties, any deposit accounts used exclusively as zero balance disbursement accounts and, in each case, securities entitlements and related assets (in each case, other than proceeds of Collateral as to which perfection may be accomplished by the filing of a UCC financing statement);

(xiv)       Margin Stock;

(xv)        any other assets of such Pledgor if, in the reasonable judgment of Borrower, and agreed to by Collateral Agent in writing, the burden, cost or other consequences (including any adverse tax consequences) of creating, perfecting or maintaining the pledge of, or security interest in, such assets is excessive in view of the benefits to be obtained by the Lenders therefrom under the Credit Documents;

(xvi)       Commercial Tort Claims having a value (as determined in the reasonable discretion of Borrower) of less than $15.0 million;

provided, however, that, in any event, “Excluded Property” shall not include the Certificated Securities set forth on Schedule 1 of this Agreement.

Notwithstanding anything to the contrary in the foregoing, all Proceeds and rights to Proceeds of all of the foregoing Excluded Property shall not constitute Excluded Property except to the extent that such Proceeds or rights to Proceeds independently constitute Excluded Property.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in Article 9 of the UCC.

“Guarantors” shall have the meaning assigned to such term in the preamble hereof.

“Instruments” shall mean all “instruments”, as such term is defined in Article 9 of the UCC.

“Intellectual Property Collateral” shall mean the collective reference to all rights, priorities and privileges of a Pledgor relating to intellectual property, whether arising under United States or non-United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, the Trade Secrets, technology, know-how and processes, and all rights to sue at law or in equity for any infringement, dilution, misappropriation, violation or other impairment thereof, including the right to receive all proceeds and damages therefrom; provided, however, that in no event shall “Intellectual Property Collateral” include any Excluded Property.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes that are issued in favor of such Pledgor by another Company and each note hereafter acquired by such Pledgor that is issued in favor of such Pledgor by another Company and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

Exhibit H - 8

“Investment Property” shall mean all “investment property”, as such term is defined in Article 9 of the UCC.

“Joinder Agreement” shall mean a joinder agreement substantially in the form attached hereto as Exhibit 3.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Pledgor of any right to manufacture, use or sell any invention or design covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 8(a) to the applicable Perfection Certificate.

“Patents” shall mean (i) all patents of the United States, any other country or any political subdivision thereof, all reexaminations, reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 8(a) to the applicable Perfection Certificate, (ii) all applications for patents of the United States and other countries and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 8(a) to the applicable Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Permitted Liens” shall mean Liens permitted under the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (a) all issued and outstanding Equity Interests owned by each Pledgor (other than directors’ qualifying shares) in any Person, including, without limitation, all issued and outstanding Equity Interests in each Person set forth on Schedule 4 to the applicable Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class in any such Person acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such Person or under any limited liability company operating agreement or any partnership agreement of each such Person, and the certificates, instruments and agreements representing such Equity Interests, including, without limitation, all rights to profits or income of any limited liability company or partnership and all rights to the capital account of the Pledgor in any limited liability company or partnership, (b) all Equity Interests in any Person, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class in any such Person acquired by such Pledgor (including by issuance or distribution), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any limited liability company operating agreement or any partnership agreement of any such Person, and the certificates, instruments and agreements representing such Equity Interests, from time to time acquired by such Pledgor in any manner, including, without limitation, all rights to profits or income of any limited liability company or partnership and all rights to the capital account of the Pledgor in any limited liability company or partnership and (c) all Equity Interests issued in respect of the Equity Interests referred to in clause (a) or (b) above in this definition upon any consolidation or merger of any Person of such Equity Interests; provided, however, that in no event shall “Pledged Securities” include any Excluded Property.

“Pledgor” shall have the meaning assigned to such term in the preamble hereof.

Exhibit H - 9

“Receivables” shall mean (i) all Accounts, (ii) all Chattel Paper, (iii) all Payment Intangibles, (iv) all Instruments and (v) all other rights to payment, whether or not earned by performance for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation, all such rights constituting or evidenced by any General Intangible, and all Supporting Obligations related to any of the foregoing; provided, however, that Receivables shall not include any Investment Property.

“Sale Proceeds” means (i) the proceeds from the sale of Borrower or one or more of the other Pledgors, as a going concern or from the sale of any Pledgor’s business as a going concern, (ii) the proceeds from another sale or disposition of any assets of the Pledgors that includes any gaming or racing license, permit or approval or benefits from any gaming or racing license, permit or approval or where the assets sold have the benefit of any gaming or racing license, permit or approval or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed (whether pursuant to any bankruptcy or insolvency proceeding, liquidation proceeding or otherwise) that is associated with the gaming or racing licenses, permits or approvals.

“Secured Obligations” shall mean all Obligations and including all obligations (whether or not constituting future advances, obligatory or otherwise) of Borrower and any and all of the Guarantors from time to time arising under or in respect of this Agreement, the Credit Agreement and the other Credit Documents, the Credit Swap Contracts and the Secured Cash Management Agreements (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Credit Agreement and the other Credit Documents, the Credit Swap Contracts or the Secured Cash Management Agreements), in each case whether (i) direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise and/or (iii) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Pledgor or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding); provided, however, that with respect to any Guarantor, if in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the Secured Obligations of such Guarantor would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its Secured Obligations, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding; provided, further, that in no event shall “Secured Obligations” of any Guarantor include Excluded Swap Obligations of such Guarantor.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Pledgor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 8(b) to the applicable Perfection Certificate.

“Trademarks” shall mean (i) all United States or State or non-United States trademarks, trade names, organizational names, company names, business names, fictitious business names, trade styles, service marks, domain names, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other jurisdiction, any State thereof or any political subdivision thereof, and all common-law rights related thereto arising out of the laws of the United States or any other jurisdiction or any State thereof, including, without limitation, any of the foregoing referred to in Schedule 8(b) to the applicable Perfection Certificate, and (ii) the right to obtain all renewals thereof.

Exhibit H - 10

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of Collateral Agent’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” shall mean the United States of America.

SECTION 1.2           Interpretation. The rules of construction set forth in Section 1.04 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 1.3           Resolution of Drafting Ambiguities. Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1           Grant of Security Interest.

(a)          As collateral security for the payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all the Secured Obligations, each Pledgor hereby pledges and grants to Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Pledgor in, to and under the following property, in each case wherever located and whether now owned or existing or hereafter owned, arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)           all Accounts;

(ii)          all Equipment, Goods, Inventory and Fixtures;

(iii)         all Documents, Instruments and Chattel Paper;

(iv)         all Letter-of-Credit Rights;

(v)          all Pledged Securities;

(vi)         all Investment Property;

(vii)        all Commercial Tort Claims described in Schedule 7 to any Perfection Certificate;

(viii)       all Intellectual Property Collateral;

Exhibit H - 11

(ix)          all General Intangibles;

(x)          all Deposit Accounts;

(xi)         all Money;

(xii)        all Supporting Obligations;

(xiii)       all Sale Proceeds;

(xiv)       all books and records relating to the items described in clauses (i) through (xiii) above;

(xv)        to the extent not covered by clauses (i) through (xiv) above of this Section 2.1(a), all other personal property of such Pledgor, whether tangible or intangible; and

(xvi)       all Proceeds and products of any of the foregoing and all accessions to, substitutions of and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the security interest created by this Agreement shall not attach to, and the term “Pledged Collateral” shall not include, any Excluded Property; provided, however, that if any portion of any property ceases to constitute “Excluded Property” then, immediately upon such cessation, the term “Pledged Collateral” shall also include such portion of property and such security interest and lien in favor of Collateral Agent created by this Agreement shall attach to such portion of property; and provided, further, that Proceeds and the right to Proceeds shall constitute Pledged Collateral hereunder except to the extent that such Proceeds or right to Proceeds independently constitutes Excluded Property hereunder.

For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Pledgors shall not be required to, and Collateral Agent is not authorized to and hereby agrees not to, (i) perfect the security interests granted by this Agreement by any means other than by (A) filings pursuant to the UCC in the office of the Secretary of State (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgages of real property interests, (B) filings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to Intellectual Property Collateral, (C) except to the extent such delivery is prohibited by any applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws), delivery to Collateral Agent, to be held in its possession, of Pledged Collateral consisting of certificated Pledged Securities, Chattel Paper or Instruments to the extent expressly required herein, together with duly executed instruments of transfer or assignment in blank and/or (D) execution and delivery to Collateral Agent of the Hard Rock Collateral Assignment Consent; (ii) enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Pledged Collateral that requires perfection by “control”; (iii) establish Collateral Agent’s “control” over any Electronic Chattel Paper; (iv) establish Collateral Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transactions Act as in effect in the applicable jurisdiction (the “UETA”)) over any “transferable records” (as defined in UETA); (v) take any action (other than the actions listed in clause (i)(A) and (i)(C) above) with respect to any assets located outside of the United States; (vi) perfect in any assets subject to a certificate of title statute or (vii) enter into any security agreement or pledge agreement pursuant to the law of any jurisdiction outside of the United States.

Exhibit H - 12

SECTION 2.2           Security Interest.

(a)          Each Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any filing office and/or recording or registration office in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including, without limitation, (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Such financing statements may describe the Pledged Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledged Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or words of similar import. Each Pledgor agrees to provide all information described in clauses (i) through (iii) above in this Section 2.2(a) to Collateral Agent promptly upon request. Collateral Agent shall provide copies to Borrower of all such financing statement filings made by Collateral Agent on or about the Closing Date and any subsequent filings or amendments, supplements or terminations of existing filings, made from time to time thereafter.

(b)          Each Pledgor hereby further authorizes Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), including this Agreement, any trademark, patent or copyright security agreement in form and substance reasonably satisfactory to Borrower and Collateral Agent, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and Collateral Agent, as secured party. Collateral Agent shall provide copies to Borrower of all such filings made by Collateral Agent on or about the Closing Date, and any subsequent filings or amendments, supplements or terminations of existing filings, made from time to time thereafter.

Exhibit H - 13

SECTION 2.3         No Release. Nothing set forth in this Agreement or any other Credit Document shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral (except to the extent any Pledged Collateral consisting of a contract or agreement has been assigned to Collateral Agent or any Secured Party following an exercise of remedies by Collateral Agent) or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement, any Credit Swap Contract, Secured Cash Management Agreement or the other Security Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor contained in this Section 2.3 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement and the other Credit Documents.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1          Delivery of Certificated Pledged Securities. Each Pledgor represents and warrants, as of the date hereof, that all certificates representing or evidencing the Pledged Securities in existence on the date hereof are set forth on Schedule 1 hereof and have been delivered to Collateral Agent (or will be so delivered on the date hereof) in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that Collateral Agent has a perfected first priority security interest therein, except to the extent such delivery and perfection is prohibited by any applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws). Each Pledgor hereby agrees that all certificates or instruments representing or evidencing Pledged Securities (including, without limitation, Pledged Securities in existence on the date hereof) created or acquired by such Pledgor after the date hereof shall promptly, but in any event within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion) upon receipt thereof by such Pledgor (or, in the case of any such Pledged Securities, within the time periods set forth in Section 9.11 of the Credit Agreement to the extent such Section is applicable thereto), be delivered to Collateral Agent, and shall be accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to Collateral Agent (it being understood and agreed that prior to such delivery, during such period Pledgor acquires any such certificates or instruments such Pledgor shall hold such certificates or instruments in trust for the benefit of Collateral Agent), except to the extent such delivery and perfection is prohibited by any applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws). Except to the extent prohibited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws), Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of Collateral Agent or any of its nominees, or endorse for negotiation, any or all of the Pledged Securities, without any indication that such Pledged Securities are subject to the security interest hereunder. Until the release of any Pledged Collateral as contemplated by any of the Credit Documents (whether upon a sale, transfer or other disposition or otherwise), Collateral Agent shall (or through one or more of its agents shall), to the extent required by any Gaming/Racing Laws, retain possession of all Pledged Securities delivered to it at a location designated to the applicable Gaming/Racing Authority.

Exhibit H - 14

SECTION 3.2          Perfection of Uncertificated Pledged Securities. Each Pledgor represents and warrants, as of the date hereof, that Collateral Agent, upon the filing of UCC financing statements in the applicable filing offices, shall have a perfected first priority (subject to Permitted Liens) security interest for the benefit of the Secured Parties in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof, to the extent such security interests can be perfected by filing such UCC financing statements. If any Pledged Securities now owned or hereafter acquired by any Pledgor (other than Pledged Securities issued by other Pledgors) are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly, but in any event within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion), notify Collateral Agent thereof. Each Pledgor hereby agrees that if any issuer of any Pledged Securities (other than another Pledgor) is organized in a jurisdiction that does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Securities (other than Pledged Securities issued by another Pledgor) are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws) and as required by Section 9.11 of the Credit Agreement, (i) use commercially reasonable efforts to (A) if not previously executed and delivered by such issuer, cause the issuer of such Pledged Securities to execute and deliver to Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto or such other form that is reasonably satisfactory to Collateral Agent and (B) cause such pledge to be recorded on the equityholder register or the books of such issuer, (ii) execute any customary pledge forms or other documents necessary to complete the pledge and (iii) give Collateral Agent the right to transfer such Pledged Securities at the times and to the extent permitted by this Agreement.

SECTION 3.3          Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor agrees that, at the sole cost and expense of the Pledgors, (i) such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected, continuing security interest therein (subject to any applicable provisions set forth in this Agreement with respect to limitations on perfections of Liens on Pledged Collateral and to any applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)), prior to all Liens except for Permitted Liens, and (ii) at any time and from time to time, upon the written request of Collateral Agent, such Pledgor shall promptly and, to the extent necessary or appropriate, duly execute and deliver such further financing statements, assignments, instruments and documents and take such further action as Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to Collateral Agent and in such United States offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain a valid, enforceable, first priority (subject to Permitted Liens) security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral.

Exhibit H - 15

SECTION 3.4           Other Actions.

(a)          Instruments and Tangible Chattel Paper. As of the date hereof, each Pledgor hereby represents and warrants that (i) no amount in excess of $15.0 million individually or $50.0 million in the aggregate for all Pledgors payable under or in connection with any of the Pledged Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 6 to the Initial Perfection Certificate and any such Instrument and Tangible Chattel Paper that constitute Excluded Property, and (ii) each Instrument and each item of Tangible Chattel Paper listed in Schedule 6 to the Initial Perfection Certificate (other than any such Instrument or Chattel Paper that constitutes Excluded Property) has been properly endorsed, assigned and delivered to Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank, all in form and substance reasonably acceptable to Collateral Agent. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper (other than any Intercompany Notes or any such Instrument or Chattel Paper that constitutes Excluded Property), and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper (other than any Intercompany Notes or any such Instrument or Chattel Paper that constitutes Excluded Property) not previously delivered to Collateral Agent exceeds $15.0 million individually or $50.0 million in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly notify Collateral Agent and, promptly (but in any event within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion)) after acquiring such Instrument or Tangible Chattel, endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably acceptable to Collateral Agent; provided, however, that so long as no Event of Default shall have occurred and be continuing, Collateral Agent shall return any such Instrument or Tangible Chattel Paper to such Pledgor from time to time promptly upon demand of such Pledgor, to the extent necessary or advisable (in the reasonable judgment of such Pledgor) for collection in the ordinary course of such Pledgor’s business.

(b)          Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 7 to the Initial Perfection Certificate having a fair market value in excess of $10.0 million. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim having a fair market value in excess of $10.0 million, such Pledgor shall promptly (and in any event within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion)) notify Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.5           Joinder of Additional Guarantors. The Pledgors shall cause each Restricted Subsidiary of Borrower that, from time to time, after the date hereof shall be required to pledge any assets to Collateral Agent for the benefit of the Secured Parties pursuant to Section 9.11 of the Credit Agreement, to execute and deliver to Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 annexed hereto or other form reasonably acceptable to Collateral Agent and (ii) a Perfection Certificate, in each case, within the period of time provided in Section 9.11 of the Credit Agreement for the delivery of the documents and agreements referred to therein, and upon such execution and delivery, such Restricted Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein, except to the extent not permitted pursuant to any applicable Gaming/Racing Laws. The execution and delivery of such Joinder Agreement shall not require the consent of any existing Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any Person as a Guarantor and a Pledgor as a party to this Agreement.

SECTION 3.6           Use and Pledge of Pledged Collateral. Unless an Event of Default shall have occurred and be continuing (in which case Collateral Agent may do so in its reasonable discretion), Collateral Agent shall from time to time execute and deliver, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, any and all instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use, enjoy and protect the Pledged Collateral in accordance with the terms hereof and of the Credit Agreement. The Pledgors and Collateral Agent acknowledge that this Agreement is intended to grant to Collateral Agent for the benefit of the Secured Parties a security interest in and lien on all of the right, title and interest of each Pledgor in the Pledged Collateral and shall not constitute or create a present assignment of any of the Pledged Collateral.

Exhibit H - 16

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1           Defense of Claims; Transferability of Pledged Collateral. Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to Collateral Agent for the benefit of the Secured Parties and the priority thereof against any and all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein materially adverse to Collateral Agent or any other Secured Party other than Permitted Liens and as otherwise permitted by the Credit Documents.

SECTION 4.2           Other Financing Statements. There is no valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than financing statements (or similar statements or instruments of registration under the law of any jurisdiction) relating to Permitted Liens. No Pledgor shall execute, or authorize the filing in any public office of, any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Pledged Collateral, except financing statements (or similar statements or instruments of registration under the law of any jurisdiction) relating solely to Permitted Liens.

SECTION 4.3           Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a)          As of the date hereof, (i) the exact legal name, type of organization, jurisdiction of organization, and organizational identification number (if any) of such Pledgor is indicated next to its name in Schedule 1(a) to the Initial Perfection Certificate, and (ii) the chief executive office of such Pledgor is indicated next to its name in Schedule 2 to the Initial Perfection Certificate.

(b)          Borrower agrees to notify Collateral Agent in writing of any change in any Pledgor’s (i) legal name, (ii) chief executive office location, (iii) type of organization, (iv) organizational identification number (if any) or (v) jurisdiction of organization (in each case, including, without limitation, by merging or consolidating with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction), in each case within thirty (30) days of such change (or such other period as Collateral Agent shall agree) and to provide Collateral Agent such other information in connection therewith as Collateral Agent may reasonably request in writing.

(c)          Each Pledgor agrees to promptly take all action reasonably requested by Collateral Agent to maintain the perfection and priority of the security interest of Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereunder, in each case to the extent required hereunder and/or pursuant to Section 9.09 of the Credit Agreement (subject to Permitted Liens and to any applicable provisions set forth in this Agreement with respect to limitations on perfections of Liens on Pledged Collateral).

(d)          If any Pledgor fails to provide information to Collateral Agent about the changes referred to in this Section 4.3 on a timely basis, Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which Collateral Agent needed to have information relating to such changes. Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

Exhibit H - 17

SECTION 4.4           Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been duly authorized and validly issued and (other than Pledged Securities consisting of limited liability company interests or partnership interests, to the extent they cannot be fully paid or non-assessable) are fully paid and non-assessable.

SECTION 4.5           Benefit to Guarantors. Each Guarantor will receive substantial benefit as a result of the execution, delivery and performance of this Agreement and the Credit Agreement and other documents evidencing the Secured Obligations.

SECTION 4.6           Excluded Assets. Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral, the representations, warranties and covenants made by any relevant Pledgor in this Agreement or any other Credit Document with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent for the benefit of the Secured Parties shall be deemed not to apply to such excluded assets.

ARTICLE V

CERTAIN PROVISIONS CONCERNING PLEDGED SECURITIES

SECTION 5.1          Pledge of Additional Pledged Securities. Each Pledgor shall, upon obtaining any (i) Intercompany Notes (other than Excluded Property) required, pursuant to Section 10.04(d) of the Credit Agreement to be delivered to Collateral Agent, or (ii) Pledged Securities of any Person, accept the same in trust for the benefit of Collateral Agent and promptly (and in any event within thirty (30) days thereof (or such longer period of time as Collateral Agent may agree in its sole discretion)), deliver to Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Sections 3.1 and 3.2 in respect of such Pledged Securities and/or Intercompany Notes, as applicable, and confirming the attachment of the Liens hereby created on and in respect of such Pledged Securities and/or Intercompany Notes, as applicable. Each Pledgor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities and/or Intercompany Notes, as applicable, listed on any Pledge Amendment delivered to Collateral Agent shall for all purposes hereunder be considered Pledged Collateral, except for Excluded Property.

SECTION 5.2           Voting Rights; Distributions; etc.

(a)          So long as no Event of Default shall have occurred and be continuing, and Collateral Agent has not issued the written demand contemplated in clause (b) below:

(i)           Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose not inconsistent with the terms or purposes hereof or the Credit Agreement, the other Credit Documents or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would have a Material Adverse Effect.

Exhibit H - 18

(ii)          Each Pledgor shall be entitled to receive and retain any and all Distributions, to the extent and in any manner not prohibited by the Credit Agreement; provided, however, that any and all Distributions consisting of rights or interests in the form of securities (other than Excluded Property) shall be forthwith delivered to Collateral Agent to hold as Pledged Collateral (to the extent required to be pledged hereunder) and shall, if received by any Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event with thirty (30) days after receipt thereof) delivered to Collateral Agent as Pledged Collateral (with any necessary endorsement), accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to Collateral Agent.

(iii)         Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments and other documents as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and/or other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii).

(b)          Upon the occurrence and during the continuance of any Event of Default:

(i)           Upon written demand by Collateral Agent, all rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) shall immediately cease, and, subject to any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law), all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; provided that, unless otherwise directed by the Required Lenders, Collateral Agent may, in its sole discretion, permit the Pledgors to exercise such rights from time to time following and during the continuance of an Event of Default.

(ii)          Upon written demand by Collateral Agent, all rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) shall immediately cease, and, subject any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law), all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(iii)         Any notice given by Collateral Agent pursuant to Section 5.2(b)(i) or 5.2(b)(ii) suspending the rights of the Pledgors under Section 5.2(a): (i) shall be given in writing, (ii) may be given with respect to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under Section 5.2(a)(i) or 5.2(a)(ii) in part without suspending all such rights (as specified by Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting Collateral Agent’s rights to give additional notices from time to time suspending other rights at any time following the occurrence and during the continuance of an Event of Default.

Exhibit H - 19

(c)          Upon the occurrence and during the continuance of an Event of Default, each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to Collateral Agent appropriate instruments as Collateral Agent may request in order to permit Collateral Agent to exercise, subject to any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law), the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(b)(i) and to receive all Distributions which it may be entitled to receive under Section 5.2(b)(ii). Any and all Distributions paid over to or received by Collateral Agent pursuant to the provisions of this Section 5.2(c) shall be retained by Collateral Agent in an account to be established by Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Article IX. After all Events of Default have been cured or waived, Collateral Agent shall promptly repay to each applicable Pledgor or its designee (without interest) all Distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of Section 5.2(b)(ii) that have not been applied in accordance with the provisions of Article IX.

(d)          All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(b)(ii) shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly (but in any event, with five (5) Business Days after receipt thereof) (or such longer period as Collateral Agent may agree) be paid over to Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3          Defaults, Etc. Relating to Pledged Securities. As of the date hereof, such Pledgor is not in material default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not as of the date hereof in material violation of any other material provisions of any such agreement relating to the Pledged Securities to which such Pledgor is a party. As of the date hereof, none of the Pledged Securities pledged by such Pledgor is subject to any defense, offset or counterclaim, nor, to the knowledge of such Pledgor, have any of the foregoing been asserted or alleged in writing against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates and instruments representing such Pledged Securities that have been delivered to Collateral Agent) which evidence any Pledged Securities of such Pledgor, other than certificates and instruments with respect to which such delivery is prohibited pursuant to any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law).

SECTION 5.4           Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a)          In the case of each Pledgor that is an issuer of Pledged Securities, such Pledgor agrees to be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it.

(b)          In the case of each Pledgor that is a shareholder, partner or member in a corporation, partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such corporation, partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to Collateral Agent or its nominee and to the substitution of Collateral Agent or its nominee as a substituted shareholder, partner or member in such corporation, partnership, limited liability company or other entity with all the rights, powers and duties of a shareholder, general partner, limited partner or member, as the case may be, subject to any applicable Requirement of Law (including, without limitation, any Gaming/Racing Laws).

Exhibit H - 20

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1           Grant of License. For the purpose of enabling Collateral Agent to exercise rights and remedies under Article VIII at such time as Collateral Agent shall be lawfully entitled to exercise, upon the occurrence and during the continuance of an Event of Default, such rights and remedies, and for no other purpose, each Pledgor hereby grants to Collateral Agent, to the extent assignable, and to the extent not resulting in a breach, violation or termination of any Intellectual Property Collateral, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided that such use, license or sublicense is consistent with the use, license or sublicense of such Intellectual Property Collateral employed by the Pledgors in the ordinary conduct of their business and, with respect to Trademarks owned by a Pledgor and used by Collateral Agent under this Section 6.1, such Pledgor shall have rights of quality control and inspection that are reasonably necessary to maintain the validity and enforceability of such Trademarks.

SECTION 6.2           Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following any Responsible Officer of such Pledgor obtaining knowledge thereof, notify Collateral Agent of (A) any materially adverse final determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright constituting Collateral or (B) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Pledgor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Real Property, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, (ii) upon any Responsible Officer of such Pledgor obtaining knowledge thereof, promptly notify Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral or Mortgaged Real Property, the ability of such Pledgor or Collateral Agent to dispose of the Intellectual Property Collateral or any material portion thereof or the rights and remedies of Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, (iii) not license the Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, in each case, in a manner that would, individually or in the aggregate, have a Material Adverse Effect, without the consent of Collateral Agent, and (iv) until Collateral Agent exercises its rights to make collection as permitted under this Agreement, diligently keep adequate records respecting the Intellectual Property Collateral consistent with past practice.

SECTION 6.3           After-Acquired Property. If any Pledgor shall, at any time before the Secured Obligations have been Paid in Full, (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) above of this Section 6.3 with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and shall be subject to the Liens and security interests created by this Agreement without further action by any party. Upon the written request of Collateral Agent, following delivery of any Perfection Certificate pursuant to Section 9.04(h)(ii) of the Credit Agreement, such Pledgor shall, within thirty (30) days (or such longer period of time as Collateral Agent may agree in its sole discretion), execute and deliver such documents as are reasonably requested by Collateral Agent to evidence, create or perfect the attachment of the Liens and security interests created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.3.

Exhibit H - 21

SECTION 6.4           Litigation. Unless there shall occur and be continuing any Event of Default, and Collateral Agent has provided written notice to Borrower thereof, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral or any part thereof. Upon the occurrence and during the continuance of any Event of Default and upon delivery of written notice thereof from Collateral Agent to Borrower, but subject to the last sentence of this Section 6.4, each Pledgor’s right provided in the immediately preceding sentence shall cease immediately. Upon the occurrence and during the continuance of any Event of Default, Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, upon the occurrence and during the continuance of any Event of Default, each Pledgor shall, at the reasonable request of Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by Collateral Agent in aid of such enforcement, and the Pledgors shall promptly reimburse and indemnify Collateral Agent, as the case may be, for all reasonable and documented costs and expenses incurred by Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 13.03 of the Credit Agreement. In the event that Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of Collateral Agent, and upon the occurrence and during the continuance of any Event of Default, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1           Maintenance of Records. Each Pledgor shall, at such Pledgor’s sole cost and expense, promptly upon Collateral Agent’s written demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including, without limitation, all documents evidencing Receivables and any books and records relating thereto to Collateral Agent or to its representatives (provided that copies of such documents and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Receivables or Collateral Agent’s security interest therein without the consent of any Pledgor.

Exhibit H - 22

SECTION 7.2           Legend. Each Pledgor shall, upon written request of Collateral Agent, after the occurrence and during the continuance of an Event of Default, legend, in form and manner reasonably satisfactory to Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to Collateral Agent for the benefit of the Secured Parties and that Collateral Agent has a security interest therein.

ARTICLE VIII.

REMEDIES

SECTION 8.1           Remedies. Upon the occurrence and during the continuance of any Event of Default and subject to applicable Gaming/Racing Laws, Collateral Agent shall have the right to exercise any and all rights afforded to a secured party on default with respect to the Secured Obligations under the UCC or other applicable law or in equity and without limiting the foregoing may exercise the rights and remedies of a secured party of default under the UCC and:

(a)          Enter and occupy any premises owned or, to the extent lawful and permitted, leased by any of the Pledgors where the Pledged Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Pledgor in respect of such occupation; provided that Collateral Agent shall provide the applicable Pledgor with notice thereof prior to or promptly after such occupancy;

(b)          Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of Collateral Agent and shall promptly (but in no event later than five (5) Business Days after receipt thereof) pay such amounts to Collateral Agent;

(c)          Subject to mandatory requirements of applicable law and, if applicable, the notice requirements set forth in Section 8.2, sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d)          Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to assemble all or part of such Pledged Collateral and make it available to Collateral Agent at a place and time to be designated by Collateral Agent that is reasonably convenient to both parties at such Pledgor’s own expense;

(e)          Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article IX hereof;

Exhibit H - 23

(f)          Retain and apply the Distributions to the Secured Obligations as provided in Article IX;

(g)          Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral;

(h)          Subject to mandatory requirements of applicable law and, if applicable, the notice requirements set forth in Section 8.2, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable. Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Collateral Agent may sell any Pledged Collateral without giving any warranties as to the Pledged Collateral and may specifically disclaim any warranties of title, merchantability or the like; and

(i)          Collateral Agent shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any Person or entity then legally or equitably liable for the Secured Obligations or any portion thereof. The Pledgors hereby consent to the appointment of such receiver. Notwithstanding the appointment of any receiver, Collateral Agent shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by it or payable or deliverable under the terms of this Agreement, the Credit Agreement or any other Credit Document.

SECTION 8.2           Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior written notice to the applicable Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Collateral Agent may fix and state in the notice of such sale.

Exhibit H - 24

SECTION 8.3           Waiver of Notice and Claims. Each Pledgor hereby waives, following the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Collateral Agent’s taking possession or Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law, following the occurrence and during the continuance of an Event of Default: (a) all damages occasioned by such taking of possession; (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Collateral Agent’s rights hereunder; and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to Article VIII in the absence of Collateral Agent’s gross negligence, bad faith or willful misconduct or a material breach by Collateral Agent of this Agreement, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. Subject to Gaming/Racing Laws, any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 8.4           Certain Sales of Pledged Collateral.

(a)          Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority (including, without limitation, the Securities Act, and applicable state securities laws), Collateral Agent may be unable to effect a public sale of any or all of the Pledged Collateral, to limit purchasers to Persons who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof, and Collateral Agent may be compelled to resort to one or more private sales thereof in accordance with Section 8.1. Each Pledgor acknowledges that any such private sale(s) may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale(s) shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale(s) being private. Collateral Agent shall have no obligation to engage in public sales and shall be under no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for a public sale under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(b)          Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of Collateral Agent, for the benefit of Collateral Agent, cause any registration, qualification under or compliance with any federal or state securities law or laws to be effected with respect to all or any part of the Pledged Securities as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested if it would permit or facilitate the sale and distribution of such Pledged Securities including, without limitation, registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each applicable Pledgor shall use commercially reasonable efforts to cause Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as Collateral Agent from time to time may reasonably request and shall, in the manner and to the extent provided in Section 13.03(b) of the Credit Agreement, indemnify and shall cause the issuer of the Pledged Securities to indemnify Collateral Agent and all others participating in the distribution of such Pledged Securities against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

Exhibit H - 25

(c)          If Collateral Agent determines to exercise its right to sell any or all of the Pledged Securities, upon written request, the applicable Pledgor shall from time to time furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number of securities included in the Pledged Securities which may be sold by Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

SECTION 8.5           No Waiver; Cumulative Remedies.

(a)          No failure or delay on the part of Collateral Agent to exercise, and no course of dealing with respect to, any right, power, privilege or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights and remedies provided by law or otherwise available.

(b)          In the event that Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Credit Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Collateral Agent, then and in every such case, the Pledgors, Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6           Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of Collateral Agent, each Pledgor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

SECTION 8.7           Special Gaming/Racing Requirements. Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, Collateral Agent and each Secured Party hereby acknowledges and agrees that, as long as any applicable Pledgor, any issuer of Pledged Securities or any other entity in which a Pledgor, directly or indirectly, holds an ownership interest is licensed by any Gaming/Racing Authorities during the term of this Agreement, subject to the last two paragraphs of this Section 8.7 and to Section 10.16:

Exhibit H - 26

(a)          the pledge of the Pledged Securities by any such applicable Pledgor, and any restrictions on the transfer of and agreements not to encumber such Pledged Securities or other equity securities of such Pledgor, may require approval by the Gaming/Racing Authorities in order to remain in full force and effect. This Agreement may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Collateral Agent (without the consent of any other Secured Party or any other Person) to permit any changes requested or required by Gaming/Racing Authorities or Gaming/Racing Laws that are not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Pledged Collateral or available remedies);

(b)          the pledge of any Equity Interests or other assets by any such applicable Pledgor, and any restrictions on the transfer of and agreements not to encumber such Equity Interests or other assets, may (i) require approval by the Gaming/Racing Authorities in order to remain in full force and effect, and this Agreement may be amended to include additional references to such regulatory requirements pursuant to an agreement or agreements in writing entered into by Borrower and Collateral Agent (without the consent of any other Secured Party or any other Person), provided that such amendment or amendments are requested or required by Gaming/Racing Authorities or Gaming/Racing Laws and are not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Pledged Collateral or available remedies) or (ii) be prohibited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws), and this Agreement may be amended to expressly exclude such Equity Interests and other assets from the Lien granted to Collateral Agent hereunder pursuant to an agreement or agreements entered into by Borrower and Collateral Agent (without the consent of any other Secured Party or any other Person), provided that such amendment or amendments are requested or required by Gaming/Racing Authorities or Gaming/Racing Laws and are not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Pledged Collateral or available remedies);

(c)          any foreclosure or transfer of the possessory security interest in the Pledged Securities or any other Pledged Collateral (except back to such Pledgor), and before any other resort to the Pledged Securities or any other Pledged Collateral or other enforcement of the security interests in the Pledged Securities or any other Pledged Collateral, may require the prior approval of the Gaming/Racing Authorities and the licensing of Collateral Agent, unless such licensing requirement is waived by the Gaming/Racing Authorities upon application of Collateral Agent;

(d)          the exercise by Collateral Agent of any of its remedies set forth in Article VIII with respect to any Pledged Securities or any other Pledged Collateral, and of any of the voting and consensual rights afforded Collateral Agent thereunder may require the prior approval of the Gaming/Racing Authorities, including, without limitation, any separate prior approvals required in connection with the sale, transfer or other disposition of the Pledged Securities or any other Pledged Collateral; and

(e)          Collateral Agent may be required to maintain the Pledged Securities or any other Pledged Collateral at all times at a location required (to the extent so required) by the applicable Gaming/Racing Authority, and shall make the Pledged Collateral (including, without limitation, the certificate(s) or instrument(s) representing or evidencing the Pledged Securities) available for inspection by agents or employees of such Gaming/Racing Authority promptly (or where required by a Gaming/Racing Law or Gaming/Racing Authority, immediately) upon request of such Gaming/Racing Authority.

Exhibit H - 27

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, Collateral Agent, on behalf of itself and the Secured Parties, expressly acknowledges and agrees that its exercise of its rights and remedies hereunder is subject, in all events, to all applicable Gaming/Racing Laws and to the mandatory provisions of all federal, state and local laws, rules and regulations relating to gaming or racing at or from any of the properties of any applicable Pledgor, any issuer of Pledged Securities or any other entity in which a Pledgor, directly or indirectly, holds an ownership interest.

Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, Collateral Agent, on behalf of itself and the Secured Parties, expressly acknowledges and agrees that in no event shall Collateral Agent’s exercise of its rights and remedies hereunder result in Collateral Agent (or any other Person) obtaining an interest, directly or indirectly, in any Gaming/Racing License, unless any necessary Gaming/Racing Approvals have been obtained and are in effect and then, only in compliance with all applicable Gaming/Racing Laws. Without limiting any of the foregoing, Collateral Agent acknowledges that any foreclosure, possession, sale, transfer or disposition of certain gaming equipment and machinery or any other Pledged Collateral is subject to compliance with applicable Gaming/Racing Laws which may be proscriptive or require prior consent or approval by applicable Gaming/Racing Authorities to such foreclosure, possession, sale, transfer or disposition.

ARTICLE IX

APPLICATION OF PROCEEDS

The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Collateral Agent of its remedies as a secured creditor as provided in Article VIII shall be applied, together with any other sums then held by Collateral Agent pursuant to this Agreement, in the manner as provided in Section 11.02 of the Credit Agreement.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1         Concerning Collateral Agent.

(a)          Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of Collateral Agent hereunder are subject to the provisions of the Credit Agreement and this Agreement. Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The rights, duties, privileges, immunities and indemnities of Collateral Agent under the Credit Agreement shall apply hereto. Collateral Agent may employ agents (or sub-agents) and/or attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any agents (or sub-agents) and/or attorneys-in-fact selected by it with reasonable care. Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement and shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.

Exhibit H - 28

(b)          Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Securities, whether or not Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

(c)          Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of legal counsel selected by it.

(d)          If any item of Pledged Collateral also constitutes collateral granted to Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type in each case constituting a Credit Document, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 10.2         Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement after notice from Collateral Agent (including, without limitation, such Pledgor’s covenants to (i) pay the premiums in respect of all insurance policies required pursuant to Section 9.02 of the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens (other than Permitted Liens) or (v) pay or perform any obligations of such Pledgor with respect to any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached and, in each case, such failure or breach constitutes an Event of Default and such Event of Default is continuing, Collateral Agent may reasonably (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with, and permitted pursuant to, the provisions of the Credit Agreement. Any and all reasonable amounts so expended by Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 13.03 of the Credit Agreement. Neither the provisions of this Section 10.2 nor any action taken by Collateral Agent pursuant to the provisions of this Section 10.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints Collateral Agent its attorney-in-fact (to the extent such action is permitted by any applicable Law including Gaming/Racing Laws), effective upon the occurrence of and during the continuance of an Event of Default, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in Collateral Agent’s reasonable discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents that Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof in accordance with the terms hereof (but Collateral Agent shall not be obligated to, and shall have no liability to any Pledgor or any third party for failure to, take such action). The foregoing grant of authority is a power of attorney coupled with an interest, and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do, or cause to be done, in accordance with the Credit Documents, by virtue hereof. The foregoing power of attorney described in this Section 10.2 shall terminate when all of the Secured Obligations are Paid in Full.

Exhibit H - 29

SECTION 10.3         Representations, Warranties and Covenants. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, (i) to the extent any provision of this Agreement or the Credit Agreement or any other Credit Document or any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law) excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of Collateral Agent or any other Secured Party in the Pledged Collateral, the representations, warranties and covenants made by any relevant Pledgor in this Agreement or any other Credit Document with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article IV of this Agreement, or Articles VIII or IX of the Credit Agreement) shall be deemed not to apply to such excluded assets to the extent so excluded or, to the extent relating to perfection, to the extent not required to be perfected and (ii) the representations, warranties and covenants made by any relevant Pledgor in this Agreement or any other Credit Document with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article IV of this Agreement, or Articles VIII or IX of the Credit Agreement) shall be deemed not to apply to Sale Proceeds unless such Sale Proceeds would otherwise constitute Pledged Collateral without regard to the specific inclusion of Sale Proceeds in the granting clauses hereof.

SECTION 10.4         Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and the other Secured Parties and each of their respective permitted successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto.

SECTION 10.5         Termination; Release. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the Secured Obligations being Paid in Full, this Agreement shall terminate. Upon termination of this Agreement, the Pledged Collateral shall be automatically released from the Lien granted pursuant to this Agreement. Upon such release or any release of Pledged Collateral in accordance with the provisions of the Credit Agreement (including Section 10.05 thereof or in connection with a waiver of such Section 10.05 by the Required Lenders or other percentage of the Lenders as required by Section 13.04 of the Credit Agreement), Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to such Pledgors or their designee, against receipt and without recourse to or warranty by Collateral Agent, such of the Pledged Collateral to be released as may be in possession of Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including, without limitation, UCC termination statements or releases, releases of any Intellectual Property grants, mortgage terminations and such other instruments and releases as may be necessary or reasonably requested by a Pledgor to effect such release and, to the extent necessary or reasonably requested by such Pledgor, shall authorize the delivery and/or filing of any such documents or instruments) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

Exhibit H - 30

SECTION 10.6         Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by Collateral Agent and, in the case of any amendment or modification, the Pledgors; provided that, any amendment or modification of the type described or referred to in Section 8.7(a) or Section 8.7(b) may be entered into in a writing signed by Collateral Agent and Borrower (without the consent of any other Secured Party or other Person), provided that such amendment or modification is requested or required by Gaming/Racing Authorities or Gaming/Racing Laws and, subject to the last two paragraphs of Section 8.7 and to Section 10.16, is not materially adverse to the Secured Parties (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Pledged Collateral or available remedies). Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 10.7         Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of Borrower set forth in the Credit Agreement and as to Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party pursuant to the Credit Agreement.

SECTION 10.8         GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

SECTION 10.9        SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)          SUBMISSION TO JURISDICTION. EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY SECURED PARTY, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Exhibit H - 31

(b)          WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.10       Severability of Provisions. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 10.11       Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Exhibit H - 32

SECTION 10.12       Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 10.13       No Credit for Payment of Taxes or Imposition. No Pledgor shall be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and no Pledgor shall be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 10.14      No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Liens hereof.

SECTION 10.15       Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(a)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

(b)          any lack of validity or enforceability of the Credit Agreement, any Credit Swap Contract, any Secured Cash Management Agreement, any Letter of Credit or any other Credit Document, or any other agreement or instrument relating thereto;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Credit Swap Contract, any Secured Cash Management Agreement, any Letter of Credit or any other Credit Document, or any other agreement or instrument relating thereto;

(d)          any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)          any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any other Credit Document, any Credit Swap Contract or any Secured Cash Management Agreement except as specifically set forth in a waiver granted pursuant to the provisions of Section 10.6; or

(f)          any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor (other than payment or other satisfaction of the Secured Obligations).

Without limiting the foregoing, the provisions of Section 6.02 of the Credit Agreement shall apply hereto, mutatis mutandis as if fully set forth herein.

Exhibit H - 33

SECTION 10.16     Application of Gaming/Racing Laws. Notwithstanding anything to the contrary contained herein, the terms and provisions of this Agreement, including, but not limited to all rights and remedies of Collateral Agent and the other Secured Parties and powers of attorney and appointment, are expressly subject to all Gaming/Racing Laws, which may include, but not be limited to, the necessity for Collateral Agent and the other Secured Parties to obtain the prior approval of the applicable Gaming/Racing Authorities before taking any action hereunder and to be licensed by such Gaming/Racing Authorities before exercising any rights and remedies hereunder.

SECTION 10.17       Certain Matters Regarding Hard Rock License Agreement. Notwithstanding anything herein to the contrary contained in this Agreement, Collateral Agent shall not exercise its rights under this Agreement with respect to the Hard Rock License Agreement or the Hard Rock Memorabilia Lease until the occurrence and only during the continuance of an Event of Default (after the expiration of any applicable cure period, if any). Upon the occurrence of any such Event of Default, Collateral Agent may, at its option upon prior written notice to Hard Rock Hotel Licensing, Inc. and Hard Rock Café International (STP), Inc., and subject to Hard Rock Hotel Licensing, Inc.’s and Hard Rock Café International (STP), Inc.’s rights under the Hard Rock License Agreement and the Hard Rock Memorabilia Lease, exercise any or all of Collateral Agent’s rights granted hereunder as provided in Section 24 of the Hard Rock License Agreement.

SECTION 10.18       Intercreditor Agreements. Notwithstanding anything herein to the contrary, the security interests granted to Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by Collateral Agent hereunder, will be subject in all respects to the provisions of any Pari Passu Intercreditor Agreement and any Second Lien Intercreditor Agreement. In the event of any conflict between the terms of any Pari Passu Intercreditor Agreement, any Second Lien Intercreditor Agreement and this Agreement, the terms of such Pari Passu Intercreditor Agreement or such Second Lien Intercreditor Agreement shall govern and control.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit H - 34

IN WITNESS WHEREOF, the Pledgors and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

BORROWER AND PLEDGOR:

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit H - 35

GUARANTORS AND PLEDGORS:

Twin River MANAGEMENT GROUP, Inc.

By:
Name:
Title:

UTGR, Inc.

By:
Name:
Title:

PREMIER ENTERTAINMENT BILOXI LLC

By:
Name:
Title:

PREMIER FINANCE BILOXI CORP.

By:
Name:
Title:

Exhibit H - 36

JAMLAND, LLC

By:
Name:
Title:

TWIN RIVER-TIVERTON, LLC

By:
Name:
Title:

PREMIER ENTERTAINMENT III, LLC

By:
Name:
Title:

DOVER DOWNS, INC.

By:
Name:
Title:

DOVER DOWNS GAMING MANAGEMENT CORP.

By:
Name:
Title:

Exhibit H - 37

COLLATERAL AGENT:

CITIZENS BANK, N.A.

By:
Name:
Title:

Exhibit H - 38

SCHEDULE 1

CERTIFICATED SECURITIES

Name of Issuer	Jurisdiction of Formation of Issuer	Grantor (and percentage of ownership)	Certificate Number	Number of Shares	Type of Interest	Class of Interest
[TO COME]

Exhibit H - 39

EXHIBIT 1

ISSUERS’ ACKNOWLEDGMENT

The undersigned hereby (a) acknowledges receipt of a copy of that certain Security Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), made by TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation, and the GUARANTORS from time to time party thereto in favor of CITIZENS BANK, N.A., as collateral agent (in such capacity and together with any successors and assigns in such capacity, “Collateral Agent”), and (b) to the extent permitted under applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws), (i) agrees promptly to note on its books the security interests granted to Collateral Agent and confirmed under the Security Agreement, (ii) agrees that it will comply with instructions of Collateral Agent with respect to the applicable Pledged Securities without further consent by the applicable Pledgor, (iii) agrees to notify Collateral Agent upon obtaining knowledge of any interest in favor of any Person in the applicable Pledged Securities that is adverse to the interest of Collateral Agent therein and (iv) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Pledged Securities thereunder in the name of Collateral Agent or its nominee or the exercise of voting rights by Collateral Agent or its nominee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit H - 40

[ ]

By:
Name:
Title:

Exhibit H - 41

EXHIBIT 2

SECURITY AGREEMENT PLEDGE AMENDMENT

This Security Agreement Pledge Amendment, dated as of [   ], is delivered pursuant to Section 5.1 of the Security Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), made by TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation, the undersigned, and the GUARANTORS from time to time party thereto in favor of CITIZENS BANK, N.A., as collateral agent (in such capacity and together with any successors and assigns in such capacity, “Collateral Agent”). The undersigned hereby agrees that this Security Agreement Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Security Agreement Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations, except (i) to the extent constituting Excluded Property or (ii) to the extent not permitted under any applicable Gaming/Racing Laws (the “Amendment Collateral”). In furtherance of the foregoing, and in order to secure the complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations, each of the undersigned hereby pledges and grants to Collateral Agent for the benefit of the Secured Parties a lien and security interest in all of the right, title and interest of the undersigned in, to and under the Amendment Collateral, and all products, proceeds, accessions, replacements, substitutions and profits of all of the foregoing.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S). (IF ANY)	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit H - 42

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

CITIZENS BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

Exhibit H - 43

EXHIBIT 3

[FORM OF JOINDER AGREEMENT]

[Name of New Pledgor]
[Address of New Pledgor]

[Date]

Citizens Bank, N.A.,
as Collateral Agent
[ • ]

[ • ]

Attention: [ • ]

Ladies and Gentlemen:

Reference is made to the Security Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement (including by reference to other agreements)), made by TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (“Borrower”), and each of the GUARANTORS from time to time party thereto in favor of CITIZENS BANK, N.A., as collateral agent (in such capacity and together with any successors and assigns in such capacity, “Collateral Agent”).

This joinder agreement (“Joinder Agreement”) supplements the Security Agreement and is delivered by the undersigned, [   ], a [   ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement and without limiting the generality of the foregoing, hereby grants and pledges to Collateral Agent for the benefit of the Secured Parties, as collateral security for the full, prompt and complete payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder, except to the extent not permitted pursuant to any applicable Gaming/Racing Law. Notwithstanding anything to the contrary in this Joinder Agreement or any other Credit Document, the security interest created by this Joinder Agreement and the Security Agreement shall not attach to, and the term “Pledged Collateral” shall not include, any Excluded Property (other than Proceeds and the right to Proceeds of Excluded Property except to the extent such Proceeds or right to Proceeds independently constitutes Excluded Property); provided, however, that if any portion of any property ceases to constitute “Excluded Property” then, immediately upon such cessation, the term “Pledged Collateral” shall also include such portion of property and such security interest and Lien in favor of Collateral Agent for the benefit of the Secured Parties created by this Joinder Agreement and the Security Agreement shall attach to such portion of property.

Exhibit H - 44

The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement as of the date hereof.

Attached hereto are supplements to each of the applicable schedules to the Perfection Certificate with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement and the Perfection Certificate.

The New Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any filing office and/or recording or registration office in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including, without limitation, (i) whether such New Pledgor is an organization, the type of organization and any organizational identification number issued to such New Pledgor, (ii) any financing or continuation statements or other documents without the signature of such New Pledgor where permitted by law and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Such financing statements may describe the Pledged Collateral in the same manner as described in the Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Pledged Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or words of similar import. The New Pledgor agrees to provide all information described in clauses (i) through (iii) above in this paragraph to Collateral Agent promptly upon request. Collateral Agent shall provide reasonable notice to Borrower of all such financing statement filings made by Collateral Agent on or about the date hereof, and any subsequent filings or amendments, supplements or terminations of existing filings, made from time to time thereafter.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (and by different parties hereto in separate counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

THIS JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS JOINDER AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit H - 45

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ ]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

CITIZENS BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

Exhibit H - 46

EXHIBIT I

APN(s): [_________]

Recording Requested By and
When Recorded Mail To:
Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attn: Sony Ben-Moshe, Esq.

Mail Property Tax Statements To:

[____________]

[____________]

[____________]

Attn: [____________]

[FEE AND LEASEHOLD] DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES,

SECURITY AGREEMENT AND FIXTURE FILING1

MADE BY

[____________],
a [____________],
as Trustor,

to

[____________],
as Trustee,
for the benefit of

Citizens Bank, N.A.,
in its capacity as Collateral Agent for the benefit of the Secured Parties, as Beneficiary

************************************************************************

THIS INSTRUMENT IS TO BE FILED AND INDEXED IN THE REAL ESTATE RECORDS AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OF [ • ] UNDER THE NAMES OF [____________] AS “DEBTOR” AND CITIZENS BANK, N.A., AS COLLATERAL AGENT, AS “SECURED PARTY.” INFORMATION CONCERNING THE SECURITY INTEREST MAY BE OBTAINED FROM BENEFICIARY AT THE ADDRESS SET FORTH BELOW.

1 Note: Bracketed items include leasehold provisions which will only be included in leasehold Deeds of Trust. Various state law provisions will need to be changed depending on the jurisdiction in which the Land is located.

Exhibit I - 1

Exhibit I - 2

(continued)

Exhibit I - 3

(continued)

SCHEDULES

Schedule A	--	Description of the Land

Exhibit I - 4

[FEE AND LEASEHOLD] DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING

THIS [FEE AND LEASEHOLD] DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter called “Deed of Trust”) is made and effective as of [__________], 2019, by [____________], a [____________] (together with all successors and assigns of the Trust Estate (as hereinafter defined), “Trustor”), whose address is [____________], to [____________], whose address is [__________], as trustee (“Trustee”), for the benefit of Citizens Bank, N.A. (“Beneficiary”), whose address is [__________], as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for and on behalf of the Secured Parties.

A.           Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Trustor and the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., in its capacity as administrative agent and Collateral Agent, and the other parties party thereto have, in connection with the execution and delivery of this Deed of Trust, entered into that certain Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.           Trustor has fully and unconditionally guaranteed the obligations of Borrower under the Credit Agreement and of the Credit Parties (other than the obligations of Trustor) under the Credit Swap Contracts and Secured Cash Management Agreements (other than any Excluded Swap Obligations with respect to Trustor).

C.           Trustor will receive substantial benefits from the execution, delivery and performance of the obligations of (i) Borrower under the Credit Agreement and the other Credit Documents and (ii) the Credit Parties under the Credit Swap Contracts and Secured Cash Management Agreements and is, therefore, willing to enter into this Deed of Trust.

D.           It is a requirement under the Credit Agreement that the Trustor execute and deliver the applicable Credit Documents, including this Deed of Trust.

E.           This Deed of Trust is made by Trustor, to Trustee, for the benefit of Beneficiary for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Trustor and Beneficiary hereby agrees as follows:

DEFINITIONS - Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. As used in this Deed of Trust, the following terms have the meanings hereinafter set forth:

Exhibit I - 5

“Accounts Receivable” shall have the meaning set forth in Section 9-102 of the UCC for the term “account.”

“Appurtenant Rights” means all and singular tenements, hereditaments, rights, reversions, remainders, development rights, privileges, benefits, easements (in gross or appurtenant), rights-of-way, licenses, gores or strips of land, streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and all appurtenances whatsoever and claims or demands of Trustor at law or in equity in any way belonging, benefiting, relating or appertaining to any of the Trust Estate encumbered by this Deed of Trust, or which hereinafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Trustor.

“Deed of Trust” means this Deed of Trust as it may be amended, restated, supplemented or otherwise modified from time to time.

“Disposition” means the winding up, liquidation or dissolution of Trustor’s affairs, or the entrance into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the Credit Documents)), or any conveyance, sale, lease or sublease (as lessor or sublessor), transfer or other disposition of any or all of Trustor’s business, property or assets.

“Event of Default” has the meaning set forth in Section 3.1 hereof.

“FF&E” means all furniture, fixtures, equipment, appurtenances and personal property now or in the future contained in, used in connection with, attached to, or otherwise useful or convenient to the use, operation, or occupancy of, or placed on, but unattached to, any part of any Site or the items described in clause (i) of the definition of Improvements whether or not the same constitutes real property or fixtures in the State, including all removable window and floor coverings, all furniture and furnishings, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and elevator and escalator plants, cooking facilities, vacuum cleaning systems, public address and communications systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, appliances, equipment, fittings, fixtures, and building materials, construction materials, all gaming and financial equipment, computer equipment, calculators, adding machines, gaming tables, video game, video lottery and slot machines, and any other electronic equipment of every nature used or located on any part of any Site or the items described in clause (i) of the definition of Improvements, together with all venetian blinds, shades, draperies, drapery and curtain rods, brackets, bulbs, cleaning apparatus, mirrors, lamps, ornaments, cooling apparatus and equipment, ranges and ovens, garbage disposals, dishwashers, mantels, and any and all such property which is at any time installed in, affixed to or placed upon any Site or the items described in clause (i) of the definition of Improvements.

[“Ground Lease” has the meaning set forth in Granting Clause (M) hereof.]

Exhibit I - 6

“Imposition” means any taxes, assessments, water rates, sewer rates, maintenance charges, other governmental impositions and other charges now or hereafter levied or assessed or imposed against the Trust Estate or any part thereof.

“Improvements” means (i) all the buildings, structures, facilities and improvements of every nature whatsoever now or hereafter situated on the Site or any other real property encumbered hereby; and (ii) all FF&E to the extent the same constitutes real property or fixtures in the State.

“Insolvent” means with respect to any person or entity, that such person or entity shall be deemed to be insolvent if it shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and payable and/or if the fair market value of its assets does not exceed its aggregate liabilities. “Insolvency” has a correlative meaning.

“Intangible Collateral” means (i) the rights to use all names and all derivations thereof now or hereafter used by Trustor in connection with the Site or Improvements, together with the goodwill associated therewith, and all names, logos, and designs used by Trustor, or in connection with the Site or Improvements or in which Trustor has rights, with the exclusive right to use such names, logos and designs wherever they are now or hereafter used in connection with the Site, the Improvements or any other portion of the Trust Estate (or in connection with the marketing of the Improvements), and any and all other trade names, trademarks or service marks, whether or not registered, now or hereafter used in the operation of the Improvements, including, without limitation, any interest as a lessee, licensee or franchisee, and, in each case, together with the goodwill associated therewith; (ii) subject to the absolute assignment contained herein, the Space Leases and Rents; (iii) any and all books, records, customer lists, concession agreements, supply or service contracts, licenses, permits, governmental approvals (to the extent such licenses, permits and approvals may be pledged under Requirements of Law), signs, goodwill, casino and hotel credit and charge records, supplier lists, checking accounts, safe deposit boxes (excluding the contents of such deposit boxes owned by persons other than Trustor and its subsidiaries), cash, instruments, chattel papers, including inter-company notes and pledges, documents, unearned premiums, deposits, refunds, including but not limited to income tax refunds, prepaid expenses, rebates, tax and insurance escrow and impound accounts, if any, actions and rights in action, and all other claims, including, without limitation, condemnation awards and insurance proceeds, and all other contract rights and general intangibles resulting from or used in connection with or otherwise relating to the operation and occupancy of the Trust Estate and the Improvements and in which Trustor now or hereafter has rights; and (iv) general intangibles, whether any of the foregoing is now owned or hereafter acquired.

“Land” means the real property situated in the State, more specifically described in Schedule A attached hereto and incorporated herein by this reference, including any after acquired title thereto.

[“Landlord” has the meaning set forth in Granting Clause (M) hereof.]

Exhibit I - 7

[“Leasehold” has the meaning set forth in Granting Clause (M) hereof.]

“Permitted Disposition” means any Disposition permitted under the Credit Agreement.

“Personal Property” has the meaning set forth in Section 1.11 hereof.

“Proceeds” has the meaning assigned to it under the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance (including, without limitation, property, casualty and title insurance), indemnity, warranty or guaranty payable from time to time with respect to any of the Trust Estate; (ii) any and all proceeds in the form of accounts, security deposits, tax escrows (if any), down payments (to the extent the same may be pledged under Requirements of Law), collections, contract rights, documents, instruments, chattel paper, Liens and security instruments, guarantees or general intangibles relating in whole or in part to the Trust Estate and all rights and remedies of whatever kind or nature Trustor may hold or acquire for the purpose of securing or enforcing any obligation due Trustor thereunder; (iii) any and all payments in any form whatsoever made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Trust Estate by any Governmental Authority; (iv) subject to the absolute assignment contained herein, the Rents or other benefits arising out of, in connection with or pursuant to any Space Lease of the Trust Estate; and (v) any and all other amounts from time to time paid or payable in connection with any of the Trust Estate.

“Rents” means all rents, room revenues, income, receipts, issues, profits, revenues and maintenance fees, food and beverage revenues, license and concession fees, proceeds, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), receivables, deposits (including, without limitation, security, utility and other deposits), accounts, cash, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Trustor from the Site, the Improvements, the Space Leases or any property encumbered hereby or any business or other activity conducted by Trustor at the Site or the Improvements.

“Secured Obligations” means the “Secured Obligations” as defined in the Security Agreement.

“Security Agreement” means that certain Security Agreement dated as of May 10, 2019 made by Borrower, the Trustor and the other Guarantors (as defined therein) in favor of Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Site” means the Land and the Appurtenant Rights related thereto.

Exhibit I - 8

“Space Leases” means any and all leases, subleases, lettings, licenses, concessions, operating agreements, management agreements, and all other agreements affecting the Trust Estate that Trustor has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, that give any person the right to conduct its business on, or otherwise use, operate or occupy, all or any portion of any Site or Improvements and any leases, agreements or arrangements permitting anyone to enter upon or use any of the Trust Estate to extract or remove natural resources of any kind, together with all amendments, extensions, and renewals of the foregoing entered into in compliance with this Deed of Trust, together with all rental, occupancy, service, maintenance or any other similar agreements pertaining to use or occupation of or the rendering of services at any Site, the Improvements or any part thereof.

“Space Lessee(s)” means any and all tenants, licensees, other grantees or any other counterparties of the Space Leases and any and all guarantors, sureties, endorsers or others having primary or secondary liability with respect to such Space Leases.

“State” means the State in which the Site is located.

“Tangible Collateral” means all FF&E and other personal property, goods, inventory, equipment, supplies, building and other materials of every nature whatsoever and all other tangible personal property constituting a part or portion of the Site or the Improvements and/or used in the operation of the hotels, casinos, racetracks, restaurants, stores, parking facilities, and all other commercial operations on the Site or Improvements, including, but not limited to, communication systems, visual and electronic surveillance systems and transportation systems and not constituting a part of the real property subject to the real property Lien of this Deed of Trust and including all property and materials stored therein in which Trustor has an interest and all tools, utensils, food and beverage, liquor, uniforms, linens, housekeeping and maintenance supplies, vehicles, fuel, advertising and promotional material, Trustor’s right, title and interest in blueprints, surveys, plans and other documents relating to the Site or Improvements and all present and future rights and interests of Trustor in and to any casino operator’s or racetrack operator’s agreement, license agreement or sublease used in connection with the Site or the Improvements.

“Trust Estate” means all of the property described in Granting Clauses (A) through [(P)] below, inclusive, and each item of property therein described, provided, however, that such term shall not include the property described in Granting Clause [(Q)] below.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

WITNESSETH:

Exhibit I - 9

IN CONSIDERATION OF TEN DOLLARS AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, AND AS COLLATERAL SECURITY FOR THE PAYMENT AND PERFORMANCE IN FULL WHEN DUE, WHETHER AT STATED MATURITY, BY REQUIRED PREPAYMENT, DECLARATION, ACCELERATION, DEMAND OR OTHERWISE, OF ALL OF THE SECURED OBLIGATIONS, Trustor, in consideration of the premises, and for the purposes aforesaid, does hereby ASSIGN, GRANT, BARGAIN, SELL, CONVEY, PLEDGE, RELEASE, HYPOTHECATE, WARRANT, AND TRANSFER WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION UNTO TRUSTEE IN TRUST FOR THE BENEFIT OF BENEFICIARY (FOR AND ON BEHALF OF THE SECURED PARTIES) all estate, right, title and interest of Trustor of, in and to each of the following, whether now owned or hereinafter acquired from time to time:

(A)         The Land;

(B)         TOGETHER WITH the Improvements;

(C)         TOGETHER WITH all Appurtenant Rights;

(D)         TOGETHER WITH the Tangible Collateral to the extent permitted by, or not prohibited by, Gaming/Racing Laws and other Requirements of Law;

(E)         TOGETHER WITH the Intangible Collateral to the extent permitted by, or not prohibited by, Gaming/Racing Laws and other Requirements of Law;

(F)         TOGETHER WITH (i) all judgments and decrees, insurance proceeds, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking of any of the property described in Granting Clauses (A), (B), (C), (D) and (E) hereof or any part thereof under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the property described in Granting Clauses (A), (B), (C), (D) and (E) hereof or any part thereof, and Beneficiary is (subject to the terms hereof) hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittance therefor, and (subject to the terms hereof) to apply the same toward the payment of the indebtedness and other sums secured hereby, notwithstanding the fact that the amount owing thereon may not then be due and payable; (ii) all proceeds of any sales or other dispositions of the property or rights described in Granting Clauses (A), (B), (C), (D) and (E) hereof or any part thereof whether voluntary or involuntary, provided, however, that the foregoing shall not be deemed to permit such sales, transfers, or other dispositions except as specifically permitted herein; and (iii) whether arising from any voluntary or involuntary disposition of the property described in Granting Clauses (A), (B), (C), (D) and (E), all Proceeds, products, replacements, additions, substitutions, renewals and accessions, remainders, reversions and after-acquired interest in, of and to such property;

Exhibit I - 10

(G)         TOGETHER WITH, and subject to Section 1.12 below, the absolute assignment of any Space Leases or any part thereof that Trustor has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, together with all of the following (including all “Cash Collateral” within the meaning of the Bankruptcy Code) arising from the Space Leases: (i) Rents (subject, however, to the aforesaid absolute assignment to Trustee for the benefit of Beneficiary and the conditional permission hereinbelow given to Trustor to collect the Rents); (ii) all guarantees, letters of credit, security deposits, collateral, cash deposits, and other credit enhancement documents, arrangements and other measures with respect to the Space Leases; (iii) all of Trustor’s right, title, and interest under the Space Leases, including the following: (a) the right to receive and collect the Rents from the tenant, lessee, sublessee or licensee, or their successor(s), under any Space Lease(s); and (b) the right to enforce against any tenants thereunder and otherwise any and all remedies under the Space Leases, including Trustor’s right to evict from possession any tenant thereunder or to retain, apply, use, draw upon, pursue, enforce or realize upon any guaranty of any Space Lease; to terminate, modify, or amend the Space Leases; to obtain possession of, use, or occupy, any of the real or personal property subject to the Space Leases; and to enforce or exercise, whether at law or in equity or by any other means, all provisions of the Space Leases and all obligations of the tenants thereunder based upon (1) any breach by such tenant under the applicable Space Lease (including any claim that Trustor may have by reason of a termination, rejection, or disaffirmance of such Space Lease pursuant to the Bankruptcy Code); and (2) the use and occupancy of the premises demised, whether or not pursuant to the applicable Space Lease (including any claim for use and occupancy arising under landlord-tenant law of the State or the Bankruptcy Code). Beneficiary hereby confers upon Trustor a license (“License”) to collect and use the Rents as they become due and payable so long as no Event of Default has occurred and is continuing. Upon the occurrence and during the continuance of an Event of Default, the License hereby granted to Trustor to collect the Rents shall automatically terminate, but such License shall be reinstated upon a cure or waiver of such Event of Default. Beneficiary shall have the right, at any time and from time to time, to notify any Space Lessee of the rights of Beneficiary as provided by this section;

Notwithstanding anything to the contrary contained herein, the foregoing provisions of this Paragraph (G) shall not constitute an assignment for purposes of security but shall constitute an absolute and present assignment of the Rents to Beneficiary, subject, however, to the conditional license given to Trustor to collect and use the Rents as hereinabove provided; and the existence or exercise of such right of Trustor shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Trustor;

(H)         TOGETHER WITH any and all maps, plans, specifications, surveys, studies, tests, reports, data and drawings relating to the development of the Site or the Improvements;

Exhibit I - 11

(I)         TOGETHER WITH, to the extent permitted by Requirements of Law, any and all zoning rights, air rights, development rights, licenses, permits, variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights and agreements (including, without limitation, options, option rights, contract rights now or hereafter obtained by Trustor from any Governmental Authority having or claiming jurisdiction over the Site, the Improvements, the FF&E, or any other element of the Trust Estate or providing access thereto, or the operation of any business on, at, or from the Site (except for (i) any Gaming/Racing Licenses and other registrations, licenses, findings of suitability or approvals issued by the Gaming/Racing Authorities or (ii) any other liquor or gaming licenses, in each case, in which a security interest may not be granted under Requirements of Law or which are non-assignable));

(J)         TOGETHER WITH oil and gas and other mineral rights, if any, in or pertaining to any Site and all royalty, leasehold and other rights of Trustor pertaining thereto;

(K)         TOGETHER WITH any and all monies and other property, real or personal, which may from time to time be subjected to the Lien hereof by Trustor or by anyone on its behalf or with its consent, or which may come into the possession or be subject to the control of Trustee or Beneficiary pursuant to this Deed of Trust or the other Credit Documents, including, without limitation, any Protective Advances (as defined in Section 4.2 hereof) under this Deed of Trust; and all extensions, improvements, betterments, renewals, substitutes for and replacements of, and all additions, accessions, and appurtenances to, any of the foregoing that Trustor may subsequently acquire or obtain by any means, or construct, assemble, or otherwise place on any of the Trust Estate, and all conversions of any of the foregoing; it being the intention of Trustor that all property hereafter acquired by Trustor and required by the Credit Documents or this Deed of Trust to be subject to the Lien of this Deed of Trust or intended so to be shall forthwith upon the acquisition thereof by Trustor be subject to the Lien of this Deed of Trust as if such property were now owned by Trustor and were specifically described in this Deed of Trust and granted hereby or pursuant hereto, and Trustee and Beneficiary are hereby authorized, to receive any and all such property as and for additional security for the Secured Obligations;

(L)         TOGETHER WITH, to the extent permitted by Requirements of Law, any and all Accounts Receivable and all royalties, earnings, income, proceeds, products, rents, revenues, reversions, remainders, issues, profits, avails, production payments, and other benefits directly or indirectly derived or otherwise arising from any of the foregoing, all of which are hereby assigned to Beneficiary, who, upon the occurrence and during the continuation of an Event of Default, is authorized to collect and receive the same, to give receipts and acquittances therefor and to apply the same to the Secured Obligations, whether or not then due and payable (it being agreed that so long as no Event of Default is then-continuing, Trustor shall be entitled to the use and enjoyment of, and to exercise all such rights, remedies, privileges and benefits with respect to, said collateral);

Exhibit I - 12

(M)         [TOGETHER WITH the leasehold estate (the “Leasehold”) of Trustor as the current tenant under that certain [____________], pursuant to which Trustor leases all or a portion of the Site and Improvements from [____________] (“Landlord”; as such term shall include the assignee of or successor to the rights, powers and responsibilities of [____________]), as evidenced by a memorandum recorded on [____________] in the Office of [____________], in [____________], as heretofore or hereafter amended, including, without limitation, as has been amended by (i) [____________] (as so amended, renewed, assigned, extended, modified or supplemented from time to time before or after the date hereof, collectively, the “Ground Lease”), including all present and future options of any kind, rights of first refusal, privileges and other benefits of Trustor under the Ground Lease (the Land subject to the Leasehold is identified as such on Schedule A).]

(N)         TOGETHER WITH Proceeds of the foregoing property described in Granting Clauses (A) through [(M)], inclusive (including any Proceeds derived from, or in connection with, any disposition of all or any portion of any of the foregoing property that may be excluded from Granting Clauses (A) through [(M)] by reason of applicable Gaming/Racing Laws or Requirements of Law);

(O)         [TOGETHER WITH any right of Trustor to elect to terminate the Ground Lease or remain in possession of the Leasehold pursuant to 11 U.S.C. Section 365(h)(1) or any similar provision of Requirements of Law and any possessory rights of Trustor in the Leasehold pursuant to 11 U.S.C. Section 365(h)(2) or any other similar provision of Requirements of Law;]

(P)         TOGETHER WITH Trustor’s rights further to assign, sell, lease, encumber or otherwise transfer or dispose of the property described in Granting Clauses (A) through [(N)] inclusive, above, for debt or otherwise, subject, however, to Trustor’s right to make Permitted Dispositions;

(Q)         EXPRESSLY EXCLUDING, HOWEVER, the Excluded Property (as defined in the Security Agreement); provided, however that the Proceeds of the Excluded Property shall not be so excluded and shall be a part of the Trust Estate unless such Proceeds independently constitute Excluded Property.

Trustor shall warrant and forever defend the lien and security interest of this Deed of Trust against all and every person or persons lawfully or otherwise claiming or to claim the whole or any part of the Trust Estate, except for Permitted Liens. Trustor agrees that any greater title to the Trust Estate hereafter acquired by Trustor during the term hereof shall be automatically subject hereto.

ARTICLE I

Covenants of Trustor

Beneficiary and the Secured Parties have been induced to enter into the Credit Documents and to make advances of loans thereunder on the basis of the following material covenants, all agreed to by Trustor:

Exhibit I - 13

1.1           Performance of Credit Documents. Trustor shall perform, observe and comply with each and every provision hereof, and with each and every provision contained in the Credit Documents to be performed, observed and complied with by it and shall promptly pay to Beneficiary, when payment shall become due, the principal with interest thereon and all other sums required to be paid by Trustor under this Deed of Trust and the other Credit Documents to which it is a party.

1.2           General Representations, Covenants and Warranties. Trustor represents, covenants and warrants that Trustor has good and marketable title to an indefeasible fee estate or a valid leasehold interest, as applicable, in the Site, free and clear of all encumbrances except Permitted Liens, and that it has the right to hold, occupy and enjoy its interest in the Trust Estate, and has good right, full power and lawful authority to subject the Trust Estate to the Lien of this Deed of Trust and pledge the same as provided herein.

1.3           Compliance with Requirements of Law. Trustor shall comply with all Requirements of Law as required under Section 9.01 of the Credit Agreement.

1.4           Taxes. Except as otherwise permitted by Section 9.03 of the Credit Agreement, Trustor shall pay prior to delinquency all Impositions which are (or if not paid, may become) a Lien on all or part of the Trust Estate or any interest in it, except for Permitted Liens. This Section 1.4 is subject to the right granted in Section 9.03 of the Credit Agreement to contest in good faith certain Impositions.

1.5           Insurance. (a) Trustor shall maintain insurance with respect to the Trust Estate in accordance with Section 9.02 of the Credit Agreement.

(b)          Handling of Proceeds. All Proceeds from any insurance policies shall be collected, held, handled and disbursed in accordance with the provisions of the Credit Agreement.

1.6           Condemnation. Beneficiary is hereby authorized, at its option, to commence, appear in and prosecute in its own name or, upon the occurrence and during the continuance of an Event of Default, Trustor’s name any action or proceeding relating to any condemnation and to settle or compromise any claim in connection therewith, and Trustor hereby appoints Beneficiary as its attorney-in-fact to take any such action in Trustor’s name pursuant to Beneficiary’s rights hereunder. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Estate or any portion thereof, Trustor shall notify the Trustee and Beneficiary of the pendency of such proceedings. Trustor from time to time shall execute and deliver to Beneficiary all instruments requested by it to permit such participation; provided, however, that such instruments shall be deemed as supplemental to the foregoing grant of permission to Trustee and Beneficiary, and unless otherwise required, the foregoing permission shall, without more, be deemed sufficient to permit Trustee and/or Beneficiary to participate in such proceedings on behalf of Trustor. All such compensation awards, damages, claims, rights of action and Proceeds, and any other payments or relief, and the right thereto, are, whether paid to Beneficiary or Trustor or a third party trustee, included in the Trust Estate. Beneficiary, after deducting therefrom all its expenses, including reasonable attorneys’ fees and expenses (in each case subject to Section 6.14), shall apply all Proceeds paid directly to it in accordance with the provisions of the Credit Agreement.

Exhibit I - 14

1.7           Limitations on Liens, Transfer Restrictions. (a) Except for Permitted Liens, Trustor may not, without the prior written consent of Beneficiary, permit to exist or grant any Lien on all or any part of the Trust Estate or suffer or allow any of the foregoing to occur by operation of law or otherwise.

(b)          Except to the extent permitted by, or not prohibited by, the Credit Agreement, Trustor may not, without the prior written consent of Beneficiary, sell, convey, assign, lease or otherwise transfer all or any part of the Trust Estate.

1.8           Care of Trust Estate.

Trustor shall at all times maintain and preserve the Trust Estate in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

1.9           Partial Releases of Trust Estate. (a) Trustor may from time to time make one or more Permitted Dispositions of all or a portion of the Trust Estate, in each instance free and clear of the Lien of this Deed of Trust. In each such case, Beneficiary shall, and shall authorize Trustee to, at the sole cost and expense of the Trustor, execute and deliver any instruments, and take such actions, as may be necessary or appropriate to effectuate or confirm that any such Permitted Disposition is being made free from the Lien of this Deed of Trust, provided, however, that Beneficiary shall execute a lien release, authorization and request for partial reconveyance or subordination agreement, as appropriate, with respect to any Permitted Disposition only if:

(i)          Such Permitted Disposition is not prohibited by the Credit Documents and all conditions precedent contained in the Credit Documents for such Permitted Disposition, if any, shall have been satisfied; and

(ii)         Beneficiary and Trustee shall have received a counterpart of the instrument pursuant to which such Permitted Disposition is to be made, and each instrument which Beneficiary or Trustee is requested to execute in order to effectuate or confirm that such Permitted Disposition is being made free from the Lien of this Deed of Trust.

(b)          Upon Trustee’s receipt of an authorization and request for partial reconveyance executed by Beneficiary, Beneficiary shall request Trustee to promptly execute a deed of partial reconveyance in favor of “the person or persons legally entitled thereto” and cause such deed to be recorded in the official records of the county in which the Site is located.

Exhibit I - 15

(c)          Any consideration received for a transfer to any person empowered to exercise the right of eminent domain shall be subject to Section 1.6 hereof.

1.10         Further Assurances. (a) At its sole cost and without expense to Trustee or Beneficiary, and subject in all events to compliance with the Gaming/Racing Laws and other applicable Requirements of Law, Trustor shall do, execute, acknowledge and deliver any and all such further acts, deeds, conveyances, notices, requests for notices, financing statements, continuation statements, certificates, assignments, notices of assignments, agreements, instruments and further assurances, and shall mark any chattel paper, deliver any chattel paper or instruments to Beneficiary and take any other actions that are necessary, prudent, or reasonably requested by Beneficiary or Trustee to perfect or continue the perfection and first priority of Beneficiary’s security interest in the Trust Estate, to protect the Trust Estate against the rights, claims, or interests of third persons other than holders of Permitted Liens or to effect the purposes of this Deed of Trust including the security agreement and the absolute assignment of Rents contained herein, or for the filing, registering or recording thereof.

(b)          Trustor shall forthwith upon the execution and delivery of this Deed of Trust, and thereafter from time to time, cause this Deed of Trust and each instrument of further assurance to be filed, indexed, registered, recorded, given or delivered in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the Lien hereof upon, and the title of Trustee and/or Beneficiary to, the Trust Estate.

1.11         Security Agreement and Financing Statements. Trustor (as debtor) hereby grants to Beneficiary for the benefit of the Secured Parties, in order to secure the Secured Obligations, a present and future security interest in all Tangible Collateral, Intangible Collateral, the items described in clause (ii) of the definition of Improvements, all other personal property now or hereafter owned or leased by Trustor or in which Trustor has or will have any interest, to the extent that such property constitutes a part of the Trust Estate (whether or not such items are stored on the premises or elsewhere), Proceeds of the foregoing and all products, substitutions, and accessions therefor and thereto, subject to Beneficiary’s rights to treat such property as real property as herein provided (collectively, the “Personal Property”); provided, however, that no security interest shall be granted in the Excluded Property and the term Personal Property shall not include the Excluded Property, provided, however, that the Proceeds of the Excluded Property shall not be so excluded and shall constitute Personal Property subject to the Lien hereof, unless such Proceeds independently constitute Excluded Property. Trustor shall execute and/or deliver any and all documents and writings, including, without limitation, financing statements pursuant to the UCC, as may be necessary or prudent to preserve and maintain the perfection or priority of the security interest granted hereby on property which may be deemed subject to the foregoing security agreement or as Beneficiary may reasonably request, and shall pay to Beneficiary on demand any reasonable expenses incurred by Beneficiary in connection with the preparation, execution and filing of any such documents, in each case subject to Section 6.14. Trustor hereby authorizes and empowers Beneficiary to file, on Trustor’s behalf, all financing statements (including “all-asset” financing statements) and refiling and continuations thereof as advisable to create, preserve and protect said security interest. Trustor approves and ratifies any filing or recording of records made by or on behalf of Beneficiary in connection with the perfection of the security interest in favor of Beneficiary hereunder. This Deed of Trust constitutes both a real property deed of trust and a “security agreement,” within the meaning of the UCC, and the Trust Estate includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Trustor in the Trust Estate. Trustor by executing and delivering this Deed of Trust has granted to Beneficiary for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in the Trust Estate.

Exhibit I - 16

(a)          Relationship to Security Agreement. Concurrently herewith, Trustor is entering into the Security Agreement with Beneficiary with respect to Personal Property. The terms of the Security Agreement shall, with respect to Personal Property and the security interest granted therein, supplement the terms of this Deed of Trust. With respect to Personal Property only, if and to the extent of any conflict with the terms of this Deed of Trust and the terms of the Security Agreement, the terms of the Security Agreement shall, to the extent enforceable, control. Nothing, however, in this Section 1.11(a) shall be deemed or construed to impair the rights of Beneficiary to conduct one or more Trustee’s sales at which real property and Personal Property are sold together pursuant to the laws applicable to the sale of real property. With respect to fixtures, Beneficiary or Trustee may elect to treat same as either real property or Personal Property and proceed to exercise such rights and remedies applicable to the categorization so chosen. Beneficiary may proceed against the items of real property and any items of Personal Property separately or together in any order whatsoever, without in any way affecting or waiving Beneficiary’s rights and remedies under the UCC or its rights and remedies provided under this Deed of Trust.

(b)          Fixture Filing. Without in any way limiting the generality of the immediately preceding paragraph or of the definition of the Trust Estate, this Deed of Trust constitutes a fixture filing under Sections 9-334 and 9-502 of the Uniform Commercial Code in effect in the State with respect to goods that are or are to become fixtures related to the Land. For such purposes, (i) the “debtor” is Trustor and its address is the address given for it in the initial paragraph of this Deed of Trust; (ii) the “secured party” is Beneficiary, and its address for the purpose of obtaining information is the address given for it in the initial paragraph of this Deed of Trust; (iii) the real estate to which the fixtures are or are to become attached is Trustor’s interest in the Land; and (iv) the record owner of such real estate or interests therein is [Trustor] [Landlord (with respect to the Land subject to the Leasehold), and Trustor (with respect to the Land not subject to the Leasehold).]

(c)          Remedies. This Deed of Trust shall be deemed a security agreement as defined in the UCC and the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall include any or all of (i) those prescribed herein; (ii) those available under applicable Law; and (iii) those available under the UCC, all at Beneficiary’s sole election. In addition, a photographic or other reproduction of this Deed of Trust shall be sufficient as a financing statement for filing wherever filing may be necessary to perfect or continue the security interest granted herein.

Exhibit I - 17

(d)          Derogation of Real Property. It is the intention of the parties that the filing of a financing statement pursuant to the terms of the Security Agreement in the records normally having to do with personal property shall never be construed as in any way derogating from or impairing the express declaration and intention of the parties hereto as hereinabove stated that everything used in connection with the production of income from the Trust Estate and/or adapted for use therein and/or which is described or reflected in this Deed of Trust is, and at all times and for all purposes and in all proceedings both legal or equitable (except as set forth in Section 4.4(e)), shall be regarded as part of the real property encumbered by this Deed of Trust irrespective of whether (i) any such item is physically attached to the Improvements; (ii) serial numbers are used for the better identification of certain equipment items capable of being thus identified in a recital contained herein or in any list filed with Beneficiary; or (iii) any such item is referred to or reflected in any such financing statement so filed at any time. It is the intention of the parties that the mention in any such financing statement of (1) rights in or to the proceeds of any fire and/or hazard insurance policy; or (2) any award in eminent domain proceedings for a taking or for loss of value; or (3) Trustor’s interest as lessor in any present or future Space Lease or rights to Rents, shall never be construed as in any way altering any of the rights of Beneficiary as determined by this Deed of Trust or impugning the priority of Beneficiary’s real property Lien granted hereby or by any other recorded document, but such mention in the financing statement is declared to be for the protection of Beneficiary in the event any court or judge shall at any time hold with respect to the matters set forth in the foregoing clauses (1), (2) and (3) that notice of Beneficiary’s priority of interest to be effective against a particular class of persons, including, but not limited to, the federal government and any subdivisions or entity of the federal government, must be filed in the UCC records.

1.12         Assignment of Space Leases and Rents. The assignment of Space Leases and Rents set out above in Granting Clause (G) shall constitute an absolute and present assignment to Beneficiary, subject to the License herein given to Trustor to collect the Rents, and shall be fully operative without any further action on the part of any party, and specifically Beneficiary shall be entitled upon the occurrence and during the continuance of an Event of Default hereunder to all Rents and to enter upon the Site and the Improvements to collect such Rents, provided, however, that Beneficiary shall not be obligated to take possession of the Trust Estate, or any portion thereof. Beneficiary shall apply all Rents collected pursuant to this Section 1.12 in accordance with Section 4.12. The absolute assignment contained in Granting Clause (G) shall not be deemed to impose upon Beneficiary any of the obligations or duties of Trustor provided in any such Space Lease (including, without limitation, any liability under the covenant of quiet enjoyment contained in any lease in the event that any lessee shall have been joined as a party defendant in any action to foreclose this Deed of Trust and shall have been barred and foreclosed thereby of all right, title and interest and equity of redemption in the Trust Estate or any part thereof).

Exhibit I - 18

1.13         Expenses. (a) Trustor shall pay when due and payable all reasonable out-of-pocket costs and expenses, including, without limitation, appraisal fees, recording fees, taxes, abstract fees, title policy fees, escrow fees, attorneys’ and paralegal fees and expenses, travel expenses, fees for inspecting architect(s) and engineer(s) and all other costs and expenses of every character which may hereafter be incurred by Beneficiary or any assignee of Beneficiary in connection with the enforcement of any Credit Document, in each case subject to Section 6.14; and

(b)          Trustor shall, upon demand by Beneficiary, reimburse Beneficiary or any assignee of Beneficiary for all such reasonable out-of-pocket costs and expenses referred to in Section 1.13(a) above, in each case subject to Section 6.14.

1.14         Beneficiary’s Cure of Trustor’s Default. If Trustor defaults hereunder in the payment of any tax, assessment, Lien, encumbrance or other Imposition, in its obligation to furnish insurance hereunder, or in the performance or observance of any other covenant, condition or term of this Deed of Trust or any Credit Document to which it is a party, so long as an Event of Default has occurred and is then continuing, Beneficiary may, but is not obligated to, in order to preserve its interest in the Trust Estate, perform or observe the same, and all payments made (whether such payments are regular or accelerated payments) and reasonable costs and expenses incurred or paid by Beneficiary in connection therewith shall become due and payable promptly following written request therefor. Subject to Section 6.14, the amounts so incurred or paid by Beneficiary, together with interest thereon at the Default Rate, from the date incurred until paid by Trustor, shall be added to the Secured Obligations and secured by this Deed of Trust. So long as an Event of Default has occurred and is then continuing, Beneficiary is hereby empowered to enter and to authorize others to enter upon the Site or any part thereof for the purpose of performing or observing any such defaulted covenant, condition or term, without thereby becoming liable to Trustor or any person in possession holding under Trustor. No exercise of any rights under this Section 1.14 by Beneficiary shall cure or waive any Event of Default or notice of default hereunder or invalidate any act done pursuant hereto or to any such notice, but shall be cumulative of all other rights and remedies.

1.15         Defense of Actions. Trustor shall appear in and defend any action or proceeding affecting or purporting to negatively affect the security hereof or the rights or powers of Beneficiary or Trustee, and, subject to Section 6.14, shall pay all reasonable out-of-pocket costs and expenses, including cost of title search and insurance or other evidence of title, preparation of survey, and reasonable attorneys’ fees and expenses in any such action or proceeding in which Beneficiary or Trustee may appear or may be joined as a party and in any suit brought by Beneficiary based upon or in connection with this Deed of Trust or any Credit Document to which Trustor is a party. Nothing contained in this Section shall, however, limit the right of Beneficiary to appear in such action or proceeding with counsel of its own choice, either on its own behalf or on behalf of Trustor.

Exhibit I - 19

ARTICLE II

Credit Agreement Provisions

2.1           Interaction with Credit Agreement. All terms, covenants, conditions, provisions and requirements of the Credit Agreement are incorporated by reference in this Deed of Trust.

2.2           Other Collateral. This Deed of Trust is one of a number of security agreements delivered by or on behalf of Trustor and other Persons pursuant to the Credit Documents to secure the Secured Obligations. All potential junior Lien claimants are placed on notice that, under any of the Credit Documents (including a separate future unrecorded agreement between Trustor and Beneficiary), other collateral for the Secured Obligations (i.e., collateral other than the Trust Estate) may, under certain circumstances, be released without a corresponding reduction in the total indebtedness secured by this Deed of Trust. Such a release would decrease the amount of collateral securing the same indebtedness, thereby increasing the burden on the Trust Estate created and continued by this Deed of Trust. No such release shall impair the priority of the Lien of this Deed of Trust. By accepting its interest in the Trust Estate after the date hereof, each and every junior Lien claimant shall be deemed to have acknowledged the possibility of, and consented to, any such release. Nothing in this paragraph shall impose any obligation upon Beneficiary.

ARTICLE III

Defaults

3.1           Event of Default. The term “Event of Default,” wherever used in this Deed of Trust, shall mean any of one or more of the Events of Default under (and as defined in) the Credit Agreement.

ARTICLE IV

Remedies

4.1           Acceleration of Maturity. If an Event of Default occurs and at such time is continuing, Beneficiary may (except that such acceleration shall be automatic upon the occurrence of any event described in Section 11.01(g) or (h) of the Credit Agreement or actual or deemed entry of an order for relief with respect to Trustor or Borrower under the Bankruptcy Code), in accordance with the Credit Documents, declare the Secured Obligations, to be due and payable immediately, and upon such declaration such principal and interest and other sums shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which Trustor waives) notwithstanding anything in this Deed of Trust or any other Credit Document or Requirements of Law to the contrary.

Exhibit I - 20

4.2           Protective Advances. If Trustor fails to make any payment or perform any other obligation under the Credit Documents to which it is a party, then without thereby limiting Beneficiary’s other rights or remedies, waiving or releasing any of Trustor’s obligations, or imposing any obligation on Beneficiary, Beneficiary may either advance any amount owing or perform any or all actions that Beneficiary considers necessary or appropriate to cure such default. All such advances shall constitute “Protective Advances” and shall bear interest thereon at the Default Rate from the date incurred until paid by Trustor. No sums advanced or performance rendered by Beneficiary shall cure, or be deemed a waiver of any Event of Default. All funds advanced pursuant to this Section 4.2 or any other provision of this Deed of Trust for the performance of any obligation of Trustor or to protect Beneficiary’s security shall be deemed obligatory advances regardless of the Person to whom such funds are advanced and, together with interest thereon, shall be added to the total indebtedness secured by this Deed of Trust and such indebtedness shall be increased accordingly.

4.3           Institution of Equity Proceedings. If an Event of Default occurs and at such time is continuing, Beneficiary may institute an action, suit or proceeding in equity for specific performance of this Deed of Trust, the Notes or any other Credit Document, all of which shall be specifically enforceable by injunction or other equitable remedy. Trustor waives any defense based on laches or any applicable statute of limitations.

4.4           Beneficiary’s Power of Enforcement. (a) If an Event of Default has occurred and at such time is continuing, Beneficiary shall be entitled, at its option and in its sole and absolute discretion to prepare and record on its own behalf, or to deliver to Trustee for recording, if appropriate, any statutory notice required by law to cause the Trust Estate to be sold to satisfy the Secured Obligations, and in the case of delivery to Trustee, Trustee shall cause said notice to be filed for record and mailed if and as required by law.

(b)          After the lapse of such time as may then be required by law, and notice of sale having been given as then required by Requirements of Law, including compliance with any applicable Gaming/Racing Laws, Trustee without demand on Trustor, shall sell the Trust Estate or any portion thereof at the time and place fixed by it in said notice, either as a whole or in separate parcels, and in such order as it may determine, at public auction to the highest bidder of cash in lawful money of the United States, payable at the time of sale. Trustee may, for any cause it deems expedient, postpone the sale of all or any portion of said property until it shall be completed and, in every case, notice of postponement shall be given by public announcement thereof at the time and place last appointed for the sale and from time to time thereafter Trustee may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall execute and deliver to the purchaser its deed, assignment of lease or other instrument conveying said property so sold, but without any covenant or warranty, express or implied. The recitals in such instrument of conveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Beneficiary, may bid at the sale.

Exhibit I - 21

(c)          Trustee shall apply the proceeds of such sale in accordance with Section 4.12 hereof.

(d)          If any Event of Default occurs and is continuing, Beneficiary may, either with or without entry or taking possession of the Trust Estate, and without regard to whether or not the indebtedness and other sums secured hereby shall be due and without prejudice to the right of Beneficiary thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (i) to enforce payment of any of the Secured Obligations to the extent permitted by law, or the performance of any term hereof or any other right; (ii) to foreclose this Deed of Trust in any manner provided by law for the foreclosure of mortgages or deeds of trust on real property and to sell, as an entirety or in separate lots or parcels, the Trust Estate or any portion thereof pursuant to the laws of the State or under the judgment or decree of a court or courts of competent jurisdiction, and Beneficiary shall be entitled to recover all costs and expenses incident thereto, including reasonable attorneys’ fees and expenses; (iii) to exercise any or all of the rights and remedies available to it under the Credit Documents; and (iv) to pursue any other remedy available to it. Beneficiary shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Beneficiary may determine.

(e)          The remedies described in this Section 4.4 may be exercised with respect to all or any portion of the Personal Property, either simultaneously with the sale of any real property encumbered hereby or independent thereof. Upon the occurrence and during the continuance of an Event of Default, Beneficiary shall at any time be permitted to proceed with respect to all or any portion of the Personal Property in any manner permitted by the UCC. Without limiting the foregoing, Beneficiary may require Trustor to assemble the Personal Property and make it available to Beneficiary at a place to be designated by Beneficiary. Trustor agrees that Beneficiary’s inclusion of all or any portion of the Personal Property (and all personal property that is subject to a security interest in favor, or for the benefit, of Beneficiary) in a sale or other remedy exercised with respect to the real property encumbered hereby, as permitted by the UCC, is a commercially reasonable disposition of such property.

4.5           Beneficiary’s Right to Enter and Take Possession and to Operate and Apply Income. (a) If an Event of Default occurs and is continuing, Trustor, upon demand of Beneficiary, shall forthwith surrender to Beneficiary the actual possession and, if and to the extent permitted by law, Beneficiary itself, or by such officers or agents as it may appoint, may enter and take possession of all the Trust Estate, without liability for trespass, damages or otherwise, and may exclude Trustor and its agents and employees wholly therefrom and may have joint access with Trustor to the books, papers and accounts of Trustor.

Exhibit I - 22

(b)          If Trustor shall for any reason fail to surrender or deliver the Trust Estate or any part thereof after Beneficiary’s demand, Beneficiary may obtain a judgment or decree conferring on Beneficiary or Trustee the right to immediate possession or requiring Trustor to deliver immediate possession of all or part of such property to Beneficiary or Trustee and Trustor hereby specifically consents to the entry of such judgment or decree. Trustor shall pay to Beneficiary or Trustee, upon demand, all reasonable costs and expenses of obtaining such judgment or decree and reasonable compensation to Beneficiary or Trustee, their attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the Lien of this Deed of Trust, in each case subject to Section 6.14.

(c)          Upon every such entering upon or taking of possession, after the occurrence and during the continuance of an Event of Default, Beneficiary may hold, store, use, operate, manage and control the Trust Estate and conduct the business thereof, and, from time to time in its sole and absolute discretion and without being under any duty to so act:

(i)          make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional fixtures, personalty and other property;

(ii)         insure or keep the Trust Estate insured;

(iii)        manage and operate the Trust Estate and exercise all the rights and powers of Trustor in its name or otherwise with respect to the same;

(iv)        enter into agreements with others to exercise the powers herein granted Beneficiary or Trustee, all as Beneficiary or Trustee from time to time may determine; and, subject to the absolute assignment of the Space Leases and Rents to Beneficiary, Beneficiary or Trustee may collect and receive all the Rents, including those past due as well as those accruing thereafter; and shall apply the monies so received by Beneficiary or Trustee in such priority as Beneficiary may determine to (A) the payment of interest and principal due and payable on the Notes, the other Credit Documents or any other instrument or agreement evidencing the Secured Obligations, (B) the deposits for taxes and assessments and insurance premiums due, (C) the cost of insurance, taxes, assessments and other proper charges upon the Trust Estate or any part thereof; (D) the compensation, expenses and disbursements of the agents, attorneys and other representatives of Beneficiary or Trustee; and (E) any other charges or costs required to be paid by Trustor under the terms hereof; and

(v)         rent or sublet the Trust Estate or any portion thereof for any purpose permitted by this Deed of Trust.

Beneficiary or Trustee shall surrender possession of the Trust Estate to Trustor when all that is due upon such interest and principal, tax and insurance deposits, and all amounts under any of the terms of the Credit Agreement, this Deed of Trust or any other Credit Document, shall have been paid in full and all Events of Default have been cured, waived or rescinded. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

Exhibit I - 23

4.6           Space Leases. If an Event of Default occurs and is continuing, Beneficiary is authorized to foreclose this Deed of Trust subject to the rights of any tenants of the Trust Estate, and the failure to make any such tenants parties defendant to any such foreclosure proceedings and to foreclose their rights shall not be, nor be asserted by Trustor to be, a defense to any proceedings instituted by Beneficiary to collect the sums secured hereby or to collect any deficiency remaining unpaid after the foreclosure sale of the Trust Estate, or any portion thereof.

4.7           Purchase by Beneficiary. Upon any foreclosure sale (whether judicial or nonjudicial), Beneficiary may bid for and purchase the property subject to such sale and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such property in its own absolute right without further accountability.

4.8           Waiver of Appraisement, Valuation, Stay, Extension, Redemption Laws and Marshalling. Trustor agrees to the full extent permitted by law that if an Event of Default occurs and is continuing, neither Trustor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Deed of Trust or the absolute sale of the Trust Estate or any portion thereof or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Trustor for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Trust Estate marshalled upon any foreclosure of the Lien hereof and agrees that Trustee or any court having jurisdiction to foreclose such Lien may sell the Trust Estate in part or as an entirety.

4.9           Receiver. If an Event of Default occurs and is continuing, Beneficiary, without regard to the value, adequacy or occupancy of the security for the Secured Obligations, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Trust Estate and to collect all Rents and apply the same as the court may direct, and such receiver may be appointed by any court of competent jurisdiction upon application by Beneficiary. Beneficiary may have a receiver appointed without notice to Trustor or any third party, and Beneficiary may waive any requirement that the receiver post a bond. Beneficiary shall have the power to designate and select the Person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve. Any receiver appointed may be an Affiliate of Beneficiary. The expenses, including receiver’s fees, attorneys’ fees and expenses, costs and agent’s compensation, incurred pursuant to the powers herein contained shall be secured by this Deed of Trust, in each case subject to Section 6.14. Beneficiary shall be liable to account only for such Rents (including, without limitation, security deposits) actually received by Beneficiary, whether received pursuant to this Section or any other provision hereof. Notwithstanding the appointment of any receiver or other custodian, Beneficiary shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Deed of Trust to, Beneficiary.

Exhibit I - 24

4.10         Suits to Protect the Trust Estate. Beneficiary shall have the power and authority to institute and maintain any suits and proceedings as Beneficiary, in its sole and absolute discretion, may deem advisable (a) to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of this Deed of Trust, (b) to preserve or protect its interest in the Trust Estate, or (c) to restrain the enforcement of or compliance with any legislation or other Requirement of Law that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Beneficiary’s interest.

4.11         Proofs of Claim. In the case of any receivership, Insolvency, Bankruptcy Proceeding, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Trustor, or, to the extent the same would result in an Event of Default hereunder, any Subsidiary, or any guarantor, co-maker or endorser of any of Trustor’s obligations, its creditors or its property, Beneficiary, to the extent permitted by law, shall be entitled to file such proofs of claim or other documents as it may deem to be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Trustor under the Notes or any other Credit Document, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Trustor after such date.

4.12         Trustor to Pay the Secured Obligations on Any Default in Payment; Application of Monies by Beneficiary. (a) To the extent permitted by Requirements of Law, in case of a foreclosure sale of all or any part of the Trust Estate and of the application of the proceeds of sale to the payment of the sums secured hereby, Beneficiary shall be entitled to enforce payment from Trustor of any additional amounts then remaining due and unpaid with respect to the Secured Obligations and to recover judgment against Trustor for any portion thereof remaining unpaid, with interest at the Default Rate.

(b)          Trustor hereby agrees, to the extent permitted by law, that no recovery of any judgment by Beneficiary or other action by Beneficiary and no attachment or levy of any execution upon any property of Trustor by Beneficiary (other than a foreclosure of the entire Trust Estate hereunder) shall in any way affect the Lien and security interest of this Deed of Trust upon the Trust Estate or any part thereof or any Lien, rights, powers or remedies of Beneficiary hereunder, but such Lien, rights, powers and remedies shall continue unimpaired as before.

(c)          The proceeds received by Beneficiary in respect of any sale of, collection from or other realization upon all or any part of the Trust Estate pursuant to the exercise by Beneficiary of its remedies as a secured creditor as provided hereunder shall be applied, together with any other sums then held by Beneficiary pursuant to this Deed of Trust, in the manner as provided in Section 11.02 of the Credit Agreement.

Exhibit I - 25

(d)          The provisions of this Section shall not be deemed to limit or otherwise modify the provisions of any guaranty of the indebtedness evidenced by the Notes, or the other Credit Documents or any other instrument or agreement evidencing the Secured Obligations.

4.13         Delay or Omission; No Waiver. No delay or omission of Beneficiary or any Secured Party to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to Beneficiary or any Secured Party whether contained herein or in any other Credit Document or otherwise available to Beneficiary or any other Secured Party, may be exercised from time to time and as often as may be deemed expedient by Beneficiary or the applicable Secured Party.

4.14         No Waiver of One Default to Affect Another. No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Beneficiary or the Required Lenders, to the extent applicable under the Credit Agreement, (a) grant forbearance or an extension of time for the payment of any sums secured hereby; (b) take other or additional security for the payment thereof; (c) waive or do not exercise any right granted in the Notes, the Credit Agreement, this Deed of Trust or any other Credit Document, as applicable; (d) release any part of the Trust Estate from the Lien or security interest of this Deed of Trust or any other instrument or agreement securing the Secured Obligations; (e) consent to the filing of any map, plat or replat of any Site (to the extent such consent is required); (f) consent to the granting of any easement on any Site (to the extent such consent is required); or (g) make or consent to any agreement changing the terms of this Deed of Trust or any other Credit Document subordinating the Lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the original liability of Trustor under the Notes, this Deed of Trust, any other Credit Document or any other instrument or agreement evidencing the Secured Obligations, or any subsequent purchaser of the Trust Estate or any part thereof or any maker, co-signer, surety or guarantor. No such act or omission shall preclude Beneficiary from exercising any right, power or privilege herein granted or intended to be granted in case of any Event of Default then existing or of any subsequent Event of Default, nor, except as otherwise expressly provided in an instrument or instruments executed by Beneficiary, shall the Lien or security interest of this Deed of Trust be altered thereby, except to the extent expressly provided in any releases, maps, easements or subordinations described in clause (d), (e), (f) or (g) above of this Section 4.14. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Trust Estate, Beneficiary, without notice to any person, firm or corporation, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Trust Estate or the Secured Obligations, or with reference to any of the terms or conditions hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any of the liabilities or undertakings hereunder, or waiving its right to declare such sale or transfer an Event of Default as provided herein. Notwithstanding anything to the contrary contained in this Deed of Trust or any other Credit Document, (i) in the case of any non-monetary Event of Default, Beneficiary may continue to accept payments secured hereunder without thereby waiving the existence of such or any other Event of Default; and (ii) in the case of any monetary Event of Default, Beneficiary may accept partial payments of any sums due hereunder without thereby waiving the existence of such Event of Default if such partial payments are not sufficient to completely cure such Event of Default.

Exhibit I - 26

4.15         Discontinuance of Proceedings; Position of Parties Restored. If Beneficiary shall have proceeded to enforce any right or remedy under this Deed of Trust by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Beneficiary, then and in every such case Trustor and Beneficiary shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Beneficiary shall continue as if no such proceedings had occurred or had been taken.

4.16         Remedies Cumulative. No right, power or remedy, including, without limitation, remedies with respect to any security for the Secured Obligations conferred upon or reserved to Beneficiary by this Deed of Trust or any other Credit Document is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or any other Credit Document, now or hereafter existing at law, in equity or by statute, and Beneficiary shall be entitled to resort to such rights, powers, remedies or security as Beneficiary shall in its sole and absolute discretion deem advisable.

4.17         Interest After Event of Default. If an Event of Default shall have occurred and is continuing, all sums outstanding and unpaid under the Secured Obligations shall bear interest at the Default Rate for so long as such Event of Default is continuing. Trustor’s obligation to pay such interest shall be secured by this Deed of Trust.

4.18         Foreclosure; Expenses of Litigation. If Trustee forecloses, reasonable costs and expenses, including, without limitation, attorneys’ fees and expenses for services in the supervision of said foreclosure proceeding shall be allowed to the Trustee and Beneficiary as part of the foreclosure costs. In the event of foreclosure of the Lien hereof, there shall be allowed and included as additional indebtedness all reasonable costs and expenses which may be paid or incurred by or on behalf of Beneficiary for attorneys’ fees, appraiser’s fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Beneficiary may deem reasonably advisable either to prosecute such suit or to evidence to a bidder at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Trust Estate or any portion thereof. All reasonable costs and expenses of the nature in this Section mentioned, and such reasonable costs and expenses as may be incurred in the protection of the Trust Estate and the maintenance of the Lien and security interest of this Deed of Trust, including the reasonable fees of any attorney employed by Beneficiary in any litigation or proceeding affecting this Deed of Trust or any other Credit Document, the Trust Estate or any portion thereof, including, without limitation, civil, probate, appellate and Bankruptcy Proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Trustor, with interest thereon at the Default Rate, and shall be secured by this Deed of Trust. Trustee waives its right to any statutory fee in connection with any judicial or nonjudicial foreclosure of the Lien hereof and agrees to accept a reasonable fee for such services. For the avoidance of doubt, this Section 4.18 shall be subject to Section 6.14.

Exhibit I - 27

4.19         Deficiency Judgments. If after foreclosure of this Deed of Trust or Trustee’s sale hereunder, there shall remain any deficiency with respect to any Secured Obligation and Beneficiary shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the Default Rate. Trustor waives any defense to Beneficiary’s recovery against Trustor of any deficiency after any foreclosure sale of the Trust Estate. To the extent permitted by Requirements of Law, Trustor expressly waives any defense or benefits that may be derived from any statute granting Trustor any defense to any such recovery by Beneficiary. In addition, Beneficiary and Trustee shall be entitled to recovery of all of their reasonable costs and expenditures (including, without limitation, any court imposed costs) in connection with such proceedings, including their reasonable attorneys’ fees and expenses, appraisal fees and the other costs, fees and expenditures referred to in Section 4.18 above, in each case subject to Section 6.14. This provision shall survive any foreclosure or sale of the Trust Estate, any portion thereof and/or the extinguishment of the Lien hereof.

4.20         Waiver of Jury Trial. EACH OF TRUSTOR, AND BY ITS ACCEPTANCE HEREOF, BENEFICIARY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF TRUSTOR, AND BY ITS ACCEPTANCE HEREOF, BENEFICIARY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT NEITHER TRUSTOR NOR BENEFICIARY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.21         Exculpation of Beneficiary. The acceptance by Beneficiary of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Trust Estate by Beneficiary, be deemed or construed to make Beneficiary a “mortgagee in possession”; nor thereafter or at any time or in any event obligate Beneficiary to appear in or defend any action or proceeding relating to the Space Leases, the Rents or the Trust Estate, or to take any action hereunder or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under any Space Lease or to assume any obligation or responsibility for any security deposits or other deposits except to the extent such deposits are actually received by Beneficiary, nor shall Beneficiary, prior to such entry and taking, be liable in any way for any injury or damage to person or property sustained by any Person in or about the Trust Estate.

Exhibit I - 28

4.22         Multisite Real Estate Transaction. Trustor acknowledges that this Deed of Trust is one of a number of deeds of trust and security documents that secure the Secured Obligations. Trustor agrees that the lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Beneficiary, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by Beneficiary of any other security for or guarantees of any of the Secured Obligations, or by any failure, neglect or omission on the part of Beneficiary to realize upon or protect any of the Secured Obligations or any security therefor including the other deeds of trust and other security documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Secured Obligations or of any of the security therefor, including the other deeds of trust and other security documents or of any guaranty thereof, and Beneficiary may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other deeds of trust and other security documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Beneficiary’s rights and remedies under any or all of the other deeds of trust and other security documents shall not in any manner impair the Secured Obligations or the lien of this Deed of Trust and any exercise of the rights or remedies of Beneficiary hereunder shall not impair the lien of any of the other deeds of trust and other security documents or any of Beneficiary’s rights and remedies thereunder. Trustor specifically consents and agrees that Beneficiary may exercise its rights and remedies hereunder and under the other deeds of trust and other security documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

ARTICLE V

Rights and Responsibilities of Trustee;
Other Provisions Relating to Trustee

Notwithstanding anything to the contrary in this Deed of Trust, Trustor and Beneficiary, by its acceptance hereof, agree as follows.

Exhibit I - 29

5.1           Exercise of Remedies by Trustee. To the extent that this Deed of Trust or Requirements of Law, including all applicable Gaming/Racing Laws, authorizes or empowers, or does not require approval for, Beneficiary to exercise any remedies set forth in Article IV hereof or otherwise, or perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the State) shall have the power to exercise any or all such remedies, and to perform any acts provided for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary’s behalf in accordance with applicable law of the State. In connection therewith, Trustee: (a) shall not exercise, or waive the exercise of, any of Beneficiary’s remedies (other than any rights of Trustee to any indemnity or reimbursement) or otherwise act hereunder, except at Beneficiary’s request; and (b) shall exercise, or waive the exercise of, any or all of Beneficiary’s remedies or otherwise act at Beneficiary’s request, and in accordance with Beneficiary’s directions as to the manner of such exercise, waiver or action. Trustee may, however, decline to follow Beneficiary’s request or direction if Trustee shall be advised by counsel that the action or proceeding, or manner thereof, so directed may not lawfully be taken or waived.

5.2           Rights and Privileges of Trustee. Trustee shall be entitled to reimbursement of reasonable costs and expenses, in each case subject to Section 6.14.

5.3           Resignation or Replacement of Trustee. Trustee may resign by an instrument in writing addressed to Beneficiary, and Trustee may be removed at any time with or without cause (i.e., in Beneficiary’s sole and absolute discretion) by an instrument in writing executed by Beneficiary. In case of the death, resignation, removal or disqualification of Trustee or if for any reason Beneficiary shall deem it desirable to appoint a substitute, successor or replacement Trustee to act instead of Trustee originally named (or in place of any substitute, successor or replacement Trustee), then Beneficiary shall have the right and is hereby authorized and empowered to appoint a successor, substitute or replacement Trustee, without any formality other than an appointment and designation in writing executed by Beneficiary, which instrument shall be recorded in the office of the recorder of the county in which the Site is located. The law of the State (including, without limitation, Gaming/Racing Laws) shall govern the qualifications of any Trustee. The authority conferred upon Trustee by this Deed of Trust shall automatically extend to any and all other successor, substitute and replacement Trustee(s) successively until the Secured Obligations have been paid in full or the Trust Estate has been sold hereunder or released in accordance with the provisions of the Credit Documents. Beneficiary’s written appointment and designation of any Trustee shall be full evidence of Beneficiary’s right and authority to make the same and of all facts therein recited. No confirmation, authorization, approval or other action by Trustor shall be required in connection with any resignation or other replacement of Trustee.

5.4           Authority of Beneficiary. If Beneficiary is a banking corporation, state banking corporation or a national banking association and the instrument of appointment of any successor or replacement Trustee is executed on Beneficiary’s behalf by an officer of such corporation, state banking corporation or national banking association, then such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of Beneficiary.

Exhibit I - 30

5.5           Effect of Appointment of Successor Trustee. Upon the appointment and designation of any successor, substitute or replacement Trustee, Trustee’s entire estate and title in the Trust Estate shall vest in the designated successor, substitute or replacement Trustee. Such successor, substitute or replacement Trustee shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon Trustee. All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.

5.6           Confirmation of Transfer and Succession. Upon the written request of Beneficiary or of any successor, substitute or replacement Trustee, any former Trustee ceasing to act shall execute and deliver an instrument transferring to such successor, substitute or replacement Trustee all of the right, title, estate and interest in the Trust Estate of Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver all properties and moneys held by said Trustee hereunder to said successor, substitute or replacement Trustee.

5.7           Exculpation. Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or otherwise be responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence, willful misconduct or knowing violation of law as determined by a court of competent jurisdiction in a final, non-appealable judgment or order. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by applicable law). Trustee shall be under no liability for interest on any moneys received by it hereunder.

5.8           Endorsement and Execution of Documents. Upon Beneficiary’s written request, Trustee shall, without liability or notice to Trustor, execute, consent to, or join in any instrument or agreement in connection with or necessary to effectuate the purposes of the Credit Documents. Trustor hereby irrevocably designates Trustee, Beneficiary and each of them as its attorney in fact to execute, acknowledge and deliver, on Trustor’s behalf and in Trustor’s name, all instruments or agreements necessary to implement any provision(s) of this Deed of Trust or to further perfect the Lien created by this Deed of Trust on the Trust Estate. This power of attorney shall be exercisable only during an Event of Default and shall, be deemed to be coupled with an interest and shall survive any disability of Trustor.

5.9           Multiple Trustees. If Beneficiary appoints multiple trustees, then any Trustee, individually, may exercise all powers granted to Trustee under this instrument, without the need for action by any other Trustee(s).

Exhibit I - 31

ARTICLE VI

Miscellaneous Provisions

6.1           Heirs, Successors and Assigns Included in Parties. Whenever one of the parties hereto is named or referred to herein, the heirs, successors and assigns of such party shall be included (including, without limitation, with respect to Beneficiary, any successor administrative agent, collateral agent or other Person acting for and on behalf of the Secured Parties) and all covenants and agreements contained in this Deed of Trust, by or on behalf of Trustor or Beneficiary shall bind and inure to the benefit of its heirs, successors and assigns, whether so expressed or not. Except as expressly permitted by the Credit Agreement, Trustor shall not assign any rights, duties, or obligations hereunder.

6.2           Addresses for Notices, Etc. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to Trustor, addressed to it at the address of Borrower set forth in the Credit Agreement and as to Beneficiary, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party pursuant to the Credit Agreement.

6.3           Headings. The headings of the articles, sections, paragraphs and subdivisions of this Deed of Trust are for convenience of reference only, are not to be considered a part hereof, and shall not limit or expand or otherwise affect any of the terms hereof.

6.4           Severability. Wherever possible, each provision of this Deed of Trust shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Deed of Trust shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Deed of Trust.

6.5           Priority Over Intervening Liens. To the extent permitted by Requirements of Law, any agreement hereafter made by Trustor and Beneficiary relating to this Deed of Trust shall be superior to the rights of the holder of any intervening Lien or encumbrance.

6.6           Amendments. Neither this Deed of Trust nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.7           Waiver of Setoff and Counterclaim; Other Waivers. All Secured Obligations shall be payable without setoff, counterclaim or any deduction whatsoever. Trustor hereby waives the right to assert a counterclaim (other than a compulsory counterclaim) in any action or proceeding brought against it by Beneficiary and/or any Secured Party under the Credit Documents, or arising out of or in any way connected with this Deed of Trust or the Credit Documents or the Secured Obligations.

Exhibit I - 32

6.8           Governing Law. The Credit Agreement, the Notes and the Security Agreement provide that they are governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law principles that would apply the law of another jurisdiction. With respect to this Deed of Trust, (a) the provisions of this Deed of Trust regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by, and construed and enforced in accordance with, the laws of the State; (b) Trustor agrees that to the extent deficiency judgments are available under the laws of the State after a foreclosure (judicial or nonjudicial) of the Trust Estate, or any portion thereof, or any other realization thereon by Beneficiary under the Credit Documents, Beneficiary shall have the right to seek such a deficiency judgment against Trustor in the State; (c) Trustor agrees that if Beneficiary under the Credit Documents obtains a deficiency judgment in another state against Trustor, then Beneficiary shall have the right to enforce such judgment in the State to the extent permitted under the laws of the State, as well as in other states; and (d) all other provisions of this Deed of Trust shall be governed by and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the law of another jurisdiction.

6.9           Termination; Release. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the Secured Obligations being Paid in Full, this Deed of Trust shall terminate. Upon termination of this Deed of Trust, the Trust Estate shall be automatically released from the Lien granted pursuant to this Deed of Trust. Upon such release or any release of the Trust Estate in accordance with the provisions of the Credit Agreement (including Section 10.05 thereof or in connection with a waiver of such Section 10.05 by the Required Lenders), Beneficiary shall, or shall cause Trustee to, upon the request and at the sole cost and expense of Trustor, assign, transfer and deliver to such Trustor or its designee, against receipt and without recourse to or warranty by Beneficiary, such of the Trust Estate to be released as may be in possession of Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any of the other Trust Estate, proper documents and instruments (including, without limitation, UCC termination statements or releases or deed of trust reconveyances and such other instruments and releases as may be necessary or reasonably requested by Trustor to effect such release and, to the extent necessary or reasonably requested by Trustor, shall authorize the delivery and/or filing of any such documents or instruments) acknowledging the termination hereof or the release of such Trust Estate, as the case may be. The recitals in any such deed of trust reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as “the person or persons legally entitled thereto.”

Exhibit I - 33

6.10         Indemnity and Attorneys’ Fees. Without limiting any other provision contained herein, Trustor agrees to pay all reasonable costs and expenses of Beneficiary and/or Trustee incurred in connection with the enforcement of this Deed of Trust, the Notes or the other Credit Documents to which Trustor is a party, including, without limitation, all reasonable attorneys’ fees and expenses whether or not suit is commenced, and including, without limitation, reasonable fees incurred in connection with any probate, appellate, bankruptcy, deficiency or any other litigation proceedings, all of which sums shall be secured hereby. Trustor shall indemnify, defend, protect and hold Beneficiary harmless from any and all liability, loss, claims, damage, cost or expense (including reasonable attorneys’ fees) that Beneficiary may or might incur hereunder, or in connection with the making or administering of the Secured Obligations, the enforcement of any of Beneficiary’s rights or remedies hereunder or under the other Credit Documents, any action taken by Beneficiary hereunder or thereunder, whether or not suit is filed, or by reason or in defense of any and all claims and demands whatsoever that may be asserted against Beneficiary arising out of the Trust Estate, or any part thereof or interest therein, or as to which it becomes necessary to defend or uphold the lien of this Deed of Trust or any other Credit Documents, except to the extent that such claim is solely the result of Beneficiary’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Should Beneficiary incur any such liability, loss, claim, damage, cost or expense, the amount thereof with interest thereon at the Default Rate shall be payable by Trustor immediately without demand, shall be secured by this Deed of Trust, and shall be part of the Secured Obligations. For the avoidance of doubt, this Section 6.10 shall be subject to Section 6.14.

6.11         Late Charges. By accepting payment of any sum secured hereby after its due date, Beneficiary does not waive its right to collect any late charge thereon or interest thereon at the interest rate on the Notes or as otherwise specified in the Credit Agreement, if so provided, not then paid or its right either to require prompt payment when due of all other sums so secured or to declare default for failure to pay any amounts not so paid.

6.12         Corrections. Trustor shall, upon reasonable request of Beneficiary or Trustee, promptly correct any defect, error or omission which may be discovered in the contents of this Deed of Trust (including, but not limited to, in the exhibits and schedules attached hereto) or in the execution or acknowledgement hereof, and shall execute, acknowledge and deliver such further instruments and do such further acts as may be reasonably necessary or as may be reasonably requested by Trustee or Beneficiary to carry out more effectively the purposes of this Deed of Trust, to subject to the Lien and security interest hereby created any of Trustor’s properties, rights or interests covered or intended to be covered hereby, and to perfect and maintain such Lien and security interest.

6.13         Statute of Limitations. To the fullest extent allowed by the Requirements of Law, the right to plead, use or assert any statute of limitations as a plea or defense or bar of any kind, or for any purpose, to any debt, demand or obligation secured or to be secured hereby, or to any complaint or other pleading or proceeding filed, instituted or maintained for the purpose of enforcing this Deed of Trust or any rights hereunder, is hereby waived by Trustor.

Exhibit I - 34

6.14         Expenses, Indemnification, Etc. The terms of Section 13.03 of the Credit Agreement shall be deemed to be incorporated herein by reference mutatis mutandis. In the event of any conflict between the terms of Section 13.03 of the Credit Agreement and this Deed of Trust, the terms of Section 13.03 of the Credit Agreement shall govern and control. In furtherance of the foregoing, in no event shall any payment or reimbursement of fees, expenses or other amounts, or indemnification, by Trustor hereunder be more expansive than that provided pursuant to Section 13.03 of the Credit Agreement.

6.15         Joint and Several Liability. All Secured Obligations of Trustor, if more than one, are joint and several. The obligations of Trustor under this Deed of Trust are made with full recourse to Trustor and to all assets of Trustor, including the Trust Estate, and pursuant to and upon all the warranties, representations, covenants and agreements on the part of Trustor contained herein and in the other Credit Documents to which it is a party and otherwise in writing by Trustor in connection herewith or therewith. Recourse for deficiency after sale hereunder may be had against the other property of Trustor, without, however, creating a present or other Lien or charge thereon.

6.16         Homestead. Trustor hereby waives and renounces all homestead and exemption rights provided by the constitution and the laws of the United States and of any state, in and to the Trust Estate as against the collection of the Secured Obligations, or any part hereof.

6.17         Context. In this Deed of Trust, whenever the context so requires, the neuter includes the masculine and feminine, and the singular includes the plural, and vice versa.

6.18         Obligations Absolute. The Secured Obligations of Trustor shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Trustor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Deed of Trust or any other Credit Document; or (c) any amendment to or modification of any Credit Document, any instrument or agreement evidencing the Secured Obligations, or any security for any of the Secured Obligations; whether or not Trustor shall have notice or knowledge of any of the foregoing.

6.19         Time. Time is of the essence of each and every term, covenant and condition hereof. Unless otherwise specified herein, any reference to “days” in this Deed of Trust shall be deemed to mean “calendar days.”

6.20         Interpretation. As used in this Deed of Trust unless the context clearly requires otherwise: The terms “herein” or “hereunder” and similar terms without reference to a particular section shall refer to the entire Deed of Trust and not just to the section in which such terms appear; the term “Lien” shall also mean a security interest, and the term “security interest” shall also mean a Lien.

Exhibit I - 35

6.21         Compliance with Gaming/Racing Laws and Liquor Laws. Notwithstanding anything to the contrary in this Deed of Trust and any other Credit Document, this Deed of Trust is subject to all applicable Gaming/Racing Laws and the Liquor Laws. Without limiting the foregoing, Beneficiary acknowledges that rights, remedies and powers in or under this Deed of Trust, including with respect to the entry into and ownership and operation of the Gaming/Racing Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming/Racing Laws and the Liquor Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming/Racing Authorities and the Liquor Authorities. Notwithstanding anything to the contrary in this Deed of Trust or any other Credit Document, Beneficiary agrees to cooperate with each Gaming/Racing Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11 of the Credit Agreement) in connection with the administration of their regulatory jurisdiction over Trustor, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming/Racing Authorities and/or Liquor Authorities relating to Beneficiary or Trustor or this Deed of Trust or the other Credit Documents to which Trustor is a party. Notwithstanding any other provision of this Deed of Trust, Trustor expressly authorizes Beneficiary to cooperate with the applicable Gaming/Racing Authorities as described above. Trustor consents to any disclosure requested by any Gaming/Racing Authority by each Beneficiary or Lender and releases such parties from any liability for any such disclosure.

6.22         Non-Disturbance Agreement. Beneficiary shall enter into, and, if required by applicable Law to provide constructive notice or requested by a tenant, record in the county where the subject property is located, a subordination, attornment and non-disturbance agreement in a form reasonably acceptable to the Beneficiary with respect to any Space Lease. All reasonable out-of-pocket costs and expenses incurred by Beneficiary in connection with the negotiation, preparation, execution and delivery of any such subordination, attornment and non-disturbance agreement, including, without limitation, reasonable attorneys' fees and disbursements, shall be paid by Trustor (in advance, if requested by Beneficiary).

6.23         Limitation on Interest. It is the intent of Trustor and Beneficiary in the execution of this Deed of Trust and all other instruments evidencing or securing the Secured Obligations to contract in strict compliance with applicable usury laws. In furtherance thereof, Beneficiary and Trustor stipulate and agree that none of the terms and provisions contained in this Deed of Trust shall ever be construed to create a contract for the use, forbearance or retention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by relevant law. If this Deed of Trust or any other instrument evidencing or securing the Secured Obligations violates any applicable usury law, then the interest rate payable in respect of the Notes or the Default Rate, as applicable, shall be the highest rate permissible by law.

Exhibit I - 36

6.24         Incorporation by Reference. The agreements and waivers of the Trustor under the Guarantee shall apply to the Trustor’s obligations under this Deed of Trust, mutatis mutandis, and such provisions are incorporated herein by reference.

6.25         [Leasehold Deed of Trust Provisions. Trustor hereby represents, covenants and agrees that:

(a)          This Deed of Trust is lawfully executed and delivered in conformity with the Ground Lease and any and all consents required therefor under the Ground Lease or otherwise have been timely received and are effective.

(b)          Upon the occurrence and during the continuance of an Event of Default, Trustor does hereby irrevocably appoint and constitute Beneficiary as its true and lawful attorney in fact, which appointment is irrevocable and coupled with an interest, in its name, place and stead, to take any and all actions deemed necessary or desirable by Beneficiary to perform and comply with all of the obligations of Trustor under the Ground Lease, to do and take, but without any obligation so to do, any action which Beneficiary deems necessary or desirable to prevent or cure any default by Trustor under the Ground Lease, to enter into and upon the Trust Estate or any part thereof to such extent and as often as the Beneficiary, in its reasonable discretion, deems necessary or desirable in order to prevent or cure any default of Trustor pursuant to the Ground Lease, to the end that the rights of Trustor in and to the Leasehold created by the Ground Lease shall be kept unimpaired and free from default, and, subject to Section 6.14, all sums so expended by Beneficiary, with interest thereon at the Default Rate from the date of each such expenditure, shall be paid by Trustor to Beneficiary promptly upon demand by Beneficiary and shall be added to the Secured Obligations and Beneficiary shall have, in addition to any other remedy of Beneficiary, the same rights and remedies in the event of non-payment of any such sum by Trustor as in the case of a default by Trustor in the payment of any sums due under the Credit Agreement. Trustor shall, within five (5) days after written request by Beneficiary, execute and deliver to the Beneficiary, or to any person designated by the Beneficiary, such further instruments, agreements, powers, assignments, conveyances or the like as may be necessary to complete or perfect the interest, rights or powers of Beneficiary pursuant hereto.

(c)          Trustor will promptly (i) notify Beneficiary in writing of the receipt by it of any notice of default or other material notice from Landlord; (ii) notify Beneficiary in writing of the receipt by it of any notice under the Ground Lease of the termination of the Ground Lease; (iii) cause a copy of each such notice received by Trustor from Landlord to be delivered to Beneficiary; and (iv) cause a copy of any notice of election or the exercise of any rights of option, purchase or renewal under the Ground Lease sent by Trustor to Landlord, to be delivered to Beneficiary.

(d)          Trustor will not, without the prior written consent of Beneficiary, (x) terminate or surrender or suffer or permit any termination or surrender of the Ground Lease, reject the Ground Lease nor modify the Ground Lease, in each case in a case pending under the Bankruptcy Code if the such termination, surrender, rejection or modification is materially adverse to the interests of the Secured Parties or (y) modify the “mortgagee protective provisions” of the Ground Lease if such modification is materially adverse to the interests of the Secured Parties.

Exhibit I - 37

(e)          Upon the occurrence and during the continuance of any Event of Default, all options, elections, consents and approval rights conferred upon Trustor as lessee under the Ground Lease, together with the right of termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease, all of which have been assigned for collateral purposes to Beneficiary, shall by notice to the Borrower vest exclusively in and be exercisable solely by Beneficiary.

(f)          So long as this Deed of Trust is in effect, there shall be no merger of the Ground Lease or any interest therein, or of the leasehold estate created thereby, with the fee estate in the Land or any portion thereof by reason of the fact that the Ground Lease or such interest therein may be held directly or indirectly by or for the account of any person who shall hold Landlord’s fee estate in the Land or any portion thereof or any interest of Landlord. In case Trustor acquires fee title to the Land, this Deed of Trust shall attach to and cover and be a Lien upon the fee title acquired, and such fee title shall, without further assignment, mortgage or conveyance, become and be subject to the Lien of and covered by this Deed of Trust, and the Lien of this Deed of Trust shall be prior to the Lien of any mortgage placed on the acquired fee estate after the date of this Deed of Trust. No such merger shall be effective until Trustor notifies Beneficiary of any such acquisition and, on written request by Beneficiary, causes to be executed and recorded all such other and further assurances or other instruments in writing as may in the reasonable opinion of Beneficiary be necessary or appropriate to effect the intent and meaning hereof and shall deliver to Beneficiary an endorsement to Beneficiary’s loan title insurance policy insuring that such fee title or other estate is subject to the Lien of this Deed of Trust.

(g)          If Trustor becomes a debtor under the Bankruptcy Code, unless otherwise requested by the Secured Parties, Trustor shall assume the Ground Lease and assign it to Beneficiary, and Trustor further agrees that it shall not object to any request by Beneficiary that the Ground Lease not be rejected, or that Beneficiary be authorized to assume Trustor’s rights under the Ground Lease.

(h)          The Lien of this Deed of Trust shall attach to all of Trustor’s rights and remedies at any time arising under or pursuant to Section 365(h) of the Bankruptcy Code, including all of Trustor’s rights to remain in possession of the Land. Trustor shall not, without Beneficiary’s prior written consent, elect to treat the Ground Lease as terminated under Section 365(h)(1)(A)(i) of the Bankruptcy Code. Any such election made without Beneficiary’s consent shall be void.

Exhibit I - 38

(i)          Trustor hereby collaterally assigns, transfers and sets over to Beneficiary all of Trustor’s claims and rights to the payment of damages arising from any rejection of the Ground Lease by Landlord or any other fee owner of any leasehold parcel or any portion thereof under the Bankruptcy Code. Beneficiary shall have the right, if an Event of Default shall have occurred and be continuing or if Trustor fails to do so at least five (5) Business Days prior to the last day on which Trustor has the right to do so, to proceed in its own name or in the name of Trustor in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease by Landlord or any other party, including the right to file and prosecute under the Bankruptcy Code, without joining or the joinder of Trustor, any proofs of claim, complaints, motions, applications, notices and other documents. Any amounts received by Beneficiary as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied first to all costs and expenses of Beneficiary (including, without limitation, reasonable attorneys’ fees) incurred in connection with the exercise of any of its rights or remedies under this paragraph, in all cases subject to Section 6.14, and thereafter in accordance with Section 4.12 of this Deed of Trust. Trustor acknowledges that the assignment of all claims and rights to the payment of damages from the rejection of the Ground Lease made under this Deed of Trust constitutes a present irreversible and unconditional assignment and Trustor shall, at the request of Beneficiary, promptly deliver, in form and substance satisfactory to Beneficiary, a UCC Financing Statement in connection with such assignment, and Trustor authorizes Beneficiary to file such UCC Financing Statement and any amendments or modifications thereto. Trustor shall, at the request of Beneficiary, make, execute, acknowledge, and deliver, in form and substance satisfactory to Beneficiary, all such additional instruments, agreements and other documents, as may at any time hereafter be required by Beneficiary to carry out such assignment.

(j)          If pursuant to Section 365(h)(1)(B) of the Bankruptcy Code, Trustor shall seek to offset against the rent reserved in the Ground Lease the amount of any damages caused by the nonperformance by Landlord or any other party of any of their respective obligations under such Ground Lease after the rejection by Landlord or such other party of such Ground Lease under the Bankruptcy Code, then Trustor shall, prior to effecting such offset, notify Beneficiary of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor. In such event, Beneficiary shall have the right to object to all or any part of such offset that, in the judgment of Beneficiary, would constitute a breach of such Ground Lease, and in the event of such objection, Trustor shall not effect any offset of the amounts found objectionable by Beneficiary. Neither Beneficiary’s failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Beneficiary.

(k)          Trustor shall, after obtaining knowledge thereof, promptly notify Beneficiary of any filing by or against Landlord or any other party with an interest in the Land of a petition under the Bankruptcy Code. Trustor shall promptly deliver to Beneficiary, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Trustor in connection with any such petition and any proceedings relating thereto.

Exhibit I - 39

(l)          If there shall be filed by or against Trustor a petition under the Bankruptcy Code and Trustor, as lessee under the Ground Lease, shall determine to reject the Ground Lease pursuant to Section 365(a) of the Bankruptcy Code, then Trustor shall give Beneficiary reasonable prior notice of the date on which Trustor shall file any motion to reject the Ground Lease. Beneficiary shall have the right, but not the obligation, to serve upon Trustor at any time prior to the date on which Trustor shall so apply to the bankruptcy court a notice stating that Beneficiary demands that Trustor assume and assign the Ground Lease to Beneficiary pursuant to Section 365 of the Bankruptcy Code. If Beneficiary shall serve upon Trustor the notice described in the preceding sentence, to the extent permitted by law Trustor shall not seek to reject the Ground Lease and shall comply with the demand provided for in the preceding sentence. In addition, effective upon the entry of an order for relief with respect to Trustor under the Bankruptcy Code, Trustor hereby assigns and transfers to Beneficiary a non-exclusive right to apply to the bankruptcy court under Section 365(d)(4) of the Bankruptcy Code for an order extending the period during which the Ground Lease may be rejected or assumed; and shall (A) promptly notify Beneficiary of any default by Trustor in the performance or observance of any of the terms, covenants or conditions on the part of Trustor to be performed or observed under the Ground Lease and of the giving of any written notice by Landlord thereunder to Trustor of any such default, and (B) promptly cause a copy of each written notice given to Trustor by Landlord to be delivered to Beneficiary. Beneficiary may rely on any notice received by it from Landlord of any default by Trustor under the Ground Lease and upon the occurrence and during the continuance of an Event of Default may take such action as may be permitted by law to cure such default even though the existence of such default or the nature thereof shall be questioned or denied by Trustor or by any Person on its behalf.

(m)          Upon the occurrence and during the continuance of an Event of Default, Beneficiary shall have the right upon notice to Trustor to participate in the adjustment and settlement of any insurance proceeds and in the determination of any condemnation award under the Ground Lease to the extent and in the manner provided in the Ground Lease.

(n)          The provisions hereof shall be deemed to be obligations of Trustor in addition to Trustor’s obligations as lessee with respect to similar matters contained in the Ground Lease; provided, however, the inclusion herein of any covenants and agreements relating to similar matters as to which Trustor is obligated under the Ground Lease shall not restrict or limit Trustor’s duties and obligations to keep and perform promptly all of its covenants, agreements and obligations as lessee under the Ground Lease, and nothing in this Deed of Trust shall be construed as requiring Trustor or Beneficiary to take or omit to take any action which would cause a default under the Ground Lease.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit I - 40

IN WITNESS WHEREOF, Trustor has executed this Deed of Trust as of the day and year first above written.

TRUSTOR:

[_____________],
a [_____________]

By:
Name:
Title:

STATE OF [ • ]

COUNTY OF __________

This instrument was acknowledged before me on ___________, ____ by ____________________, as _____________________ of [_____________], a [_____________].

(Seal, if any)	[Signature of Notarial Officer]

Exhibit I - 41

SCHEDULE A

DESCRIPTION OF LAND

To come.

Exhibit I - 42

EXHIBIT J

FORM OF
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION AGREEMENT

This Affiliated Lender Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Affiliated Lender Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the][each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches of Term Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:	[ ]

2.	Assignee:	[ ]

3.	Affiliate Status:	[ ]][1]

[1]	If the form is used for a single Assignor and Assignee, items 1, 2 and 3 should list the Assignor, the Assignee and the Affiliate Status of the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit J - 1

[1][4].	Credit Agreement: Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.

[2.]	Assigned Interest:[2]

Assignor	Assignee	Tranche Assigned[3]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned	Aggregate Amount of the Affiliated Lender Cap[4]
[Name of Assignor]	[Name of Assignee]	[Insert Relevant Tranche]	__________	__________	__________
[Name of Assignor]	[Name of Assignee]	[Insert Relevant Tranche]	__________	__________	__________

[5.]	Assigned Interest:[5]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned	Aggregate Amount of the Affiliated Lender Cap[6]
[Insert Relevant Tranche]	$______________	$______________	$______________
[Insert Relevant Tranche]	$______________	$______________	$______________

Effective Date: [                          ], 20[     ].

[2]	Insert this chart if this Form of Affiliated Lender Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[3]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

[4]	After giving effect to Assignees’ purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (determined after giving effect to any substantially simultaneous cancellations thereof) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio.

[5]	Insert this chart if this Form of Affiliated Lender Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

[6]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed the Affiliated Lender Cap; provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio.

Exhibit J - 2

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

[Signature Pages Follow]

Exhibit J - 3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR][7]

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE][8]

By:
Name:
Title:

[7]	Add additional signature blocks, as needed, if this Form of Affiliated Lender Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

[8]	Add additional signature blocks, as needed, if this Form of Affiliated Lender Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit J - 4

Accepted:

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to and Accepted:

TWIN RIVER WORLDWIDE HOLDINGS, INC.,
as Borrower

By:
Name:
Title:] [9]

[9]	Insert only if consent of Borrower is required under the terms of the Credit Agreement.

Exhibit J - 5

ANNEX I

TWIN RIVER WORLDWIDE HOLDINGS, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR AFFILIATED LENDER ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.          Representations and Warranties.

1.1.          Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any Guarantor, any of their respective Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any Guarantor, any of their respective Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document; and (c) acknowledges that (i) Assignee currently may have, and later may come into possession of, information regarding [the][its] Assigned Interest or the Credit Parties or their respective Subsidiaries or Affiliates that is not known to Assignor and that may be material to a decision to enter into this Assignment (“Assignee Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignee Excluded Information, (iii) the Assignee shall have no liability to it, and Assignor hereby, to the extent permitted by law, waives and releases any claims it may have against Assignee under applicable laws or otherwise, with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties set forth below in Section 1.2 of these Standard Terms and Conditions and (iv) the Assignee Excluded Information may not be available to Administrative Agent or the other Lenders.

Exhibit J - 6

1.2.          Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) and satisfies all requirements to be an assignee of the Assigned Interest under the Credit Agreement, (iii) it [is] [is not] [a Lender or an Affiliate or Approved Fund of a Lender]10 (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision, (vii) it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (viii) it is not subject to a Disqualification and [(ix) it was not a Disqualified Lender as of the Trade Date applicable to this Assignment]11; (b) agrees that it will, independently and without reliance upon Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon such Agents, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (e) acknowledges that (i) Assignor currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties or their respective Subsidiaries or affiliates that is not known to Assignee and that may be material to a decision to enter into this Assignment (“Assignor Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignor Excluded Information and (iii) Assignor shall have no liability to it, and Assignee hereby, to the extent permitted by law, waives and releases any claims it may have against such Assignor under applicable laws or otherwise, with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Assignor as set forth in Section 1.1 of these Standard Terms and Conditions.

1.3.          [The] [Each] Assignee acknowledges that it has not violated any provisions contained in Section 13.05(e) of the Credit Agreement and understands the restrictions relating to assignments to Affiliated Lenders contained therein. [The] [Each] Assignee further waives any right to bring any action in connection with the Assigned Interest against Administrative Agent, in its capacity as such.

1.4.          [The] [Each] Assignee agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against Borrower or any other Credit Party at a time when [the] [such] Assignee is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in Administrative Agent’s sole discretion, unless Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

[10]	If Assignee is not a Lender or an Affiliate or Approved Fund of a Lender, obtain consent of Borrower and Administrative Agent if required by the Credit Agreement.

[11]	Use for all assignments, unless Borrower is expressly consenting herein to such Disqualified Lender being the Assignee.

Exhibit J - 7

2.          Payment. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.          Effect of Assignment. Upon the delivery of a fully executed original hereof to Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.          General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment.

5.          THIS ASSIGNMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS ASSIGNMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

*       *       *

Exhibit J - 8

EXHIBIT K

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the][each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:	[______________________]

2.	Assignee:	[_____________________]][1]

[1]	If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit K - 1

[1][3].	Credit Agreement:	Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto.
[2.]	Assigned Interest:[2]

Assignor	Assignee	Tranche Assigned[3]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned

[Name of Assignor]	[Name of Assignee]	[Insert Relevant Tranche]	__________	__________
[Name of Assignor]	[Name of Assignee]	[Insert Relevant Tranche]	__________	__________

[4.]	Assigned Interest:[4]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned

[Insert Relevant Tranche]	$______________	$______________
[Insert Relevant Tranche]	$______________	$______________

Effective Date: [____________________], 20[____].

[2]	Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[3]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

[4]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit K - 2

Assignor[s] Information		Assignee[s] Information

Payment Instructions:	_______________	Payment Instructions:	_________________

	_______________		_________________

	_______________		_________________

	_______________		_________________

	Reference:_______		Reference:_________

Notice Instructions:	_______________	Notice Instructions:	_________________

	_______________		_________________

	_______________		_________________

	_______________		_________________

	Reference:______		Reference:________

[Signature Pages Follow]

Exhibit K - 3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR][5]

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE][6]

By:
Name:
Title:

[5]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

[6]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit K - 4

[Consented to and][7] Accepted:

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to and Accepted:

CITIZENS BANK, N.A.,
as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

CITIZENS BANK, N.A.,
as an L/C Lender

By:
Name:
Title:

By:
Name:
Title:

[7]	Insert only if required under Section 13.05(b) of the Credit Agreement.

Exhibit K - 5

[ • ],
as an L/C Lender

By:
Name:
Title:][8]

[Consented to and Accepted:

TWIN RIVER WORLDWIDE HOLDINGS, INC.,
as Borrower

By:
Name:
Title:][9]

[8]	Insert only if required under Section 13.05(b) of the Credit Agreement.

[9]	Insert only if required under Section 13.05(b) of the Credit Agreement.

Exhibit K - 6

ANNEX I

TWIN RIVER WORLDWIDE HOLDINGS, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.          Representations and Warranties.

1.1.       Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (iv) it is [not] a Defaulting Lender and (v) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any Guarantor, any of their respective Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any Guarantor, any of their respective Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document.

Exhibit K - 7

1.2.       Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) and satisfies all requirements to be an assignee of the Assigned Interest under the Credit Agreement, (iii) it [is] [is not] [a Revolving Lender or a lending Affiliate thereof that is engaged in providing revolving loan financing in the ordinary course of business]10 [a Lender or an Affiliate or Approved Fund of a Lender],11 (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision, (vii) it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (viii) it is not subject to a Disqualification and [(ix) it was not a Disqualified Lender as of the Trade Date applicable to this Assignment]12; (b) agrees that it will, independently and without reliance upon Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon such Agents, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.          Payment. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.          Effect of Assignment. Upon the delivery of a fully executed original hereof to Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.          General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment.

5.          THIS ASSIGNMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS ASSIGNMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

*       *       *

[10]	Use for assignments of Revolving Commitments. If Assignee is not a Revolving Lender or a lending Affiliate thereof that is engaged in providing revolving loan financing in the ordinary course of business, obtain consents of Borrower, Administrative Agent, Swingline Lender and L/C Lenders if required by the Credit Agreement.

[11]	Use for assignments of Term B Facility Loans. If Assignee is not a Lender or an Affiliate or Approved Fund of a Lender, obtain consent of Borrower and Administrative Agent if required by the Credit Agreement.

[12]	Use for all assignments, unless Borrower is expressly consenting herein to such Disqualified Lender being the Assignee.

Exhibit K - 8

EXHIBIT L

FORM OF LETTER OF CREDIT REQUEST

Citizens Bank, N.A.,	Date: [ ]

as Administrative Agent

28 State Street

Boston MA 02109

Attention: [ • ]

[   ] 1,

as L/C Lender

[   ]

[   ]

Attention: [   ]

Ladies and Gentlemen:

The undersigned, Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Credit Agreement.

The undersigned hereby requests that [   ]2, as L/C Lender, issue a standby Letter of Credit at the request of Borrower for the account of [   ]3 on [   ]4 (the “Date of Issuance”) in the aggregate Stated Amount of [   ]5. The requested Letter of Credit shall be denominated in Dollars.

The beneficiary of the requested Letter of Credit will be [   ]6 and the Letter of Credit will have a stated expiration date of [   ]7. The Letter of Credit will support [   ]8.

[1]	Insert name of L/C Lender.
[2]	Insert name of L/C Lender.
[3]	Insert name of Borrower or its Subsidiary on behalf of which the Letter of Credit is being issued.
[4]	Insert proposed issuance date (date must not be beyond the fifth Business Day prior to the latest R/C Maturity Date in effect).
[5]	Insert Stated Amount of Letter of Credit.
[6]	Insert name and address of beneficiary.
[7]	Insert the last date upon which drafts may be presented, which may not be later than the dates referred to in Section 2.03(a)(v) of the Credit Agreement.

[8]	Insert brief description of obligations to be supported by the Letter of Credit.

Exhibit L - 1

The undersigned hereby certifies on behalf of Borrower and not in his individual capacity that both immediately before and immediately after giving effect to the issuance of the requested Letter of Credit:

(a)       each of the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement and by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the Date of Issuance with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the applicable date);

(b)       no Default or Event of Default has occurred and is continuing;

(c)       the sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans, plus the aggregate outstanding L/C Liabilities does not exceed the Total Revolving Commitments then in effect; and

(d)       the aggregate amount of all L/C Liabilities does not exceed the L/C Sublimit [and the Stated Amount of all Letters of Credit issued by _____________ 9 plus the aggregate amount of all L/C Disbursements of such L/C Lender that have not yet been reimbursed in respect of all Letters of Credit issued by such L/C Lender exceed such L/C Lender’s L/C Commitment]10.

Copies of documentation describing the proposed terms (including automatic extension terms, if such terms are requested by Borrower), conditions and format of the requested Letter of Credit [and the L/C Lender’s standard form of application (provided that in the event that any provisions of such form of application is inconsistent with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control)]11 are attached hereto.

[Signature Page Follows]

[9]	Insert name of L/C Lender.
[10]	Remove if the applicable L/C Lender waives this certification.
[11]	Include if requested by the L/C Lender as provided in Section 2.03(b) of the Credit Agreement.

Exhibit L - 2

TWIN RIVER WORLDWIDE HOLDINGS, INC.,
as Borrower

By:
Name:
Title:

Exhibit L - 3

EXHIBIT M

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [ • ], made by [ • ] ([the][each an] “Additional Credit Party”), in favor of Citizens Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the several banks and other financial institutions (“Lenders”) from time to time party to the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein have the same meanings given to them in the Credit Agreement), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Administrative Agent, Citizens Bank, N.A., as Collateral Agent, and the other parties party thereto.

WITNESSETH:

WHEREAS, the parties to this Joinder Agreement wish to add [the][each] Additional Credit Party as a Credit Party under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises herein contained, the parties hereto hereby agree as follows:

1.          [The][Each] undersigned Additional Credit Party hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and acknowledges and agrees to:

(a)          join the Credit Agreement as a “Guarantor,” as indicated with its signature below;

(b)          be bound by all covenants, agreements and acknowledgments attributable to a Guarantor in the Credit Agreement; and

(c)          perform all obligations and duties required of it by the Credit Agreement as a Guarantor.

2.          Without limiting the foregoing, [the][each] Additional Credit Party, jointly and severally with Borrower and each other Guarantor [(including each other Additional Credit Party)], hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns, as provided in the Guarantee, prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the Guaranteed Obligations strictly in accordance with the terms thereof.

3.          [The][Each] Additional Credit Party hereby represents and warrants that the representations and warranties required to be made by it contained in Article VIII of the Credit Agreement and in each of the other Credit Documents to which [the][such] Additional Credit Party is a party, by virtue of this Joinder Agreement or otherwise, are true and correct in all material respects on the date hereof as if made on and as of the date hereof (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date is true and correct in all material respects only as of such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the applicable date).

Exhibit M - 1

4.          The address and jurisdiction of [organization] [incorporation] of [the][each] Additional Credit Party is set forth below its name on the signature pages hereto.

5.          This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

6.          THIS JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS JOINDER AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

[Signature Pages Follow]

Exhibit M - 2

IN WITNESS WHEREOF, [each of] the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

Dated: [ • ]

[ • ],
as Guarantor

By:
Name:
Title:

Address: [ • ]

Jurisdiction of [Organization] [Incorporation]:

Exhibit M - 3

ACKNOWLEDGED AND AGREED TO:

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit M - 4

EXHIBIT N

PERFECTION CERTIFICATE

[ • ], 2019

Reference is made to that certain Credit Agreement, dated as of May 10, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc. (“Borrower”), each of the Subsidiaries of Borrower party thereto from time to time, each of the lenders party thereto from time to time and Citizens Bank, N.A. as administrative agent (in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned to them in the each of the Credit Agreement.

As used in this Perfection Certificate, “Company” shall mean each of the following: Borrower and each Restricted Subsidiary of Borrower that is a Credit Party or is otherwise required as of the date hereof to become a Credit Party pursuant to the terms of the Credit Agreement (after giving effect to the Transactions). Unless the context clearly requires otherwise, any reference in this Perfection Certificate to a Schedule is to a Schedule to this Perfection Certificate and constituting a part of this Perfection Certificate.

The undersigned, a Responsible Officer of Borrower, solely in such capacity and not in an individual capacity, hereby certifies, represents and warrants to Collateral Agent and each other Secured Party on behalf of Borrower and each other Company as follows, in each case as of the date hereof, after giving effect to the Transactions:

1.	Names.

(a)	Schedule 1(a) sets forth (i) the exact legal name of each Company as such name appears in its Organizational Document, (ii) the type of organization of each Company, (iii) the jurisdiction of organization of each Company and (iv) the organizational identification number, if any, issued with respect to each Company.

(b)	Schedule 1(b) sets forth a list of all other names (including, without limitation, other corporate or organizational names or trade names or similar appellations) used by each Company (including the name of the Borrower used on any of the Borrower’s filings with the Internal Revenue Service), or any other business or organization to which each Company became the successor by merger (other than any merger with a Person that was a Credit Party prior to the consummation of such merger), consolidation (other than any consolidation with a Person that was a Credit Party prior to the consummation of such consolidation), acquisition (other than (i) any acquisition from another Credit Party and (ii) any acquisition involving amounts that are not material to the Companies taken as a whole), change in form, structure or jurisdiction of organization, in each case, now or at any time during the past five years.

(c)	Except as set forth in Schedule 1(b), no Company has changed its identity, organizational (i.e., corporate, partnership, or limited liability company) structure or jurisdiction of organization in any way during the past five years, including mergers (other than any merger with a Person that was a Credit Party prior to the consummation of such merger), consolidations (other than any consolidation with a Person that was a Credit Party prior to the consummation of such consolidation) and acquisitions (other than (i) any acquisition from another Credit Party and (ii) any acquisition involving amounts that are not material to the Companies taken as a whole), as well as any change in the form or nature of organization. If any such change has occurred, include in Schedule 1(b) a brief statement of such change and the name of each acquiree or constituent party to such merger, consolidation or acquisition at the time of consummation of such merger, consolidation or acquisition.

2.	Current Locations.

Schedule 2 sets forth the following:

(a)	the chief executive office (and, if different, the mailing address) of each Company;

(b)	all locations where each Company maintains any material books, records or documents relating to any of the Collateral; and

(c)	all the other material places of business of each Company (including, in any event, each Gaming/Racing Facility of each Company).

3.	Prior Locations.

(a)	Schedule 3(a) sets forth all the information required by Section 2(a) (other than mailing address), 2(b) or 2(c) above with respect to each location or place of business previously maintained by each Company at any time during the past five years not previously identified in Section 2(a), 2(b) and 2(c) with respect to such Company.

(b)	Schedule 3(b) sets forth all the information required by Section 2(b) or 2(c) above with respect to each other location at which, or other Person with which, any of the Collateral consisting of inventory or equipment with a value in excess of $10.0 million has been previously held at any time during the past five years.

4.	Stock Ownership and Other Equity Interests.

Schedule 4 sets forth a true and correct list of the following:

(a)	all the issued and outstanding Equity Interests owned by each Company in any Person (other than directors’ qualifying shares) (collectively, the “Owned Equity Interests”);

(b)	the name of each issuer of such Equity Interests;

(c)	the type of each such Owned Equity Interests (e.g., corporation, partnership (general, limited or limited liability), limited liability company or other entity);

(d)	the number of each certificate(s), if any, representing or evidencing each such Owned Equity Interests;

(e)	the par values (if any) of each such Owned Equity Interests;

(f)	the number and class (if any) of each such Owned Equity Interests; and

(g)	the total ownership percentage in such issuer such Owned Equity Interests represent.

5.	Real Property Locations.

Schedule 5(a) sets forth, with respect to each Material Real Property owned by each Company, (i) the exact name of the Person that owns such Material Real Property, (ii) in the case of each such Material Real Property that is a Mortgaged Real Property, if different from the name identified pursuant to clause (i) above, the exact name of the current owner of record of such Mortgaged Real Property reflected in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, (iii) in the case of each such Material Real Property that is a Mortgaged Real Property, the filing, registration or recording office in which a Mortgage with respect to such Mortgaged Real Property must be filed, registered or recorded in order for Collateral Agent to obtain a perfected security interest therein and (iv) the address (or, if there is not an address, a description of the location) of such Material Real Property.

Schedule 5(b) sets forth, with respect to each Material Real Property leased by each Company, (i) the exact name of the Person that is the lessee and the lessor under the lease for such Material Real Property, (ii) in the case of each such Material Real Property that is a Mortgaged Real Property, if a memorandum of said lease is of record in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, if different from the name identified pursuant to clause (i) above, the exact name of the current lessee of record of such Mortgaged Real Property reflected in the records of the filing, registration or recording office for such Mortgaged Real Property identified pursuant to the following clause, (iii) in the case of each such Material Real Property that is a Mortgaged Real Property, the filing, registration or recording office in which a Mortgage with respect to the lessee’s interest in such Mortgaged Real Property must be filed, registered or recorded in order for Collateral Agent to obtain a perfected security interest therein, and (iv) the address (or, if there is not an address, a description of the location) of such Material Real Property.

6.	Instruments, Chattel Paper, Etc.

Schedule 6 sets forth a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business), transferable records, Electronic Chattel Paper, Tangible Chattel Paper and Intercompany Notes held by each Company evidencing an amount in excess of $15.0 million individually. Capitalized terms used in this Section 6 shall have the meanings given to them in the Security Agreement.

7.	Commercial Tort Claims.

Schedule 7 sets forth a true and correct list of each Commercial Tort Claim (as defined in the Security Agreement) held by each Company the value of which, either individually or when taken together with any other related Commercial Tort Claims, exceeds $15.0 million.

8.	Intellectual Property.

(a)	Schedule 8(a) sets forth all of each Company’s issued and applied for Patents (as defined in the Security Agreement) (excluding licenses for commercially available software) and material Patent Licenses (as defined in the Security Agreement), including the name of the registered owner, the registration number and the issue date of such Patent owned by such Company.

(b)	Schedule 8(b) sets forth all of each Company’s registered and applied for Trademarks (as defined in the Security Agreement) and material Trademark Licenses (as defined in the Security Agreement) (excluding licenses for commercially available software), including the name of the registered owner, the registration number and the registration date of such Trademark owned by such Company.

(c)	Schedule 8(c) sets forth all of each Company’s registered Copyrights (as defined in the Security Agreement) and material Copyright Licenses as defined in the Security Agreement) (excluding licenses for commercially available software), including the name of the registered owner, the registration number and the registration date of such Copyright or Copyright License owned by such Company.

9.	Immaterial Subsidiaries.

Schedule 9 sets forth a true and complete list of all the Immaterial Subsidiaries as of the date hereof.

10.	Unrestricted Subsidiaries.

Schedule 10 sets forth a true and complete list of all the Unrestricted Subsidiaries as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed this Perfection Certificate as of the date first written above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

SCHEDULE 1(a)

Legal Names, Etc.

Company Legal Name	Type of Organization	Jurisdiction of Organization	Organization Number (if any)

SCHEDULE 1(b)

Other Organizational Names

Company	Other Names Used During Past Five Years	Action (by merger, consolidation, acquisition or change in form, nature or jurisdiction of organization)	Date of Action	Brief Statement of any Action

SCHEDULE 2

Locations of Offices and Collateral

(a) Chief Executive Office of Each Company

Entity Name	Address of Chief Executive Office	Mailing Address (if different than CEO)

(b) Locations of Each Company’s Books, Records or Documents Relating to Collateral

Entity Name	Address

(c) All Other Places of Business of Each Company

None.

SCHEDULE 3(a)

Previously Maintained Locations, Etc.

SCHEDULE 3(b)

Inventory and Equipment Previously Located

Schedule 4

Owned Equity Interests

Name of Issuer	Jurisdiction of Formation of Issuer	Type of Interest	Grantor (and total percentage of ownership)	Certificate Number	Number of Shares or Units	Class of Interest / Par Value

SCHEDULE 5(a)

Owned Material Real Property

Owner (including, for any Mortgaged Real Property, if different, the current owner of record)	Address of Real Property (or, if there is not an address, a description of the location)	Mortgage Filing, Registration or Recording Office

SCHEDULE 5(b)1

Leased Material Real Property

Address of Real Property (or, if there is no address, a description of the location)	Lessee	Lessor	Date of Lease	Lease Expiration Date	Recording, Filing or Registration Office

1 Company to confirm lessor and dates of lease for the Dover Downs, Inc. lease.

SCHEDULE 6

Instruments, Chattel Paper, Etc.

SCHEDULE 7

Commercial Tort Claims

SCHEDULE 8(a)

Patents and Patent Licenses

SCHEDULE 8(b)

Trademarks and Trademarks Licenses

Trademarks

Owner	Trademark	Registration Number	Date of Filing(s)

Domains

None.

Trademark Licenses

Owner	Licensee	Trademark	Registration Number	Date of Filing(s)

SCHEDULE 8(c)

Copyrights and Copyright Licenses

SCHEDULE 9

Immaterial Subsidiaries

SCHEDULE 10

Unrestricted Subsidiaries

EXHIBIT O

FORM OF AUCTION PROCEDURES

This outline (this “Outline”) is intended to summarize certain basic terms of the Auction Procedures pursuant to and in accordance with the terms and conditions of Section 13.05(d) of the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. This Outline is not intended to be a definitive list of all of the terms and conditions of an auction conducted pursuant to Section 13.05(d) of the Credit Agreement (an “Auction”) and all such terms and conditions shall be set forth in the applicable Auction Procedures set for such Auction (the “Offer Documents”). Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates may tender Return Bids (defined below) and be a participating Lender on the same terms and conditions set forth in this Outline and the applicable Offer Document, and such participation shall not be deemed a recommendation to any Lender to submit a Return Bid or to take part in this or any other offer. Capitalized terms used but not defined in this Outline shall have the meanings assigned to them in the Credit Agreement.

1.          Summary. Borrower or any of its Subsidiaries (such Person, “Purchaser”) may conduct one or more Auctions in order to purchase outstanding Term Loans in accordance with the terms of Section 13.05(d) of the Credit Agreement and this Outline, which Auctions shall be conducted pursuant to the procedures described herein and in the applicable Auction Procedures.

No Auction may be commenced if any other Auction has been previously commenced and not yet completed, terminated or expired. Two separate Auctions may not be commenced on the same day.

2.          Notice Procedures. In connection with each Auction, Borrower (on behalf of Purchaser) will notify the Auction Manager (for distribution to all Lenders) prior to 1:00 p.m. New York time on the date on which Purchaser proposes to commence such Auction of the Term Loans that will be the subject of the Auction pursuant to a notice in substantially the form of Annex A hereto (a “Purchase Notice”). Each Purchase Notice shall specify (i) the Tranche and maximum principal face amount of Term Loans Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 in the aggregate amount or an integral multiple of $500,000 in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which Purchaser would be willing to purchase such Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding five (5) Business Days upon notice by Borrower (on behalf of Purchaser) to the Auction Manager not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Auction shall be permitted. An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Return Bids having been received. In the event of a Failed Auction, Borrower shall not be permitted to deliver a new Purchase Notice (on behalf of itself or any of its Subsidiaries) prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.

Exhibit O - 1

3.          Reply Procedures. In connection with any Auction, each Lender holding Term Loans of the Tranche identified in the Purchase Notice wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation which shall be in substantially the form of Annex B hereto (the “Return Bid”) and which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) of Term Loans of such Tranche (the “Reply Price”) (which, for the avoidance of doubt, shall be the discount to par applicable to the outstanding principal amount of such Term Loans) within the Discount Range and (ii) the principal amount of Term Loans of such Tranche, in an amount not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Term Loans of such Tranche of the assigning Lender), that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”). Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, the Borrower Assignment Agreement in substantially the form of Annex C hereto. Purchaser will not have any obligation to purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price. Any Lender that does not submit a Return Bid will be deemed to have declined to participate in such Auction.

4.          Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with Purchaser, will calculate the lowest Reply Price (the “Applicable Threshold Price”), expressed as a price per $1,000 for Term Loans of such Tranche, within the Discount Range received in the Auction that will allow Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which Purchaser has received Return Bids within the Discount Range). No Return Bid (or, if applicable, any component bid thereof) will be accepted which specifies a Reply Price outside of the applicable Discount Range. Subject to Section 5 below, Purchaser shall purchase Term Loans from each Lender whose Return Bid contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amounts of Term Loans included in Return Bids received at a Reply Price that is equal to or lower than the Applicable Threshold Price will be purchased at the Applicable Threshold Price, subject to proration as described below.

5.          Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at or lower than the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at or lower than the Applicable Threshold Price would exceed the Auction Amount, then Purchaser shall purchase the Term Loans for which the Qualifying Bids submitted were at or lower than the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

6.          Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks or such other electronic workspace reasonably acceptable to Borrower (on behalf of Purchaser)) in accordance with the Auction Manager’s standard dissemination practices promptly after the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date onto each applicable Borrower Assignment Agreement received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Auction Manager will promptly return any Borrower Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

Exhibit O - 2

7.          Additional Procedures. Once initiated by a Purchase Notice, Purchaser (or if Borrower is not Purchaser, Borrower on behalf of Purchaser) may withdraw an Auction only in the event that, as of such time, no Return Bid has been received by the applicable Auction Manager. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by Purchaser required by the terms and conditions of Section 13.05(d) of the Credit Agreement are not met. The purchase price for the Term Loans purchased by Purchaser at an Auction shall be paid directly by Purchaser, in each case directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with Purchaser (which shall be no later than five (5) Business Days after the date Return Bids are due).

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with Purchaser, and their determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with Purchaser, will be final and binding.

This Exhibit O shall not require Borrower or any of its Subsidiaries to initiate any Auction.

Exhibit O - 3

ANNEX A TO EXHIBIT O

FORM OF PURCHASE NOTICE

Date: [   ]

To:	Auction Manager under the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

Borrower hereby gives notice to the Lenders that it (or a Subsidiary thereof; Borrower or such Subsidiary, “Purchaser”) desires to conduct the following auction of Term Loans pursuant to Section 13.05(d) of the Credit Agreement (the “Auction”):

Auction Amount: $[                  ] of [     ]1 Term [B] [Facility] Loans (“Applicable Tranche Term Loans”)

Discount Range: Purchase price of not less than $[        ] nor greater than $[       ] per $1,000 principal amount of Applicable Tranche Term Loans. Such purchase price is for the principal of the outstanding Applicable Tranche Term Loans and excludes accrued but unpaid interest with respect thereto prior to the applicable settlement date. Interest on such Applicable Tranche Term Loans accrued but unpaid through the applicable settlement date shall be paid to the Lender that has assigned such Applicable Tranche Term Loans to Purchaser on the next interest payment date.

Borrower acknowledges that this Purchase Notice may not be withdrawn other than in accordance with the Auction Procedures. The Auction shall be consummated in accordance with the Auction Procedures with each return bid due by [           ] p.m. (New York time) on [                      ].

Very truly yours,

TWIN RIVER WORLDWIDE HOLDINGS, INC.,
as Borrower

By:
Name:
Title:

1 Specify applicable Tranche.

Exhibit O - 4

ANNEX B TO EXHIBIT O

FORM OF RETURN BID

Date: [   ]

To:	The Auction Manager under the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and as Collateral Agent, and the other parties party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement or, if not defined therein, as defined in the Purchase Notice to which this Return Bid relates.

Ladies and Gentlemen:

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid:1

	Reply Price (price per $1,000)	Reply Amount
Applicable Tranche Term Loans	US$__________	US$__________
Applicable Tranche Term Loans	US$__________	US$__________
Applicable Tranche Term Loans	US$__________	US$__________

The undersigned Lender acknowledges that interest on such Applicable Tranche Term Loans accrued but unpaid through the applicable settlement date shall be paid to the Lender that has assigned such Applicable Tranche Term Loans to Purchaser on the next interest payment date.

The purchase price of any Applicable Tranche Term Loans that are assigned pursuant to a Borrower Assignment Agreement is requested to be disbursed to the undersigned Lender’s account as follows:

Bank:	[ ]
Account Name:	[ ]
Acct#:	[ ]
ABA#:	[ ]

[1]	Lender may submit up to three component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Applicable Tranche Term Loans held by it.

Exhibit O - 5

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Borrower Assignment Agreement, to be held in escrow by the Auction Manager, obligates such Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable, and that this Return Bid is irrevocable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

Exhibit O - 6

ANNEX C TO EXHIBIT O

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Item 1 below (the “Assignor”) and the Assignee identified in Item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below) or, if not defined therein, as defined in the Purchase Notice to which this Assignment relates. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Applicable Tranche Term Loans (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ][1]

3.	Borrower:	TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation.

4.	Administrative Agent
	and Collateral Agent:	CITIZENS BANK, N.A.

5.	Credit Agreement:	Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Administrative Agent and Collateral Agent, and the other parties party thereto.

6.	Assignor’s Interest in respect of Applicable Tranche Term Loans under the Credit Agreement:

1        Insert applicable Purchaser.

Exhibit O - 7

Facility	Aggregate Principal Face Amount of Applicable Tranche Term Loans of Assignor
Applicable Tranche Term Loans	$[ ]

7.          Assigned Interest:

List below the Applicable Tranche Term Loans to be assigned by Assignor to Assignee subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Reply Price with respect to Applicable Tranche Term Loans being tendered to Assignee (price per $1,000 principal amount)[2]	Reply Amount (principal face amount of Applicable Tranche Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[3]	Applicable Threshold Price with respect to Applicable Tranche Term Loans Assigned (price per $1,000 principal amount)[4]	Pro-Rated Principal Face Amount of Applicable Tranche Term Loans Assigned[5]	Percentage Assigned of Applicable Tranche Term Loans[6]
$[ ]	$[ ]	$[ ]	$[ ]	[ ]%
$[ ]	$[ ]	$[ ]	$[ ]	[ ]%
$[ ]	$[ ]	$[ ]	$[ ]	[ ]%

Effective Date: [                  ], 20[   ] [TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	To be completed by Assignor.

[3]	To be completed by Assignor. The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Applicable Tranche Term Loans held by it.

[4]	To be completed by the Auction Manager.

[5]	To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.

[6]	To be completed by the Auction Manager to at least 9 decimals as a percentage of the Applicable Tranche Term Loans of all Lenders thereunder.

Exhibit O - 8

8.          Notice Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to (which shall not constitute notice):    with a copy to (which shall not constitute notice):

Attention:	Attention:
Telecopier:	Telecopier:

9.          The Assignor acknowledges and agrees that (i) tenders of the Applicable Tranche Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) validly tendered Applicable Tranche Term Loans will be deemed to have been accepted by the Assignee to the extent such Applicable Tranche Term Loans are part of a Qualifying Bid upon notification by the Auction Manager to the Assignor that such Applicable Tranche Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction Procedures); (iii) it does not have any withdrawal rights with respect to any tender of its Applicable Tranche Term Loans; and (iv) tenders of its Applicable Tranche Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Applicable Tranche Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Applicable Tranche Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature Page Follows]

Exhibit O - 9

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

[ ]
as Auction Manager

By:
Name:
Title:

Exhibit O - 10

 ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Effective Date will be, free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (other than by Assignor in this Assignment), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any other Credit Party, their respective Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any other Credit Party, their respective Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document, (c) confirms and agrees it has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents described in the Auction Procedures and (d) acknowledges that (i) Assignee currently may have, and later may come into possession of, information regarding the Applicable Tranche Term Loans or the Credit Parties or their respective Subsidiaries or Affiliates that is not known to the Assignor and that may be material to a decision to enter into this Assignment (“Assignee Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignee Excluded Information, (iii) the Assignee shall have no liability to it, and Assignor hereby, to the extent permitted by law, waives and releases any claims it may have against Assignee under applicable laws or otherwise, with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties set forth below in Section 1.2 of these Standard Terms and Conditions and (iv) the Assignee Excluded Information may not be available to Administrative Agent, the Auction Manager or the other Lenders. The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent, the Auction Manager or the Assignee to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.

Exhibit O - 11

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it will have transmitted same day funds to the Assignor on the Effective Date, (b) acknowledges that (i) Assignor currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties or their respective Subsidiaries or Affiliates that is not known to Assignee and that may be material to a decision to enter into this Assignment (“Assignor Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignor Excluded Information and (iii) Assignor shall have no liability to it, and Assignee hereby, to the extent permitted by law, waives and releases any claims it may have against such Assignor under applicable laws or otherwise, with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Assignor as set forth in Section 1.1 of these Standard Terms and Conditions, (c) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (d) agrees that, effective as of the Effective Date, all of the Term Loans assigned to the Assignee pursuant to this Assignment shall immediately and automatically be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Assignee) for all purposes under the Credit Agreement and all of the other Credit Documents and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender until such time as the Loans assigned to it hereunder are automatically cancelled on the Effective Date.

1.3	No Violation of Laws. Each of the Assignor and Assignee acknowledges that, as of the date hereof and in relation to this Assignment or the transactions contemplated herein, it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.          Payments. From and after the Effective Date, Administrative Agent shall make all payments of interest in respect of the Assigned Interest (excluding payments of principal) to the Assignor for amounts which have accrued but are unpaid to but excluding the Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Effective Date.

3.          General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and any claims, controversies, disputes, or causes of action (whether arising under contract law, tort law or otherwise) based upon or relating to this Assignment, shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the law of another jurisdiction.

Exhibit O - 12

EXHIBIT P

FORM OF OPEN MARKET ASSIGNMENT AND ASSUMPTION AGREEMENT

This Open Market Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Item 1 below (the “Assignor”) and the Assignee identified in Item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below). The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective Tranches of Term Loans identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	[___________________]

2.	Assignee:	[___________________][1]

3.	Borrower:	TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation.
4.	Administrative Agent

	and Collateral Agent:	CITIZENS BANK, N.A.

5.	Credit Agreement:	Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Administrative Agent and Collateral Agent, and the other parties party thereto.

6.	Assigned Interest:

Tranche of Term Loans Assigned	Aggregate Amount of Term Loans under Relevant Tranche for all Lenders		Amount of Term Loans under Relevant Tranche Assigned
_________________	$	[__________________]	$	[__________________]

Effective Date: [___________], 20[__]

[1]	Insert name of Borrower or applicable Subsidiary.

Exhibit P - 1

8.	Notice Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to (which shall not constitute notice):	with a copy to (which shall not constitute notice):

Attention:	Attention:
Telecopier:	Telecopier:

[Signature Page Follows]

Exhibit P - 2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CITIZENS BANK, N.A.
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit P - 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR OPEN MARKET ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the Effective Date will be, free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (other than by Assignor in this Assignment), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Borrower, any other Credit Party, any of their respective Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any other Credit Party, any of their respective Subsidiaries or affiliates or any other person of any of their respective obligations under any Credit Document and (c) acknowledges that (i) Assignee currently may have, and later may come into possession of, information regarding the Assigned Interest or the Credit Parties or their respective Subsidiaries or affiliates that is not known to Assignor and that may be material to a decision to enter into this Assignment (“Assignee Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignee Excluded Information, (iii) the Assignee shall have no liability to it, and Assignor hereby, to the extent permitted by law, waives and releases any claims it may have against Assignee under applicable laws or otherwise, with respect to the nondisclosure of the Assignee Excluded Information; provided that the Assignee Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties set forth below in Section 1.2 of these Standard Terms and Conditions and (iv) the Assignee Excluded Information may not be available to Administrative Agent or the other Lenders. The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent or the Assignee to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.

Exhibit P - 4

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it will have transmitted same day funds to the Assignor on the Effective Date, (b) acknowledges that (i) Assignor currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties or their respective Subsidiaries or affiliates that is not known to Assignee and that may be material to a decision to enter into this Assignment (“Assignor Excluded Information”), (ii) it has independently and without reliance on any other party made its own analysis and determined to enter into this Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Assignor Excluded Information and (iii) Assignor shall have no liability to it, and Assignee hereby, to the extent permitted by law, waives and releases any claims it may have against such Assignor under applicable laws or otherwise, with respect to the nondisclosure of the Assignor Excluded Information; provided that the Assignor Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of Assignor as set forth in Section 1.1 of these Standard Terms and Conditions, (c) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (d) agrees that, effective as of the Effective Date, all of the Term Loans assigned to the Assignee pursuant to this Assignment shall immediately and automatically be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Assignee) for all purposes under the Credit Agreement and all of the other Credit Documents and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender until such time as the Loans assigned to it hereunder are automatically cancelled on the Effective Date.

1.3	No Violation of Laws. Each of the Assignor and Assignee acknowledges that, as of the date hereof and in relation to this Assignment or the transactions contemplated herein, it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.           Payments. From and after the Effective Date, Administrative Agent shall make all payments of interest in respect of the Assigned Interest (excluding payments of principal) to the Assignor for amounts which have accrued but are unpaid to but excluding the Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Effective Date.

3.           General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and any claims, controversies, disputes, or causes of action (whether arising under contract law, tort law or otherwise) based upon or relating to this Assignment, shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the law of another jurisdiction.

Exhibit P - 5

EXHIBIT Q

FORM OF TERM LOAN EXTENSION AMENDMENT

This form is intended to summarize certain basic terms of a Term Loan Extension Amendment pursuant to and in accordance with the terms and conditions of Section 2.13 of the Credit Agreement. The following provisions may be modified or deleted and additional provisions added as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement.

TERM LOAN EXTENSION Amendment, dated as of _________________, 20[ ] (this “Agreement”), by and among the Lenders party hereto (each, an “Extending Lender” and, collectively, the “Extending Lenders”), TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (“Borrower”), and CITIZENS BANK, N.A., as Administrative Agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Administrative Agent, Citizens Bank, N.A., as Collateral Agent, and the other parties party thereto; capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may request that all or a portion of the Term Loans of any Tranche be modified to constitute another Tranche of Term Loans in order to extend the final maturity date thereof, in each case, by, among other things, entering into one or more Extension Amendments with Lenders of the applicable Term Loans.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Extending Lender hereby agrees to modify the Term Loans set forth on Schedule A annexed hereto into Extended Term Loans, on the terms and subject to the conditions set forth below:1

1.	Term Loans Extended. Upon the effectiveness hereof, the Term [ ][2] Facility Loans of each Extending Lender, in the aggregate principal amount specified on Schedule A hereto, shall be modified into Term [ ][3] Facility Loans (the “Extended Term Loans”). Except as set forth below or in the Credit Agreement, the Extended Term Loans shall have all of the same terms as the Term Loans from which they were modified.

[1]	Insert items as applicable, with respect to the Extended Term Loans, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

[2]	Insert Tranche of Term Loans being extended.

[3]	Insert Tranche of Extended Term Loans.

Exhibit Q - 1

2.	Maturity Date. The Extended Term Loans shall mature on _________________, 20[ ].

3.	Interest Rates. The Applicable Margin with respect to the Extended Term Loans shall be (A) [ ]% per annum, in the case of ABR Loans, and (B) [ ]% per annum, in the case of LIBOR Loans.[4]

4.	Amortization. The amortization schedule set forth in Section 3.01(b) of the Credit Agreement is hereby amended as set forth on Schedule B hereto, which amendment reflects (i) the amortization schedule (including the principal amounts payable pursuant thereto) of the Extended Term Loans and (ii) ratable adjustments to the existing amortization schedule (including the principal amounts payable pursuant thereto) of the Term Loans of the Existing Term Loan Tranche to reflect the amount of the Extended Term Loans (it being understood, for the avoidance of doubt, that such adjustments shall not reduce the amount of any previously scheduled amortization payment payable to any Lender with respect to Term Loans of the Existing Term Loan Tranche which are not extended pursuant hereto). In any event, the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche (determined without giving effect to the impact of prepayments on amortization of such Existing Term Loan Tranche).

[5.	Financial Covenants. The covenants set forth in Section 10.08 of the Credit Agreement are hereby modified as set forth on Schedule C hereto; provided that such modifications shall become effective only after the Final Maturity Date in effect immediately prior to giving effect to this Agreement and are acceptable to Borrower, Administrative Agent and the Lenders party hereto][5]

[6.	Other Fees. Borrower agrees to pay each Extending Lender a fee equal to [ ]% of the aggregate principal amount of such Lender’s Term Loans being extended hereby on [___________, 20[ ].][6]

7.	Credit Agreement. The Credit Agreement shall be deemed amended to reflect (x) the terms set forth in Sections 1 through [ 5 ] of this Agreement and (y) the additional amendments set forth on Schedule D hereto.[7] Except as set forth in this Agreement (including the Schedules hereto), the Extended Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[4]	Insert pricing grid if applicable.

[5]	Insert modifications to financial covenants, if any.

[6]	Insert fees to be paid to Extending Lenders, if any.

[7]	To include such amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of the Extended Term Loans).

Exhibit Q - 2

8.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Borrower hereby certify that:

(i)	Both before and after giving effect to this Agreement, each of the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement or by each Credit Party in each other Credit Document to which it is a party are true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) on and as of the date hereof with the same force and effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) as of such earlier date).

(ii)	Both before and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

9.	Borrower Covenants. By its execution of this Agreement and as a condition to the effectiveness hereof, Borrower hereby covenants that Borrower shall deliver or cause to be delivered the following documents: [___________], together with all other documents reasonably requested by Administrative Agent in connection with this Agreement.

10.	Recordation of the Extended Term Loans. Upon execution and delivery hereof, Administrative Agent will revise the Register to reflect the modification of those Term Loans modified hereby into Extended Term Loans as provided herein.

11.	Amendment, Modification and Waiver. Subject to future amendments and other modifications to the Credit Agreement made pursuant to the terms thereof, this Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

12.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.	GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

14.	Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

15.	Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

Exhibit Q - 3

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Term Loan Extension Amendment as of the date set forth above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit Q - 4

[NAME OF EXTENDING LENDER]

By:
Name:
Title:

Notice Address:	[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

Amount of Term [ ] Facility Loans
Held:	$[ ]

Amount of Term [ ] Facility Loans
Requested to be Extended:	$[ ]

Exhibit Q - 5

Consented to by:

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit Q - 6

SCHEDULE A
TO TERM LOAN Extension Amendment

Name of Extending Lender	Principal Amount Extended
[ ]	$[ ]
[ ]	$[ ]
[ ]	Total: $[ ]

Exhibit Q - 7

SCHEDULE B
TO TERM LOAN Extension Amendment

Amortization Schedule

Exhibit Q - 8

SCHEDULE C
TO TERM LOAN Extension Amendment

Financial Covenant Modifications

Exhibit Q - 9

SCHEDULE D
TO TERM LOAN Extension Amendment

Additional Amendments to Credit Agreement

Exhibit Q - 10

EXHIBIT R

FORM OF REVOLVING EXTENSION AMENDMENT

This form is intended to summarize certain basic terms of a Revolving Loan Extension Amendment pursuant to and in accordance with the terms and conditions of Section 2.13 of the Credit Agreement. The following provisions may be modified or deleted and additional provisions added as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement.

REVOLVING EXTENSION Amendment, dated as of _____________________, 20[   ] (this “Agreement”), by and among the Lenders party hereto (each, an “Extending Lender” and, collectively, the “Extending Lenders”), TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (“Borrower”), and CITIZENS BANK, N.A., as Administrative Agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Administrative Agent, Citizens Bank, N.A., as Collateral Agent, and the other parties party thereto; capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may request that all or a portion of the Revolving Commitments of any Tranche be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof, in each case, by, among other things, entering into one or more Extension Amendments with Lenders of the applicable Revolving Commitments.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Extending Lender hereby agrees to modify the Revolving Commitments and related Revolving Loans set forth on Schedule A annexed hereto into Extended Revolving Commitments and Extended Revolving Loans, respectively, in each case, on the terms and subject to the conditions set forth below:1

[1]	Insert items as applicable, with respect to the Extended Revolving Commitments, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

Exhibit R - 1

1.	Revolving Commitments and Revolving Loans Extended. Upon the effectiveness hereof, Tranche [ ][2] Revolving Commitments and Tranche [ ] Revolving Loans of each Extending Lender, in the amounts specified on Schedule A hereto, shall be modified into Tranche [ ][3] Revolving Commitments (the “Extended Revolving Commitments”) and Tranche [ ] Revolving Loans (the “Extended Revolving Loans”), respectively. Except as set forth below or in the Credit Agreement, the Extended Revolving Commitments and Extended Revolving Loans shall have all of the same terms as the Revolving Commitments and Revolving Loans, as applicable, from which they were modified.

2.	Termination Date/Maturity Date. The Extended Revolving Commitments and the Extended Revolving Loans shall terminate or mature, as applicable, on [ ], 2[ ].

3.	Interest Rates. The Applicable Margin with respect to the Extended Revolving Loans shall be (A) [ ]% per annum, in the case of ABR Loans, and (B) [ ]% per annum, in the case of LIBOR Loans.[4]

[4.	Financial Covenants. The covenants set forth in Section 10.08 of the Credit Agreement are hereby modified as set forth on Schedule B hereto; provided that such modifications shall become effective only after the latest R/C Maturity Date in effect immediately prior to giving effect to this Agreement and are acceptable to the Borrower, the Administrative Agent and the Lenders party hereto][5]

5.	Applicable Fee Percentage. The Applicable Fee Percentage with respect to the Extended Revolving Commitments shall be [ ]% per annum.[6]

[6.	Other Fees. Borrower agrees to pay each Extending Lender a fee equal to [ ]% of the aggregate amount of such Lender’s Revolving Commitments being extended hereby on [_______________, 20[ ].]

7.	Credit Agreement. The Credit Agreement shall be deemed amended to reflect (x) the terms set forth in Sections 1 through [ 5 ] of this Agreement and (y) the additional amendments set forth on Schedule C hereto[7]. Except as set forth in this Agreement (including the Schedules hereto), the Extended Revolving Commitments and Extended Revolving Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[2]	Insert Tranche of Revolving Commitments being extended.

[3]	Insert Tranche of Extended Revolving Commitments.

[4]	Insert pricing grid if applicable.

[5]	Insert modifications to financial covenants, if any.

[6]	Insert grid if applicable.

[7]	To include such amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of Section 2.13 of the Credit Agreement (including, without limitation, (A) amendments to Section 2.04(b)(ii) and Section 2.09(b)(i) of the Credit Agreement to permit reductions of Tranches of Revolving Commitments (and prepayments of the related Revolving Loans) with an R/C Maturity Date prior to the R/C Maturity Date applicable to the Extended Revolving Commitments without a concurrent reduction of the Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of the Extended Revolving Commitments).

Exhibit R - 2

8.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Borrower hereby certify that:

(i)	Both before and after giving effect to this Agreement, each of the representations and warranties made by the Credit Parties in Article VIII of the Credit Agreement or by each Credit Party in each other Credit Document to which it is a party are true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) on and as of the date hereof with the same force and effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (and in all respects with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language) as of such earlier date).

(ii)	Both before and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

9.	Borrower Covenants. By its execution of this Agreement and as a condition to the effectiveness hereof, Borrower hereby covenants that Borrower shall deliver or cause to be delivered the following documents: [___________], together with all other documents reasonably requested by Administrative Agent in connection with this Agreement.

10.	Recordation of the Extended Revolving Commitments and the Extended Revolving Loans. Upon execution and delivery hereof, Administrative Agent will revise the Register to reflect the modification of those Revolving Commitments and Revolving Loans modified hereby into Extended Revolving Commitments and Extended Revolving Loans as provided herein.

11.	Amendment, Modification and Waiver. Subject to future amendments and other modifications to the Credit Agreement made pursuant to the terms thereof, this Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

12.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.	GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

14.	Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

15.	Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

Exhibit R - 3

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Revolving Extension Amendment as of the date set forth above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit R - 4

[NAME OF EXTENDING LENDER]

By:
Name:
Title:

Notice Address:	[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

Amount of Tranche [ ]
Revolving Commitments Held:	[ ]
Revolving Loans Held:$ [ ]

Amount of Tranche [ ]
Revolving Commitments
Requested to be Extended:	$[ ]

Revolving Loans
Requested to be Extended:	$[ ]
Exhibit R - 5

Consented to by:

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[[],
as L/C Lender

By:
Name:
Title:][8]

[[ ],
as Swingline Lender

By:
Name:
Title:][9]

[8]	Include if the L/C Lender’s consent is required pursuant to Section 2.13(d) of the Credit Agreement.

[9]	Include if the Swingline Lender’s consent is required pursuant to Section 2.13(d) of the Credit Agreement.

Exhibit R - 6

SCHEDULE A
TO REVOLVING Extension Amendment

Name of Extending Lender	Revolving Commitments Extended	Revolving Loans Extended[10]
[ ]	$[ ]	$[ ]
[ ]	$[ ]	$[ ]
	Total: $[ ]	Total: $[ ]

[10]	To be in same proportion as Revolving Commitments extended.

Exhibit R - 7

SCHEDULE B
TO REVOLVING Extension Amendment

Financial Covenant Modifications

Exhibit R - 8

SCHEDULE C
TO REVOLVING Extension Amendment

Additional Amendments to Credit Agreement

Exhibit R - 9

EXHIBIT S

FORM OF

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[               ], 20[   ]

Among

CITIZENS BANK, N.A.,
as Administrative Agent and Collateral Agent for the Credit Agreement Secured Parties,

[                                       ],
as the Initial Other Authorized Representative,

[                                       ],
as the Initial Other Collateral Agent,

and

each additional Authorized Representative and Collateral Agent from time to time party hereto

Exhibit S-1

		Page

	ARTICLE I

	DEFINITIONS

SECTION 1.01	Construction; Certain Defined Terms	4

	ARTICLE II

	PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims	14
SECTION 2.02	Actions with Respect to Shared Collateral, Restricted Assets or Sale Proceeds; Prohibition on Contesting Liens	16
SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions	17
SECTION 2.04	Automatic Release of Liens	18
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	18
SECTION 2.06	Reinstatement	19
SECTION 2.07	Insurance	20
SECTION 2.08	Refinancings	20
SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee for Perfection	20
SECTION 2.10	Amendments to First Lien Security Documents.	21

	ARTICLE III

	EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

	ARTICLE IV

	THE APPLICABLE COLLATERAL AGENT

SECTION 4.01	Authority	22
SECTION 4.02	Powers of Attorney.	23
SECTION 4.03	Rights as a First Lien Secured Party	23
SECTION 4.04	Exculpatory Provisions	24

	ARTICLE V

	MISCELLANEOUS

SECTION 5.01	Notices	24

Exhibit S-2

Exhibit S-3

PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of [                  ], 20[  ], among CITIZENS BANK, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [                                                  ], as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), [                                 ], as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Collateral Agent”) and each additional Authorized Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

Reference is made to (i) the Credit Agreement, dated as of May 10, 2019 (as amended, restated, supplemented, waived or otherwise modified, replaced or Refinanced from time to time, the “Credit Agreement”), among TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the other parties named therein and (ii) the Security Agreement, dated as of May 10, 2019 (as amended, restated, supplemented, waived or otherwise modified, replaced or Refinanced from time to time, the “Security Agreement”), among the Borrower, each Subsidiary of the Borrower party thereto from time to time and the Administrative Agent.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative and Collateral Agent (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01         Construction; Certain Defined Terms.

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly provided herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Exhibit S-4

(b)          Without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c)          As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

Exhibit S-5

“Applicable Authorized Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative (subject to the final proviso in the definition thereof).

“Applicable Collateral Agent” means (i) until the earlier of (x) Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Applicable Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Secured Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Person named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now constituted or hereafter amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Secured Obligations, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations, the Initial Other Collateral Agent, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Person named as Collateral Agent for such Series in the applicable Joinder Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Secured Parties” means (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative.

Exhibit S-6

“Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other “Security Documents” (as defined in the Credit Agreement) (or the Equivalent Provision thereof) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all amounts owing to any lender, or agent under any Credit Document or any affiliate thereof, pursuant to the terms of any Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest, fees (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the Credit Agreement, whether or not such interest or fees are allowed or allowable claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including, without limitation, the “Secured Obligations” as defined in the Security Agreement; provided that, Credit Agreement Obligations shall exclude obligations under Swap Contracts and Cash Management Agreements secured under the Credit Agreement Collateral Documents.

“Credit Agreement Secured Obligations” means all amounts owing to any lender, or agent under any Credit Document or any affiliate thereof, pursuant to the terms of any Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the Credit Agreement, whether or not such interest or fees are allowed or allowable claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including, without limitation, the “Secured Obligations” as defined in the Security Agreement (or the Equivalent Provision thereof); provided that Credit Agreement Secured Obligations shall also include obligations under Swap Contracts and Cash Management Agreements secured under the Credit Agreement Collateral Documents.

“Credit Agreement Secured Parties” means the holders of Credit Agreement Secured Obligations, including the “Secured Parties” as defined in the Credit Agreement (or the Equivalent Provision thereof).

“Credit Documents” mean the Credit Agreement, each Credit Agreement Collateral Document and the other “Credit Documents” (as defined in the Credit Agreement) (or the Equivalent Provision thereof).

“Default” means a “Default” (or similarly defined term) as defined in any Secured Credit Document.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

Exhibit S-7

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, Shared Collateral pursuant to the terms of the documentation governing such Series. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) or the Borrower to each Other First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, amended and restated, supplemented, modified, Refinanced or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, amended and restated, supplemented, modified, Refinanced or replacement agreement that is the equivalent to such specific provision in such original agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.

“First Lien Cash Management Obligations” means obligations under any Cash Management Agreements secured by any Shared Collateral under the First Lien Security Documents.

“First Lien Documents” means, with respect to the Credit Agreement Obligations, the Credit Documents, and with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Documents.

“First Lien Hedging Obligations” means obligations under any Swap Contract secured by any Shared Collateral under the First Lien Security Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Secured Obligations, (ii) each Series of Other First Lien Obligations and (iii) any other First Lien Hedging Obligations and First Lien Cash Management Obligations (which shall be deemed to be part of the Series of Other First Lien Obligations to which they relate to the extent provided in the applicable Other First Lien Agreement).

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.

Exhibit S-8

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Borrower and each Subsidiary of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 5.16).

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Security Agreement and any security documents and other operative agreements evidencing or governing the indebtedness and other obligations thereunder, and the liens securing such indebtedness and other obligations, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Initial Other Security Agreement” means the [Security Agreement dated as of _____ among the Initial Other Authorized Representative and [_______], and each other [_______] agreement entered into in favor of the [_______] for the purpose of securing any Initial Other First Lien Obligations][describe the security agreement, collateral agreement or other document pursuant to which the Initial Other First Lien Obligations are secured.].

“Insolvency or Liquidation Proceeding” means:

(i)          any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

Exhibit S-9

(ii)         any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents); or

(iii)        any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

“Joinder Agreement” means the document substantially in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.14 of this Agreement in order to designate obligations as an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Series of Other First Lien Obligations with an aggregate outstanding principal amount in excess of the Specified Amount that constitutes the largest outstanding principal amount (including contingent reimbursement agreements in respect of letters of credit) of any then outstanding Series of Other First Lien Obligations the Authorized Representative of which is not the Applicable Authorized Representative; provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition and if such Series of other First Lien Obligations have the same final maturity date, the Major Non-Controlling Authorized Representative shall be determined by vote of the holders of such Series of Other First Lien Obligations constituting a majority of the amount of such Series of Other First Lien Obligations; provided further, however, that in the event the Major Non-Controlling Authorized Representative becomes the Applicable Authorized Representative pursuant to clause (ii) of the definition thereof, it shall thereafter be deemed the Applicable Authorized Representative and no longer the Major Non-Controlling Authorized Representative.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

Exhibit S-10

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 150 days (throughout which 150-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an “Event of Default” (or similar term) (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an “Event of Default” (or similar term) (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (A) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (B) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means any indenture, including the Initial Other First Lien Agreement and/or credit agreement (excluding the Credit Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Administrative Agent.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including the Initial Other First Lien Secured Party) pursuant to the terms of any Other First Lien Agreement (including the Initial Other First Lien Agreement), including, without limitation, all amounts in respect of any principal, premium, interest, fees, expenses (including any interest, fees, and expenses accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Other First Lien Agreement, whether or not such interest, fees, or expenses are allowed or allowable claims under any such proceeding or under applicable state, federal or foreign law), penalties, indemnifications, reimbursements, damages and other liabilities, obligations under Swap Contracts or Cash Management Agreements to the extent secured under Other First Lien Security Documents with any Other First Lien Secured Party or affiliate thereof (or a person that was an Other First Lien Secured Party or affiliate thereof at the time the applicable Other First Lien Obligations were entered into), reimbursement obligations in respect of letters of credit issued and subject to Other First Lien Documents whether drawn or undrawn and guarantees of the foregoing amounts and including, without limitation, the “Obligations” (or similar term) as defined in the Other First Lien Security Documents; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of indebtedness permitted to be secured on a pari passu basis with the Credit Agreement Obligations pursuant to the Credit Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.

Exhibit S-11

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Other First Lien Security Documents” means any security agreement, mortgage, pledge or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.

“Permitted Credit Agreement Pari Passu Indebtedness” means any Indebtedness referenced in clause (B) of Section 13.04(e) of the Credit Agreement (or the Equivalent Provision thereof).

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent (or its agents or bailees) under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, or the chief financial officer or treasurer of Borrower.

Exhibit S-12

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Borrower or any other Grantor to the extent the same constitute “Excluded Property” under (and as defined in) any First Lien Security Documents or are similarly carved out from the granting clause or the collateral thereunder.

“Sale Proceeds” means (i) the proceeds from the sale of the Borrower or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“Secured Credit Document” means (i) the Credit Agreement and the “Credit Documents” (as defined in the Credit Agreement) (or the Equivalent Provision thereof), (ii) the Initial Other First Lien Documents and (iii) the Other First Lien Documents.

“Security Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Senior Facilities” means the Credit Agreement and any indenture, credit agreement or other governing agreement with respect to any Additional Senior Class Debt.

“Series” means (i) with respect to the First Lien Secured Parties, each of (A) the Credit Agreement Secured Parties (in their capacities as such), (B) the Initial Other First Lien Secured Parties (in their capacities as such), and (C) each group of Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties), each of which shall constitute a separate Series of Other First Lien Secured Parties for purposes of this Agreement and (ii) with respect to any First Lien Obligations, each of (A) the Credit Agreement Secured Obligations, (B) the Initial Other First Lien Obligations and (C) each group of Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations), each of which shall constitute a separate Series of Other First Lien Obligations for purposes of this Agreement.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest or Lien at such time; provided that collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Secured Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Administrative Agent pursuant to Section 2.03 or Section 2.16 of the Credit Agreement (or the Equivalent Provision thereof) or pledged to secure similar obligations in any other First Lien Documents shall be applied as specified in the Credit Agreement or other applicable First Lien Document and will not constitute Shared Collateral. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

Exhibit S-13

“Specified Amount” means (i) $100,000,000 or (ii) after the Discharge of Credit Agreement Obligations, in the event no Series of Other First Lien Obligations has an aggregate outstanding principal amount in excess of $100,000,000, $0.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate option, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect the Borrower or any of its subsidiaries against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01         Priority of Claims.

(a)          Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any other First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, Restricted Assets or Sale Proceeds or any distribution is made in respect of any Shared Collateral, Restricted Assets or Sale Proceeds in any Insolvency or Liquidation Proceeding of any Grantor (including any adequate protection payments) or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, Restricted Assets or Sale Proceeds, the proceeds of any sale, collection or other liquidation of any such Shared Collateral, Restricted Assets or Sale Proceeds by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement (other than this Agreement) with respect to such Shared Collateral, Restricted Assets or Sale Proceeds and proceeds of any such distribution (subject, in the case of any such distribution, proceeds, or payments, to clause (b) of this Section 2.01) (all payments, distributions, proceeds of any sale, collection or other liquidation of any Shared Collateral, Restricted Assets and Sale Proceeds and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by such Applicable Collateral Agent in the following order:

Exhibit S-14

(i)          FIRST, to the payment of all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Secured Credit Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Documents;

(ii)         SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the First Lien Obligations of each Series secured by such Shared Collateral (the amounts so applied to be distributed among the First Lien Secured Parties pro rata in accordance with the respective principal amounts of such First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Credit Documents); provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of First Lien Obligations and solely for purposes of this clause SECOND and not any Secured Credit Documents, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and

(iii)        THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b)         Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(c)          It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

Exhibit S-15

(d)          Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), (i) each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein, regardless of the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations, granted on the Shared Collateral.

SECTION 2.02         Actions with Respect to Shared Collateral, Restricted Assets or Sale Proceeds; Prohibition on Contesting Liens.

(a)          With respect to any Shared Collateral, Restricted Assets or Sale Proceeds, notwithstanding Section 2.01, only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral, Restricted Assets or Sale Proceeds (including with respect to any intercreditor agreement with respect to any Shared Collateral, Restricted Assets or Sale Proceeds). At any time when the Administrative Agent is the Applicable Collateral Agent, no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral, Restricted Assets or Sale Proceeds (including with respect to any intercreditor agreement with respect to Shared Collateral, Restricted Assets or Sale Proceeds), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b)          With respect to any Shared Collateral at any time when any Other First Lien Collateral Agent is the Applicable Collateral Agent, (i) such Other First Lien Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) such Other First Lien Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral, Restricted Assets or Sale Proceeds) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct such Other First Lien Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, such Shared Collateral (including with respect to any intercreditor agreement with respect to such Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only such Other First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

Exhibit S-16

(c)          Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral, Restricted Assets or Sale Proceeds as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral, Restricted Assets or Sale Proceeds. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, the Restricted Assets or the Sale Proceeds or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral, Restricted Assets or Sale Proceeds.

(d)          Without limiting the provisions of Section 4.02, each Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Security Document with respect to Shared Collateral, Restricted Assets or Sale Proceeds and to execute releases in connection therewith.

SECTION 2.03         No Interference; Payment Over; Exculpatory Provisions.

(a)          Except, in each case, with respect to any Excess Other First Lien Obligations or any Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity, allowability, or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement (including in any Insolvency or Liquidation Proceeding); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity, allowability, or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code (or any comparable provision of other applicable Bankruptcy Law); (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could reasonably be expected, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding, or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

Exhibit S-17

(b)          Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent for such Shared Collateral, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

(c)          None of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement.

SECTION 2.04         Automatic Release of Liens.

(a)          If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement of Liens on the Shared Collateral by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)          Each Collateral Agent and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral (or any guaranty) provided for in this Section.

SECTION 2.05         Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)          This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against Borrower or any other Grantor or any of their subsidiaries.

Exhibit S-18

(b)          If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or other applicable Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code and/or the use of cash collateral under Section 363 of the Bankruptcy Code (or any comparable provision of any other applicable Bankruptcy Law), each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) and/or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative, shall then oppose or object to such DIP Financing or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to (x) the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral and (y) any aspect of a DIP Financing relating to any provision or content of a plan of reorganization or any similar dispositive restructuring plan other than to the extent such provision or content provides for payment of the DIP Financing in full; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing and/or use of cash collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing and/or use of cash collateral.

SECTION 2.06         Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code, other applicable Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

Exhibit S-19

SECTION 2.07         Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized Representative), shall have the right (but no obligation) to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral solely to the extent the Applicable Collateral Agent or holders of the Series of First Lien Obligations represented by the Applicable Collateral Agent possess such right in the First Lien Documents.

SECTION 2.08         Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09         Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)          The Possessory Collateral shall be delivered to the Administrative Agent and the Administrative Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Collateral Agent, the Administrative Agent shall, at the request of the Applicable Collateral Agent, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (or otherwise allow the Applicable Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence, as determined in a final and nonappealable decision of a court of competent jurisdiction.

(b)          Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)          The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

(d)          No Collateral Agent shall have any obligation whatsoever to any First Lien Secured Party to ensure that the Possessory Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee in accordance with this Section 2.09 and delivering the Possessory Collateral constituting Shared Collateral as provided herein.

Exhibit S-20

(e)          None of the Collateral Agents or any of the First Lien Secured Parties shall have by reason of the Secured Credit Documents, this Agreement or any other document a fiduciary relationship with respect to the other Collateral Agents or any other First Lien Secured Party, and each Collateral Agent and each First Lien Secured Party hereby waives and releases the other Collateral Agents and First Lien Secured Parties from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.09 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (or in the possession or control of its agents or bailees).

(f)          Notwithstanding anything to the contrary in any First Lien Security Document, in the event the terms of a Credit Agreement Collateral Document and Other First Lien Security Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Applicable Collateral Agent and any Other First Lien Secured Party, such Grantor may, until the applicable Discharge of First Lien Obligations has occurred, comply with such requirement under the Other First Lien Security Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Applicable Collateral Agent.

SECTION 2.10         Amendments to First Lien Security Documents.

(a)          Without the prior written consent of the Administrative Agent, each Other First Lien Collateral Agent agrees that no Other First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Other First Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)          Without the prior written consent of each Other First Lien Collateral Agent, the Administrative Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)          In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower stating that such amendment is permitted by this Section 2.10.

Exhibit S-21

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01         Authority.

(a)          Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

Exhibit S-22

In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any Insolvency or Liquidation Proceeding, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit-bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02         Powers of Attorney.

Each Non-Controlling Authorized Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of the First Lien Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or First Lien Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purpose of this Agreement, including the exercise of any and all remedies under each First Lien Security Document with respect to Shared Collateral and the execution of releases in connection therewith.

SECTION 4.03         Rights as a First Lien Secured Party.

(a)          The Person serving as the Applicable Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Other First Lien Secured Party” or “Other First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Collateral Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other affiliate thereof as if such Person were not the Applicable Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

Exhibit S-23

SECTION 4.04         Exculpatory Provisions. The Applicable Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Collateral Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(c)          shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its affiliates that is communicated to or obtained by the Person serving as the Applicable Collateral Agent or any of its affiliates in any capacity;

(d)          shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct as determined in a final and nonappealable judgment of a court of competent jurisdiction or (2) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default and referencing applicable agreement is given to the Applicable Collateral Agent;

(e)          shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Collateral Agent; and

(f)          need not segregate money held hereunder from other funds except to the extent required by law. The Applicable Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

ARTICLE V

MISCELLANEOUS

SECTION 5.01         Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

Exhibit S-24

(a)          if to the Administrative Agent, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(b)          if to the Initial Other Collateral Agent, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(c)          if to the Initial Other Authorized Representative, to it at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(d)          if to the Borrower or any Grantor, to the Borrower at:

[address]
Attention:
Telephone:
Telecopier:
Electronic Mail:

(e)          if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Exhibit S-25

SECTION 5.02         Waivers; Amendment; Joinder Agreements.

(a)          No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (other than any Authorized Representative and Collateral Agent with respect to any Discharged Series of First Lien Obligations) (and with respect to any such termination, waiver, amendment or modification to Section 2.10 or which otherwise by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces or adversely affects the rights of the Borrower or any other Grantor, with the consent of the Borrower and such other Grantor).

(c)          Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

(d)          Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary or advisable to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04         Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05         Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Exhibit S-26

SECTION 5.06         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07         Governing Law. This Agreement and any claims, controversies, disputes, or causes of action (whether arising under contract law, tort law or otherwise) based upon or relating to this Agreement, shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the law of another jurisdiction.

SECTION 5.08         Submission to Jurisdiction; Waivers. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

(d)          agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Exhibit S-27

SECTION 5.10         Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11         Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.12         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13         Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent, or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.14         Other First Lien Obligations.

To the extent, but only to the extent not prohibited by the provisions of the then extant Credit Agreement or the Other First Lien Documents, the Borrower may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the Credit Agreement Secured Obligations and the Other First Lien Obligations; provided, that, so long as the Discharge of Credit Agreement Obligations has not occurred, such indebtedness qualifies as Permitted Credit Agreement Pari Passu Indebtedness (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Collateral Agent and Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

Exhibit S-28

(i)          such Additional Senior Class Debt Representative and such Additional Senior Class Debt Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)         the Borrower shall have (x) if requested in writing by the Collateral Agents, delivered to each Collateral Agent true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower and (y) identified in a certificate of a Responsible Officer the obligations to be designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof; and

(iii)        the Other First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

For the avoidance of doubt, in the event any Additional Senior Class Debt is incurred under a then-existing Senior Facility (and the Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent with respect to such Senior Facility is already party to this Agreement as an Authorized Representative), then such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent, as applicable, does not need to execute any of the Joinder Agreements referred to above and the certificate and documents referred to in Section 5.14(ii) above are not required to be delivered.

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and an Additional Senior Debt Collateral Agent in accordance with this Section 5.14, each other Authorized Representative and Collateral Agent shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14. Each Collateral Agent and each Authorized Representative agrees to enter into an instrument substantially in the form of Exhibit A hereto upon the request of the Borrower in connection with the incurrence of any Additional Senior Class Debt; provided, however, that the failure of any Collateral Agent or Authorized Representative to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are satisfied.

SECTION 5.15         Agent Capacities. Except as expressly provided herein, Citizens Bank, N.A. is acting in the capacity of administrative agent and collateral agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein, the Initial Other Authorized Representative and the Initial Other Collateral Agent is acting in the capacity of a collateral agent and authorized representative solely for the Initial Other Secured Parties.

SECTION 5.16 Additional Grantors.In the event any Subsidiary shall have granted a Lien on any of its assets to secure any First Lien Obligations, the Borrower shall cause such Subsidiary, if not already a signatory to the Consent of Grantors attached hereto, to execute a counterpart of the Consent of Grantors as a “Grantor”. The execution and delivery of any such counterpart of the Consent of Grantors shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the execution and delivery of any such counterpart of the Consent of Grantors by any new Grantor.

[Remainder of this page intentionally left blank]

Exhibit S-29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[________________________],
as Initial Other Collateral Agent

By:
Name:
Title:

[_________________________],
as Initial Other Authorized Representative

By:
Name:
Title:

Exhibit S-30

CONSENT OF GRANTORS

Dated: _______

Reference is made to the Pari Passu Intercreditor Agreement, dated as of [_______], between CITIZENS BANK, N.A., as Administrative Agent, [_________], as Initial Other Authorized Representative and [__________], as Initial Other Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each Grantor has read the foregoing Intercreditor Agreement and consents thereto. Each Grantor agrees that it will not, and will cause each of its Subsidiaries that are Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each Grantor confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except as set forth therein or to the extent their rights or obligations are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver).

Without limitation to the foregoing, each Grantor agrees to take, and to cause each other of its Subsidiaries that are Grantors to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

In the event any Subsidiary that is a Grantor is released from its “Secured Obligations” (or the Equivalent Provision thereof) under the First Lien Security Documents, such Subsidiary shall automatically cease to be a Grantor hereunder and under the Intercreditor Agreement and have no further rights or obligations hereunder or under the Intercreditor Agreement. The rights and obligations of each continuing Grantor hereunder and under the Intercreditor Agreement shall remain in full force and effect notwithstanding the subtraction of any Grantor.

This Consent and any claims, controversies, disputes, or causes of action (whether arising under contract law, tort law or otherwise) based upon or relating to this Consent, shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any choice of law principles that would apply the law of another jurisdiction. Notices delivered to the Grantors pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

Exhibit S-31

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

Exhibit S-32

Exhibit A
to Intercreditor Agreement

[FORM OF] JOINDER NO. [       ] dated as of [              ], 20[ ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], [ ] (as amended, restated, modified or supplemented from time to time, the “Intercreditor Agreement”), among CITIZENS BANK, N.A., as Administrative Agent, [_________], as Initial Other Authorized Representative and [__________], as Initial Other Collateral Agent, and the additional Authorized Representatives and additional Collateral Agents from time to time a party thereto.[1]

A.          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.           As a condition to the ability of the Borrower to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.14 of the Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Class Debt Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.          In accordance with Section 5.14 of the Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become an Authorized Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as an Authorized Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the Intercreditor Agreement applicable to them as Authorized Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Parties that they represent as Other First Lien Secured Parties. Each reference to an “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Representative, and each reference to a “Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Intercreditor Agreement is hereby incorporated herein by reference.

[1]	In the event of the Refinancing of the Credit Agreement Obligations, this Joinder will be revised to reflect joinder by a new Credit Agreement Collateral Agent

Exhibit S-33

SECTION 2.          Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe new facility], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3.          This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.          Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.          THIS JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

SECTION 6.          In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit S-34

SECTION 7.          All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

[Signature Page Follows]

Exhibit S-35

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit S-36

Acknowledged by:
CITIZENS BANK, N.A., as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Authorized Representative

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES AND COLLATERAL AGENTS],

By:
Name:
Title:

Exhibit S-37

EXHIBIT T

FORM OF

SECOND LIEN INTERCREDITOR AGREEMENT

among

TWIN RIVER WORLDWIDE HOLDINGS, INC.,

the other Grantors party hereto,

CITIZENS BANK, N.A.,
as Senior Representative for the Credit Agreement Secured Parties,

[______________],
as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto dated as of [ • ]

Exhibit T-1

		Page

	ARTICLE I

	Definitions

SECTION 1.01.	Certain Defined Terms	5
SECTION 1.02.	Terms Generally	14

	ARTICLE II

	Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.	Subordination	15
SECTION 2.02.	No Payment Subordination; Nature of Senior Lender Claims.	15
SECTION 2.03.	Prohibition on Contesting Liens	16
SECTION 2.04.	No New Liens	16
SECTION 2.05.	Perfection of Liens	17
SECTION 2.06.	Certain Cash Collateral	17

	ARTICLE III

	Enforcement

SECTION 3.01.	Exercise of Remedies	18
SECTION 3.02.	Cooperation	20
SECTION 3.03.	Actions upon Breach	20

	ARTICLE IV

	Payments

SECTION 4.01.	Application of Proceeds	20
SECTION 4.02.	Payments Over	21

	ARTICLE V

	Other Agreements

SECTION 5.01.	Releases	21
SECTION 5.02.	Insurance and Condemnation Awards	23
SECTION 5.03.	Amendments to Second Priority Collateral Documents	23
SECTION 5.04.	Rights as Unsecured Creditors	24
SECTION 5.05.	Gratuitous Bailee for Perfection	25

Exhibit T-2

Exhibit T-3

SECTION 8.15.	Section Titles	39
SECTION 8.16.	Counterparts	39
SECTION 8.17.	Authorization	39
SECTION 8.18.	No Third Party Beneficiaries; Successors and Assigns	39
SECTION 8.19.	Effectiveness	40
SECTION 8.20.	Administrative Agent and Representative	40
SECTION 8.21.	Relative Rights	40
SECTION 8.22.	Survival of Agreement	40

Exhibit T-4

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ • ], 20[ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among TWIN RIVER WORLDWIDE HOLDINGS, INC., a Delaware corporation (the “Company”), the other Grantors (as defined below) party hereto, CITIZENS BANK, N.A. (“Citizens”), as administrative agent and collateral agent for the Credit Agreement Secured Parties (in such capacity, together with its successors, in such capacity the “Administrative Agent”), [insert name and capacity], as administrative agent, collateral agent and Representative for the Initial Second Priority Debt Parties (in such capacity, together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.         Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Debt” means any Additional Second Priority Debt and any Additional Senior Debt.

“Additional Debt Parties” means any Additional Second Priority Debt Parties and any Additional Senior Debt Parties.

“Additional Second Priority Debt” means any Indebtedness that is incurred, issued or guaranteed by the Company and/or any other Grantor (other than Indebtedness constituting Initial Second Priority Debt), which Indebtedness and guarantees are secured by the Second Priority Collateral (or any portion thereof) for which the applicable Additional Second Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the liens on such Second Priority Collateral securing Senior Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) unless already a party with respect to that Series of Additional Second Priority Debt, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Second Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

Exhibit T-5

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the loan agreements, the promissory notes, indentures or other operative agreements evidencing or governing such Indebtedness and the Second Priority Collateral Documents for such series, issue or class of Additional Second Priority Debt.

“Additional Second Priority Debt Facility” means each indenture, loan agreement or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest, fees and expenses (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest is an allowed or allowable claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.

“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is incurred, issued or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting Credit Agreement Secured Obligations) which Indebtedness and guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Liens securing the Credit Agreement Secured Obligations or on a senior basis to the Liens securing the Second Priority Debt; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) unless already a party with respect to that Series of Additional Senior Debt, the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.14 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Company after the date hereof, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements or other operative agreements evidencing or governing such Indebtedness, and the Senior Collateral Documents for such series, issue or class of Additional Senior Debt.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

Exhibit T-6

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (i) all principal of, and interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (ii) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (iii) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent as provided in Article XII of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, receivership or similar law for the relief of debtors.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Citizens” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided, that for purposes of Section 5.05 hereof “control” shall have the meaning set forth in the New York UCC for the applicable Collateral. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of May 10, 2019, among the Company, each Subsidiary of the Company party thereto from time to time as a guarantor, the lenders from time to time party thereto, Citizens, as administrative agent and collateral agent, and the other financial institutions party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified, replaced or Refinanced from time to time.

Exhibit T-7

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Credit Documents” as defined in the Credit Agreement (or the Equivalent Provision thereof).

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement (or the Equivalent Provision thereof); provided that the Credit Agreement Obligations shall exclude obligations of the Company and its Subsidiaries under Secured Cash Management Agreements and Secured Swap Contracts (each as defined in the Credit Agreement (or the Equivalent Provision thereof)).

“Credit Agreement Secured Obligations” means the “Secured Obligations” as defined in the Security Agreement (or the Equivalent Provision thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Security Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative with respect to the Second Priority Debt Parties holding the largest outstanding principal amount of any then-outstanding Second Priority Debt; provided, however, that, if there are two or more outstanding classes of Second Priority Debt that have an equal outstanding principal amount, the class of Second Priority Debt with the earlier maturity date shall be considered to have the larger outstanding principal amount of purposes of this definition (and, if all of such classes have the same final maturity date, the holders of such Second Priority Debt shall determine the Designated Second Priority Representative by vote of the holders of a majority of such Second Priority Debt, and, in each case, such Designated Second Priority Representative shall be designated in a notice to the Designated Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof..

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and no longer required to be secured by, Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

Exhibit T-8

“Discharge of Senior Obligations” means the Discharge of all Senior Obligations with respect to Shared Collateral; provided that the Discharge of Senior Obligations shall not be deemed to have occurred in connection with a Refinancing of any Senior Obligations of any Series with a Senior Facility secured by Shared Collateral under one or more Senior Debt Documents which has been designated in writing by the Senior Representative with respect to such Senior Facility to the Designated Senior Representative (if the Designated Senior Representative is not such Senior Representative) and the Designated Second Priority Representative, as a Senior Facility for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, amended and restated, supplemented, modified, Refinanced or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, amended and restated, supplemented, modified, Refinanced or replacement agreement that is the equivalent to such specific provision in such original agreement.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Guarantors” as defined in the Credit Agreement (or the Equivalent Provision thereof) and any other Subsidiaries of the Company that are guarantors of Senior Obligations.

“Initial Second Priority Collateral Documents” means each of the collateral agreements, security agreements and other instruments and documents executed and delivered from time to time by the Company or any Grantor for purposes of providing collateral security for any Initial Second Priority Debt Obligation.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [[Indenture] [Credit Agreement] dated as of [ ], 20[], among the Company, [the Guarantors identified therein,] [ ], as [trustee] [administrative agent], and [ ], as [paying agent, registrar and transfer agent]], and any notes, security documents and other operative agreements evidencing or governing the Indebtedness thereunder, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(i)          any case or proceeding commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

Exhibit T-9

(ii)         any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Senior Credit Documents and Second Priority Debt Documents); or

(iii)        any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” has the meaning assigned to such term in Section 5.03(a).

“Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex I or Annex II hereof, as applicable, required to be delivered by a Representative to the Designated Senior Representative and the Designated Second Priority Representative (if any) pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Pari Passu Intercreditor Agreement” means the “Pari Passu Intercreditor Agreement” as defined in the Credit Agreement (or the Equivalent Provision thereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral, Restricted Assets and Sale Proceeds and any payment or distribution made in respect of Shared Collateral, Restricted Assets and Sale Proceeds in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral, Restricted Assets and Sale Proceeds pursuant to this Agreement.

“Purchase Date” has the meaning assigned to such term in Section 5.07.

Exhibit T-10

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Company or any other Grantor to the extent the same constitute “Excluded Property” under (and as defined in) any Senior Debt Documents and any Second Priority Debt Documents or are similarly carved out from the granting clause or the collateral thereunder.

“Sale Proceeds” means (i) the proceeds from the sale of the Company or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Collateral” means any “Collateral”, any “Pledged Collateral”, and any “Mortgaged Property” (or equivalent terms), each as defined in any Second Priority Debt Document, or any other assets of the Company or any other Grantor with respect to which a Lien is granted, required to be granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered from time to time by the Company or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

Exhibit T-11

“Second Priority Debt” means the Initial Second Priority Debt and any Additional Second Priority Debt. Second Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and any Additional Second Priority Debt Documents.

“Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and the Additional Second Priority Debt Obligations.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and Additional Second Priority Debt Parties.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility in the applicable Joinder Agreement.

“Second Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means that certain Security Agreement, dated as of May 10, 2019, among the Company, the other Grantors party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified, replaced or Refinanced from time to time.

“Senior Cash Management Obligations” shall mean any obligations under Cash Management Agreements secured by any Shared Collateral under the Senior Collateral Documents.

“Senior Collateral” means any “Collateral”, any “Pledged Collateral”, and any “Mortgaged Property” (or equivalent terms), each as defined in the Security Agreement or any other Senior Debt Document, or any other assets of the Company or any other Grantor with respect to which a Lien is granted, required to be granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

Exhibit T-12

“Senior Collateral Documents” means the Security Agreement and the other “Security Documents” as defined in the Credit Agreement (or the Equivalent Provisions thereof), the Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered from time to time by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (i) the Credit Agreement Loan Documents and (ii) any Additional Senior Debt Documents (including each agreement, document or instrument providing for or evidencing a Senior Hedging Obligation or Senior Cash Management Obligation).

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Hedging Obligations” shall mean any obligations under Swap Contracts secured by any Shared Collateral under the Senior Collateral Documents.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means (i) the Credit Agreement Secured Obligations, (ii) any Additional Senior Debt Obligations and (iii) any other Senior Hedging Obligations and Senior Cash Management Obligations secured pursuant to Senior Debt Documents (which shall be deemed to be part of the Series of Additional Senior Debt Obligations to which they relate to the extent provided in the applicable Additional Senior Debt Document).

“Senior Representative” means (i) in the case of any Credit Agreement Secured Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Series” means (i) with respect to any Senior Obligations, each of (A) the Credit Agreement Secured Obligations and (B) the Additional Senior Debt Obligations incurred pursuant to any Additional Senior Debt Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Senior Representative (in its capacity as such), each of which shall constitute a separate Series of Senior Obligations and (ii) with respect to any Second Priority Debt Obligations (A) the Initial Second Priority Debt Obligations and (B) the Additional Second Priority Debt Obligation incurred pursuant to any Additional Senior Debt Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Senior Representative (in its capacity as such), each of which shall constitute a separate Series of Senior Obligations.

Exhibit T-13

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest or Lien in such Collateral at such time.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate option, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect the Company or any of its subsidiaries against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the New York UCC.

SECTION 1.02.         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly provided herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Exhibit T-14

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.         Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or of grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that, unless and until the Discharge of Senior Obligations: (i) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor or other Person, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (ii) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.         No Payment Subordination; Nature of Senior Lender Claims.

(a) Except as otherwise set forth herein, the subordination of Liens securing Second Priority Debt Obligations to Liens securing Senior Obligations set forth in Section 2.01 affects only the relative priority of those Liens and does not subordinate the Second Priority Debt Obligations in right of payment to the Senior Obligations; provided that, for the avoidance of doubt, all payments and other amounts as to which Section 4.01 applies shall be subject to Section 4.01. Except as otherwise set forth herein, nothing in this Agreement will affect the entitlement of the Second Priority Debt Parties to receive and retain required payments of interest, principal, and other amounts in respect of Second Priority Debt Obligations unless the receipt is expressly prohibited by, or results from the Second Priority Debt Parties’ breach of, this Agreement.

Exhibit T-15

(b) Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (i) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently re-borrowed, (ii) the terms of the Senior Debt Documents, the Pari Passu Intercreditor Agreement and the Senior Obligations may be amended, amended and restated, supplemented or otherwise modified from time to time and (iii) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Company and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations. Refinancings of Senior Obligations may be effectuated in accordance with this Agreement and any such Refinancing into Indebtedness that constitutes Senior Obligations shall have the benefit of this Agreement, whether such indebtedness constitutes Credit Agreement Secured Obligations or Additional Senior Debt Obligations.

SECTION 2.03.         Prohibition on Contesting Liens Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing, or claims asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing, or claims asserted with respect to, any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, (a) no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01 and Section 3.01) or any of the Senior Debt Documents or the Pari Passu Intercreditor Agreement, and (b) no provision in this Agreement shall be construed to prevent or impair the rights of any Second Priority Representative to enforce this Agreement.

SECTION 2.04.         No New Liens. Subject to Section 2.06, the parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to each Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof), (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to also hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations and (iii) agrees that any amounts received or distributed to such Second Priority Representative or such Second Priority Debt Party, as the case may be, pursuant to or as a result of any Lien granted in contravention of this Agreement shall be subject to Section 4.02. In furtherance of the foregoing, subject to Section 2.06, the parties hereto agree that the documents, agreements and instruments creating or evidencing the Second Priority Collateral and the Second Priority Liens shall be in all material respects in the same form as, and shall not cover any Collateral that is not covered by, the documents, agreements and instruments creating or evidencing the Senior Collateral and the Senior Liens, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the secured parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

Exhibit T-16

SECTION 2.05.         Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06.         Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Secured Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03 or Section 2.16 of the Credit Agreement (or the Equivalent Provision thereof) or pledged to secure similar obligations in any other Senior Debt Documents shall be applied as specified in the Credit Agreement or other applicable Senior Debt Document and will not constitute Shared Collateral.

Exhibit T-17

ARTICLE III

Enforcement

SECTION 3.01.         Exercise of Remedies.

(a)          So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral or any Restricted Assets or any Sale Proceeds in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral or Restricted Assets or any Sale Proceeds by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral or Restricted Assets or any Sale Proceeds under the Senior Debt Documents or otherwise in respect of the Senior Collateral, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral or Restricted Assets or any Sale Proceeds in respect of Senior Obligations and (ii) so long as a Discharge of Senior Obligations has not occurred, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral, Restricted Assets and Sale Proceeds without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that the Second Priority Representative or any Second Priority Debt Party may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to each Senior Representative of any Second Priority Representative’s or Second Priority Debt Party’s intention to exercise its right to take such actions which notice shall specify that an “Event of Default” as defined in the applicable Second Priority Debt Documents has occurred and as a result of such “Event of Default”, the principal and interest under such Second Priority Debt Documents have become due and payable, whether as the result of acceleration thereof or otherwise (the “Second Priority Standstill Period”), unless a Senior Representative has commenced and is diligently pursuing remedies with respect to any material portion of the Shared Collateral (or attempted to commence such exercise of remedies and is stayed by applicable Insolvency and Liquidation Proceedings) or any Grantor is then a debtor in any Insolvency or Liquidation Proceeding; provided, further, that (A) the Second Priority Standstill Period shall not commence unless an Event of Default (under and as defined in the applicable Second Priority Debt Documents) has occurred and all outstanding principal under a series of Second Priority Debt has become due and payable (whether as the result of acceleration or otherwise), (B) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a proof of claim or statement of interest, subject to Section 6.10(b), vote on a plan of reorganization or similar dispositive restructuring plan (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension), and make other filings, arguments, and motions with respect to the Second Priority Debt Obligations and the Shared Collateral under its Second Priority Debt Facility, in each case in accordance with the terms of this Agreement, (C) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (D) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent as provided in Section 5.04, and (E) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.

(b)          So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral, any Restricted Assets, any Sale Proceeds or any Proceeds in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral, any Restricted Assets or any Sale Proceeds in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral, the Restricted Assets and the Sale Proceeds is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

Exhibit T-18

(c)          Except as and when specifically permitted under Section 3.01(a), each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that, notwithstanding the expiration of the Second Priority Standstill Period, would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral, the Restricted Assets and the Sale Proceeds under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, the Restricted Assets and the Sale Proceeds, whether by foreclosure or otherwise, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, will not exercise and hereby waives to the fullest extent permitted by law any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to (i) object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties or (ii) demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law.

(d)          Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral, the Restricted Assets and the Sale Proceeds as set forth in this Agreement.

(e)          Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto available to the Designated Senior Representative with respect to such Collateral; provided, however, that the Second Priority Representatives and the Second Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by provisos to Section 3.01(a). Following the Discharge of Senior Obligations, the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

Exhibit T-19

SECTION 3.02.         Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.         Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral, the Restricted Assets or the Sale Proceeds (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, this Agreement shall create a rebuttable presumption and admission by such Second Priority Debt Party that any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (a) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01.         Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Shared Collateral or Proceeds thereof, Restricted Assets or Proceeds thereof or Sale Proceeds received in connection with the sale or other disposition of, or collection on, such Shared Collateral, the Restricted Assets or the Grantors as a going concern upon the exercise of remedies with respect to Shared Collateral, the Restricted Assets or the Grantors as a going concern, or received in any Insolvency or Liquidation Proceeding, shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (and the Pari Passu Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof, Restricted Assets or Proceeds thereof or Sale Proceeds held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that no amount of any Sale Proceeds will in any event be allocated to any Restricted Assets, and no Second Priority Representative, Second Priority Collateral Agent or other Second Priority Debt Party will, in any forum (including in any Insolvency or Liquidation Proceeding), assert that any amount of any Sale Proceeds should be allocated to any Restricted Assets.

Exhibit T-20

SECTION 4.02.         Payments Over. Unless and until the Discharge of Senior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Shared Collateral or Proceeds thereof, Restricted Assets or Proceeds thereof or Sale Proceeds received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral or Proceeds thereof, the Restricted Assets or any Proceeds thereof or Sale Proceeds or otherwise in contravention of this Agreement, or (except as otherwise provided in Article VI) in any Insolvency or Liquidation Proceeding, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01.         Releases.

(a)          Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that: (1) if in connection with any exercise of any Senior Representative’s rights or remedies in respect of the Shared Collateral, in each case prior to the Discharge of Senior Obligations, such Senior Representative, for itself or on behalf of any of the Senior Secured Parties, releases any of its Liens on any part of the Shared Collateral or such Senior Representative, for itself or on behalf of any of the Senior Secured Parties releases any Grantor from its obligations under its guaranty of the Senior Obligations, then the Liens, if any, of each Second Priority Representative, for itself or for the benefit of the Second Priority Debt Parties, on such Shared Collateral, and the obligations of such Grantor under its guaranty of the Second Priority Debt Obligations, shall be automatically, unconditionally and simultaneously released to the same extent as the Liens and/or guarantees, as applicable, of such Senior Representative, (2) if in connection with any exercise of any Senior Representative’s remedies, in each case prior to the Discharge of Senior Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such Senior Representative releases its Lien on the property or assets of such Person, then the Liens of each Second Priority Representative with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of such Senior Representative and (3) in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary of the Company) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released to the same extent as the Liens of such Senior Representative (but not upon any Proceeds thereof that are not otherwise applied in satisfaction of the Senior Obligations) and any Grantor released from its obligations under its guaranty of Senior Obligations released by a Senior Representative shall be released under its guaranty of Second Priority Debt Obligations, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations or the release of such Grantor under its guaranty of Senor Obligations, as applicable; provided that, in the case of any such sale, transfer or other disposition of Shared Collateral (other than any sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties shall not be so released if such sale, transfer or other disposition is prohibited by the terms of any Second Priority Debt Document and, in the case of the release of any Grantor from its guaranty of Second Priority Debt Obligations (other than any release in connection with a sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to equity interests in any Grantor which equity interests constitute Shared Collateral), such guaranty shall not be so released if such release is prohibited by the applicable Second Priority Debt Documents. Each Second Priority Representative, for itself or on behalf of any Second Priority Debt Parties represented by it, shall promptly execute and deliver to the Senior Representatives and such Grantor such termination statements, releases and other documents as any Senior Representative or such Grantor may request to effectively confirm the foregoing releases referred to in clauses (1), (2) and (3) of the first sentence of this clause (a). Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

Exhibit T-21

(b)           Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)          Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral, proceeds of Restricted Assets and Sale Proceeds to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)          Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

Exhibit T-22

SECTION 5.02.         Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Senior Representatives shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, but subject in all respects to the right of the Grantors under the Senior Debt Documents, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents and the Pari Passu Intercreditor Agreement, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Unless and until the Discharge of Senior Obligations has occurred, if any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03.         Amendments to Second Priority Collateral Documents.

(a)          Unless and until the Discharge of Senior Obligations has occurred, without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, amended and restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, amendment and restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would contravene the provisions of this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

Exhibit T-23

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Citizens Bank, N.A., as administrative agent or collateral agent, pursuant to or in connection with the Credit Agreement dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Twin River Worldwide Holdings, Inc., a Delaware corporation, the guarantors party thereto, the lenders from time to time party thereto, Citizens Bank, N.A., as administrative agent and collateral agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [ • ], 20[ ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citizens Bank, N.A., [_________], Twin River Worldwide Holdings, Inc. and the other parties party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this [Agreement], the terms of the Intercreditor Agreement shall govern.”

(b)          In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document upon delivery of the notice required by this clause (b) without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Collateral Document (or releasing any Grantor from its guarantee of the applicable Second Priority Obligations), except to the extent that a release of such Lien (or guarantee, as applicable) is permitted by Section 5.01, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of (x) the Second Priority Secured Parties disproportionately in regard to the Senior Secured Parties shall not apply to the affected Second Priority Security Documents without the consent of the applicable Second Priority Representative or (y) any Second Priority Representative to a greater extent than any other Senior Representative shall not apply to such other Second Priority Representative without the consent of such Second Priority Representative (in the case of (x) and (y), other than by virtue of the fact that the Senior Secured Parties have a senior Lien on the Collateral), (iii) no such amendment, waiver or consent shall impose any additional duties on any Second Priority Representative without its consent and (iv) written notice of such amendment, waiver or consent shall be given to each Second Priority Representative within ten (10) Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04.         Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate or are not otherwise inconsistent with any other provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral, Restricted Assets or Sale Proceeds. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral, Restricted Assets or Sale Proceeds.

Exhibit T-24

SECTION 5.05.         Gratuitous Bailee for Perfection.

(a)          Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)          Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)          The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(d)          The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

Exhibit T-25

(e)          Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, without recourse, representation or warranty (i) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements (such endorsements shall be without recourse, representation or warranty) and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (ii) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct.  The Company and the other Grantors shall take such further action as is reasonably required to effectuate the transfer contemplated hereby to the extent required under the Second Priority Collateral Documents. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)          None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any other Grantor to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.         When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement; provided, however, that the holders of such Senior Obligations, and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, in each case, that are consistent with the terms of this Agreement, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to approve or receive insurance proceeds as a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

Exhibit T-26

SECTION 5.07.         Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following the earliest to occur of: (a) a payment default under the Senior Facility represented by the Designated Senior Representative that has not been cured or waived by the Credit Agreement Secured Parties or the Additional Senior Debt Parties, as applicable, within sixty (60) days of the occurrence thereof, (b) acceleration of the Senior Facility represented by the Designated Senior Representative in accordance with the terms of such Senior Facility or (c) the commencement of an Insolvency or Liquidation Proceeding that constitutes an event of default under any Senior Debt Document (each, a “Purchase Event”), within thirty (30) days after the first date on which a Purchase Event has occurred, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations at such time and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for, in the case of the Credit Agreement Obligations, representations and warranties required to be made by assigning lenders pursuant to the Assignment Agreement (as such term is defined in the Credit Agreement) (or the Equivalent Provision thereof)); provided that if the Company’s consent is required for such purchase under any Senior Debt Document, then no such offer shall be made without the consent of the Company. Any Second Priority Debt Parties electing to purchase such Senior Obligations pursuant to this Section 5.07 shall exercise such right by delivering irrevocable written notice within such thirty (30)-day period, which notice shall set forth the date on which such Purchase Event shall occur (the “Purchase Date”) and shall irrevocably obligate such Second Priority Debt Parties to make such purchase not later than such Purchase Date (which shall be no later than fifteen (15) Business Days after the date such Second Priority Debt Parties execute such election). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within fifteen (15) Business Days of the written notice to the Designated Senior Representative pursuant to which such right is exercised. All Second Priority Debt Parties shall have the opportunity to exercise such purchase right, on a ratable basis according to the amount of Second Priority Obligations held by such Second Priority Debt Parties which make such election, and if some Second Priority Debt Parties elect to make such purchase on less than a ratable basis, other Second Priority Debt Parties may purchase such excess in a proportionate manner among such other Second Priority Debt Parties; provided that no Senior Obligations may be purchased pursuant to this Section 5.07 unless all Senior Obligations are purchased. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually and reasonably acceptable to each of the Senior Representatives and the applicable Second Priority Debt Representatives. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

Exhibit T-27

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01.         Financing Issues. Unless and until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then, unless the Designated Senior Representative shall then oppose or object to such sale, use or lease of such cash or other collateral or such DIP Financing, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, and (z) and any adequate protection Liens granted to any Senior Representative or any Senior Secured Party, provided that the proposed principal amount of such DIP Financing shall not exceed 20% of the maximum permitted amount of Senior Obligations under the Senior Debt Documents. Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that it will raise no (a) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by the Designated Senior Representative, (b) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or otherwise under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (c) except as otherwise set forth in Section 5.04 hereof, objection to (and will not otherwise contest) any other motion filed by the Senior Representative in any such Insolvency or Liquidation Proceeding that is otherwise consistent with the terms hereof or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) for which the Designated Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that (i) the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement or (ii) the net proceeds of such sale will be applied to the payment of Senior Obligations; provided, however, that notwithstanding anything to the contrary herein, any Second Priority Representative or Second Priority Debt Party may raise any objection to the bidding and related procedures proposed to be utilized in connection with such sale or other disposition that may be raised by an unsecured creditor of any Grantor (without limiting the foregoing, each Second Priority Representative, for itself and on behalf of each other Second Priority Debt Party under its Second Priority Debt Facility, agrees that it may not raise any objection based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or comparable provisions of any other Bankruptcy Law) with respect to Liens granted to such Person in respect of such assets); provided further that the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision under the Bankruptcy Code or any other applicable law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that (x) it will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale or other disposition of the Shared Collateral supported by the Designated Senior Representative under Section 363 of the Bankruptcy Code and (y) notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice; provided that the foregoing provisions of this Section 6.01 shall not prevent any Second Priority Representative or any other Second Priority Secured Party from objecting to any provision in any DIP Financing that compels the Company or any other Grantor to seek confirmation of, or results in a default under the DIP Financing or payment of additional fees or interest or shortening or acceleration of maturity if the Company or any other Grantor fails to obtain confirmation of, a particular plan of reorganization or other plan of similar effect under any Bankruptcy Law (provided the DIP Financing may require any plan of reorganization or other plan of similar effect to provide for repayment of such DIP Financing).

Exhibit T-28

Notwithstanding any other provision hereof to the contrary, each Second Priority Representative and each Second Priority Collateral Agent, for itself and on behalf of the Second Priority Debt Parties represented by it, agrees that (A) without the consent of the Senior Secured Parties, none of such Second Priority Representative or such Second Priority Collateral Agent, the Second Priority Debt Parties represented by it or any agent or the trustee on behalf of any of them shall, for any purpose during any Insolvency or Liquidation Proceeding or otherwise, support, endorse, propose or submit, whether directly or indirectly, any valuation of any of the Grantors or their respective assets that allocates or ascribes any value whatsoever to any of the Restricted Assets and (B) without the consent of the First Lien Secured Parties, none of such Second Priority Representative or such Second Priority Collateral Agent, the Second Priority Debt Parties represented by it or any agent or trustee on behalf of any of them shall for any purpose during any Insolvency or Liquidation Proceeding or otherwise challenge, dispute or object, whether directly or indirectly, to any valuation of any of the Grantors or their respective assets, or otherwise take any position with respect to such valuation, that is proposed, supported or otherwise arises in any Insolvency or Liquidation Proceeding, on grounds that such valuation does not allocate or ascribe adequate or appropriate value to any of the Restricted Assets.

SECTION 6.02.         Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

Exhibit T-29

SECTION 6.03.         Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection in any form, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien is subordinated to the Liens securing and providing adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. In addition, if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a superpriority administrative claim in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a superpriority administrative claim, which claim is subordinated to the claims related to the Senior Obligations and such DIP Financing. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees, expenses, interest and/or other cash payments, then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not be prohibited from seeking and retaining adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses and interest and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

SECTION 6.04.         Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be, or avoided as, fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference, fraudulent transfer or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Exhibit T-30

SECTION 6.05.         Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral, Restricted Assets and Sale Proceeds is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties). Nothing in the foregoing is intended to be construed to require that all Senior Obligations constitute a single class in any Insolvency or Liquidation Proceeding and it is acknowledged and agreed that the Senior Obligations may constitute multiple classes, each of which classes shall be separate and distinct from, and senior to, the Second Priority Debt Obligations with respect to any Shared Collateral.

SECTION 6.06.         No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.         Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral, Restricted Assets, Sale Proceeds and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.         Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, Restricted Assets or Sale Proceeds, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

Exhibit T-31

SECTION 6.09.         506(c) Claims. Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10.         Reorganization Securities; Plan Voting.

(a)          If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)          No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with, or in violation of, the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that it shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any Senior Secured Party arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.12.          Post-Petition Interest.

(a)          Neither the Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by the Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise (without taking into account the Second Priority Debt Obligations).

Exhibit T-32

(b)          Neither the Senior Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by the Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).

ARTICLE VII

Reliance; etc.

SECTION 7.01.         Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02.         No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate (the foregoing shall not be construed to waive any rights of the Company under the applicable Senior Debt Documents), and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Exhibit T-33

SECTION 7.03.         Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)          any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)          any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)          any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)          the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.         Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, (i) the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral, Restricted Assets and Sale Proceeds shall be governed by the terms of the Pari Passu Intercreditor Agreement and in the event of any conflict between the Pari Passu Intercreditor Agreement and this Agreement, with respect to the Senior Representatives and the Senior Secured Parties (as amongst themselves), the provisions of the Pari Passu Intercreditor Agreement shall control and (ii) in the event of a conflict between this Agreement and any other intercreditor agreement among Second Priority Representatives (as amongst themselves), such other intercreditor agreement shall govern and control any matters solely among Second Priority Representatives (as amongst the Second Priority Representatives).

Exhibit T-34

SECTION 8.02.         Continuing Nature of this Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective (a) among the Senior Secured Parties and the Second Priority Secured Parties unless and until the Discharge of Senior Obligations shall have occurred and (b) after a Discharge of Senior Obligations, among the Second Priority Secured Parties unless and until such time at which there is only one class or series of Second Priority Debt. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

SECTION 8.03.         Amendments; Waivers.

(a)          No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)          This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any amendment, restatement, amendment and restatement, supplement, waiver or other modification which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces or otherwise adversely affects the rights of the Company or any Grantor, shall require the consent of the Company. Any such amendment, restatement, amendment and restatement, supplement, waiver or other modification shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c)          Notwithstanding the foregoing, without the consent of any Secured Party (and with respect to any amendment or modification which by the terms of this Agreement requires the consent of the Company or any other Grantor, with the consent of the Company and such other Grantor), any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

Exhibit T-35

SECTION 8.04.         Information Concerning the Financial Condition of the Company and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.         Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.         Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents and the Pari Passu Intercreditor Agreement. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.         Release of Grantors. In the event any Subsidiary that is a Grantor hereunder is released from its Secured Obligations under the Collateral Documents, such Subsidiary shall automatically cease to be a Grantor hereunder and have no further rights or obligations hereunder. The rights and obligations of each continuing Grantor hereunder shall remain in full force and effect notwithstanding the subtraction of any Grantor.

SECTION 8.08.          Dealings with Grantors. Upon any application or demand by the Company or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement, the Company or such other Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer of the Company or such other Grantor ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or any applicable Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

Exhibit T-36

SECTION 8.09.         Additional Debt Facilities.

(a)         To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and the Second Priority Debt Documents, the Company may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Additional Second Priority Debt may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Additional Second Priority Debt, if and subject to the condition that the Representative of any such Additional Second Priority Debt (each, an “Additional Second Priority Debt Representative”), acting on behalf of the holders of such Additional Second Priority Debt, becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of subsection (b) below. Any such Additional Senior Debt may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Debt (each, an “Additional Senior Debt Representative”; and the Additional Senior Debt Representatives and the Additional Second Priority Debt Representatives, collectively, the “Additional Debt Representatives”), acting on behalf of the holders of such Senior Debt, becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of subsection (b) below.

(b)         In order for an Additional Debt Representative to become a party to this Agreement:

(i)          such Additional Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex I (if such Representative is an Additional Second Priority Debt Representative) or Annex II (if such Representative is an Additional Senior Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Additional Debt Representative) pursuant to which it becomes a Representative hereunder, and the Additional Debt in respect of which such Additional Debt Representative is the Representative and the related Additional Debt Parties become subject hereto and bound hereby;

(ii)         the Company shall have delivered to the Designated Senior Representative and the Designated Second Priority Representative an Officer’s Certificate designating such Additional Debt as a Senior Facility or Second Priority Debt Facility hereunder, certifying that the incurrence of such Indebtedness and its designation as such hereunder is permitted by each Senior Debt Document and Second Priority Debt Document and that the conditions set forth in this Section 8.09 are satisfied with respect to such Additional Debt and, if requested in writing true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Additional Debt, certified as being true and correct by an appropriate officer of the Company; and

(iii)        the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Additional Debt shall provide that each Additional Second Priority Debt Party or Additional Senior Debt Party, as applicable, with respect to such Additional Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Debt.

(c)         For the avoidance of doubt, in the event any Additional Senior Debt or Additional Second Priority Debt is incurred under a then-existing Senior Facility or Second Priority Facility, as applicable (and the Representative with respect to such Senior Facility or Second Priority Facility, as applicable, is already party to this Agreement as a Senior Representative or Second Priority Representative, as applicable), then such Representative does not need to execute any of the Joinder Agreements referred to above and the certificate and documents referred to in Section 8.09(b)(ii) above are not required to be delivered.

Exhibit T-37

SECTION 8.10.         Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)          agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11.         Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a)          if to the Company or any Grantor, to the Company, at: [ • ], Attention of [ • ], telecopy [ • ], email [ • ];

(b)          if to the Initial Second Priority Representative to it at: [ • ] Attention of [ • ], telecopy [ • ], email [·];

(c)          if to the Administrative Agent, to it at: [ • ] Attention of [ • ], telecopy [ • ], email [ • ];

(d)          if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Exhibit T-38

SECTION 8.12.         Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.         GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)         THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

(B)         EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14.         Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15.         Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16.         Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, pdf or other electronic method each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.         Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.18.         No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

Exhibit T-39

SECTION 8.19.         Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20.         Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article XII of the Credit Agreement applicable to the Agents (as defined therein) thereunder (or the Equivalent Provision thereof) shall also apply to the Administrative Agent hereunder and (b) [_______] is entering into this Agreement in its capacity as [trustee] [administrative agent] under the [indenture] [credit agreement] and the provisions of Article [ • ] of such [indenture] [credit agreement] applicable to the [trustee] [administrative agent] thereunder shall also apply to the [trustee] [administrative agent] hereunder (or the Equivalent Provision thereof).

SECTION 8.21.         Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22.         Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.23.         Additional Grantors. The Grantors agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in a form reasonably acceptable to the Designated Second Priority Representative and the Designated Senior Representative. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder (except in the case of other Grantors, to the extent already obtained), and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Exhibit T-40

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIZENS BANK, N.A., as Administrative Agent

By:
Name:
Title:

[_________________],
as Initial Second Priority Representative

By:
Name:
Title:

Exhibit T-41

Acknowledged by:

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit T-42

ANNEX I

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [      ] (this “Supplement”), 20[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ • ], 20[ ] (as amended, restated, modified or supplemented from time to time, the “Second Lien Intercreditor Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company party thereto from time to time (each a “Grantor”), Citizens Bank, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties, [____] as the Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B.           As a condition to the ability of the Company to incur Additional Second Priority Debt (and guarantees thereof) and to secure such Additional Second Priority Debt (and guarantees thereof) with Second Priority Liens, in each case under and pursuant to the applicable Additional Second Priority Debt Documents and Additional Second Priority Collateral Documents, the Additional Second Priority Debt Representative in respect of such Additional Second Priority Debt is required to become a Representative under, and such Additional Second Priority Debt and the Additional Second Priority Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Additional Second Priority Debt Representative may become a Representative under, and such Additional Second Priority Debt and such Additional Second Priority Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by such Additional Second Priority Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Additional Second Priority Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the applicable Additional Senior Debt Documents and the Additional Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Additional Second Priority Debt and Additional Second Priority Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such other Additional Second Priority Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Additional Second Priority Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Exhibit T-43

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Supplement, in its capacity as [agent] [trustee] under [describe new facility], (b) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (c) the Second Priority Debt Documents relating to such Additional Second Priority Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Second Priority Debt Parties in respect of such Additional Second Priority Debt will be subject to and bound by, and entitled to the benefits of, the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS SUPPLEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[Remainder of page intentionally left blank; signature pages follow.]

Exhibit T-44

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Exhibit T-45

Acknowledged by:

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit T-46

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [            ], 20[  ] (this “Supplement”) to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ • ], 20[ ] (as amended, restated, modified or supplemented from time to time, the “Second Lien Intercreditor Agreement”), among Twin River Worldwide Holdings, Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company party thereto from time to time (each a “Grantor”), Citizens Bank, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties, [_____], as the Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.           Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B.           As a condition to the ability of the Company to incur Additional Senior Debt (and guarantees thereof) after the date of the Second Lien Intercreditor Agreement and to secure such Additional Senior Debt (and guarantees thereof) with a Senior Lien, in each case under and pursuant to the applicable Senior Debt Documents and the Senior Collateral Documents, the Additional Senior Debt Representative in respect of such Additional Senior Debt is required to become a Representative under, and such Additional Senior Debt and the Additional Senior Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Additional Senior Debt Representative may become a Representative under, and such Additional Senior Debt and such Additional Senior Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Additional Senior Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the applicable Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Additional Senior Debt and Additional Senior Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such other Additional Senior Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Additional Senior Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Supplement, in its capacity as [agent] [trustee] under [describe new facility], (b) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (c) the Senior Debt Documents relating to such Additional Senior Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Debt Parties in respect of such Additional Senior Debt will be subject to and bound by, and entitled to the benefits of, the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.

Exhibit T-47

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS SUPPLEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[Remainder of page intentionally left blank; signature pages follow.]

Exhibit T-48

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Exhibit T-49

Acknowledged by:

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit T-50

EXHIBIT U

FORM OF COMPLIANCE CERTIFICATE

____________________, __________

The undersigned, a Responsible Officer of Twin River Worldwide Holdings, Inc., a Delaware corporation (“Borrower”), hereby certifies in such capacity (and not in any individual capacity) to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.       This Compliance Certificate is delivered to you pursuant to Section 9.04(c) of the Credit Agreement, dated as of May 10, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.1

2.       I have reviewed, or caused to be reviewed under my supervision, the consolidated financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended [and such consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes)]2.

3.       As of the date hereof, no Default has occurred and is continuing [except,__________]3.

4.       [Set forth in Schedule 1 (and the annexes referred to therein) to this Compliance Certificate are computations necessary to determine whether Borrower and its Restricted Subsidiaries are in compliance with the financial covenant contained in Section 10.08 of the Credit Agreement as of the end of the fiscal [quarter] [year] ended ___________________.]4 [Set forth in Annexes I through IV are computations of Consolidated Net Indebtedness, Consolidated Net Income, Consolidated EBITDA and Consolidated Interest Expense for the periods set forth therein.]5

[1]	In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule or Annex attached to this executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of this executed Compliance Certificate.

[2]	To be included only for Compliance Certificates delivered in connection with quarterly financial statements delivered pursuant to Section 9.04(a).

[3]	If a Default has occurred and is continuing, describe the Default in reasonable detail and describe the actions that the Companies have taken and propose to take with respect thereto.

[4]	To be included only if financial covenant contained in Section 10.08 of the Credit Agreement is applicable as of the Statement Date.

Exhibit U-1

[5. The amount of outstanding Indebtedness incurred after the Closing Date, the proceeds of which, as of the Statement Date (as defined below), were pending application and were required or intended to be used to fund (i) Expansion Capital Expenditures of Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness (but only for so long as such Indebtedness constitutes Development Expenses), is $ .]6

[6. The savings, operating expense reductions, other operating improvements and synergies set forth in Schedule 2 to this Compliance Certificate are reasonably expected to be realized within eighteen (18) months of the taking of such specified actions (or in the case of a Specified Transaction, within eighteen (18) months of such Specified Transaction) and are factually supportable in the good faith judgment of Borrower.]7

[7. The amounts set forth on Schedule 3 to this Compliance Certificate are hereby designated as Specified 10.04(k) Investment Returns.]

8.       Set forth on Schedule 4 to this Compliance Certificate is a calculation of the Initial Restricted Payment Base Amount.

9.       [Set forth on Schedule 5 to this Compliance Certificate are calculations of revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness and cash and Cash Equivalents on hand of (x) Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries).]8

[5]	To be included if financial covenant contained in Section 10.08 of the Credit Agreement is inapplicable as of the Statement Date.

[6]	Include as applicable if Development Expenses of the type in clause (a) in the definition thereof are being deducted from Consolidated Net Indebtedness, subject to the limitations provided in the definition of “Development Expenses” in the Credit Agreement.

[7]	If cost savings, operating expense reductions, other operating improvements and synergies are included in Line (d) of Annex III of Schedule 1 to this Compliance Certificate, include reasonable detail thereof as Schedule 2 to this Compliance Certificate.

[8]	To be included in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 10.0% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the Statement Date.

Exhibit U-2

10. [[Attached hereto is a Beneficial Ownership Certification][the following change[s] in the information provided in the Beneficial Ownership Certification most recently delivered pursuant to Section 9.04(m) of the Credit Agreement have occurred resulting in a change to the list of beneficial owners described therein: ]]9

[Signature Page Follows]

[9]	To be included only for Compliance Certificates delivered in connection with annual financial statements delivered pursuant to Section 9.04(b) of the Credit Agreement and only if as of such date Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Exhibit U-3

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Exhibit U-4

Schedule 1

to

Compliance Certificate

For the Fiscal Quarter / Fiscal Year ended ___________________(“Statement Date”)
($ in 000’s)

The “Applicable Test Period” is the four fiscal quarter period ending on the Statement Date.

Section 10.08 – Maximum Consolidated Total Net Leverage Ratio:

A.	Consolidated Net Indebtedness (see Annex I) as of the Statement Date:	$_________

B.	Consolidated EBITDA (see Annex III) for the Applicable Test Period:	$_________

C.	Consolidated Total Net Leverage Ratio (Line I.A ÷ Line I.B):	____ to 1.00

Maximum permitted:

for the first complete fiscal quarter ending after the Closing Date through the fiscal quarter ending December 31, 2020, 5.50 to 1.00; for the fiscal quarter ending March 31, 2021 through the fiscal quarter ending December 31, 2021, 5.25 to 1.00; and for the fiscal quarter ending March 31, 2022 and each fiscal quarter thereafter, 5.00 to 1.00.[10]

	In compliance:	[Yes][No]

10.	The provisions of Section 10.08 of the Credit Agreement (and this Schedule I) shall not be applicable to any such fiscal quarter if on the last day of such fiscal quarter the aggregate principal amount of Revolving Loans, Swingline Loans and Letters of Credit (excluding up to $2.5 million of issued and outstanding undrawn Letters of Credit) that are issued and/or outstanding is equal to or less than 30% of the Total Revolving Commitments.

Exhibit U-5

Annex I

Consolidated Net Indebtedness as of the Statement Date

(a)	The aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on the Statement Date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of (a) Indebtedness for borrowed money, (b) obligations in respect of Capital Leases, (c) purchase money Indebtedness, (d) Indebtedness evidenced by promissory notes and similar instruments and (e) Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in footnote 10 hereto)[11]:	$[___,___,___]
minus

(b)	Unrestricted Cash: the excess of (i) the sum of (x) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries (regardless of whether held in a Collateral Account) plus (y) cash and Cash Equivalents of Borrower and its Restricted Subsidiaries that are restricted in favor of the Obligations (which may include cash and Cash Equivalents securing other Indebtedness secured by Lien on the Collateral) over (ii) the sum of (a) $50 million and (b) if such date of determination is on or prior to the Specified Restricted Payment End Date, the Available Specified RP Cash; provided, however, that in no event shall Unrestricted Cash be less than zero;	$[___,___,___]

11	Consolidated Net Indebtedness shall not include Contingent Obligations; provided, however, that if and when any Contingent Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from Borrower or any of its Restricted Subsidiaries, then the amount of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness.

Exhibit U-6

minus

(c)	Development Expenses (x) of the type described in clause (a) of the definition of “Development Expenses” set forth in the Credit Agreement and (y) to the extent paid using Unrestricted Cash or the proceeds of Indebtedness that was previously included in clause (a) of the definition of “Development Expenses” set forth in the Credit Agreement, of the type in clause (b) of the definition of “Development Expenses” set forth in the Credit Agreement (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any)[12]:	$[___,___,___]

Consolidated Net Indebtedness:	Difference of (a) - (b) – (c), as adjusted pursuant to footnote 12 hereto[13] =	$[___,___,___]

12	Not to exceed $75.0 million. Subject to the limitations provided in the definition of “Development Expenses” in the Credit Agreement.

13	Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof. The amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than Borrower or any of its Restricted Subsidiaries. The amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

Exhibit U-7

Annex II

Consolidated Net Income for the Applicable Test Period

(a)	Aggregate of the net income of Borrower and its Restricted Subsidiaries for the Applicable Test Period, on a consolidated basis, determined in accordance with GAAP:[14]	$[___,___,___]
plus

(b)	The sum of (without duplication, and to the extent deducted in calculating Line (a) above):
(i)	Any loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries:	$[___,___,___]
(ii)	Any extraordinary loss (together with any related provision for taxes thereon):	$[___,___,___]
(iii)	Any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805:	$[___,___,___]
(iv)	Any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the Credit Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments:	$[___,___,___]
(v)	Any loss due to the cumulative effect of a change in accounting principles:	$[___,___,___]
(vi)	Any expenses or reserves for liabilities to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements:	$[___,___,___]
(vii)	Losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence, expenses with respect to liability or casualty events or business interruption:	$[___,___,___]

14	The net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to Borrower’s economic ownership interest therein.

Exhibit U-8

(viii)	Losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820:	$[___,___,___]
minus

(c)	The sum of (without duplication):
(i)	Any gain (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries:	$[___,___,___]
(ii)	Any extraordinary gain (together with any related provision for taxes thereon):	$[___,___,___]
(iii)	The net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event:	$[___,___,___]
(iv)	The undistributed earnings of any Restricted Subsidiary of Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived:	$[___,___,___]
(v)	Any gain due to the cumulative effect of a change in accounting principles:	$[___,___,___]
(vi)	Gains resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820:	$[___,___,___]

Exhibit U-9

plus	(without duplication)

(d)	The amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary thereof in respect of the Applicable Test Period by the Persons referred to in Line (c)(iii) above (or to the extent converted into cash):	$[___,___,___]
plus	(without duplication)

(e)	The amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to Borrower or a Restricted Subsidiary (not subject to a restriction described in Line (c)(iv) above) thereof in respect of the Applicable Test Period by such Restricted Subsidiaries referred to in Line (c)(iv) above (or to the extent converted into cash):	$[___,___,___]
minus	(without duplication)

(f)	The amount of any liabilities added back pursuant to Line (b)(vi) above during a prior period for which it has been determined during the Applicable Test Period that Borrower or any of its Restricted Subsidiaries is not actually indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to Line (b)(vi) above):	$[___,___,___]
minus

(g)	The amount of any losses added back during a prior period pursuant to Line (b)(vii) above that were not so reimbursed within 365 days:	$[___,___,___]
Consolidated Net Income: (a) + sum of (b)(i) through (b)(viii) – sum of (c)(i) through (c)(vi) + (d) + (e) – (f) – (g) =		$[___,___,___]

Exhibit U-10

Annex III

Consolidated EBITDA for the Applicable Test Period

(a)	Consolidated Net Income for the Applicable Test Period (see Annex II hereto):	$[___,___,___]
plus

(b)	The sum of (without duplication, and in each case to the extent deducted in calculating Consolidated Net Income):
(i)	Provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes and for state taxes payable in lieu of income taxes of Borrower and its Restricted Subsidiaries for the Applicable Test Period (in each case of this clause (i), other than gaming taxes under Title 29 of the Delaware Code or otherwise in effect in the State of Delaware):	$[___,___,___]
(ii)	Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of Borrower and its Restricted Subsidiaries for the Applicable Test Period, whether paid or accrued and whether or not capitalized (see Annex IV hereto):	$[___,___,___]
(iii)	Any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument:	$[___,___,___]
(iv)	Depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period):	$[___,___,___]
(v)	Any Pre-Opening Expenses:	$[___,___,___]
(vi)	The amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period):	$[___,___,___]

Exhibit U-11

(vii)	Any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business) and non-recurring litigation expenses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period):	$[___,___,___]
(viii)	Any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful:	$[___,___,___]
(ix)	Any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments:	$[___,___,___]
(x)	License fees paid by Borrower to the State of Delaware as described in Section 4819(d), Title 29 of the Delaware Code;	$[___,___,___]
(xi)	Any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;	$[___,___,___]
(xii)	Professional fees paid to consultants to assist the Credit Parties to preserve tax refunds resulting from prior net operating losses;	$[___,___,___]
(xiii)	To the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for the Applicable Test Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period (other than amortization of a prepaid cash item that was paid in a prior period), (A) Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such in such future period shall be subtracted from Consolidated EBITDA in such future period pursuant to (c)(iv) below to such extent):	$[___,___,___]

Exhibit U-12

minus

(c)	The sum of each of the following (without duplication):	$[___,___,___]
(i)	To the extent included in calculating Consolidated Net Income, non-cash items increasing Consolidated Net Income for the Applicable Test Period, other than (A) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period:	$[___,___,___]
(ii)	To the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments:	$[___,___,___]
(iii)	To the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for the Applicable Test Period:	$[___,___,___]
(iv)	To the extent not deducted in calculating such Consolidated Net Income, cash payments in such Test Period in respect of non-cash charges Borrower previously elected to add back pursuant to (b)(xiii) above:
plus	(without duplication)

(d)	The amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of Borrower) during the Applicable Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the Applicable Test Period), net of the amount of actual benefits realized during the Applicable Test Period from such actions:[15], 16	$[___,___,___]

[15]	Provided, that, (i) such actions shall be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (ii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this Line (d) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Applicable Test Period, and (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this Line (d) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies.

[16]	The aggregate amount of additions made to Consolidated EBITDA for the Applicable Test Period pursuant to this Line (d) and Section 1.05(c) of the Credit Agreement shall not (i) exceed 25.0% of Consolidated EBITDA for the Applicable Test Period (before giving effect to this Line (d) and Section 1.05(c) of the Credit Agreement) or (ii) be duplicative of one another.

Exhibit U-13

plus	(without duplication)

(e)	To the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of Line (c)(iii) above, the amount of insurance proceeds received during the Applicable Test Period or after the Applicable Test Period and on or prior to the date the calculation is made with respect to the Applicable Test Period, attributable to any property which has been closed or had operations curtailed for the Applicable Test Period:[17]	$[___,___,___]
plus	(without duplication)

(f)	Cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in the Applicable Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to Line (c) above for any previous Test Period and not added back:	$[___,___,___]
Consolidated EBITDA:[18], 19 (a) + sum of (b)(i) through (b)(xiii) – sum of (c)(i) through (c)(iv) + (d) + (e) + (f)		$[___,___,___]

[17]	Such amount of insurance proceeds shall only be included pursuant to this Line (e) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for the Applicable Test Period (without giving effect to this Line (e)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters).

[18]	Consolidated EBITDA shall be further adjusted (without duplication) pursuant to clauses (A) through (G) of the definition thereof in the Credit Agreement.

[19]	Consolidated EBITDA shall be deemed to be $52,500,000 for the fiscal quarter ended on June 30, 2018; $47,500,000 for the fiscal quarter ended on September 30, 2018; $43,200,000 for the fiscal quarter ended on December 31, 2018; and $50,500,000 for the fiscal quarter ended March 31, 2019.

Exhibit U-14

Annex IV

Consolidated Interest Expense for the Applicable Test Period

Consolidated Interest Expense

(a)	Interest expense of Borrower and its Restricted Subsidiaries for the Applicable Test Period as determined on a consolidated basis in accordance with GAAP:	$[___,___,___]
plus

(b)	To the extent deducted in arriving at Consolidated Net Income for the Applicable Test Period and without duplication, the sum of:	$[___,___,___]
(i)	The interest portion of payments on Capital Leases:	$[___,___,___]
(ii)	Amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs:	$[___,___,___]
(iii)	Arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums:	$[___,___,___]
(iv)	Commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing:	$[___,___,___]
(v)	Interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness:	$[___,___,___]
(vi)	The accretion or accrual of discounted liabilities during such period:	$[___,___,___]
(vii)	Interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments:	$[___,___,___]
(viii)	Net payments made under Swap Contracts relating to interest rates with respect to the Applicable Test Period:	$[___,___,___]
(ix)	Any costs associated with breakage in respect of hedging agreements for interest rates:	$[___,___,___]
(x)	All interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP:	$[___,___,___]

Exhibit U-15

(xi)	Fees and expenses associated with the consummation of the Transactions:	$[___,___,___]
(xii)	Annual or quarterly agency fees paid to Administrative Agent:	$[___,___,___]
(xiii)	Costs and fees associated with obtaining Swap Contracts and fees payable thereunder:	$[___,___,___]
Consolidated Interest Expense: (a) + sum of (b)(i) through (b)(xiii) =		$[___,___,___]

Exhibit U-16

[Schedule 2

to

Compliance Certificate]

[To describe cost savings, operating expense reductions, other operating improvements and synergies in reasonable detail if applicable]

Exhibit U-17

[Schedule 3

to

Compliance Certificate]

[To describe Specified 10.04(k) Investment Returns designated during the Applicable Test Period]

Exhibit U-18

Schedule 4
to
Compliance Certificate

Initial Restricted Payment Base Amount

(a)	The greater of $50.0 million and 25% of Consolidated EBITDA calculated at the time of such determination on a Pro Forma Basis as of the end of the Applicable Test Period:	$[___,___,___]
minus

(b)	The amount of Investments made under Section 10.04(k)(ii) of the Credit Agreement on or prior to the Applicable Test Period:	$[___,___,___]
minus

(c)	The amount of Restricted Payments made under Section 10.06(i) of the Credit Agreement on or prior to the Applicable Test Period:	$[___,___,___]
minus

(d)	The amount of Junior Prepayments made under Section 10.09(a)(i) of the Credit Agreement on or prior to the Applicable Test Period:	$[___,___,___]
Initial Restricted Payment Base Amount: (a) - (b) - (c) - (d):		$[___,___,___]

Description of each of the items set forth in clauses (b), (c) and (d):

[____]

Exhibit U-19

Schedule [5]
to
Compliance Certificate

Unrestricted Subsidiary Calculations

Exhibit U-20